     AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2008.

                                                            FILE NOS. 333-147006
                                                                       811-03859
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM N-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

        Pre-Effective Amendment No. 2                           [X]

        Post-Effective Amendment No.                            [ ]

                                     and/or

                             REGISTRATION STATEMENT
                                     UNDER
                       THE INVESTMENT COMPANY ACT OF 1940

             Amendment No. 2                                    [X]

                        (Check Appropriate Box or Boxes)
                             ---------------------

                           VARIABLE SEPARATE ACCOUNT
                           (Exact Name of Registrant)

                     AIG SUNAMERICA LIFE ASSURANCE COMPANY

                              (Name of Depositor)


                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022
             (Address of Depositor's Principal Offices) (Zip Code)

       Depositor's Telephone Number, including Area Code: (800) 871-2000

                            MALLARY L. REZNIK, ESQ.
                     AIG SUNAMERICA LIFE ASSURANCE COMPANY
                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022
      (Name and Address of Agent for Service for Depositor and Registrant)

Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.

Title of Securities Being Registered: Units of interest in Variable Separate Account of AIG SunAmerica Life Assurance Company under variable annuity contracts.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
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                           VARIABLE SEPARATE ACCOUNT

                             CROSS REFERENCE SHEET

                              PART A -- PROSPECTUS

ITEM NUMBER
IN FORM N-4                                                                              CAPTION
-----------                                                                              -------
1.           Cover Page..................................................  Cover Page
2.           Definitions.................................................  Glossary
3.           Synopsis....................................................  Highlights; Fee Tables; Portfolio
                                                                           Expenses; Examples
4.           Condensed Financial Information.............................  Appendix - Condensed Financial
                                                                           Information
5.           General Description of Registrant, Depositor and Portfolio
             Companies...................................................  The Polaris Advisor III Variable
                                                                           Annuity; Other Information
6.           Deductions..................................................  Expenses
7.           General Description of Variable Annuity Contracts...........  The Polaris Advisor III Variable
                                                                           Annuity; Purchasing a Polaris
                                                                           Advisor III Variable Annuity;
                                                                           Investment Options
8.           Annuity Period..............................................  Income Options
9.           Death Benefit...............................................  Death Benefits
10.          Purchases and Contract Value................................  Purchasing a Variable Annuity
                                                                           Contract
11.          Redemptions.................................................  Access To Your Money
12.          Taxes.......................................................  Taxes
13.          Legal Proceedings...........................................  Legal Proceedings
14.          Table of Contents of Statement of Additional Information....  Table of Contents of Statement of
                                                                           Additional Information

                 PART B -- STATEMENT OF ADDITIONAL INFORMATION


Certain information required in Part B of the Registration Statement has been included within the Prospectus forming part of this Registration Statement; the following cross-references suffixed with a "P" are made by reference to the captions in the Prospectus.

ITEM NUMBER
IN FORM N-4                                                                               CAPTION
-----------                                                                               -------
15.          Cover Page..................................................  Cover Page
16.          Table of Contents...........................................  Table of Contents
17.          General Information and History.............................  The Polaris Advisor III Variable
                                                                           Annuity (P);
                                                                           Separate Account; General Account (P);
                                                                           Investment Options (P);
                                                                           Other Information (P)
18.          Services....................................................  Other Information (P)
19.          Purchase of Securities Being Offered........................  Purchasing a Polaris Advisor III
                                                                           Variable Annuity (P)
20.          Underwriters................................................  Distribution of Contracts
21.          Calculation of Performance Data.............................  Performance Data
22.          Annuity Payments............................................  Income Options (P);
                                                                           Income Payments; Annuity Unit Values
23.          Financial Statements........................................  Depositor: Other Information (P);
                                                                           Financial Statements; Registrant:
                                                                           Financial Statements

                                     PART C

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

                           [POLARIS ADVISOR III LOGO]
                                   PROSPECTUS

                                FEBRUARY 4, 2008


                  FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
                                   issued by
                     AIG SUNAMERICA LIFE ASSURANCE COMPANY
                               in connection with
                           VARIABLE SEPARATE ACCOUNT

This variable annuity has several investment options - Variable Portfolios (which are subaccounts of the separate account) and available Fixed Accounts. Each Variable Portfolio invests exclusively in the shares of one of the Underlying Funds listed below. The Underlying Funds are part of Anchor Series Trust ("AST"), Franklin Templeton Variable Insurance Products Trust ("FTVIPT"), Lord Abbett Series Fund, Inc. ("LASF"), SunAmerica Series Trust ("SAST") and Van Kampen Life Investment Trust ("VKT").



VARIABLE PORTFOLIOS:                                       MANAGED BY:
    Aggressive Growth                                      AIG SunAmerica Asset Management Corp.
    Alliance Growth                                        AllianceBernstein, L.P.
    American Funds Asset Allocation SAST                   Capital Research and Management Company(3)
    American Funds Global Growth SAST                      Capital Research and Management Company(3)
    American Funds Growth SAST                             Capital Research and Management Company(3)
    American Funds Growth-Income SAST                      Capital Research and Management Company(3)
    Asset Allocation                                       Edge Asset Management, Inc.
    Balanced                                               J.P. Morgan Investment Management Inc.
    Blue Chip Growth                                       AIG SunAmerica Asset Management Corp.
    Capital Appreciation                                   Wellington Management Company, LLP
    Capital Growth                                         OppenheimerFunds, Inc.
    Cash Management                                        Columbia Management Advisors, LLC
    Corporate Bond                                         Federated Investment Management Company
    Davis Venture Value                                    Davis Selected Advisers LLC
    "Dogs" of Wall Street(1)                               AIG SunAmerica Asset Management Corp.
    Emerging Markets                                       Putnam Investment Management, Inc.
    Equity Opportunities                                   OppenheimerFunds, Inc.
    Foreign Value                                          Templeton Investment Counsel, LLC
    Franklin Income Securities Fund                        Franklin Advisers, Inc.
    Franklin Templeton VIP Founding Funds Allocation       Franklin Templeton Services, LLC(4)
      Fund
    Fundamental Growth                                     Wells Capital Management, Inc.
    Global Bond                                            Goldman Sachs Asset Management International
    Global Equities                                        J.P. Morgan Investment Management Inc.
    Government and Quality Bond                            Wellington Management Company, LLP
    Growth                                                 Wellington Management Company, LLP
    Growth-Income                                          AllianceBernstein, L.P.
    Growth Opportunities                                   Morgan Stanley Investment Management, Inc.(2)
    High-Yield Bond                                        AIG SunAmerica Asset Management Corp.
    International Diversified Equities                     Morgan Stanley Investment Management, Inc.(2)
    International Growth and Income                        Putnam Investment Management, Inc.
    Lord Abbett Growth and Income                          Lord, Abbett & Co. LLC
    Marsico Focused Growth                                 Marsico Capital Management, LLC
    MFS Massachusetts Investors Trust(1)                   Massachusetts Financial Services Company
    MFS Total Return                                       Massachusetts Financial Services Company
    Mid-Cap Growth                                         J.P. Morgan Investment Management Inc.
    Natural Resources                                      Wellington Management Company, LLP
    Real Estate                                            Davis Selected Advisers LLC
    Small & Mid Cap Value                                  AllianceBernstein, L.P.
    Small Company Value                                    Franklin Advisory Services, LLC
    Technology                                             Columbia Management Advisors, LLC
    Telecom Utility                                        Massachusetts Financial Services Company
    Van Kampen LIT Comstock, Class II Shares(1)            Van Kampen Asset Management
    Van Kampen LIT Growth and Income, Class II Shares      Van Kampen Asset Management
    Van Kampen LIT Strategic Growth, Class II Shares       Van Kampen Asset Management
    Worldwide High Income                                  Morgan Stanley Investment Management, Inc.(2)

(1) "Dogs" of Wall Street is an equity fund seeking total return including capital appreciation and current income; MFS
    Massachusetts Investors Trust is an equity fund seeking reasonable current income and long-term growth of capital and income.
    Van Kampen LIT Comstock, Class II Shares is an equity fund seeking capital growth and income.

(2) Morgan Stanley Investment Management, Inc. does business in certain instances using the name "Van Kampen."

(3) Capital Research and Management Company manages the corresponding Master Fund (defined below) in which the Underlying Fund invests.

(4) Franklin Templeton Services, LLC is the administrator of this fund of funds.


Please read this prospectus carefully before investing and keep it for future reference. It contains important information about the variable annuity.

To learn more about the annuity offered in this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated February 4, 2008. The SAI has been filed with the United States Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The Table of Contents of the SAI appears at the end of this prospectus. For a free copy of the SAI, call us at (800) 445-SUN2 or write to us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.

In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by the Company.

ANNUITIES INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                   TABLE OF CONTENTS
 --------------------------------------------------------------------------------------
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 GLOSSARY........................................................................     2
 HIGHLIGHTS......................................................................     3
 FEE TABLE.......................................................................     4
    Maximum Owner Transaction Expenses...........................................     4
    Contract Maintenance Fee.....................................................     4
    Separate Account Annual Expenses.............................................     4
    Additional Optional Feature Fees.............................................     4
    Optional MarketLock For Life Plus Fee........................................     4
    Underlying Fund Expenses.....................................................     4
 MAXIMUM AND MINIMUM EXPENSE EXAMPLES............................................     5
 THE POLARIS ADVISOR III VARIABLE ANNUITY........................................     6
 PURCHASING A POLARIS ADVISOR III VARIABLE ANNUITY...............................     6
    Allocation of Purchase Payments..............................................     7
    Accumulation Units...........................................................     7
    Right to Examine.............................................................     8
    Exchange Offers..............................................................     8
 INVESTMENT OPTIONS..............................................................     8
    Variable Portfolios..........................................................     8
        Anchor Series Trust......................................................     9
        Franklin Templeton Variable Insurance Products Trust.....................     9
        Lord Abbett Series Fund, Inc. ...........................................     9
        SunAmerica Series Trust..................................................     9
        Van Kampen Life Investment Trust.........................................     9
    Important Information about the Master-Feeder Structure......................     9
    Substitution, Addition or Deletion of Variable Portfolios....................    11
    Fixed Accounts...............................................................    11
    Dollar Cost Averaging Fixed Accounts.........................................    11
    Dollar Cost Averaging Program................................................    11
    Polaris Portfolio Allocator Program..........................................    12
    Transfers During the Accumulation Phase......................................    13
    Automatic Asset Rebalancing Program..........................................    15
    Voting Rights................................................................    16
 ACCESS TO YOUR MONEY............................................................    16
    Systematic Withdrawal Program................................................    16
    Minimum Contract Value.......................................................    16
 OPTIONAL LIVING BENEFIT.........................................................    17
    MarketLock For Life Plus.....................................................    17
 DEATH BENEFIT...................................................................    23
    Extended Legacy Program and Beneficiary Continuation.........................    23
    Death Benefit Defined Terms..................................................    24
    Death Benefit Options........................................................    25
    Spousal Continuation.........................................................    25
 EXPENSES........................................................................    26
    Separate Account Expenses....................................................    26
    Underlying Fund Expenses.....................................................    26
    Contract Maintenance Fee.....................................................    27
    Transfer Fee.................................................................    27
    Optional MarketLock For Life Plus Fee........................................    27
    Optional Enhanced Death Benefit Fee..........................................    27
    Premium Tax..................................................................    27
    Income Taxes.................................................................    27
    Reduction or Elimination of Fees, Expenses,
      and Additional Amounts Credited............................................    27
 INCOME OPTIONS..................................................................    28
    Annuity Date.................................................................    28
    Annuity Income Options.......................................................    28
    Fixed or Variable Income Payments............................................    29
    Annuity Income Payments......................................................    29
    Transfers During the Income Phase............................................    29
    Deferment of Payments........................................................    29
 TAXES...........................................................................    29
    Annuity Contracts in General.................................................    29
    Tax Treatment of Distributions - Non-Qualified Contracts.....................    30
    Tax Treatment of Distributions - Qualified Contracts.........................    30
    Minimum Distributions........................................................    31
    Tax Treatment of Death Benefits..............................................    32
    Tax Treatment of Optional Living Benefits....................................    32
    Contracts Owned by a Trust or Corporation....................................    32
    Gifts, Pledges and/or Assignments of a Contract..............................    32
    Diversification and Investor Control.........................................    33
 OTHER INFORMATION...............................................................    33
    AIG SunAmerica Life..........................................................    33
    The Distributor..............................................................    33
    The Separate Account.........................................................    33
    The General Account..........................................................    34
    Payments in Connection with Distribution of the Contract.....................    34
    Administration...............................................................    35
    Legal Proceedings............................................................    35
    Financial Statements.........................................................    35
    Registration Statement.......................................................    36
 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION........................    36
 APPENDIX A - MARKETLOCK EXAMPLES................................................   A-1
 APPENDIX B - DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION......................   B-1
 APPENDIX C - STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES
  AND BENEFITS...................................................................   C-1


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                                    GLOSSARY
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We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.


ACCUMULATION PHASE - The period during which you invest money in your contract.


ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.


ANNUITANT - The person on whose life we base annuity income payments after you begin the Income Phase.



ANNUITY DATE - The date you select on which annuity income payments begin.



ANNUITY UNITS - A measurement we use to calculate the amount of annuity income payments you receive from the variable portion of your contract during the Income Phase.



BENEFICIARY - The person you designate to receive any benefits under the contract if you or the Annuitant dies.



COMPANY - Refers to AIG SunAmerica Life Assurance Company, the insurer that issues this contract. The term "we," "us," "our," and "AIG SunAmerica Life" are also used to identify the Company.


CONTINUING SPOUSE - Spouse of original contract owner at the time of death who elects to continue the contract after the death of the original contract owner.


FEEDER FUNDS - The American Funds Global Growth SAST Portfolio, American Funds Growth SAST Portfolio, American Funds Growth-Income SAST Portfolio, and American Funds Asset Allocation SAST Portfolio. Each Feeder Fund invests exclusively in shares of a corresponding Master Fund.


FIXED ACCOUNT - An account, if available, that we may offer in which you may invest money and earn a fixed rate of return.



GOOD ORDER - Fully and accurately completed forms applicable to any given transaction or request received by us.




INCOME PHASE - The period beginning on the Annuity Date during which we make annuity income payments to you.



LATEST ANNUITY DATE - Your 95th birthday or tenth contract anniversary, whichever is later.


MARKET CLOSE - The close of the New York Stock Exchange, usually at 1:00 p.m. Pacific Time.


MASTER FUNDS - Funds of the American Funds Insurance Series in which the Feeder Funds invest.


NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").


NYSE - New York Stock Exchange


OWNER - The person or entity (if a non-natural owner) with an interest or title to this contract. The term "you" or "your" are also used to identify the Owner.


PURCHASE PAYMENTS - The money you give us to buy and invest in the contract.


QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or IRA.



SEPARATE ACCOUNT - A segregated asset account maintained by the Company separately from the Company's general account. The Separate Account is divided into Variable Portfolios.



TRUSTS - Collectively refers to the Anchor Series Trust, SunAmerica Series Trust, Franklin Templeton Variable Insurance Products Trust, Lord Abbett Series Fund, Inc. and Van Kampen Life Investment Trust.


UNDERLYING FUNDS - The underlying investment portfolios of the Trusts in which the Variable Portfolios invest.



VARIABLE PORTFOLIO(S) - The variable investment options available under the contract. Each Variable Portfolio invests in shares of one of the Underlying Funds. Each Underlying Fund has its own investment objective.

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                                   HIGHLIGHTS
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The Polaris Advisor III Variable Annuity is a contract between you and AIG SunAmerica Life. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals. There are minimum Purchase Payment amounts required to purchase a contract. Purchase Payments may be invested in a variety of Variable Portfolios and available Fixed Accounts. Like all deferred annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. The Income Phase begins when you start receiving annuity income payments from your annuity to provide for your retirement.



RIGHT TO EXAMINE: You may cancel your contract within 10 days after receiving it (or whatever period is required in your state). You will receive your contract value on the day that we receive your request. This amount may be more or less than your original Purchase Payment. If your contract was issued in a state requiring return of your original Purchase Payment or as an IRA, we return the greater of Purchase Payments or contract value. PLEASE SEE PURCHASING A POLARIS ADVISOR III VARIABLE ANNUITY AND RIGHT TO EXAMINE IN THE PROSPECTUS.



EXPENSES: There are fees and charges associated with the contract. Each year, we deduct a $35 contract maintenance fee from your contract, which is currently waived for contracts at $50,000 or more. We also deduct separate account charges which equal 1.65% annually of the average daily value of your contract allocated to the Variable Portfolios. If you elect optional features available under the contract, we may charge additional fees for those features. There are investment charges on amounts invested in the Variable Portfolios including Rule 12b-1 fees of up to 0.25%. PLEASE SEE FEE TABLE, PURCHASING A POLARIS ADVISOR III VARIABLE ANNUITY AND EXPENSES IN THE PROSPECTUS.


ACCESS TO YOUR MONEY: You may withdraw money from your contract during the Accumulation Phase. There are no withdrawal charges associated with this contract. If you make a withdrawal, earnings are deemed to be withdrawn first. You will pay income taxes on earnings and untaxed contributions when you withdraw them. Annuity income payments received during the Income Phase are considered partly a return of your original investment. A federal tax penalty may apply if you make withdrawals before age 59 1/2. PLEASE SEE ACCESS TO YOUR MONEY AND TAXES IN THE PROSPECTUS.

OPTIONAL LIVING BENEFIT: You may elect the optional living benefit available under your contract for an additional fee. This living benefit is designed to protect a portion of your investment in the event your contract value declines due to unfavorable investment performance during the Accumulation Phase and before a death benefit is payable. In addition, this feature can provide a guaranteed income stream that may last as long as you live. PLEASE SEE OPTIONAL LIVING BENEFIT IN THE PROSPECTUS.

DEATH BENEFIT: A death benefit is available under the contract to protect your Beneficiaries in the event of your death during the Accumulation Phase. PLEASE SEE DEATH BENEFIT IN THE PROSPECTUS.

ANNUITY INCOME OPTIONS: When you are ready to begin taking annuity income payments, you can choose to receive annuity income payments on a variable basis, fixed basis or a combination of both. You may also chose from five different annuity income options, including an option for income that you cannot outlive. PLEASE SEE ANNUITY INCOME OPTIONS IN THE PROSPECTUS.

INQUIRIES: If you have questions about your contract, call your financial representative or contact us at AIG SunAmerica Life Assurance Company, Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone
Number: (800) 445-SUN2. PLEASE SEE ALLOCATION OF PURCHASE PAYMENTS IN THE PROSPECTUS FOR THE ADDRESS TO WHICH YOU MUST SEND PURCHASE PAYMENTS.

See APPENDIX C for information regarding state contract availability and state specific variations of certain features and benefits.

THE COMPANY OFFERS SEVERAL DIFFERENT VARIABLE ANNUITY CONTRACTS TO MEET THE DIVERSE NEEDS OF OUR INVESTORS. OUR CONTRACTS MAY PROVIDE DIFFERENT FEATURES, BENEFITS, PROGRAMS AND INVESTMENT OPTIONS OFFERED AT DIFFERENT FEES AND EXPENSES. WHEN WORKING WITH YOUR FINANCIAL REPRESENTATIVE TO DETERMINE THE BEST PRODUCT TO MEET YOUR NEEDS, YOU SHOULD CONSIDER AMONG OTHER THINGS, WHETHER THE FEATURES OF THIS CONTRACT AND THE RELATED FEES PROVIDE THE MOST APPROPRIATE PACKAGE TO HELP YOU MEET YOUR RETIREMENT SAVINGS GOALS.

IF YOU WOULD LIKE MORE INFORMATION REGARDING HOW MONEY IS SHARED AMONGST OUR BUSINESS PARTNERS, INCLUDING BROKER-DEALERS AND FROM CERTAIN INVESTMENT ADVISERS OF THE UNDERLYING FUNDS, SEE THE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT SECTION UNDER OTHER INFORMATION.

  PLEASE READ THE PROSPECTUS CAREFULLY FOR MORE DETAILED INFORMATION REGARDING THESE AND OTHER FEATURES AND BENEFITS OF THE CONTRACT, AS WELL AS THE RISKS OF
                                   INVESTING.

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                                   FEE TABLE
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THE FOLLOWING DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE CONTRACT, TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS OR SURRENDER THE CONTRACT. IF APPLICABLE, YOU MAY ALSO BE SUBJECT TO STATE PREMIUM TAXES.(1)


MAXIMUM OWNER TRANSACTION EXPENSES

MAXIMUM WITHDRAWAL CHARGES................................................................  None


TRANSFER FEE                   $25 per transfer after the first 15 transfers in any contract year.


THE FOLLOWING DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING UNDERLYING FUND EXPENSES WHICH ARE OUTLINED IN THE NEXT SECTION.

CONTRACT MAINTENANCE FEE(2)...............................................................  $35 per year

SEPARATE ACCOUNT ANNUAL EXPENSES

(deducted from the average daily ending net asset value allocated to the Variable Portfolios)

Mortality and Expense Risk Charge(3)............................................  1.65%
Optional Enhanced Death Benefit Fee.............................................  0.25%
                                                                                  =====
  MAXIMUM SEPARATE ACCOUNT ANNUAL EXPENSES......................................  1.90%

ADDITIONAL OPTIONAL FEATURE FEES
You may elect the MarketLock For Life Plus optional living benefit described below.

OPTIONAL MARKETLOCK FOR LIFE PLUS FEE
(calculated as a percentage of the Benefit Base)(4)

    ALL YEARS IN WHICH THE FEATURE IS IN EFFECT  ANNUALIZED FEE
    -------------------------------------------  --------------
    For One Covered Person..................         0.70%
    For Two Covered Persons.................         0.95%


UNDERLYING FUND EXPENSES


THE FOLLOWING SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES (INCLUDING MASTER FUND EXPENSES, IF APPLICABLE) CHARGED BY THE UNDERLYING FUNDS OF THE TRUSTS, BEFORE ANY WAIVERS OR REIMBURSEMENTS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING THE UNDERLYING FUNDS' EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH OF THE TRUSTS. PLEASE READ THEM CAREFULLY BEFORE INVESTING.



                                                                                             MINIMUM     MAXIMUM
                                                                                             -------     -------
TOTAL ANNUAL UNDERLYING FUND EXPENSES(5)..................................................    0.72%       1.98%
  (expenses that are deducted from Underlying Funds of the Trusts, including management fees, other expenses and 12b-1 fees if applicable)


FOOTNOTES TO THE FEE TABLE:


(1) State premium taxes of up to 3.5% of your Purchase Payments may be deducted when you make a Purchase Payment or when you fully surrender your contract or begin the Income Phase. SEE PREMIUM TAX AND STATE APPENDIX BELOW.


(2) The contract maintenance fee may be waived if contract value is $50,000 or more.

(3) If you do not elect the optional enhanced death benefit, your total separate account annual expenses would be 1.65%.


(4) MarketLock For Life Plus is an optional guaranteed minimum withdrawal benefit. The Benefit Base is initially equal to Purchase Payments made in the first contract year plus Purchase Payments made in contract years 2-5 capped each year at 100% of the Purchase Payments made in the first year, adjusted for excess withdrawals during the applicable period. Thereafter, on each contract anniversary during the first 10 contract years, the Benefit Base is increased to the greater of (a) or (b) where (a) is the highest contract anniversary value (less Purchase Payments in excess of the annual cap in contract years 2-5 and all Purchase Payments made after the first five years) and (b) is the current Benefit Base plus a bonus, if eligible; and adjusted for excess withdrawals during the applicable period. The annualized fee is deducted from your contract value at the end of the first quarter following election and quarterly thereafter. The fee is deducted proportionately from your contract value by redeeming the number of Accumulation Units invested in Variable Portfolios and the dollar amount invested in available Fixed Accounts which in total equal the amount of the fee. Excess withdrawals refer to amounts exceeding the maximum annual amount available at the time of withdrawal under this feature.



(5) The maximum expense is for an Underlying Fund of SunAmerica Series Trust, as of its fiscal year ended January 31, 2007. The minimum expense is for an Underlying Fund of Franklin Templeton Variable Insurance Products Trust as of its fiscal year ended December 31, 2006.

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                      MAXIMUM AND MINIMUM EXPENSE EXAMPLES
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These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include owner transaction expenses, the contract maintenance fee if any, separate account annual expenses, available optional feature fees and Underlying Fund expenses.

The examples assume that you invest $10,000 in the contract for the time periods indicated; that your investment has a 5% return each year; and you incur the maximum or minimum fees and expenses of the Underlying Fund as indicated in the examples. Although your actual costs may be higher or lower, based on these assumptions, your costs at the end of the stated period would be:

MAXIMUM EXPENSE EXAMPLES

(assuming maximum separate account annual expenses of 1.90%, including the optional Enhanced Death Benefit, the Optional MarketLock For Life Plus feature 0.95%, and investment in an Underlying Fund with total expenses of 1.98%)

(1) If you surrender your contract at the end of the applicable time period:

    1 YEAR            3 YEARS           5 YEARS          10 YEARS
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     $488           $1,467            $2,447            $4,909
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(2) If you annuitize your contract at the end of the applicable time period:(4)

    1 YEAR            3 YEARS           5 YEARS          10 YEARS
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     $488             $1,467            $2,447            $4,909
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(3) If you do not surrender your contract:

    1 YEAR            3 YEARS           5 YEARS          10 YEARS
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     $488             $1,467            $2,447            $4,909
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MINIMUM EXPENSE EXAMPLES


(assuming minimum separate account annual expenses of 1.65%, no election of optional features and investment in an Underlying Fund with total expenses of 0.72%)


(1) If you surrender your contract at the end of the applicable time period:


    1 YEAR            3 YEARS           5 YEARS          10 YEARS
---------------------------------------------------------------------
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     $245              $755             $1,291            $2,756

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(2) If you annuitize your contract at the end of the applicable time period:


    1 YEAR            3 YEARS           5 YEARS          10 YEARS
---------------------------------------------------------------------
---------------------------------------------------------------------
     $245              $755             $1,291            $2,756
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(3) If you do not surrender your contract:


    1 YEAR            3 YEARS           5 YEARS          10 YEARS
---------------------------------------------------------------------
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     $245              $755             $1,291            $2,756
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EXPLANATION OF FEE TABLE AND EXAMPLES

1. The purpose of the Fee Table and Expense Examples is to show you the various fees and expenses you would incur directly and indirectly by investing in this variable annuity contract. The Fee Table and Expense Examples represent both fees of the separate account as well as the maximum and minimum total annual Underlying Fund operating expenses. We converted the contract maintenance fee to a percentage (0.05%). The actual impact of the contract maintenance fee may differ from this percentage and may be waived for contract values over $50,000. Additional information on the Underlying Fund fees can be found in the Trust prospectuses.

2. In addition to the stated assumptions, the Examples also assume that no transfer fees were imposed. Although premium taxes may apply in certain states, they are not reflected in the Expense Examples.


3. If you elected other optional features, your expenses would be lower than those shown in the Maximum Expense Examples. The optional living benefit fees are not calculated as a percentage of your daily net asset value allocated to the Variable Portfolios. The Maximum Expense Examples assume that the Benefit Base, which is used to calculate the fee of optional living benefits, equals contract value and that no withdrawals are taken during the stated period.


4. You do not pay fees for optional features once you begin the Income Phase (annuitize your contract); therefore, your expenses will be lower than those shown here. PLEASE SEE INCOME OPTIONS BELOW.


   THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE
                                   EXPENSES.
           ACTUAL EXPENSES MAY BE GREATER OR LESSER THAN THOSE SHOWN.

AS OF THE DATE OF THIS PROSPECTUS, SALES IN THIS CONTRACT HAVE NOT YET BEGUN. THEREFORE, CONDENSED FINANCIAL INFORMATION IS NOT YET AVAILABLE.

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                            THE POLARIS ADVISOR III

                                VARIABLE ANNUITY
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When you purchase a variable annuity, a contract exists between you and an insurance company. You are the owner of the contract. The contract provides several main benefits:


     - Optional Living Benefit: If you elect an optional living benefit, the insurance company guarantees to protect a portion of your investment in the event your contract value declines due to unfavorable investment performance and may provide a guaranteed income stream or other benefits.


     - Death Benefit: If you die during the Accumulation Phase, the insurance company pays a death benefit to your Beneficiary.

     - Guaranteed Income: Once you begin the Income Phase, you receive a stream of annuity income payments for your lifetime, or another available period you select.

     - Tax Deferral: This means that you do not pay taxes on your earnings from the contract until you withdraw them.

Tax-qualified retirement plans (e.g., IRAs, 401(k) or 403(b) plans) defer payment of taxes on earnings until withdrawal. If you are considering funding a tax-qualified retirement plan with an annuity, you should know that an annuity does not provide any additional tax deferral treatment of earnings beyond the treatment provided by the tax-qualified retirement plan itself. However, annuities do provide other features and benefits, which may be valuable to you. You should fully discuss this decision with your financial representative.

This variable annuity was developed to help you contribute to your retirement savings. This variable annuity works in two stages: the Accumulation Phase and the Income Phase. Your contract is in the Accumulation Phase during the period when you make Purchase Payments into the contract. The Income Phase begins after the specified waiting period when you start taking annuity income payments.

The contract is called a "variable" annuity because it allows you to invest in Variable Portfolios which, like mutual funds, have different investment objectives and performance. You can gain or lose money if you invest in these Variable Portfolios. The amount of money you accumulate in your contract depends on the performance of the Variable Portfolios in which you invest.

Fixed Accounts, if available, earn interest at a rate set and guaranteed by the Company. If you allocate money to a Fixed Account, the amount of money that accumulates in the contract depends on the total interest credited to the particular Fixed Account in which you invest.

For more information on investment options available under this contract, SEE INVESTMENT OPTIONS BELOW.

This annuity is designed to assist in contributing to retirement savings of investors whose personal circumstances allow for a long-term investment horizon. As a function of the Internal Revenue Code ("IRC"), you may be assessed a 10% federal tax penalty on any withdrawal made prior to your reaching age 59 1/2. SEE TAXES BELOW.

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                        PURCHASING A POLARIS ADVISOR III

                                VARIABLE ANNUITY
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An initial Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment.

The following chart shows the minimum initial and subsequent Purchase Payments permitted under your contract. These amounts depend upon whether a contract is Qualified or Non-qualified for tax purposes. FOR FURTHER EXPLANATION, SEE TAXES BELOW.

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                                                                         MINIMUM
                                      MINIMUM INITIAL                   SUBSEQUENT
                                      PURCHASE PAYMENT               PURCHASE PAYMENT
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          Qualified                       $25,000                         $2,500
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        Non-Qualified                     $25,000                        $2,500>
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Once you have contributed at least the minimum initial Purchase Payment, you can establish an automatic payment plan that allows you to make subsequent Purchase Payments of as little as $100.


We reserve the right to refuse any Purchase Payment. Furthermore, we reserve the right to require Company approval prior to accepting Purchase Payments greater than $1,000,000. For contracts owned by a non-natural owner, we reserve the right to require prior Company approval to accept Purchase Payments greater than $250,000. Purchase Payments that would cause total Purchase Payments in all contracts issued by the Company or its affiliate, First SunAmerica Life Insurance Company, to the same owner and/or Annuitant to exceed these limits may also be subject to Company pre-approval. For any contracts that meet or exceed these dollar amount limitations, we further reserve the right to limit the death benefit amount payable in excess of contract value at the time we receive all required paperwork and satisfactory proof of death. In addition, for any contracts that meet or exceed these dollar amount limitations, we further reserve the right to impose certain limitations on available living benefits under the contract. The terms creating any limit on the maximum death or living benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the contract.


MAXIMUM ISSUE AGE

We will not issue a contract to anyone age 86 or older on the contract issue date. We will not accept subsequent Purchase Payments from contract owners age 86 or older. In general, we will not issue a Qualified contract to anyone who is age 70 1/2 or older, unless it is shown that the minimum distribution required by the IRS is being made. If we learn of a misstatement of age, we reserve the right to fully pursue our remedies including termination of the contract and/or revocation of any age-driven benefits.


JOINT OWNERSHIP AND ASSIGNMENT OF THE CONTRACT



We allow this contract to be jointly owned. We require that the joint owners be spouses except in states that allow non-spouses to be joint owners. The age of the older owner is used to determine the availability of most age driven benefits. The addition of a joint owner after the contract has been issued is contingent upon prior review and approval by the Company.



You may assign this contract before beginning the Income Phase by sending a written request to us at the Annuity Service Center for an assignment. Your rights and those of any other person with rights under this contract will be subject to the assignment. We reserve the right not to recognize assignments if it changes the risk profile of the owner of the contract, as determined in our sole discretion. Please see the Statement of Additional Information for details on the tax consequences of an assignment. You should consult a qualified tax advisor before assigning the contract.


ALLOCATION OF PURCHASE PAYMENTS


In order to issue your contract, we must receive your initial Purchase Payment and all required paperwork in Good Order, including Purchase Payment allocation instructions at our Annuity Service Center. We will accept initial and subsequent Purchase Payments by electronic transmission from certain broker-dealer firms. In connection with arrangements we have to transact business electronically, we may have agreements in place whereby your broker-dealer may be deemed our agent for receipt of your Purchase Payments. Thus, if we have an agreement with a broker-dealer deeming them our agent, Purchase Payments received by the broker-dealer will be priced as of the time they are received by the broker-dealer. However, if we do not have an agreement with a broker-dealer deeming them our agent, Purchase Payments received by the broker-dealer will not be priced until they are received by us.



An initial Purchase Payment will be priced within two business days after it is received by us in Good Order if the Purchase Payment is received before Market Close. If the initial Purchase Payment is received in Good Order after Market Close, the initial Purchase Payment will be priced within two business days after the next business day. We allocate your initial Purchase Payments as of the date such Purchase Payments are priced. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within 5 business days, we will send your money back to you, or obtain your permission to keep your money until we get the information necessary to issue the contract.



Any subsequent Purchase Payment will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the subsequent Purchase Payment is received after Market Close, it will be priced as of the next business day. We invest your subsequent Purchase Payments in the Variable Portfolios and Fixed Accounts according to any allocation instructions that accompany the subsequent Purchase Payment. If we receive a Purchase Payment without allocation instructions, we will invest the money according to your allocation instructions on file.



Purchase Payments submitted by check can only be accepted by the Company at the following Payment Centers with the following address:


AIG SunAmerica Life Assurance Company
P.O. Box 100330
Pasadena, CA 91189-0330


Purchase payments sent to the Annuity Service Center will be forwarded and priced when received at the Payment Center.


Overnight deliveries of Purchase Payments can only be accepted at the following address:

JP Morgan Chase National Processing Center
Lock Box 100330
Building #6, Suite 120
2710 Media Center Drive
Los Angeles, CA 90065


Delivery of Purchase Payments to any other address will result in a delay in crediting your contract until the Purchase Payment is received at the Payment Center.


ACCUMULATION UNITS

When you allocate a Purchase Payment to the Variable Portfolios, we credit your contract with Accumulation Units of the Separate Account. We base the number of Accumulation Units you receive on the unit value of the Variable Portfolio as of the day we receive your money if we receive it before that day's Market Close, or on the next business day's unit value if we receive your money after that day's Market Close. The value of an Accumulation Unit goes up and down based on the performance of the Variable Portfolios.

We calculate the value of an Accumulation Unit each day that the NYSE is open as follows:

     1. We determine the total value of money invested in a particular Variable Portfolio;

     2. We subtract from that amount all applicable daily asset based charges;
        and

     3. We divide this amount by the number of outstanding Accumulation Units.

We determine the number of Accumulation Units credited to your contract by dividing the Purchase Payment by the Accumulation Unit value for the specific Variable Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You allocate the money to Variable Portfolio A. We determine that the value of an Accumulation Unit for Variable Portfolio A is $11.10 at Market Close on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2,252.2523 Accumulation Units for Variable Portfolio A.

     Performance of the Variable Portfolios and the insurance charges under your contract affect Accumulation Unit values. These factors cause the value of your contract to go up and down.

RIGHT TO EXAMINE

You may cancel your contract within ten days after receiving it. We call this a "free look." Your state may require a longer free look period. Please check with your financial representative. To cancel, you must mail the contract along with your free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299.


If you decide to cancel your contract during the free look period, generally we will refund to you the value of your contract on the day we receive your request at the Annuity Service Center.


Certain states require us to return your Purchase Payments upon a free look request. Additionally, all contracts issued as an IRA require the full return of Purchase Payments upon a free look. If your contract was issued in a state requiring return of Purchase Payments or as an IRA, and you cancel your contract during the free look period, we return the greater of (1) your Purchase Payments; or (2) the value of your contract.

With respect to those contracts, we reserve the right to invest your money in the Cash Management Variable Portfolio during the free look period. If we place your money in the Cash Management Variable Portfolio during the free look period, we will allocate your money according to your instructions at the end of the applicable free look period.

EXCHANGE OFFERS

From time to time, we allow you to exchange an older variable annuity issued by the Company or one of its affiliates, for a newer product with different features and benefits issued by the Company or one of its affiliates. Such an exchange offer will be made in accordance with applicable federal securities laws and state insurance rules and regulations. We will provide the specific terms and conditions of any such exchange offer at the time the offer is made.

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                               INVESTMENT OPTIONS
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VARIABLE PORTFOLIOS

The Variable Portfolios invest in the Underlying Funds of the Trusts. Additional Variable Portfolios may be available in the future. The Variable Portfolios are only available through the purchase of certain insurance contracts.

The Trusts serve as the underlying investment vehicles for other variable annuity contracts issued by the Company and other affiliated and unaffiliated insurance companies. Neither the Company nor the Trusts believe that offering shares of the Trusts in this manner disadvantages you. The Trusts are monitored for potential conflicts. The Trusts may have other Underlying Funds, in addition to those listed here, that are not available for investment under this contract.

The Variable Portfolios offered through this contract are selected by us and we may consider various factors in the selection process, including but not limited to: asset class coverage, the strength of the investment adviser's or subadviser's reputation and tenure, brand recognition, performance and the capability and qualification of each investment firm. Another factor we may consider is whether the Underlying Fund or its service providers (i.e., the investment adviser and/or subadviser(s)) or their affiliates will make payments to us or our affiliates in connection with certain administrative, marketing and support services, or whether the Underlying Fund's service providers have affiliates that can provide marketing and distribution support for sales of the contract. PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.

We review the Variable Portfolios periodically and may make changes if we determine that a Variable Portfolio no longer satisfies one or more of the selection criteria and/or if the Variable Portfolio has not attracted significant allocations from contract owners. We have included the Anchor Series Trust and SunAmerica Series Trust at least in part because they are managed by AIG SunAmerica Asset Management Corp., a wholly-owned subsidiary of the Company.

You are responsible for allocating Purchase Payments to the Variable Portfolios as is appropriate for your own individual circumstances, investment goals, financial situation and risk tolerance. You should periodically review your allocations and values to ensure they continue to suit your needs. You bear the risk of any decline in contract value resulting from the performance of the Variable Portfolios you have selected. In making your investment selections, you should investigate all information available to you including the Underlying Fund's prospectus, statement of additional information and annual and semi-annual reports.

We do not provide investment advice, nor do we recommend or endorse any particular Variable Portfolio. The Variable

Portfolios along with their respective advisers are listed below.

     ANCHOR SERIES TRUST - CLASS 3

     AIG SunAmerica Asset Management Corp. ("AIG SAAMCo"), an indirect wholly-owned subsidiary of AIG, is the investment adviser and various managers are the subadviser to Anchor Series Trust ("AST").

     FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - CLASS 2


     Franklin Advisers, Inc. is the investment adviser to Franklin Income Securities Fund. Franklin Templeton VIP Founding Funds Allocation Funds ("VIP Founding Funds") is structured as a fund-of-funds and is administered by Franklin Templeton Services, LLC; each underlying fund of the VIP Founding Funds has its own investment advisor. Please see the VIP Founding Funds prospectus for details.


     LORD ABBETT SERIES FUND, INC. - CLASS VC

     Lord, Abbett & Co. LLC is the investment adviser to Lord Abbett Series Fund, Inc. ("LASF").

     SUNAMERICA SERIES TRUST - CLASS 3

     AIG SAAMCo is the investment adviser and various managers are the subadvisers to SunAmerica Series Trust ("SAST"). SAST offers master-feeder funds. Capital Research and Management Company is the investment adviser of the Master Fund in which the Feeder Funds invest. AIG SAAMCo is the investment adviser to the Feeder Funds. Please see Important Information About the Master-Feeder Structure below.

     VAN KAMPEN LIFE INVESTMENT TRUST - CLASS II

     Van Kampen Asset Management is the investment adviser to Van Kampen Life Investment Trust ("VKT").

IMPORTANT INFORMATION ABOUT THE MASTER-FEEDER STRUCTURE

Unlike other Underlying Funds, the Feeder Funds do not buy individual securities directly. Rather, each Feeder Fund invests all of its investment assets in a corresponding Master Fund of American Funds Insurance Series ("AFIS"), which invests directly in individual securities. Each Master Fund is advised by Capital Research and Management Company; each Feeder Fund is advised by AIG SAAMCo. Because each Feeder Funds invests all its assets in a Master Fund, the Feeder Funds do not pay investment management fees to their investment adviser, AIG SAAMCo.


Under the Master-Feeder structure, you pay the fees and expenses of both the Feeder Fund and the Master Fund, which include a 12b-1 fee of 0.25% of the average daily net asset value allocated to the Feeder Funds. As a result, you will pay higher fees and expenses under a Master-Feeder structure than if you invested in an Underlying Fund that invests directly in the same individual securities as the Master Fund. You should know that we offer other variable annuity contracts which include Variable Portfolios that invest directly in the Master Funds without investing through a Feeder Fund and they currently assess lower fees and expenses than the Master-Feeder Funds.


Each Feeder Fund may withdraw all its assets from a Master Fund if the Board of Directors ("Board") of the Feeder Fund determines that it is in the best interest of the Feeder Fund and its shareholders to do so. If a Feeder Fund withdraws its assets from a Master Fund and the Board of the Feeder Fund approved AIG SAAMCo as investment adviser to the Feeder Fund, AIG SAAMCo would be fully compensated for its portfolio management services. See the Trust's prospectus and the SAI for more discussion of the Master-Feeder structure.

              (SEE NEXT PAGE FOR FULL LIST OF INVESTMENT OPTIONS)

                 VARIABLE PORTFOLIOS                                    MANAGED BY:                   TRUST   ASSET CLASS
                 -------------------                                    -----------                   ------  -----------
Aggressive Growth                                       AIG SunAmerica Asset Management Corp.         SAST    STOCK
Alliance Growth                                         AllianceBernstein, L.P.                       SAST    STOCK
American Funds Asset Allocation SAST                    Capital Research and Management Company(3)    SAST    BALANCED
American Funds Global Growth SAST                       Capital Research and Management Company(3)    SAST    STOCK
American Funds Growth SAST                              Capital Research and Management Company(3)    SAST    STOCK
American Funds Growth-Income SAST                       Capital Research and Management Company(3)    SAST    STOCK
Asset Allocation                                        Edge Asset Management, Inc.                   AST     BALANCED
Balanced                                                J.P. Morgan Investment Management Inc.        SAST    BALANCED
Blue Chip Growth                                        AIG SunAmerica Asset Management Corp.         SAST    STOCK
Capital Appreciation                                    Wellington Management Company, LLP            AST     STOCK
Capital Growth                                          OppenheimerFunds, Inc.                        SAST    STOCK
Cash Management                                         Columbia Management Advisors, LLC             SAST    CASH
Corporate Bond                                          Federated Investment Management Company       SAST    BOND
Davis Venture Value                                     Davis Selected Advisers LLC                   SAST    STOCK
"Dogs" of Wall Street(1)                                AIG SunAmerica Asset Management Corp.         SAST    STOCK
Emerging Markets                                        Putnam Investment Management, Inc.            SAST    STOCK
Equity Opportunities                                    OppenheimerFunds, Inc.                        SAST    STOCK
Foreign Value                                           Templeton Investment Counsel, LLC             SAST    STOCK
Franklin Income Securities Fund                         Franklin Advisers, Inc.                       FTVIPT  BALANCED
Franklin Templeton VIP Founding Funds Allocation Fund   Franklin Templeton Services, LLC(4)           FTVIPT  BALANCED
Fundamental Growth                                      Wells Capital Management, Inc.                SAST    STOCK
Global Bond                                             Goldman Sachs Asset Management International  SAST    BOND
Global Equities                                         J.P. Morgan Investment Management Inc.        SAST    STOCK
Government and Quality Bond                             Wellington Management Company, LLP            AST     BOND
Growth                                                  Wellington Management Company, LLP            AST     STOCK
Growth-Income                                           AllianceBernstein, L.P.                       SAST    STOCK
Growth Opportunities                                    Morgan Stanley Investment Management,         SAST    STOCK
                                                        Inc.(2)
High-Yield Bond                                         AIG SunAmerica Asset Management Corp.         SAST    BOND
International Diversified Equities                      Morgan Stanley Investment Management,         SAST    STOCK
                                                        Inc.(2)
International Growth and Income                         Putnam Investment Management, Inc.            SAST    STOCK
Lord Abbett Growth and Income                           Lord, Abbett & Co. LLC                        LASF    STOCK
Marsico Focused Growth                                  Marsico Capital Management, LLC               SAST    STOCK
MFS Massachusetts Investors Trust(1)                    Massachusetts Financial Services Company      SAST    STOCK
MFS Total Return                                        Massachusetts Financial Services Company      SAST    BALANCED
Mid-Cap Growth                                          J.P. Morgan Investment Management Inc.        SAST    STOCK
Natural Resources                                       Wellington Management Company, LLP            AST     STOCK
Real Estate                                             Davis Selected Advisers LLC                   SAST    STOCK
Small & Mid Cap Value                                   AllianceBernstein, L.P.                       SAST    STOCK
Small Company Value                                     Franklin Advisory Services, LLC               SAST    STOCK
Technology                                              Columbia Management Advisors, LLC             SAST    STOCK
Telecom Utility                                         Massachusetts Financial Services Company      SAST    STOCK
Van Kampen LIT Comstock, Class II Shares(1)             Van Kampen Asset Management                   VKT     STOCK
Van Kampen LIT Growth and Income, Class II Shares       Van Kampen Asset Management                   VKT     STOCK
Van Kampen LIT Strategic Growth, Class II Shares        Van Kampen Asset Management                   VKT     STOCK
Worldwide High Income                                   Morgan Stanley Investment Management,         SAST    BOND
                                                        Inc.(2)



(1) "Dogs" of Wall Street is an equity fund seeking total return including capital appreciation and current income. MFS Massachusetts Investors Trust is an equity fund seeking reasonable current income and long-term capital growth of capital and income. Van Kampen LIT Comstock, Class II Shares is an equity fund seeking capital growth and income.



(2) Morgan Stanley Investment Management, Inc. does business in certain instances using the name "Van Kampen."


(3) Capital Research and Management Company manages the corresponding Master Fund (defined below) in which the Underlying Fund invests.


(4) Franklin Templeton Services, LLC is the administrator of the fund of funds.


YOU SHOULD READ THE ACCOMPANYING PROSPECTUSES FOR THE TRUSTS CAREFULLY. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE UNDERLYING FUNDS, INCLUDING EACH UNDERLYING FUND'S INVESTMENT OBJECTIVE AND RISK FACTORS. YOU ALSO SHOULD READ THE ACCOMPANYING PROSPECTUS FOR THE MASTER FUNDS CAREFULLY. THE MASTER FUNDS' PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE INVESTMENT OBJECTIVES AND RISK FACTORS OF THE MASTER FUNDS IN WHICH THE FEEDER FUNDS CURRENTLY INVEST.

SUBSTITUTION, ADDITION OR DELETION OF VARIABLE PORTFOLIOS

We may, subject to any applicable law, make certain changes to the Variable Portfolios offered in your contract. We may offer new Variable Portfolios or stop offering existing Variable Portfolios. New Variable Portfolios may be made available to existing contract owners and Variable Portfolios may be closed to new or subsequent Purchase Payments, transfers or allocations. In addition, we may also liquidate the shares of any Variable Portfolio, substitute the shares of one Underlying Fund held by a Variable Portfolio for another and/or merge Variable Portfolios or cooperate in a merger of Underlying Funds. To the extent required by the Investment Company Act of 1940, we may be required to obtain SEC approval or your approval.

FIXED ACCOUNTS

Your contract may offer Fixed Accounts for varying guarantee periods. A Fixed Account may be available for differing lengths of time (such as 1, 3, or 5 years). Each guarantee period may have different guaranteed interest rates.

We guarantee that the interest rate credited to amounts allocated to any Fixed Account guarantee periods will never be less than the minimum guaranteed interest rate specified in your contract. Once the rate is established, it will not change for the duration of the guarantee period. We determine which, if any, guarantee periods will be offered at any time in our sole discretion, unless state law requires us to do otherwise. Please check with your financial representative regarding the availability of Fixed Accounts.

There are three categories of interest rates for money allocated to the Fixed Accounts. The applicable rate is guaranteed until the corresponding guarantee period expires. With each category of interest rate, your money may be credited a different rate as follows:

     - Initial Rate: The rate credited to any portion of the initial Purchase Payment allocated to a Fixed Account.

     - Current Rate: The rate credited to any portion of a subsequent Purchase Payment allocated to a Fixed Account.

     - Renewal Rate: The rate credited to money transferred from a Fixed Account or a Variable Portfolio into a Fixed Account and to money remaining in a Fixed Account after expiration of a guarantee period.

When a guarantee period ends, you may leave your money in the same Fixed Account or you may reallocate your money to another Fixed Account or to the Variable Portfolios. If you do not want to leave your money in the same Fixed Account, you must contact us within 30 days after the end of the guarantee period and provide us with new allocation instructions. WE DO NOT CONTACT YOU. IF YOU DO NOT CONTACT US, YOUR MONEY WILL REMAIN IN THE SAME FIXED ACCOUNT WHERE IT WILL EARN INTEREST AT THE RENEWAL RATE THEN IN EFFECT FOR THAT FIXED ACCOUNT.


We reserve the right to defer payments for a withdrawal from a Fixed Account for up to six months. PLEASE SEE ACCESS TO YOUR MONEY BELOW.


If available, you may systematically transfer interest earned in available Fixed Accounts into any of the Variable Portfolios on certain periodic schedules offered by us. Systematic transfers may be started, changed or terminated at any time by contacting our Annuity Service Center. Check with your financial representative about the current availability of this service.

At any time we are crediting the minimum guaranteed interest rate specified in your contract, we reserve the right to restrict your ability to invest into the Fixed Accounts. All Fixed Accounts may not be available in your state. Please check with your financial representative regarding the availability of Fixed Accounts.

DOLLAR COST AVERAGING FIXED ACCOUNTS

You may invest initial and/or subsequent Purchase Payments in the dollar cost averaging ("DCA") Fixed Accounts, if available. The minimum Purchase Payment that you must invest for the 6-month DCA Fixed Account is $600 and for the 12-month DCA Fixed Account is $1,200. Purchase Payments less than these minimum amounts will automatically be allocated to the Variable Portfolios according to your instructions or your current allocation instruction on file.

DCA Fixed Accounts credit a fixed rate of interest and can only be elected to facilitate a DCA program. SEE DOLLAR COST AVERAGING PROGRAM BELOW for more information. Interest is credited to amounts allocated to the DCA Fixed Accounts while your money is transferred to the Variable Portfolios over certain specified time frames. The interest rates applicable to the DCA Fixed Accounts may differ from those applicable to any other Fixed Account but will never be less than the minimum guaranteed interest rate specified in your contract. However, when using a DCA Fixed Account, the annual interest rate is paid on a declining balance as you systematically transfer your money to the Variable Portfolios. Therefore, the actual effective yield will be less than the stated annual crediting rate. We reserve the right to change the availability of DCA Fixed Accounts offered, unless state law requires us to do otherwise.

DOLLAR COST AVERAGING PROGRAM

The DCA program allows you to invest gradually in the Variable Portfolios at no additional cost. Under the program, you systematically transfer a specified dollar amount or percentage of contract value from a Variable Portfolio, Fixed Account or DCA Fixed Account ("source account") to any other Variable Portfolio ("target account"). Transfers occur on a monthly periodic schedule. The minimum transfer amount under the DCA program is $100 per transaction, regardless of the source account. Fixed Accounts are not available as target accounts for the DCA program. Transfers resulting from your participation in the DCA program are not counted towards the number of free transfers per contract year.


We may also offer DCA Fixed Accounts as source accounts exclusively to facilitate the DCA program for a specified time period. The DCA Fixed Accounts only accept initial or subsequent Purchase Payments. You may not make a transfer from a Variable Portfolio or Fixed Account into a DCA Fixed Account.



If you choose to allocate subsequent Purchase Payments to an active DCA program with a Fixed Account serving as the source account, the rate applicable to that Fixed Account at the time we receive the subsequent Purchase Payment will apply to that subsequent Purchase Payment. Further, we will begin moving that subsequent Purchase Payment into your target allocations on the same day of the month as the initial active DCA program. Therefore, you may not receive a full 30 days of interest prior to the first transfer to the target account(s).



You may terminate the DCA program at any time. If you terminate the DCA program and money remains in the DCA Fixed Account(s), we transfer the remaining money according to your current allocation instructions on file.


The DCA program is designed to lessen the impact of market fluctuations on your investment. However, the DCA program can neither guarantee a profit nor protect your investment against a loss. When you elect the DCA program, you are continuously investing in securities fluctuating at different price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

     EXAMPLE OF DCA PROGRAM:

     Assume that you want to move $750 each month from one Variable Portfolio to another Variable Portfolio over six months. You set up a DCA program and purchase Accumulation Units at the following values:

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            MONTH             ACCUMULATION UNIT          UNITS PURCHASED
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              1                     $ 7.50                     100
              2                     $ 5.00                     150
              3                     $10.00                      75
              4                     $ 7.50                     100
              5                     $ 5.00                     150
              6                     $ 7.50                     100
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     You paid an average price of only $6.67 per Accumulation Unit over six months, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE DCA PROGRAM AT ANY
TIME.

POLARIS PORTFOLIO ALLOCATOR PROGRAM

PROGRAM DESCRIPTION

The Polaris Portfolio Allocator program may be offered to you at no additional cost to assist in diversifying your investment across various asset classes. The Polaris Portfolio Allocator program allows you to choose from one of the several Polaris Allocator models designed to assist in meeting your stated investment goals. Each Portfolio Allocator model is comprised of a carefully selected combination of Variable Portfolios representing various asset classes. The Portfolio Allocator models allocate amongst the various asset classes to attempt to match a stated investment time horizon and risk tolerance. Please contact your financial representative about investment in the Polaris Portfolio Allocator program.

ENROLLING IN THE POLARIS PORTFOLIO ALLOCATOR PROGRAM

You may enroll in the Polaris Portfolio Allocator program by selecting the Portfolio Allocator model on the contract application form. You and your financial representative should determine the model most appropriate for you based on your financial needs, risk tolerance and investment time horizon. You may request to discontinue the use of a model by providing a written reallocation request, calling our Annuity Service Center or logging onto our website.

You may also choose to invest gradually into a Portfolio Allocator model through the DCA program. SEE THE DOLLAR COST AVERAGING PROGRAM ABOVE. You may only invest in one model at a time. You may also invest in Variable Portfolios outside your selected Portfolio Allocator model. However, an investment or transfer into or out of one of the Variable Portfolios that are included in your Portfolio Allocator model outside the specifications in the Portfolio Allocator model will effectively terminate your participation in the model.

WITHDRAWALS


You may request withdrawals, as permitted by your contract, which will be taken proportionately from each of the allocations in the selected Portfolio Allocator model unless otherwise indicated in your withdrawal instructions. If you choose to make a non-proportional withdrawal from the Variable Portfolios in the Portfolio Allocator model, your investment may no longer be consistent with the Portfolio Allocator model's intended objectives. Withdrawals may also be taxable and a 10% IRS penalty may apply if you are under age 59 1/2.


REBALANCING THE MODELS

You can elect to have your investment in the Portfolio Allocator models rebalanced quarterly, semi-annually, or annually to maintain the target asset allocation among the

Variable Portfolios of the model you selected. Only those Variable Portfolios within the Portfolio Allocator model you selected will be rebalanced. Investments in other Variable Portfolios not included in the model cannot be rebalanced if you wish to maintain your current model allocations.

The models are not intended as ongoing advice about investing in the Variable Portfolios, and we do not provide investment advice regarding whether a model should be revised or whether it remains appropriate to invest in accordance with any particular model. Therefore, over time, the asset allocation model you select may no longer align with its original investment objective due to the effects of Variable Portfolio performance, changes in the Variable Portfolios, and the ever-changing investment markets. In addition, your investment needs may change. You should speak with your financial representative about how to keep your Variable Portfolio allocations in line with your investment goals.

IMPORTANT INFORMATION ABOUT THE POLARIS PORTFOLIO ALLOCATOR PROGRAM

The Polaris Portfolio Allocator program does not guarantee greater or more consistent returns. Future market and asset class performance may differ from the historical performance upon which the Portfolio Allocator models may have been built. Also, allocation to a single asset class may outperform a model, so that you could have better investment returns investing in a single asset class than in a Portfolio Allocator model. However, such a strategy may involve a greater degree of risk because of the concentration of similar securities in a single asset class. Further, there can be no assurance that any Variable Portfolio chosen for a particular model will perform well or that its performance will closely reflect that of the asset class it is designed to represent.

The Portfolio Allocator models represent suggested allocations that are provided to you as general guidance. You should work with your financial representative in determining if one of the models meets your financial needs, investment time horizon, and is consistent with your risk tolerance level. Information concerning the specific Portfolio Allocator models can be obtained from your financial representative.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE POLARIS PORTFOLIO ALLOCATOR PROGRAM AT ANY TIME.


POLARIS PORTFOLIO ALLOCATOR MODELS



---------------------------------------------------------------
VARIABLE PORTFOLIOS   MODEL 1    MODEL 2    MODEL 3    MODEL 4
---------------------------------------------------------------
 American Funds
   Growth-Income
   SAST                   3%         3%         4%         5%
---------------------------------------------------------------
 Capital Growth           4%         5%         5%         9%
---------------------------------------------------------------
 Cash Management          3%         0%         0%         0%
---------------------------------------------------------------
 Corporate Bond          19%        14%         9%         0%
---------------------------------------------------------------
 Emerging Markets         3%         3%         3%         5%
---------------------------------------------------------------
 Equity
   Opportunities          0%         0%         0%         3%
---------------------------------------------------------------
 Fundamental Growth       5%         9%         9%         9%
---------------------------------------------------------------
 Government and
   Quality Bond          27%        18%        11%         3%
---------------------------------------------------------------
 Growth                   4%         5%         5%         0%
---------------------------------------------------------------
 Growth-Income            0%         0%         0%         4%
---------------------------------------------------------------
 International
   Diversified
   Equities               0%         4%         7%         8%
---------------------------------------------------------------
 International
   Growth & Income        9%        10%        11%        14%
---------------------------------------------------------------
 Lord Abbett Growth
   and Income             6%         8%         9%         9%
---------------------------------------------------------------
 MFS Massachusetts
   Investors Trust        2%         0%         0%         0%
---------------------------------------------------------------
 Mid-Cap Growth           0%         0%         2%         3%
---------------------------------------------------------------
 Real Estate              3%         4%         4%         5%
---------------------------------------------------------------
 Small & Mid Cap
   Value                  5%         6%         8%         6%
---------------------------------------------------------------
 Small Company Value      0%         3%         4%         6%
---------------------------------------------------------------
 Van Kampen LIT
   Growth and
   Income, Class II
   Shares                 7%         8%         9%        11%
---------------------------------------------------------------
TOTAL                   100%       100%       100%       100%
---------------------------------------------------------------



The Polaris Portfolio Allocator models and their respective investment allocations amongst the Variable Portfolios listed above are current as of the date of this prospectus. The investments in each Polaris Portfolio Allocator model are reallocated annually on or about May 1. However, once you invest in a Polaris Portfolio Allocator model, your investments are considered "static" because the Variable Portfolios and the percentages of contract value allocated to each Variable Portfolio within a model will not be changed by us.


TRANSFERS DURING THE ACCUMULATION PHASE


Subject to our rules, restrictions and policies, during the Accumulation Phase you may transfer funds between the Variable Portfolios and/or any Fixed Accounts by telephone (800) 445-SUN2 or through the Company's website (www.aigsunamerica.com), in writing by mail or facsimile. All transfer instructions submitted via facsimile must be sent to (818) 615-1543; otherwise they will not be considered received by us. We may accept transfers by telephone or the Internet unless you tell us not to on your contract application. When receiving instructions over the telephone or the Internet, we have procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone or the

Internet. If we fail to follow our procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.


Any transfer request will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the transfer request is received after Market Close, the request will be priced as of the next business day.


Funds already in your contract cannot be transferred into the DCA Fixed Accounts. You must transfer at least $100 per transfer. If less than $100 remains in any Variable Portfolio after a transfer, that amount must be transferred as well.


SHORT-TERM TRADING POLICIES


We do not want to issue this variable annuity contract to contract owners engaged in trading strategies that seek to benefit from short-term price fluctuations or price inefficiencies in the Variable Portfolios of this product ("Short-Term Trading") and we discourage Short-Term Trading as more fully described below. However, we cannot always anticipate if a potential contract owner intends to engage in Short-Term Trading. Short-Term Trading may create risks that may result in adverse effects on investment return of the Underlying Fund in which a Variable Portfolio invests. Such risks may include, but are not limited to: (1) interference with the management and planned investment strategies of an Underlying Fund; (2) dilution of the interests in the Underlying Fund due to practices such as "arbitrage"; and/or (3) increased brokerage and administrative costs due to forced and unplanned fund turnover. These circumstances may reduce the value of the Variable Portfolio. In addition to negatively impacting the Owner, a reduction in contract value may also be harmful to Annuitants and/or Beneficiaries.

We have adopted the following administrative procedures to discourage Short-Term Trading.

We charge for transfers in excess of 15 in any contract year. Currently, the fee is $25 for each transfer exceeding this limit. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not counted towards the number of free transfers per contract year.

In addition to charging a fee when you exceed 15 transfers as described in the preceding paragraph, all transfer requests in excess of 5 transfers within a rolling six-month look-back period must be submitted by United States Postal Service first-class mail ("U.S. Mail") for twelve months from the date of your 5th transfer request ("Standard U.S. Mail Policy"). For example, if you made a transfer on August 16, 2007 and within the previous six months (from February 17, 2007 forward) you made 5 transfers including the August 16th transfer, then all transfers made for twelve months after August 16, 2007 must be submitted by U.S. Mail (from August 17, 2007 through August 16, 2008). U.S. Mail includes any U.S. Postal Service delivery method that offers delivery no sooner than U.S. Postal Service first-class mail, as determined in the Company's sole discretion. We will not accept transfer requests sent by any other medium except U.S. Mail during this 12-month period. Transfer requests required to be submitted by U.S. Mail can only be cancelled by a written request sent by U.S. Mail with the appropriate paperwork received prior to the execution of the transfer. All transfers made on the same day prior to Market Close are considered one transfer request. Transfers resulting from your participation in the DCA or Asset Rebalancing programs are not included for the purposes of determining the number of transfers before applying the Standard U.S. Mail Policy. We apply the Standard U.S. Mail Policy uniformly and consistently to all contract owners except for omnibus group contracts as described below.

We believe that the Standard U.S. Mail Policy is a sufficient deterrent to Short-Term Trading. However, we may become aware of transfer patterns among the Variable Portfolios and/or Fixed Accounts which reflect what we consider to be Short-Term Trading or otherwise detrimental to the Variable Portfolios but have not yet triggered the limitations of the Standard U.S. Mail Policy described above. If such transfer activity comes to our attention, we may require you to adhere to our Standard U.S. Mail Policy prior to reaching the specified number of transfers ("Accelerated U.S. Mail Policy"). To the extent we become aware of Short-Term Trading activities which cannot be reasonably controlled solely by the Standard U.S. Mail Policy or the Accelerated U.S. Mail Policy, we reserve the right to evaluate, in our sole discretion, whether to: (1) impose further limits on the size, manner, number and/or frequency of transfers you can make;
(2) impose minimum holding periods; (3) reject any Purchase Payment or transfer request; and/or (4) terminate your transfer privileges. We will notify you in writing if your transfer privileges are terminated. In addition, we reserve the right not to accept or otherwise restrict transfers from a third party acting for you and not to accept pre-authorized transfer forms.

Some of the factors we may consider when determining whether to accelerate the Standard U.S. Mail Policy, reject or impose other conditions on transfer privileges include:

     (1) the number of transfers made in a defined period;

     (2) the dollar amount of the transfer;

     (3) the total assets of the Variable Portfolio involved in the transfer and/or transfer requests that represent a significant portion of the total assets of the Variable Portfolio;

     (4) the investment objectives and/or asset classes of the particular Variable Portfolio involved in your transfers;

     (5) whether the transfer appears to be part of a pattern of transfers to take advantage of short-term market fluctuations or market inefficiencies;

     (6) the history of transfer activity in the contract or in other contracts we may offer; and/or

     (7) other activity, as determined by us, that creates an appearance, real or perceived, of Short-Term Trading or the possibility of Short-Term Trading.

Notwithstanding the administrative procedures above, there are limitations on the effectiveness of these procedures. Our ability to detect and/or deter Short-Term Trading is limited by operational systems and technological limitations, as well as our ability to predict strategies employed by contract owners (or those acting on their behalf) to avoid detection. We cannot guarantee that we will detect and/or deter all Short- Term Trading and it is likely that some level of Short-Term Trading will occur before it is detected and steps are taken to deter it. To the extent that we are unable to detect and/or deter Short-Term Trading, the Variable Portfolios may be negatively impacted as described above. Additionally, the Variable Portfolios may be harmed by transfer activity related to other insurance companies and/or retirement plans or other investors that invest in shares of the Underlying Fund. Moreover, our ability to deter Short-Term Trading may be limited by decisions by state regulatory bodies and court orders which we cannot predict. You should be aware that the design of our administrative procedures involves inherently subjective decisions which we attempt to make in a fair and reasonable manner consistent with the interests of all owners of this contract. We do not enter into agreements with contract owners whereby we permit or intentionally disregard Short-Term Trading.

The Standard and Accelerated U.S. Mail Policies are applied uniformly and consistently to contract owners utilizing third party trading services/strategies performing asset allocation services for a number of contract owners at the same time. You should be aware that such third party trading services may engage in transfer activities that can also be detrimental to the Variable Portfolios, including trading relatively large groups of contracts simultaneously. These transfer activities may not be intended to take advantage of short-term price fluctuations or price inefficiencies. However, such activities can create the same or similar risks as Short-Term Trading and negatively impact the Variable Portfolios as described above.

Omnibus group contracts may invest in the same Underlying Funds available in your contract but on an aggregate, not individual basis. Thus, we have limited ability to detect Short-Term Trading in omnibus group contracts and the Standard U.S. Mail Policy does not apply to these contracts. Our inability to detect Short-Term Trading may negatively impact the Variable Portfolios as described above.


WE RESERVE THE RIGHT TO MODIFY THE POLICIES AND PROCEDURES DESCRIBED IN THIS SECTION AT ANY TIME. To the extent that we exercise this reservation of rights, we will do so uniformly and consistently unless we disclose otherwise.



UNDERLYING FUND SHORT-TERM POLICIES



Please note that the Underlying Funds have their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. We reserve the right to enforce these Underlying Fund policies and procedures, including, but not limited to, the right to collect a redemption fee on shares of the Underlying Fund if imposed by such Fund's Board of Trustees/Directors. As of the date of this prospectus, none of the Underlying Funds impose a redemption fee. We also reserve the right to reject, with or without prior notice, any purchase, transfer or allocation into a Variable Portfolio if the corresponding Underlying Fund will not accept such purchase, transfer or allocation for any reason. The prospectuses for the Underlying Funds describe these procedures, which may be different among Underlying Funds and may be more or less restrictive than our policies and procedures.


Under rules adopted by the Securities and Exchange Commission, we also have written agreements with the Underlying Funds that obligate us to, among other things, provide the Underlying Funds promptly upon request certain information about you (e.g., your social security number) and your trading activity. In addition, we are obligated to execute instructions from the Underlying Funds to restrict or prohibit further purchases or transfers in an Underlying Fund under certain circumstances.

It is likely that most of the investments in the Underlying Funds outside of these contracts are omnibus orders from intermediaries such as other separate accounts or retirement plans. If an Underlying Fund's policies and procedures fail to successfully detect and discourage Short-Term trading, there may be a negative impact to the owners of the Underlying Fund, as well as the intermediaries (including the Separate Account and the Variable Portfolios), invested in the such Underlying Fund. Further, if an Underlying Fund believes that an omnibus order we submit may reflect one or more transfer requests from owners engaged in activities that violate an Underlying Fund's short-term trading policies, the Underlying Fund may reject the entire omnibus order and delay or prevent us from implementing your transfer request.


TRANSFERS DURING THE INCOME PHASE



During the Income Phase, only one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase. Transfers will be effected for the last NYSE business day of the month in which we receive your request for the transfer.


AUTOMATIC ASSET REBALANCING PROGRAM

Market fluctuations may cause the percentage of your investment in the Variable Portfolios to differ from your original allocations. Under the Automatic Asset Rebalancing program, your investments in the Variable Portfolios are periodically rebalanced to return your allocations to the percentages given at your last instruction for no additional charge. Automatic Asset Rebalancing typically involves shifting a portion of your money out of a Variable Portfolio with a higher return into a Variable Portfolio with a lower return. At your request, rebalancing occurs on a quarterly, semiannual or annual basis. Transfers resulting from your participation in this program are not counted against the number of free transfers per contract year. If you are invested in a Portfolio Allocator model, please refer to the Polaris Portfolio Allocator Program section of the prospectus above, for more information. If you elect some of the optional living benefits, we will automatically enroll you in the Automatic Asset Rebalancing Program. PLEASE SEE MARKETLOCK FOR LIFE PLUS BELOW.


     EXAMPLE OF AUTOMATIC ASSET REBALANCING PROGRAM:

     Assume that you want your initial Purchase Payment split between two Variable Portfolios. You want 50% in a bond Variable Portfolio and 50% in a stock Variable Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the bond Variable Portfolio now represents 60% of your holdings because it has increased in value and the growth Variable Portfolio represents 40% of your holdings. If you chose quarterly rebalancing, on the last day of that quarter, we would sell some of your Accumulation Units in the bond Variable Portfolio to bring its holdings back to 50% and use the money to buy more Accumulation Units in the stock Variable Portfolio to increase those holdings to 50%.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE AUTOMATIC ASSET REBALANCING PROGRAM AT ANY TIME.

VOTING RIGHTS

The Company is the legal owner of the Trusts' shares. However, when an Underlying Fund solicits proxies in conjunction with a shareholder vote, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. This includes any shares we own on our own behalf. Should we determine that we are no longer required to comply with these rules, we will vote the shares in our own right.

        ----------------------------------------------------------------
        ----------------------------------------------------------------
                              ACCESS TO YOUR MONEY
        ----------------------------------------------------------------
        ----------------------------------------------------------------


You can access money in your contract by making a partial or total withdrawal, and/or by receiving annuity income payments during the Income Phase. SEE INCOME OPTIONS BELOW. Any request for withdrawal will be priced as of the day it is received by us in Good Order at the Annuity Service Center, if the request is received before Market Close. If the request for withdrawal is received after Market Close, the request will be priced as of the next business day.



Under most circumstances, the partial withdrawal minimum is $1,000. We require that the value left in any Variable Portfolio or Fixed Accounts be at least $100, after the withdrawal and your total contract value must be at least $2,500. The request for withdrawal must be in writing and sent to the Annuity Service Center. For withdrawals of $500,000 and more, you must submit a signature guarantee at the time of your request. Unless you provide us with different instructions, partial withdrawals will be made proportionately from each Variable Portfolio and the Fixed Account in which you are invested. IN THE EVENT THAT A PROPORTIONATE PARTIAL WITHDRAWAL WOULD CAUSE THE VALUE OF ANY VARIABLE PORTFOLIO OR FIXED ACCOUNT INVESTMENT TO BE LESS THAN $100, WE WILL CONTACT YOU TO OBTAIN ALTERNATE INSTRUCTIONS ON HOW TO STRUCTURE THE WITHDRAWAL.


Withdrawals made prior to age 59 1/2 may result in a 10% IRS penalty tax. SEE TAXES BELOW. Under certain Qualified plans, access to the money in your contract may be restricted.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Variable Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from a Fixed Account for up to six months.

SYSTEMATIC WITHDRAWAL PROGRAM

During the Accumulation Phase, you may elect to receive periodic withdrawals under the Systematic Withdrawal program for no additional charge. Under the program, you may choose to take monthly, quarterly, semi-annual or annual payments from your contract. Electronic transfer of these withdrawals to your bank account is also available. The minimum amount of each withdrawal is $100. There must be at least $2,500 remaining in your contract at all times. Withdrawals may be taxable and a 10% federal penalty tax may apply if you are under age 59 1/2.

The program is not available to everyone. Please contact our Annuity Service Center which can provide the necessary enrollment forms.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SYSTEMATIC WITHDRAWAL PROGRAM AT ANY TIME.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if your contract value is less than $2,500 as a result of withdrawals and/or fees and charges. We will provide you with sixty days written notice that your contract is being terminated. At the end of the notice period, we will distribute the contract's remaining value to you.

        ----------------------------------------------------------------
        ----------------------------------------------------------------
                            OPTIONAL LIVING BENEFIT
        ----------------------------------------------------------------
        ----------------------------------------------------------------


You may elect the optional living benefit described below for an additional fee. This feature is designed to protect a portion of your investment in the event your contract value declines due to unfavorable investment performance during the Accumulation Phase and before a death benefit is payable. In addition, this feature can provide a guaranteed income stream and other benefits. Please see the description below for detailed information.


MARKETLOCK FOR LIFE PLUS


What is MarketLock For Life Plus?



MarketLock For Life Plus is an optional guaranteed minimum withdrawal feature, available for an additional fee. The feature is designed to help you create a guaranteed income stream that may last as long as you live, or as long as you and your spouse live, even if the entire value of your contract has been reduced to zero. The feature guarantees withdrawals based on the greater of the highest contract anniversary value or the Benefit Base, as defined below, plus a potential bonus amount. Thus, MarketLock For Life Plus may offer protection in the event your contract value declines due to unfavorable investment performance, certain withdrawal activity, if you live longer than expected or any combination of these factors. You may never need to rely on MarketLock For Life Plus as its value is dependent on your contract's performance, your withdrawal activity and your longevity, even though a fee would be deducted for the feature.



This feature may not be appropriate if you plan to make ongoing Purchase Payments, such as with contributory IRA's or other tax-qualified plans. The feature guarantees that only certain Purchase Payments received during the contract's first five years are included in the Benefit Base.


Please note that this feature may not be available in your state or through the broker-dealer with which your financial representative is affiliated. Please check with your financial representative for availability and any additional restrictions.

Withdrawals under the feature are treated like any other withdrawal for the purpose of calculating taxable income, reducing the contract value, deducting applicable withdrawal charges, free withdrawal amounts and all other benefits, features and conditions of your contract.


Any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the feature is treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you must take required minimum distributions and want to ensure that these withdrawals are not considered excess withdrawals under the feature, your distributions must be set up on the automated monthly minimum distribution withdrawal program administered by our Annuity Service Center. In addition, if you have a Qualified contract, tax law and the terms of the plan may restrict withdrawal amounts.


WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE MARKETLOCK FOR LIFE PLUS AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

When and how may I elect MarketLock For Life Plus?


You may elect MarketLock For Life Plus at the time of contract issue for immediate effectiveness. If we allow you to elect the feature after purchasing your contract, the feature is effective on the first contract anniversary after your election (the "Effective Date"). You cannot elect this feature if you elect any other optional living benefit. You may elect to have the feature cover only your life or the lives of both you and your spouse. We refer to the person or persons whose lifetime withdrawals are guaranteed under MarketLock For Life Plus as the "Covered Person(s)." There are age parameters applicable to this feature which determine whether you can elect the feature and who can qualify as a Covered Person. If the contract is not owned by a natural person, references to owner(s) apply to the annuitants. The tables below provide the age requirement for electing this feature depending on the type of contract you purchase and the number of Covered Persons.


IF YOU ELECT ONE COVERED PERSON:


-------------------------------------------------
                            COVERED PERSON
                      ---------------------------
                        MINIMUM       MAXIMUM
                          AGE          AGE(1)
-------------------------------------------------
     One Owner            45             80
-------------------------------------------------
    Joint Owners
(based on the age of      45             80
   the older Owner)
-------------------------------------------------


IF YOU ELECT TWO COVERED PERSONS:


------------------------------------------------------------------------
                         COVERED PERSON #1         COVERED PERSON #2
                      --------------------------------------------------
                        MINIMUM      MAXIMUM      MINIMUM      MAXIMUM
                          AGE        AGE(1)         AGE        AGE(1)
------------------------------------------------------------------------
   NON-QUALIFIED:
    Joint Owners          45           80           45           85
------------------------------------------------------------------------
   NON-QUALIFIED:
   One Owner with         45           80           45         N/A(2)
Spousal Beneficiary
------------------------------------------------------------------------
     QUALIFIED:
   One Owner with         45           80           45         N/A(2)
Spousal Beneficiary
------------------------------------------------------------------------


(1) The age requirements for optional death benefits and other optional features may be different than those listed here. You must meet the age requirement for those features in order to elect them.


(2) Not applicable because feature availability is based on the younger Covered Person. The spousal beneficiary's age is not considered in determining the maximum issue age of the second Covered Person.

How does MarketLock For Life Plus work?



MarketLock For Life Plus automatically locks-in the greater of two values in determining the Covered Person(s) guaranteed lifetime benefit. For 10 years following the Effective Date, the feature annually locks-in the highest Anniversary Value or the Benefit Base plus a bonus amount, as described below. You may extend the period over which the feature locks-in the highest Anniversary Value beyond 10 years; however, the bonus amount is only available for the first 10 years following the Effective Date.



MarketLock For Life Plus automatically locks-in a new Benefit Base each year during the first 10 years of your contract based on the greater of either (1) the highest Anniversary Value, or (2) the Benefit Base increased by a bonus amount. The bonus amount (the "Bonus") is calculated as 6% of the Bonus Base, defined below. The Bonus may only be added to the Benefit Base if no withdrawals are taken in a contract year. For instance, if you take a withdrawal in year 2, you will not be eligible for a Bonus to be added to your Benefit Base on your second contract anniversary; however, if you do not take a withdrawal in year 3, you will be eligible for a Bonus to be added to your Benefit Base on your third contract anniversary. Please see "How are the components of MarketLock For Life Plus calculated?" below for details.



What determines the Maximum Annual Withdrawal Percentage?



The Maximum Annual Withdrawal Percentage represents the percentage of your Benefit Base used to calculate the Maximum Annual Withdrawal Amount that you may withdraw each year. The Maximum Annual Withdrawal Percentage is determined by the age of the Covered Person(s) at the time of the first withdrawal as shown in the table below.



One Covered Person



If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:



-------------------------------------------------------------------------------------
                                                                  MAXIMUM
                                                                   ANNUAL
                                                                 WITHDRAWAL
AGE OF THE COVERED PERSON AT TIME OF FIRST WITHDRAWAL           PERCENTAGE*
-------------------------------------------------------------------------------------
At least age 45 but prior to 60th Birthday                           4%
-------------------------------------------------------------------------------------
At least age 60 but prior to 76th Birthday                           5%
-------------------------------------------------------------------------------------
        On or after 76th birthday                                    6%
-------------------------------------------------------------------------------------



Two Covered Persons



If the feature is elected to cover two lives, the following is applicable:



------------------------------------------------------------------------------
                                                           MAXIMUM
                                                            ANNUAL
AGE OF THE YOUNGER COVERED PERSON OR SURVIVING            WITHDRAWAL
  COVERED PERSON AT TIME OF FIRST WITHDRAWAL             PERCENTAGE*
------------------------------------------------------------------------------
At least age 45 but prior to 60th Birthday                    4%
------------------------------------------------------------------------------
At least age 60 but prior to 76th Birthday                    5%
------------------------------------------------------------------------------
      On or after 76th birthday                               6%
------------------------------------------------------------------------------



* The amount of any withdrawal, including any charges applicable to the withdrawal, must be within the Maximum Annual Withdrawal Amount. If you are taking required minimum distributions ("RMD") from this contract, and the amount of the RMD (based on this contract) is greater than the Maximum Annual Withdrawal Amount (defined below) in benefit year, no portion of the RMD withdrawal will be treated as an excess withdrawal (also defined below). Any portion of a withdrawal that is greater than either the Maximum Annual Withdrawal Amount or the RMD amount (based only on this contract) will be considered an excess withdrawal. Please see "What are the effects of withdrawals on MarketLock For Life Plus?" below.


Are there investment requirements if I elect MarketLock For Life Plus?


As long as the feature is in effect, we require that you allocate your investments in accordance with the investment requirements listed below.



INVESTMENT REQUIREMENTS



You may comply with investment requirements by allocating your investments in one of three ways:



     1. Invest 100% in Polaris Portfolio Model 1, 2 or 3



     2. Invest 100% in one or a combination of the following balanced Variable
        Portfolios: American Funds Asset Allocation SAST, Asset Allocation, Balanced, Franklin Income Securities Fund, Franklin Templeton VIP Founding Funds Allocation Fund, and MFS Total Return

     3. Invest in accordance with the requirements outlined in the table below:



------------------------------------------------------------------------
     INVESTMENT         INVESTMENT           VARIABLE PORTFOLIOS
       GROUP           REQUIREMENT          AND/OR FIXED ACCOUNTS
------------------------------------------------------------------------
 A. Bond, Cash and     Minimum 20%    Cash Management
    Fixed              Maximum 100%   Corporate Bond
  Accounts                            Global Bond
                                      Government & Quality Bond
                                      DCA FIXED ACCOUNTS
                                      DCA 6-Month
                                      DCA 12-Month
                                      FIXED ACCOUNTS
                                      1-Year Fixed
------------------------------------------------------------------------
 B. Equity Maximum      Minimum 0%    Aggressive Growth
                       Maximum 80%    Alliance Growth
                                      American Funds Asset Allocation
                                      SAST
                                      American Funds Global Growth SAST
                                      American Funds Growth SAST
                                      American Funds Growth-Income SAST
                                      Asset Allocation
                                      Balanced
                                      Blue Chip Growth
                                      Capital Appreciation
                                      Davis Venture Value
                                      "Dogs" of Wall Street
                                      Equity Opportunities
                                      Foreign Value
                                      Franklin Income Securities Fund
                                      Franklin Templeton VIP Founding
                                        Funds Allocation Fund
                                      Fundamental Growth
                                      Global Equities
                                      Growth
                                      Growth-Income
                                      High-Yield Bond
                                      International Diversified Equities
                                      International Growth and Income
                                      Lord Abbett Growth and Income
                                      Marsico Focused Growth
                                      MFS Massachusetts Investors Trust
                                      MFS Total Return
                                      Small & Mid Cap Value
                                      Telecom Utility
                                      Van Kampen LIT Comstock,
                                        Class II Shares
                                      Van Kampen LIT Growth and Income,
                                        Class II Shares
                                      Van Kampen LIT Strategic Growth,
                                        Class II Shares
                                      Worldwide High Income
------------------------------------------------------------------------
 C. Limited Equity      Minimum 0%    Capital Growth
                       Maximum 20%    Emerging Markets
                                      Growth Opportunities
                                      Mid-Cap Growth
                                      Natural Resources
                                      Real Estate
                                      Small Company Value
                                      Technology
------------------------------------------------------------------------



For details regarding the investment allocations of the Polaris Portfolio Allocator models, please see POLARIS PORTFOLIO ALLOCATOR PROGRAM above.



Your allocation instructions accompanying any Purchase Payment must comply with the investment requirements, listed above, in order for your application or subsequent Purchase Payment to be considered in Good Order. Please see ALLOCATION OF PURCHASE PAYMENTS above. We will automatically enroll you in the Automatic Asset Rebalancing Program, with quarterly rebalancing because market performance and withdrawal activity may result in your contract's allocations going outside these restrictions. This will ensure that your allocations are rebalanced quarterly to comply with the investment requirements for this feature. In addition to quarterly rebalancing, we will initiate rebalancing in accordance with your Automatic Asset Rebalancing instructions, after any of the following transactions:



     - any transfer or reallocation you initiate; or



     - any withdrawal you initiate.



Automatic transfers and/or systematic withdrawals will not result in rebalancing. We will rebalance your contract in accordance with your most current Automatic Asset Rebalancing Program instructions on file. If at any point, for any reason, your Automatic Asset Rebalancing Program instructions would result in allocations inconsistent with the investment requirements, we will revert to the last compliant instructions on file whether for rebalancing or for allocation of a Purchase Payment and implement those at the next rebalancing. Please see AUTOMATIC ASSET REBALANCING PROGRAM in the prospectus. You can modify your Automatic Asset Rebalancing Program instructions, as long as they are consistent with the investment requirements, at any time by calling the Annuity Service Center.



We reserve the right to change the investment requirements at any time for prospectively issued contracts. We may also revise the investment requirements for any existing contract to the extent Variable Portfolios and/or Fixed Accounts are added, deleted, substituted, merged or otherwise reorganized. We will notify you of any changes to the investment requirements at least 30 days in advance.


How are the components for MarketLock For Life Plus calculated?

First, we determine the ELIGIBLE PURCHASE PAYMENTS, which include:

     1. 100% of Purchase Payments received during the first contract year; and

     2. Purchase Payments received in each of contract years 2-5, capped in each year at an amount equal to 100% of the Purchase Payments received in year 1. This means that if you made a $100,000 Purchase Payment in year 1, Eligible Purchase Payments will include additional Purchase Payments of up to $100,000 contributed in each of contract years 2-5 for a grand total maximum of $500,000 of Eligible Purchase Payments. If the feature is elected after contract issue, Purchase Payments received from the Effective Date through contract year 5 are capped in each year at an amount equal to 100% of the

        Purchase Payments received during the first contract year.


Any Purchase Payments made in contract years 2-5 in excess of the annual cap amount as well as all Purchase Payments received after the 5th contract year are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any spousal continuation contributions; however, continuation contributions are included in the calculation of Anniversary Values, as defined below. PLEASE SEE SPOUSAL CONTINUATION BELOW. Total Eligible Purchase Payments are limited to $1,000,000 without our prior Company approval.


Second, we consider the BONUS PERIOD and the BENEFIT BASE EVALUATION PERIOD. The Bonus Period is the period of time over which we calculate the potential Bonus. The Benefit Base Evaluation Period is the period of time over which we will consider Anniversary Values and if greater, the Benefit Base plus Bonus during the Bonus Period. The Bonus Period and the Benefit Base Evaluation Period begin on the Effective Date and end 10 years later. On the expiration of the Benefit Base Evaluation Period, you may contact us to extend the Benefit Base Evaluation Period. Please see "CAN I EXTEND THE BENEFIT BASE EVALUATION PERIOD BEYOND 10 YEARS?" below. However, you cannot extend the Bonus Period.

Third, we determine the ANNIVERSARY VALUE which equals your contract value on any contract anniversary during the Benefit Base Evaluation Period minus any Ineligible Purchase Payments.


Fourth, we determine the BENEFIT BASE which initially is equal to the first Eligible Purchase Payment. If the feature is elected after contract issue, the initial Benefit Base is the contract value on the Effective Date. Please see "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK FOR LIFE PLUS?" below. On each contract anniversary, we determine if the Benefit Base should be increased based on the maximum Anniversary Value or any available Bonus. The calculation and components of this determination are detailed below.



     CALCULATION OF THE BENEFIT BASE WHEN BONUS IS NOT AVAILABLE OR AFTER BONUS PERIOD ENDS:



     On each contract anniversary occurring during the Benefit Base Evaluation Period, the Benefit Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than both (a) and (b), where:



          (a) is the current Benefit Base; and



          (b) is all previous maximum Anniversary Values during the Benefit Base Evaluation Period.



     CALCULATION OF THE BENEFIT BASE WHEN BONUS IS AVAILABLE:



     The Bonus Base is used to calculate the Bonus during the Bonus Period. The Bonus is calculated as a percentage of the Bonus Base. The Bonus Base is used solely to calculate the Bonus. The initial Bonus Base is equal to the initial Eligible Purchase Payment.



     On each contract anniversary during the Bonus Period, we determine the amount by which the Bonus Base and/or the Benefit Base could increase. The components used to determine this amount are:



          (a) the Benefit Base calculated based on the maximum Anniversary Value; and



          (b) the Bonus plus the current Benefit Base.



     If (a) is greater than or equal to (b), the Bonus Base and the Benefit Base are increased to the current Anniversary Value. If (b) is greater than (a), the Benefit Base is increased by the Bonus and the Bonus Base remains unchanged.



The Bonus Base is increased each time subsequent Eligible Purchase Payments are made. The Bonus Base also increases when the Benefit Base is increased as a result of a maximum Anniversary Value being achieved that is greater than both the current Benefit Base and all previous maximum Anniversary Values. The Bonus Base is decreased each time an Excess Withdrawal is taken, in the same proportion by which the contract value is reduced by the Excess Withdrawal. The Bonus Base is not used in the calculation of the contract value or any other benefits under the contract.


The Benefit Base and Bonus Base are increased each time subsequent Eligible Purchase Payments are made, and adjusted each time any excess withdrawals, defined below, are taken. Other than adjustments made for excess withdrawals, the Benefit Base and Bonus Base can only be adjusted upwards, and subsequent lower Anniversary Values during the Benefit Base Evaluation Period will not result in a lower Benefit Base or lower Bonus Base.


Finally, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each contract year. The Maximum Annual Withdrawal Amount is calculated by multiplying the current Benefit Base by the applicable Maximum Annual Withdrawal Percentage shown in the tables above. If the Benefit Base is increased on a contract anniversary, the Maximum Annual Withdrawal Amount is recalculated on that contract anniversary by multiplying the increased Benefit Base by the applicable Maximum Annual Withdrawal Percentage. If the Benefit Base is increased for any Eligible Purchase Payments, the Maximum Annual Withdrawal Amount will be recalculated upon receipt of each Eligible Purchase Payments by multiplying the new Benefit Base by the applicable Maximum Annual Withdrawal Percentage. The Maximum Annual Withdrawal Amount may also be decreased due to Excess Withdrawals. Please see "What are the Effects of Withdrawals on MarketLock For Life Plus?" below.

What is the fee for MarketLock For Life Plus?



The fee for MarketLock For Life Plus depends on whether you elect to cover one life or two lives. The fee is as follows:



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 ALL YEARS IN WHICH THE
  FEATURE IS IN EFFECT          ANNUALIZED FEE
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 For One Covered Person      0.70% of Benefit Base
----------------------------------------------------
 For Two Covered Persons     0.95% of Benefit Base
----------------------------------------------------



The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following the Effective Date and ending upon termination of the Benefit.



An increase in the Benefit Base due to an adjustment to a higher Anniversary Value, addition of a Bonus, or subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee.



If your contract value falls to zero before the feature has been terminated, the fee will no longer be deducted. We will not assess the quarterly fee if you annuitize your contract before the end of a contract quarter. If the feature is still in effect and you surrender your contract, we will assess a pro-rata charge for the fee if you surrender your contract before the end of a contract quarter. The pro-rata charge is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in a contract quarter.

What are the effects of withdrawals on MarketLock For Life Plus?


The Maximum Annual Withdrawal Amount, the Benefit Base and Bonus Base may change over time as a result of the timing and amount of withdrawals.

Any withdrawals in a contract year that in total are less than or equal to the Maximum Annual Withdrawal Amount do not reduce the Benefit Base or Bonus Base. Withdrawals in excess of the Maximum Annual Withdrawal Amount are considered EXCESS WITHDRAWALS. We define Excess Withdrawals as any portion of a withdrawal that causes the total withdrawals in a benefit year to exceed the Maximum Annual Withdrawal Amount, including but not limited to any withdrawal in a contract year taken after the Maximum Annual Withdrawal Amount has been withdrawn.


You should not elect this feature if you plan to take Excess Withdrawals since those withdrawals may significantly reduce or eliminate the value of the feature. In addition, if you plan to take withdrawals in any year during the Bonus Period, a Bonus will not be added to your Benefit Base on that contract anniversary.


You may take withdrawals during a contract year up to or less than the Maximum Annual Withdrawal Amount. However, if you choose to take less than the Maximum Annual Withdrawal Amount in any contract year, you may not carry over the unused amount into subsequent years. Your Maximum Annual Withdrawal Amount will not be recalculated as a result of taking less than the entire Maximum Annual Withdrawal Amount in any given year.

The impact of withdrawals and the effect on each component of MarketLock For Life Plus are further explained below:

     BENEFIT BASE AND BONUS BASE: If the sum of withdrawals in any Benefit Year does not exceed the Maximum Annual Withdrawal Amount, the Benefit Base and Bonus Base are not reduced for those withdrawals. Excess Withdrawals as described above reduce the Benefit Base and Bonus Base as follows:

     For each Excess Withdrawal taken, the Benefit Base and Bonus Base are reduced in the same proportion by which the contract value is reduced by each Excess Withdrawal.

     Since Excess Withdrawals reduce the Bonus Base, it will result in the reduction of the amount of the Bonus.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: The Maximum Annual Withdrawal Amount is recalculated each time there is a change in the Benefit Base. Accordingly, if the sum of withdrawals in any contract year does not exceed the Maximum Annual Withdrawal Amount for that year, the Maximum Annual Withdrawal Amount will not change for the next year unless your Benefit Base is increased (as described above under "How are the components for MarketLock For Life Plus calculated?" ). If you take an Excess Withdrawal, the Maximum Annual Withdrawal Amount will be recalculated by multiplying the reduced Benefit Base by the existing Maximum Annual Withdrawal Percentage. This recalculated Maximum Annual Withdrawal Amount will be available beginning on the next contract anniversary and may be lower than your previous Maximum Annual Withdrawal Amount.


THE MARKETLOCK EXAMPLES APPENDIX PROVIDES EXAMPLES OF THE EFFECTS OF
WITHDRAWALS.


What happens if the contract value is reduced to zero?

If the contract value is reduced to zero but the Benefit Base is greater than zero, guaranteed withdrawals will continue to be payable over the lifetime of the Covered Person(s). However, if at any time an Excess Withdrawal reduces your contract value to zero, no benefit remains, the Benefit Base Evaluation Period and the Bonus Period end and Bonus Base equals zero.

The contract's other benefits will be terminated once the contract value equals zero. You may not make subsequent Purchase Payments or transfers, and no death benefit or future annuity income payments are available. Therefore, particularly during times of unfavorable investment performance, withdrawals taken under the benefit may reduce the contract value to zero eliminating any other benefits of the contract.

When the contract value equals zero but a benefit remains payable, to receive any remaining benefit, you must select one of the following options for payment:

     1. The current Maximum Annual Withdrawal Amount, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     2. Any payment option mutually agreeable between you and us.

If you do not select a payment option above, the remaining benefit will be paid as the current Maximum Annual Withdrawal Amount divided equally and paid on a quarterly basis until the date of death of the Covered Person(s).

Can I extend the Benefit Base Evaluation Period beyond 10 years?


There is an option for extension of the Benefit Base Evaluation Period as long as the feature is still in effect and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of extension. IN ORDER TO EXTEND THE BENEFIT BASE EVALUATION PERIOD, WE WILL NOTIFY YOU 60 DAYS PRIOR TO THE END OF THE BENEFIT BASE EVALUATION PERIOD AND YOU MUST RESPOND TO US IN WRITING NO LATER THAN THE END OF THE CURRENT BENEFIT BASE EVALUATION PERIOD. If you elect to extend the Benefit Base Evaluation Period, the Benefit Base can continue to be adjusted upward as described above on each anniversary during the new Benefit Base Evaluation Period which is a period of 5 years. Also, if you extend the Benefit Base Evaluation Period, you should note that the components of the feature will change to those in effect at the time you elect to extend, such as the fee, Maximum Annual Withdrawal Percentage, and investment requirements, which may be different from the components when you initially elected the feature. We will notify you in writing of the terms of the extension at least 30 days prior to the end of the Benefit Base Evaluation Period.


If you do not contact us at the end of each Benefit Base Evaluation Period to extend the Benefit Base Evaluation Period, an extension will no longer be available and the Benefit Base will not be adjusted for higher Anniversary Values on subsequent contract anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Benefit Base Evaluation Period, subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Benefit Base Evaluation Period and you will not be permitted to extend the Benefit Base Evaluation Period in the future.

Can I extend the Bonus Period beyond 10 years?

No. The Bonus Period may not be extended. However, the Benefit Base Evaluation Period as described above may be extended.


What happens to MarketLock For Life Plus upon a spousal continuation?



If there is one Covered Person and that person dies, the surviving spousal joint owner or spousal beneficiary may elect to:



     1. Make a death claim if the contract value is greater than zero which terminates MarketLock For Life Plus and the contract; or



     2. Continue the contract if the contract value is greater than zero, without MarketLock For Life Plus and its corresponding fee.



If there are two Covered Persons, upon the death of one Covered Person, the surviving Covered Person may elect to:



     1. Make a death claim if the contract value is greater than zero, which terminates MarketLock For Life Plus and the contract; or



     2. Continue the contract with MarketLock For Life Plus and its corresponding fee.



The components of the feature will not change as a result of a spousal continuation. The surviving Covered Person can elect to receive withdrawals in accordance with the provisions of the feature based on: (1) the age of the younger Covered Person when the first withdrawal was taken or the age of the surviving Covered Person; or (2) the Benefit Base at the time of spousal continuation if no withdrawals were taken prior to the continuation.



If spousal continuation occurs during the Benefit Base Evaluation Period and/or Bonus Period, if applicable, the Continuing Spouse will continue to receive any increases to the Benefit Base during the remaining Benefit Base Evaluation Period and/or Bonus Period. In addition, the Continuing Spouse will be eligible to extend the Benefit Base Evaluation Period upon the expiration of the period. See "Can I extend the Benefit Base Evaluation Period beyond 10 years?" above.


Can a non-spousal Beneficiary elect to receive any remaining benefits under MarketLock For Life Plus upon the death of the second spouse?

No. Upon the death of the Covered Person(s), if the contract value is greater than zero, a non-spousal beneficiary must make an election under the death benefit provisions of the contract, which terminates MarketLock For Life Plus. SEE DEATH BENEFITS BELOW.

What happens to MarketLock For Life Plus upon the Latest Annuity Date?

If the contract value and the Benefit Base are greater than zero on the Latest Annuity Date, you must select one of the following options:

     1. Annuitize the contract value under the contract's annuity provisions; or

     2. Elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     3. Any payment option mutually agreeable between you and us.


If you do not elect an option listed above, on the Latest Annuity Date, we may annuitize the contract value in accordance with Annuity Income Option 3, as described in INCOME OPTIONS below. At that point, the Accumulation Phase of your contract ends and the Income Phase begins.


Can MarketLock For Life Plus be cancelled?

MarketLock For Life Plus may be cancelled on the 5th contract anniversary, the 10th contract anniversary, or any contract anniversary after the 10th contract anniversary. Once MarketLock For Life Plus is cancelled, you will no longer be charged a fee and the guarantees under the benefit are terminated. In addition, the investment requirements for MarketLock For Life Plus will no longer apply to your contract. You may not extend the Benefit Base Evaluation Period and you may not re-elect or reinstate MarketLock For Life Plus after cancellation.

Are there circumstances under which MarketLock For Life Plus will automatically terminate?

The feature automatically terminates upon the occurrence of one of the following:

     1. Annuitization of the contract; or

     2. Full surrender or termination of the contract; or

     3. A death benefit is paid and the contract is terminated; or

     4. Excess withdrawals reduce the contract value to zero; or

     5. Death of the Covered Person, if only one is elected; or, if two are elected, death of the surviving Covered Persons; or


     6. A change that removes all Covered Persons from the contract except as noted below and under "Are there circumstances under which guaranteed withdrawals for two Covered Persons, if elected, terminate for one of the Covered Persons?"


If a change of ownership occurs from a natural person to a non-natural entity, the original natural Owner(s) must also be the annuitant(s) after the ownership change to prevent termination of MarketLock For Life Plus. A change of ownership from a non-natural entity to a natural person can only occur if the new natural Owner(s) was the original natural annuitant(s) in order to prevent termination of MarketLock For Life Plus. Any ownership change is contingent upon prior review and approval by the Company.

Are there circumstances under which guaranteed withdrawals for two Covered Persons, if elected, terminate for one of the Covered Persons?

Under any of the following circumstances, MarketLock For Life Plus will provide a guarantee for one Covered Person and not the lifetime of the other Covered
Person:

     1. One of the two Covered Persons is removed from the contract, due to reasons other than death; or

     2. The original spousal joint Owners or spousal beneficiary, who are the Covered Persons, are no longer married at the time of death of the first spouse.

Under these circumstances, the fee for MarketLock For Life Plus based on two Covered Persons remains unchanged and the guaranteed withdrawals are payable for one Covered Person only. However, the remaining Covered Person may choose to terminate the feature as described under "Can MarketLock For Life Plus be cancelled?"

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                                 DEATH BENEFIT
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If you die during the Accumulation Phase of your contract, we pay a death benefit to your Beneficiary. You must select a death benefit option at the time you purchase your contract. Once selected, you cannot change your death benefit option. You should discuss the available options with your financial representative to determine which option is best for you.

We do not pay a death benefit if you die after you begin the Income Phase; your Beneficiary would receive any remaining guaranteed annuity income payments in accordance with the annuity income option you selected. SEE INCOME OPTIONS BELOW.


If your contract value is reduced to zero as a result of receiving guaranteed withdrawals under a living benefit feature, no death benefit will be paid. PLEASE SEE MARKETLOCK FOR LIFE PLUS ABOVE.


You designate your Beneficiary, who will receive any death benefit payments. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. If your contract is jointly owned, the surviving joint owner is the sole beneficiary.


We calculate and pay the death benefit when we receive all required paperwork and satisfactory proof of death at the Annuity Service Center. All death benefit calculations discussed below are made as of the day a death benefit request is received by us in good order at the Annuity Service Center, (including satisfactory proof of death) if the request is received before Market Close. If the death benefit request is received after Market Close, the death benefit calculations will be as of the next business day. We consider the following satisfactory proof of death:


     1. a certified copy of the death certificate; or

     2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

     3. a written statement by a medical doctor who attended the deceased at the time of death; or

     4. any other proof satisfactory to us.

If a Beneficiary does not elect a settlement option, within 60 days of our receipt of all required paperwork and satisfactory proof of death, we pay a lump sum death benefit to the Beneficiary.

The death benefit must be paid within 5 years of the date of death unless the Beneficiary elects to have it payable in the form of an income option. If the Beneficiary elects an annuity income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Payments must begin within one year of your death.

If the Beneficiary is the spouse of a deceased owner, he or she can elect to continue the Contract. SEE SPOUSAL CONTINUATION BELOW.

A Beneficiary may also elect to continue the contract and take the death benefit amount in a series of payments based upon the Beneficiary's life expectancy under the Extended Legacy program, if available, described below, subject to the applicable Internal Revenue Code distribution requirements. Payments must begin no later than the first anniversary of death for Non-qualified contracts or December 31st of the year following the year of death for IRAs. Your Beneficiary cannot participate in the Extended Legacy program if he/she has already elected another settlement option. Beneficiaries who do not begin taking payments within these specified time periods will not be eligible to elect an income option or participate in the Extended Legacy program.

EXTENDED LEGACY PROGRAM AND BENEFICIARY CONTINUATION

The Extended Legacy program, if available, can allow a Beneficiary to take the death benefit amount in the form of annuity income payments over a longer period of time with the flexibility to withdraw more than the IRS required minimum distribution. The contract continues in the original owner's name for the benefit of the Beneficiary. The Extended Legacy program allows the Beneficiary to take withdrawals in the form of a series of payments similar to the required minimum distributions under an IRA. Generally, IRS required minimum distributions must be made at least annually over a period not to exceed the Beneficiary's life expectancy as determined in the calendar year after the owner's death.

A Beneficiary may withdraw all or a portion of the contract value at any time, name their own beneficiary to receive any remaining unpaid amount in the contract in the event of their death and make transfers among investment options. Participation in the program may impact certain features of the contract that are detailed in the Death Claim Form. Please see your financial representative for additional information.

If the Beneficiary elects to participate in this program and the contract value is less than the death benefit amount as of the date we receive satisfactory proof of death and all required paperwork, we will increase the contract value by the amount which the death benefit exceeds contract value.

Other Beneficiary Continuation Options

Alternatively to the Extended Legacy program, the Beneficiary may also elect to receive the death benefit under a 5-year settlement option. The Beneficiary may take withdrawals as desired, but the entire contract value must be distributed by the fifth anniversary of death for Non-qualified contracts or by December 31st of the year containing the fifth anniversary of death for IRAs. For IRAs, the 5-year payout option is not available if the date of death is after the required beginning date for distributions (April 1 of the year following the year the original owner reaches the age of 70 1/2).

Please consult a qualified advisor regarding tax implications of these options and your particular circumstances.

DEATH BENEFIT DEFINED TERMS

The term "Net Purchase Payment" is used frequently in describing the death benefit payable. Net Purchase Payment is an on-going calculation. It does not represent a contract value.

We define Net Purchase Payments as Purchase Payments less an adjustment for each withdrawal, including fees and charges applicable to that withdrawal. If you have not taken any withdrawals from your contract, Net Purchase Payments equals total Purchase Payments into your contract. To calculate the adjustment amount for the first withdrawal made under the contract, we determine the percentage by which the withdrawal reduced the contract value. For example, a $10,000 withdrawal from a $100,000 contract is a 10% reduction in value. This percentage is calculated by dividing the amount of each withdrawal by the contract value immediately before taking the withdrawal. The resulting percentage is then multiplied by the amount of the total Purchase Payments and subtracted from the amount of the total Purchase Payments on deposit at the time of the withdrawal. The resulting amount is the initial Net Purchase Payment.

To arrive at the Net Purchase Payment calculation for subsequent withdrawals, we determine the percentage by which the contract value is reduced, by taking the amount of the withdrawal in relation to the contract value immediately before the withdrawal. We then multiply the Net Purchase Payment calculation as determined prior to the withdrawal, by this percentage. We subtract that result from the Net Purchase Payment calculation as determined prior to the withdrawal to arrive at all subsequent Net Purchase Payment calculations.

THE COMPANY DOES NOT ACCEPT PURCHASE PAYMENTS FROM ANYONE AGE 86 OR OLDER. THEREFORE, THE DEATH BENEFIT CALCULATIONS ASSUME THAT NO PURCHASE PAYMENTS ARE RECEIVED ON OR AFTER YOUR 86TH BIRTHDAY.


DEATH BENEFIT OPTIONS



This contract provides a Standard Death Benefit, which is automatically included in your contract for no additional fee, and optional enhanced death benefits, which you may elect for an additional fee.


STANDARD DEATH BENEFIT

If the contract is issued prior to your 83rd birthday, the standard death benefit on your contract is the greater of:

     1. Contract value; or

     2. Net Purchase Payments.

If the contract is issued on or after the 83rd birthday but prior to your 86th birthday, the standard death benefit on your contract is the greater of:

     1. Contract value; or

     2. The lesser of:

          a. Net Purchase Payments; or

          b. 125% of Contract Value.

OPTIONAL ENHANCED DEATH BENEFITS


For an additional fee, you may elect one of the optional death benefits below which can provide greater protection for your beneficiaries. If you elect an optional death benefit, you must choose one of the options listed below at the time you purchase your contract and you cannot change your election thereafter at any time. The fee for the optional death benefit is 0.25% of the average daily net asset value allocated to the Variable Portfolios. You may pay for the optional death benefit and your Beneficiary may never receive the benefit once you begin the Income Phase on or before the Latest Annuity Date.


OPTION 1 - PURCHASE PAYMENT ACCUMULATION OPTION


The death benefit is the greatest of:


     1. Contract value; or

     2. Net Purchase Payments, compounded at 3% annual growth rate to the earlier of the 75th birthday or the date of death, reduced for withdrawals after the 75th birthday in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for Net Purchase Payments received after the 75th birthday; or

     3. Contract value on the seventh contract anniversary, reduced for withdrawals since the seventh contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for Net Purchase Payments received after the seventh contract anniversary.

The Purchase Payment Accumulation Option can only be elected prior to your 75th birthday.

OPTION 2 - MAXIMUM ANNIVERSARY VALUE OPTION


The death benefit is the greatest of:


     1. Contract value; or

     2. Net Purchase Payments; or

     3. Maximum anniversary value on any contract anniversary prior to your 83rd birthday. The anniversary values equal the contract value on a contract anniversary, reduced for withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Net Purchase Payments since that anniversary.

The Maximum Anniversary Value option can only be elected prior to your 83rd birthday.


For contracts in which the aggregate of all Purchase Payments in contracts issued by AIG SunAmerica Life and/or First SunAmerica Life to the same owner/annuitant are in excess of $1,000,000, we reserve the right to limit the death benefit amount that is in excess of contract value at the time we receive all paperwork and satisfactory proof of death. Any limit on the maximum death benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the contract.


SPOUSAL CONTINUATION

The Continuing Spouse may elect to continue the contract after your death. Generally, the contract, its benefits and elected features, if any, remain the same. The Continuing Spouse is subject to the same fees, charges and expenses applicable to the original owner of the contract. A spousal continuation can only take place once, upon the death of the original owner of the contract. If the Continuing Spouse terminates any optional death benefit or dies after the Latest Annuity Date, no optional death benefit will be payable to the Continuing Spouse's Beneficiary.

To the extent that the Continuing Spouse invests in the Variable Portfolios, they will be subject to investment risk as was the original owner.


Upon a spousal continuation, we will contribute to the contract value an amount by which the death benefit that would have been paid to the Beneficiary upon the death of the original owner, exceeds the contract value ("Continuation Contribution"), if any. We calculate the Continuation Contribution as of the date of the original owner's death. We will add the Continuation Contribution as of the date we receive both the Continuing Spouse's written request to continue the contract and satisfactory proof of death of the original owner ("Continuation Date") at the Annuity Service Center. The Continuation Contribution is not considered a Purchase Payment for the purposes of any other calculations except the death benefit following the Continuing Spouse's death. Generally, the age of the Continuing Spouse on the Continuation Date and on the date of the Continuing Spouse's death will be used in determining any future death benefits under the contract. SEE THE SPOUSAL CONTINUATION APPENDIX FOR A DISCUSSION OF THE DEATH BENEFIT CALCULATIONS AFTER A SPOUSAL CONTINUATION.


WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

PLEASE SEE OPTIONAL LIVING BENEFITS AND DEATH BENEFITS ABOVE FOR INFORMATION ON THE EFFECT OF SPOUSAL CONTINUATION ON THOSE BENEFITS.

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                                    EXPENSES
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There are fees and expenses associated with your contract which reduce your investment return. We will not increase the contract fees, such as mortality and expense charges or withdrawal charges for the life of your contract. Underlying Fund fees may increase or decrease. Some states may require that we charge less than the amounts described below. FOR STATE-SPECIFIC EXPENSES, PLEASE SEE APPENDIX C -- STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.

We intend to profit from the sale of the contracts. Our profit may be derived as a result of a variety of pricing factors including but not limited to the fees and charges assessed under the contract and/or amounts we may receive from an Underlying Fund, its investment adviser and/or subadvisers (or affiliates thereof). PLEASE SEE PAYMENTS IN CONNECTION WITH THE DISTRIBUTION OF THE CONTRACT BELOW. The fees, charges, amounts received from the Underlying Funds (or affiliates thereof) and any resulting profit may be used for any corporate purpose including supporting marketing, distribution and/or administration of the contract and, in its role as an intermediary, the Underlying Funds.

SEPARATE ACCOUNT EXPENSES

The mortality and expense risk charge and distribution expense charge is 1.65% of the average daily ending net asset value allocated to the Variable Portfolios. This charge compensates the Company for the mortality and expense risk and the costs of contract distribution assumed by the Company.

Generally, the mortality risks assumed by the Company arise from its contractual obligations to make income payments after the Annuity Date and to provide a death benefit. The expense risk assumed by the Company is that the costs of administering the contracts and the Separate Account will exceed the amount received from the fees and charges assessed under the contract.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference. The mortality and expense risk charge is expected to result in a profit. Profit may be used for any cost or expense including supporting distribution. SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.

UNDERLYING FUND EXPENSES

INVESTMENT MANAGEMENT FEES

Each Variable Portfolio purchases shares of a corresponding Underlying Fund. The Accumulation Unit value for each Variable Portfolio reflects the investment management fees and other expenses of the corresponding Underlying Funds. The Accumulation Unit value for Variable Portfolios that invest in Feeder Funds also will reflect the investment management fee and other expenses of the corresponding Master Fund in which the Feeder Funds invest. These fees may vary. They are not fixed or specified in your annuity contract, rather the Underlying Funds are governed by their own boards of trustees.

12b-1 FEES

Certain Underlying Funds available in this product, including the Feeder Funds, assess a 12b-1 fee of 0.25% of average daily net assets allocated to those Underlying Funds. Over time these fees will increase the cost of your investment.


The annualized 0.25% fee applicable to Class 3 shares of Anchor Series Trust, Class 3 shares of SunAmerica Series Trust, Class 2 shares of Franklin Templeton Variable Insurance Products Trust and Class II shares of Van Kampen Life Investment Trust, is generally used to pay financial intermediaries for services provided over the life of your contract.

For more detailed information on these Underlying Fund fees, refer to the prospectuses for the Trusts.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we deduct a contract maintenance fee of $35 from your contract once per year on your contract anniversary. This charge compensates us for the cost of administering your contract. The fee is deducted proportionately from your contract value on your contract anniversary by redeeming the number of Accumulation Units invested in the Variable Portfolios and the dollar amount invested in available Fixed Accounts which in total equal the amount of the fee. If you withdraw your entire contract value, we will deduct the contract maintenance fee from that withdrawal.

If your contract value is $50,000 or more on your contract anniversary date, we currently waive this fee. This waiver is subject to change without notice.

TRANSFER FEE


We permit 15 free transfers between investment options each contract year. We charge you $25 for each additional transfer that contract year. SEE TRANSFERS DURING THE ACCUMULATION PHASE ABOVE.


OPTIONAL MARKETLOCK FOR LIFE PLUS FEE


The annualized MarketLock For Life Plus fee will be assessed as a percentage of the Benefit Base for all years in which the feature is in effect. The fee for MarketLock For Life Plus depends on whether you elect to cover one life or two lives. The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following the Effective Date and ending upon termination of the Benefit.



The fee is deducted proportionately from your contract value starting on the first quarter following the contract issue date and ending upon the termination of the feature. The fee is deducted proportionately from your contract value by redeeming the number of Accumulation Units invested in the Variable Portfolios and the dollar amount invested in the available Fixed Accounts which in total equal the amount of the fee. If your contract value falls to zero before the feature has been terminated, the fee will no longer be assessed. We will not assess the quarterly fee if you annuitize your contract before the end of a contract quarter. If the feature is still in effect and you surrender your contract, we will assess a pro-rata fee if you surrender your contract before the end of a contract quarter. The pro-rata fee is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in a contract quarter. The fee is as follows:



----------------------------------------------------
 ALL YEARS IN WHICH THE
  FEATURE IS IN EFFECT          ANNUALIZED FEE
----------------------------------------------------
 For One Covered Person      0.70% of Benefit Base
----------------------------------------------------
 For Two Covered Persons     0.95% of Benefit Base
----------------------------------------------------


OPTIONAL ENHANCED DEATH BENEFIT FEE

The fee for the optional death benefit is 0.25% of the average daily ending net asset value allocated to the Variable Portfolio(s).

PREMIUM TAX


Certain states charge the Company a tax on Purchase Payments up to a maximum of 3.5%. These states may require that we either deduct the premium tax when you make a Purchase Payment or when you fully surrender your contract or begin the Income Phase. SEE STATE APPENDIX BELOW FOR A LISTING OF THE STATES THAT CHARGE PREMIUM TAXES AND THE PERCENTAGE OF THE TAX.


INCOME TAXES

We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF FEES, EXPENSES AND ADDITIONAL AMOUNTS CREDITED

Sometimes sales of contracts to groups of similarly situated individuals may lower our fees and expenses. We reserve the right to reduce or waive certain fees and expenses when this type of sale occurs. In addition, we may also credit additional amounts to contracts sold to such groups. We determine which groups are eligible for this treatment. Some of the criteria we evaluate to make a determination are size of the group; amount of expected Purchase Payments; relationship existing between us and the prospective purchaser; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that fees and expenses may be reduced.

The Company may make such a determination regarding sales to its employees, it affiliates' employees and employees of currently contracted broker-dealers; its registered representatives; and immediate family members of all of those described.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE ANY SUCH DETERMINATION OR THE TREATMENT APPLIED TO A PARTICULAR GROUP AT ANY TIME.

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                                 INCOME OPTIONS
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ANNUITY DATE


During the Income Phase, we use the money accumulated in your contract to make regular annuity income payments to you. You may begin the Income Phase any time after the 30th day from the date your contract was issued. You must provide us with a written request of the date you want annuity income payments to begin and send your request to the Annuity Service Center. Your annuity date is the first day of the month you select annuity income payments to begin ("Annuity Date"). You may change your Annuity Date by sending a written request to the Annuity Service Center, so long as you do so at least seven days before the annuity income payments are scheduled to begin. Except as indicated under Option 5 below, once you begin receiving annuity income payments, you cannot otherwise access your money through a withdrawal or surrender.



We do not pay a death benefit to your Beneficiary once you begin the Income Phase. SEE DEATH BENEFITS ABOVE.



If your contract value is reduced to zero as a result of receiving guaranteed withdrawals under a living benefit feature, no annuity income payments will be available. PLEASE SEE MARKETLOCK FOR LIFE PLUS ABOVE.



Annuity income payments must begin on or before your Latest Annuity Date. If you do not choose an Annuity Date, your annuity income payments will begin on the Latest Annuity Date.



If the Annuity Date is past your 85th birthday, your contract could lose its status as an annuity under Federal tax laws. This may cause you to incur adverse tax consequences. In addition, most Qualified contracts require you to take minimum distributions after you reach age 70 1/2. SEE TAXES BELOW.


ANNUITY INCOME OPTIONS


You must contact us to select an annuity income option by sending a written request to our Annuity Service Center. Once you begin receiving annuity income payments, you cannot change your income option before beginning the Income Phase. If you elect to receive annuity income payments but do not select an income option, your annuity income payments shall be in accordance with income Option 4 for a period of 10 years; for annuity income payments based on joint lives, the default is income Option 3 for a period of 10 years.


We base our calculation of annuity income payments on the life expectancy of the Annuitant and the annuity rates set forth in your contract. As the contract owner, you may change the Annuitant at any time prior to the Annuity Date. You must notify us if the Annuitant dies before the Annuity Date and designate a new Annuitant. If we do not receive a new annuitant election, you may not select an annuity income option based on the life of the Annuitant.

INCOME OPTION 1 - LIFE INCOME ANNUITY

This option provides annuity income payments for the life of the Annuitant. Annuity income payments end when the Annuitant dies.

INCOME OPTION 2 - JOINT AND SURVIVOR LIFE INCOME ANNUITY

This option provides annuity income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make annuity income payments during the lifetime of the survivor. Annuity income payments end when the survivor dies.

INCOME OPTION 3 - JOINT AND SURVIVOR LIFE INCOME ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to Option 2 above, with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant and the survivor die before all of the guaranteed annuity income payments have been made, the remaining annuity income payments are made to the Beneficiary under your contract.

INCOME OPTION 4 - LIFE INCOME ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to income Option 1 above with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant dies before all guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your contract.

INCOME OPTION 5 - INCOME FOR A SPECIFIED PERIOD

This option provides annuity income payments for a guaranteed period ranging from 5 to 30 years, depending on the period chosen. If the Annuitant dies before all the guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your contract. Additionally, if variable annuity income payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all guaranteed annuity income payments being made) may redeem any remaining guaranteed variable annuity income payments after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed variable annuity income payments.

The value of an Annuity Unit, regardless of the option chosen, takes into account the mortality and expense risk charge. Since income Option 5 does not contain an element of mortality risk, no benefit is derived from this charge.

Please read the Statement of Additional Information for a more detailed discussion of the annuity income options.

FIXED OR VARIABLE INCOME PAYMENTS

You can choose annuity income payments that are fixed, variable or both. Unless otherwise elected, if at the date when annuity income payments begin you are invested in the Variable Portfolios only, your annuity income payments will be variable and if your money is only in Fixed Accounts at that time, your annuity income payments will be fixed in amount. Further, if you are invested in both fixed and variable investment options when annuity income payments begin, your payments will be fixed and variable, unless otherwise elected. If annuity income payments are fixed, the Company guarantees the amount of each payment. If the annuity income payments are variable, the amount is not guaranteed.

ANNUITY INCOME PAYMENTS

We make annuity income payments on a monthly, quarterly, semi-annual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if state law allows and the selected annuity income option results in annuity income payments of less than $50 per payment, we may decrease the frequency of payments.

If you are invested in the Variable Portfolios after the Annuity Date, your annuity income payments vary depending on the following:

     - for life options, your age when annuity income payments begin; and

     - the contract value attributable to the Variable Portfolios on the Annuity Date; and

     - the 3.5% assumed investment rate used in the annuity table for the contract; and

     - the performance of the Variable Portfolios in which you are invested during the time you receive annuity income payments.

If you are invested in both the Fixed Accounts and the Variable Portfolios after the Annuity Date, the allocation of funds between the Fixed Accounts and Variable Portfolios also impacts the amount of your annuity income payments.

The value of variable annuity income payments, if elected, is based on an assumed interest rate ("AIR") of 3.5% compounded annually. Variable annuity income payments generally increase or decrease from one annuity income payment date to the next based upon the performance of the applicable Variable Portfolios. If the performance of the Variable Portfolios selected is equal to the AIR, the annuity income payments will remain constant. If performance of Variable Portfolios is greater than the AIR, the annuity income payments will increase and if it is less than the AIR, the annuity income payments will decline.

TRANSFERS DURING THE INCOME PHASE

During the Income Phase, only one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase. Transfers will be effected for the last NYSE business day of the month in which we receive your request for the transfer.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by law. Interest is credited to you during the deferral period. SEE ALSO ACCESS TO YOUR MONEY ABOVE FOR A DISCUSSION OF WHEN PAYMENTS FROM A VARIABLE PORTFOLIO MAY BE SUSPENDED OR POSTPONED.

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                                     TAXES
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NOTE: THE BASIC SUMMARY BELOW ADDRESSES BROAD FEDERAL TAXATION MATTERS, AND GENERALLY DOES NOT ADDRESS STATE TAXATION ISSUES OR QUESTIONS. IT IS NOT TAX ADVICE. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE; THEREFORE, WE CANNOT GUARANTEE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE. WE HAVE INCLUDED AN ADDITIONAL DISCUSSION REGARDING TAXES IN THE STATEMENT OF ADDITIONAL INFORMATION.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Qualified retirement investments that satisfy specific tax and ERISA requirements automatically provide tax deferral regardless of whether the underlying contract is an annuity, a trust, or a custodial account. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-Qualified.

If you do not purchase your contract under a pension plan, a specially sponsored employer program or an individual retirement account, your contract is referred to as a Non-Qualified contract. A Non-qualified contract receives different tax treatment than a Qualified contract. In general, your cost in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, a specially sponsored employer program, as an individual retirement annuity, or under an individual retirement account, your contract is referred to as a Qualified Contract. Examples of qualified plans or arrangements are: Individual Retirement

Annuities and Individual Retirement Accounts (IRAs), Roth IRAs, Tax-Sheltered Annuities (also referred to as 403(b) annuities or 403(b) contracts), plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans), pension and profit sharing plans including 401(k) plans, and governmental 457(b) plans. Typically, for employer plans and tax-deductible IRA contributions, you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract. However, you normally will have a cost basis in a Roth IRA, a Roth 403(b) or a Roth 401(k) account, and you may have cost basis in a traditional IRA or in another Qualified Contract.

AGGREGATION OF CONTRACTS

All Non-Qualified Contracts that are issued by us (or our affiliates) to you during any calendar year will be treated as one annuity contract for purposes of determining the taxable amount of any distribution.

TAX TREATMENT OF DISTRIBUTIONS - NON-QUALIFIED CONTRACTS

If you make partial or total withdrawals from a Non-qualified contract, the IRC generally treats such withdrawals as coming first from taxable earnings and then coming from your Purchase Payments. Purchase payments made prior to August 14, 1982, however, are an important exception to this general rule, and for tax purposes generally are treated as being distributed first, before either the earnings on those contributions, or other purchase payments and earnings in the contract. If you annuitize your contract, a portion of each income payment will be considered, for tax purposes, to be a return of a portion of your Purchase Payment, generally until you have received all of your Purchase Payment. Any portion of each income payment that is considered a return of your Purchase Payment will not be taxed. Additionally, the taxable portion of any withdrawals, whether annuitized or other withdrawals, generally is subject to applicable state and/or local income taxes, and may be subject to an additional 10% penalty tax unless withdrawn in conjunction with the following circumstances:

     - after attaining age 59 1/2;

     - when paid to your beneficiary after you die;

     - after you become disabled (as defined in the IRC);

     - when paid as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age
       59 1/2, whichever is later;

     - under an immediate annuity contract;

     - which are attributable to Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS - QUALIFIED CONTRACTS (INCLUDING GOVERNMENTAL 457(b) ELIGIBLE DEFERRED COMPENSATION PLANS)

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. As a result, most amounts withdrawn from the contract or received as income payments will be taxable income. Exceptions to this general rule include withdrawals attributable to after-tax Roth IRA, Roth 403(b), and Roth 401(k) contributions. Withdrawals from Roth IRAs are generally treated for federal tax purposes as coming first from the Roth contributions that have already been taxed, and as entirely tax free. Withdrawals from Roth 403(b) and Roth 401(k) accounts, and withdrawals generally from Qualified Contracts, are treated generally as coming pro-rata from amounts that already have been taxed and amounts that are taxed upon withdrawal. Withdrawals from Roth IRA, Roth 403(b) and Roth 401(k) accounts which satisfy certain qualification requirements, including at least five years in a Roth account under the plan or IRA and either attainment of age 59 1/2, death or disability (or, if an IRA for the purchase of a first home), will not be subject to federal income taxation.

The taxable portion of any withdrawal or income payment from a Qualified Contract will be subject to an additional 10% penalty tax, under the IRC, except in the following circumstances:

     - after attainment of age 59 1/2;

     - when paid to your beneficiary after you die;

     - after you become disabled (as defined in the IRC);

     - as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - payments to employees after separation from service after attainment of age 55 (does not apply to IRAs);

     - dividends paid with respect to stock of a corporation described in IRC
       Section 404(k);

     - for payment of medical expenses to the extent such withdrawals do not exceed limitations set by the IRC for deductible amounts paid during the taxable year for medical care;

     - payments to alternate payees pursuant to a qualified domestic relations order (does not apply to IRAs);

     - for payment of health insurance if you are unemployed and meet certain requirements;

     - distributions from IRAs for higher education expenses;

     - distributions from IRAs for first home purchases;

     - amounts distributed from a Code Section 457(b) plan other than to the extent such amounts in a governmental Code Section 457(b) plan represent rollovers from an IRA or employer-sponsored plan to which the 10% penalty would otherwise apply and which are treated as distributed from a Qualified plan for purposes of the premature distribution penalty.

The IRC limits the withdrawal of an employee's voluntary Purchase Payments from a Tax-Sheltered Annuity (TSA). Withdrawals can only be made when an owner: (1) reaches age 59 1/2; (2) severs employment with the employer; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) experiences a financial hardship (as defined in the IRC). In the case of hardship, the owner can only withdraw Purchase Payments. Additional plan limitations may also apply. Amounts held in a TSA annuity contract as of December 31, 1988 are not subject to these restrictions.


Qualifying transfers of amounts from one TSA contract to another TSA contract under section 403(b) or to a custodial account under section 403(b)(7), and qualifying transfers to a state defined benefit plan to purchase service credits, are not considered distributions, and thus are not subject to these withdrawal limitations. If amounts are transferred from a custodial account described in Code section 403(b)(7) to this contract the transferred amount will retain the custodial account withdrawal restrictions.



Transfers among 403(b) annuities and/or 403(b)(7) custodial accounts generally are subject to rules set out in the Code, regulations, IRS pronouncements, and other applicable legal authorities.



On July 26, 2007, the Department of the Treasury published final 403(b) regulations that are largely effective on January 1, 2009. These comprehensive regulations include several new rules and requirements, such as a requirement that employers maintain their 403(b) plans pursuant to a written plan. The final regulations, subsequent IRS guidance, and the terms of the written plan may impose new restrictions on both new and existing contracts, including restrictions on the availability of loans, distributions, transfers and exchanges, regardless of when a contract was purchased.



Prior to the effective date of the final regulations, provisions applicable to tax-free transfers and exchanges of 403(b) annuity contracts or custodial accounts became effective September 25, 2007, replacing existing rules under IRS Revenue Ruling 90-24 ("90-24 transfer"). Under these new rules, transfers and exchanges (both referred to below as "transfers") are available only to the extent permitted under the employer's 403(b) plan once established. Additionally, transfers occurring after September 24, 2007 that do not comply with these new rules can become taxable on January 1, 2009, or the date of the transfer, whichever is later. If you make a transfer to a contract or custodial account that is not part of the employer's 403(b) plan (other than a transfer to a different plan), and the provider and employer fail to enter into an information sharing agreement by January 1, 2009, the transfer would be considered a "failed" transfer that is subject to tax. Additional guidance issued by the IRS generally permits a failed transfer to be corrected no later than June 30, 2009 by re-transferring to a contract or custodial account that is part of the employer's 403(b) plan or that is subject to an information-sharing agreement with the employer.



In general, certain contracts originally established by a 90-24 transfer prior to September 25, 2007 are exempt (or grandfathered) from some of the requirements of the final regulations; provided that no salary reduction or other contributions have ever been made to the contract, and that no additional transfers are made to the contract on or after September 25, 2007. Further, contracts that are not grandfathered are generally required to be part of, and subject to the requirements of an employer's 403(b) plan upon its establishment, but no later than by January 1, 2009.



The new rules in the final regulations generally do not affect a participant's ability to transfer some or all of a 403(b) account to a state-defined benefit plan to purchase service credits, where such a transfer is otherwise consistent with applicable rules and requirements and with the terms of the employer's plan.



You may wish to discuss the new regulations and/or the general information above with your tax advisor.


Withdrawals from other Qualified Contracts are often limited by the IRC and by the employer's plan.

If you are purchasing the Contract as an investment vehicle for a trust under a Qualified Plan, you should consider that the Contract does not provide any additional tax-deferral benefits beyond the treatment provided by the trust itself. In addition, if the Contract itself is a qualifying arrangement (as with a 403(b) annuity or Individual Retirement Annuity), the Contract generally does not provide tax deferral benefits beyond the treatment provided to alternative qualifying arrangements such as trusts or custodial accounts. However, in both cases the Contract offers features and benefits that other investments may not offer. You and your financial representative should carefully consider whether the features and benefits, including the investment options, lifetime annuity income options, and protection through living benefits, death benefits and other benefits provided under an annuity contract issued in connection with a Qualified contract are suitable for your needs and objectives and are appropriate in light of the expense.

MINIMUM DISTRIBUTIONS

Generally, the IRC requires that you begin taking annual distributions from Qualified annuity contracts by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you separate from service from the employer sponsoring the plan. If you own an IRA, you must begin taking distributions when you attain age 70 1/2. If you own more than one TSA, you may be permitted to take your annual distributions in any combination from your TSAs. A similar rule applies if you own more than one IRA. However, you cannot satisfy this distribution requirement for your TSA contract by taking a distribution from an IRA, and you cannot satisfy the requirement for your IRA by taking a distribution from a TSA.

You may be subject to a surrender charge on withdrawals taken to meet minimum distribution requirements, if the withdrawals exceed the contract's maximum penalty free amount.

Failure to satisfy the minimum distribution requirements may result in a tax penalty. You should consult your tax advisor for more information.

You may elect to have the required minimum distribution amount on your contract calculated and withdrawn each year under the automatic withdrawal option. You may select monthly, quarterly, semiannual, or annual withdrawals for this purpose. This service is provided as a courtesy and we do not guarantee the accuracy of our calculations. Accordingly, we recommend you consult your tax advisor concerning your required minimum distribution. You may terminate your election for automated minimum distribution at any time by sending a written request to our Annuity Service Center. We reserve the right to change or discontinue this service at any time.

The IRS issued regulations, effective January 1, 2003, regarding required minimum distributions from Qualified annuity contracts. One of the regulations effective January 1, 2006 requires that the annuity contract value used to determine required minimum distributions include the actuarial value of other benefits under the contract, such as optional death benefits and living benefits. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option. You should discuss the effect of these new regulations with your tax advisor.

TAX TREATMENT OF DEATH BENEFITS

Any death benefits paid under the contract are taxable to the Beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

Certain enhanced death benefits may be purchased under your contract. Although these types of benefits are used as investment protection and should not give rise to any adverse tax effects, the IRS could take the position that some or all of the charges for these death benefits should be treated as a partial withdrawal from the contract. In that case, the amount of the partial withdrawal may be includible in taxable income and subject to the 10% penalty if the owner is under 59 1/2.
If you own a Qualified contract and purchase these enhanced death benefits the IRS may consider these benefits "incidental death benefits" or "life insurance." The IRC imposes limits on the amount of the incidental benefits and/or life insurance allowable for Qualified contracts and the employer-sponsored plans under which they are purchased. If the death benefit(s) selected by you are considered to exceed these limits, the benefit(s) could result in taxable income to the owner of the Qualified contract, and in some cases could adversely impact the qualified status of the Qualified contract or the plan. You should consult your tax advisor regarding these features and benefits prior to purchasing a contract.

TAX TREATMENT OF OPTIONAL LIVING BENEFITS

Generally, we will treat amounts credited to the contract value under the optional living benefit guarantees, for income tax purposes, as earnings in the contract. Payments in accordance with such guarantees after the contract value has been reduced to zero may be treated for tax purposes as amounts received as an annuity, if the other requirements for such treatment are satisfied. All payments or withdrawals after cost basis has been reduced to zero, whether or not under such a guarantee, will be treated as taxable amounts.

If available and you elect an optional living benefit, the application of certain tax rules, including those rules relating to distributions from your contract, are not entirely clear. Such benefits are not intended to adversely affect the tax treatment of distributions or of the contract. However, you should be aware that little such guidance is available. In view of this uncertainty, you should consult a tax advisor before purchasing a guaranteed minimum withdrawal benefit rider and/or other optional living benefit.

CONTRACTS OWNED BY A TRUST OR CORPORATION

A Trust or Corporation ("Non-Natural Owner") that is considering purchasing this contract should consult a tax advisor. Generally, the IRC does not treat a Non-qualified contract owned by a non-natural owner as an annuity contract for Federal income tax purposes. The non-natural owner pays tax currently on the contract's value in excess of the owner's cost basis. However, this treatment is not applied to a contract held by a trust or other entity as an agent for a natural person nor to contracts held by Qualified Plans. See the SAI for a more detailed discussion of the potential adverse tax consequences associated with non-natural ownership of a Non-qualified annuity contract.

GIFTS, PLEDGES AND/OR ASSIGNMENTS OF A CONTRACT

If you transfer ownership of your Non-qualified contract to a person other than your spouse (or former spouse incident to divorce) as a gift you will pay federal income tax on the contract's cash value to the extent it exceeds your cost basis. The recipient's cost basis will be increased by the amount on which you will pay federal taxes. In addition, the IRC treats any assignment or pledge (or agreement to assign or pledge) of any portion of a Non-qualified contract as a withdrawal. See the SAI for a more detailed discussion regarding potential tax consequences of gifting, assigning, or pledging a Non-qualified contract.

The IRC prohibits Qualified annuity contracts including IRAs from being transferred, assigned or pledged as security for a loan. This prohibition, however, generally does not apply to loans under an employer-sponsored plan (including loans from the annuity contract) that satisfy certain requirements, provided that: (a) the plan is not an unfunded deferred compensation plan; and
(b) the plan funding vehicle is not an IRA.

DIVERSIFICATION AND INVESTOR CONTROL

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that the manager of the Underlying Funds monitors the Funds so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the underlying investments must meet these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, and not the Company, would be considered the owner of the shares of the Variable Portfolios under your Non-qualified contract, because of the degree of control you exercise over the underlying investments. This diversification requirement is sometimes referred to as "investor control." The determination of whether you possess sufficient incidents of ownership over Variable Portfolio assets to be deemed the owner of the Underlying Funds depends on all of the relevant facts and circumstances. However, IRS Revenue Ruling 2003-91 provides that an annuity owner's ability to choose among general investment strategies either at the time of the initial purchase or thereafter, does not constitute control sufficient to cause the contract holder to be treated as the owner of the Variable Portfolios. The Revenue Ruling provides that if, based on all the facts and circumstances, you do not have direct or indirect control over the Separate Account or any Variable Portfolio asset, then you do not possess sufficient incidents of ownership over the assets supporting the annuity to be deemed the owner of the assets for federal income tax purposes. If any guidance is provided which is considered a new position, then the guidance should generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean that you, as the owner of the Non-qualified Contract, could be treated as the owner of the Underlying Fund. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

These investor control limitations generally do not apply to Qualified contracts, which are referred to as "Pension Plan Contracts" for purposes of this rule, although the limitations could be applied to Qualified contracts in the future.

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                               OTHER INFORMATION
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AIG SUNAMERICA LIFE

The Company is a stock life insurance company originally organized under the laws of the state of California in April 1965. On January 1, 1996, the Company redomesticated under the laws of the state of Arizona. Its principal place of business is 1 SunAmerica Center, Los Angeles, California 90067. The Company conducts life insurance and annuity business in the District of Columbia and all states except New York. The Company is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

Circumstances affecting AIG can have an impact on the Company. For example, downgrades or other ratings actions taken by the major rating agencies with respect to AIG can result in corresponding downgrades and ratings actions being taken with respect to the Company's ratings.

THE DISTRIBUTOR


AIG SunAmerica Capital Services, Inc., ("AIG SACS") Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311-4992, distributes the contracts. AIG SACS, an affiliate of the Company, is a registered broker-dealer under the Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA") formerly known as the National Association of Securities Dealers, Inc. No underwriting fees are retained by AIG SACS in connection with the distribution of the contracts.


THE SEPARATE ACCOUNT

The Company established the Separate Account, Variable Separate Account, under Arizona law on January 1, 1996 when it assumed the Separate Account, originally established under California law on June 25, 1981. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

The Company owns the assets in the Separate Account. However, the assets in the Separate Account are not chargeable with liabilities arising out of any other business conducted by the Company. Income gains and losses (realized and unrealized) resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income gains or losses of the Company.

You benefit from dividends received by the Separate Account through an increase in your unit value. The Company expects to benefit from these benefits through tax credits and corporate dividends received deductions; however, these corporate deductions are not passed back to the Separate Account or to contract owners.

THE GENERAL ACCOUNT

Money allocated to any Fixed Accounts goes into the Company's general account. The general account consists of all of the company's assets other than assets attributable to a Separate Account. All of the assets in the general account are chargeable with the claims of any of the Company's contract holders as well as all of its creditors. The general account funds are invested as permitted under state insurance laws.

The Company has a support agreement in effect between the Company and its ultimate parent company, AIG. See the Statement of Additional Information for more information regarding this arrangement.

PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT

PAYMENTS WE MAKE

We make payments in connection with the distribution of the contracts that generally fall into the three categories below.


COMMISSIONS. Registered representatives of broker-dealers ("selling firms") licensed under federal securities laws and state insurance laws sell the contract to the public. The selling firms have entered into written selling agreements with the Company and AIG SACS. We pay commissions to the selling firms for the sale of your contract. The selling firms are paid commissions for the promotion and sale of the contracts according to one or more schedules. The amount and timing of commissions will vary depending on the selling firm and its selling agreement with us. For example, as one option, we may pay upfront commission only, up to a maximum 2.50% of each Purchase Payment you invest (which may include promotional amounts we may pay periodically as commission specials). Another option may be a lower upfront commission on each Purchase Payment, with a trail commission of up to a maximum 1.50% of contract value annually. The registered representative who sells you the contract typically receives a portion of the compensation we pay to his/her selling firm, depending on the agreement between the selling firms and its registered representative and their internal compensation program.


ADDITIONAL CASH COMPENSATION. We may pay selling firms support fees in the form of additional cash compensation. These payments may be intended to reimburse the selling firms for specific expenses incurred or may be based on sales, certain assets under management, longevity of assets invested with us or a flat fee. These payments may be consideration for, among other things, product placement/preference, greater access to train and educate the selling firm's registered representatives about our products, our participation in sales conferences and educational seminars and for selling firms to perform due diligence on our products. The amount of these fees may be tied to the anticipated level of our access in that selling firm. We enter into such arrangements in our discretion and we may negotiate customized arrangements with selling firms, including affiliated and non-affiliated selling firms based on various factors. These special compensation arrangements are not offered to all selling firms and the terms of such arrangements may differ between selling firms. We do not assess a specific charge directly to you or your separate account assets in order to cover commissions and other sales expenses and incentives we pay. However, we anticipate recovering these amounts from the fees and charges collected under the contract.


NON-CASH COMPENSATION. Some registered representatives may receive various types of non-cash compensation such as gifts and entertainment in connection with our marketing efforts. We may also pay for registered representatives to attend educational and/or business seminars. Any such compensation is paid in accordance with SEC and FINRA rules.


Commissions and other support fees may influence the way that a selling firm and its registered representatives market the contract and service customers who purchase the contract, and may influence the selling firm and its registered representatives to present this contract over others available in the market place. YOU SHOULD DISCUSS WITH YOUR SELLING FIRM AND/OR REGISTERED REPRESENTATIVE HOW THEY ARE COMPENSATED FOR SALES OF A CONTRACT AND/OR ANY RESULTING REAL OR PERCEIVED CONFLICTS OF INTEREST.

PAYMENTS WE RECEIVE

We may directly or indirectly receive payments from the Trusts, their investment advisers, sub-advisers and/or distributors (or affiliates thereof), in connection with certain administrative, marketing and other services we provide and related expenses we incur. We generally receive three kinds of payments.

RULE 12b-1 OR SERVICE FEES. We receive 12b-1 fees of up to 0.25% or service fees of up to 0.50% of the average daily net assets in certain Underlying Funds, including the Feeder Funds. These fees are deducted directly from the assets of the Underlying Funds. Please see EXPENSES above.

ADMINISTRATIVE, MARKETING AND SUPPORT SERVICE FEES. We receive compensation of up to 0.50% annually based on assets under management from certain Trusts' investment advisers, subadvisers and/or distributors (or affiliates thereof). These payments may be derived, in whole or in part, from the investment management fees deducted from assets of the Underlying Funds. Contract owners, through their indirect investment in the Trusts, bear the costs of these investment management fees. These amounts are generally based on assets under management from certain Trusts' investment advisers or their affiliates and vary by Trust. Some investment advisers, subadvisers and/or distributors (or affiliates thereof) pay us more than others. Such amounts received from AIG SAAMCo, our wholly-owned subsidiary, are paid pursuant to a profit sharing agreement and are not expected to exceed 0.50% annually based on assets under management.

OTHER PAYMENTS. Certain investment advisers, subadvisers and/or distributors (or affiliates thereof) may help offset the costs we incur for training to support sales of the Underlying Funds in the contract. These amounts may provide such advisers and/or subadvisers access to national and regional sales conferences attended by our employees and registered representatives. In addition, we (and our affiliates) may receive occasional gifts, entertainment or other compensation as an incentive to market the Underlying Funds and to cooperate with their marketing efforts. As a result of these payments, the investment advisers, subadvisers and/or distributors (or affiliates thereof) may benefit from increased access to our wholesalers and to our affiliates involved in the distribution of the contract.

ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at (800) 445-SUN2, if you have any comment, question or service request.

We send out transaction confirmations and quarterly statements. During the Accumulation Phase, you will receive confirmation of transactions within your contract. Transactions made pursuant to contractual or systematic agreements, such as dollar cost averaging, may be confirmed quarterly. Purchase Payments received through the automatic payment plan or a salary reduction arrangement, may also be confirmed quarterly. For all other transactions, we send confirmations immediately. It is your responsibility to review these documents carefully and notify us of any inaccuracies immediately. We investigate all inquiries. To the extent that we believe we made an error, we retroactively adjust your contract, provided you notify us within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error.

LEGAL PROCEEDINGS


Along with other companies, the Company has received subpoenas for information in connection with an ongoing investigation by the Securities & Exchange Commission ("SEC") and the United States Department of Justice ("DOJ") concerning the issuance of guaranteed investment contracts in connection with tax exempt issuances. The Company is cooperating fully with the investigation. The impact of this matter, if any, on the Company's financial position cannot be reasonably estimated at this time.


There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company and its subsidiaries have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company and its subsidiaries, such as through financial examinations, market conduct exams or regulatory inquiries. In management's opinion, except as noted above, these matters are not material in relation to the financial position of the Company.

FINANCIAL STATEMENTS

AIG SUPPORT AGREEMENT

AIG has entered into a support agreement with the Company under which AIG has agreed to cause the Company to maintain a minimum net worth and liquidity to meet its policy obligations. The support agreement requires AIG to make payments solely to the Company and not to the policyholders. Under no circumstance can a policyholder proceed directly against AIG for payment on its own behalf; all actions under the support agreements must be brought by the Company, or if the Company fails to enforce its rights, by a policyholder on behalf of the Company.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to "incorporate by reference" some of the information the Company and AIG files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus.

The consolidated financial statements, the financial statement schedules and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of AIG for the fiscal year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AIG is subject to the informational requirements of the Exchange Act. AIG files reports and other information with the SEC to meet those requirements. AIG files this information electronically pursuant to EDGAR, and it is available to the public through the SEC's website at http://www.sec.gov and AIG's website at http://www.aig.com. You can also inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
100 F. Street, N.E., Room 1580
Washington, DC 20549

CHICAGO, ILLINOIS
175 W. Jackson Boulevard
Chicago, IL 60604

NEW YORK, NEW YORK
3 World Financial, Room 4300
New York, NY 10281

To obtain copies by mail contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed. The Company will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of the above documents incorporated by reference. Requests for these documents should be directed to the Company's Annuity Service Center, as follows:

AIG SunAmerica Life Assurance Company
Annuity Service Center
P.O. Box 54299
Los Angeles, California 90054-0299
Telephone Number: (800) 445-SUN2

The financial statements of the Company and the Separate Account can be found in the Statement of Additional Information ("SAI"). You may obtain a free copy of this SAI if you contact our Annuity Service Center at (800) 445-SUN2.

REGISTRATION STATEMENT

Registration statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and exhibits. For further information regarding the Separate Account, the Company and its general account, the Variable Portfolios and the contract, please refer to the registration statements and exhibits.

        ----------------------------------------------------------------

        ----------------------------------------------------------------
                              TABLE OF CONTENTS OF
                      STATEMENT OF ADDITIONAL INFORMATION
        ----------------------------------------------------------------
        ----------------------------------------------------------------

Additional information concerning the operations of the Separate Account is contained in the Statement of Additional Information, which is available without charge upon written request. Please use the request form at the back of this prospectus and send it to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299 or by calling (800) 445-SUN2. The contents of the SAI are listed below.

Separate Account..............................     3
General Account...............................     3
Support Agreement Between the Company and
  AIG.........................................     4
Master-Feeder Structure.......................     4
Performance Data..............................     4
Annuity Income Payments.......................     5
Annuity Unit Values...........................     6
Taxes.........................................     8
Distribution of Contracts.....................    16
Financial Statements..........................    16

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--------------------------------------------------------------------------------
                        APPENDIX A - MARKETLOCK EXAMPLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following examples demonstrate the operation of the MarketLock For Life Plus feature:

MARKETLOCK FOR LIFE PLUS EXAMPLES

The following examples demonstrate the operation of the MarketLock For Life Plus feature:

EXAMPLE 1:


Assume you elect MarketLock For Life Plus and you invest a single Purchase Payment of $100,000, and you make no additional Purchase Payments, and no withdrawals before the 1st contract anniversary. Assume that on your 1st contract anniversary, your contract value is $103,000.

Your initial Benefit Base and Bonus Base are equal to 100% of your Eligible Purchase Payments, or $100,000. Your Bonus on the first anniversary is calculated as the Bonus Percentage (6%) multiplied by the Bonus Base ($100,000) which equals $6,000. On your first contract anniversary, your Benefit Base is adjusted to $106,000 which equals the greatest of your current Benefit Base ($100,000), your contract value ($103,000), or your Bonus plus your current Benefit Base ($6,000 + $100,000).

Assume your Maximum Annual Withdrawal Percentage is 5%, then your Maximum Annual Withdrawal Amount if you were to start taking withdrawals after the 1st contract anniversary is 5% of the Benefit Base (5% X $106,000 = $5,300). Therefore, as of your 1st contract anniversary, you may take withdrawals of up to $5,300 each year as long as the Covered Person(s) is(are) alive and you do not take any excess withdrawals.

EXAMPLE 2:


Assume you elect MarketLock For Life Plus, you invest an initial Purchase Payment of $100,000, you make subsequent Purchase Payments of $120,000 in year 2, $30,000 in year 5, and $50,000 in year 6, and you take no withdrawals before the 6th contract anniversary. Assume further that on your 1st contract anniversary, your contract value is $103,000. Therefore, your Benefit Base and Bonus Base do not increase due to a maximum Anniversary Value. Your contract values, Benefit Bases, Bonus Bases, and Bonuses are given as follows:



------------------------------------------------------------------------------
                                                                     MAXIMUM
                                                                      ANNUAL
      CONTRACT         CONTRACT                                     WITHDRAWAL
     ANNIVERSARY        VALUE    BENEFIT BASE BONUS BASE   BONUS      AMOUNT
------------------------------------------------------------------------------
         1st           $103,000   $106,000     $100,000    $6,000     $5,300
------------------------------------------------------------------------------
         2nd           $223,000   $218,000     $200,000   $12,000    $10,900
------------------------------------------------------------------------------
         3rd           $223,000   $230,000     $200,000   $12,000    $11,500
------------------------------------------------------------------------------
         4th           $223,000   $242,000     $200,000   $12,000    $12,100
------------------------------------------------------------------------------
         5th           $253,000   $285,800     $230,000   $13,800    $14,290
------------------------------------------------------------------------------
         6th           $303,000   $299,600     $230,000   $13,800    $14,980
------------------------------------------------------------------------------


Since the Benefit Base equals the Benefit Base at the beginning of that Benefit Year plus the subsequent Eligible Purchase Payments made in year 2, your new Benefit Base at the time of deposit equals $206,000 ($106,000 + $100,000). $20,000 of the $120,000 Purchase Payment is considered Ineligible Purchase Payments because it exceeds the Eligible Purchase Payment made in the 1st contract year (100% of $100,000). On your 2nd contract anniversary, your Bonus is $12,000 (6% X $200,000) and your Benefit Base equals $218,000 ($206,000 +
$12,000). Assuming your Maximum Annual Withdrawal Percentage at that time is 5%, then your Maximum Annual Withdrawal Amount would be $10,900 if you were to start taking withdrawals after the 2nd contract anniversary (5% of the $218,000 Benefit Base). However, continuing to assume you do not take any withdrawals in years 3 and 4, your Benefit Base will increase by your Bonus and as a result, your Maximum Annual Withdrawal Amount will also increase. After your Purchase Payment of $30,000 in year 5, your new Benefit Base equals $272,000 ($242,000 + $30,000). On your 5th contract anniversary, your Bonus Base is $230,000 and your Bonus equals $13,800 ($230,000 X 6%). Your Benefit Base equals $285,800 ($272,000 + $13,800). Any Purchase Payments made on or after your 5th contract anniversary are considered Ineligible Purchase Payments. Therefore, your $50,000 Purchase Payment in year 6 will not increase the Benefit Base, Bonus Base, or Bonus. A maximum Anniversary Value is not attained on the 6th contract anniversary since the contract value of $303,000 is reduced by Ineligible Purchase Payments of $70,000 ($20,000 + $50,000). Therefore, your Benefit Base is $299,600 ($285,800 + $13,800). If you were to start taking withdrawals after the 6th contract anniversary, and your Maximum Annual Withdrawal Percentage at that time remains at 5%, your Maximum Annual Withdrawal Amount would be $14,980 (5% of the $299,600 Benefit Base). If you do not take any Excess Withdrawals and begin taking withdrawals as of the 6th contract anniversary, you may take up to $14,980 each year as long as the Covered Person(s) is (are) alive.

EXAMPLE 3:


Assume you elect MarketLock For Life Plus and you invest a single Purchase Payment of $100,000, and you make no additional Purchase Payments. Assume that your contract values, Benefit Bases, Bonus Bases, and Bonuses are as follows:



------------------------------------------------------------------------------
                                                                     MAXIMUM
                                                                      ANNUAL
      CONTRACT         CONTRACT                                     WITHDRAWAL
     ANNIVERSARY        VALUE    BENEFIT BASE BONUS BASE   BONUS      AMOUNT
------------------------------------------------------------------------------
         1st           $103,000   $106,000     $100,000    $6,000     $5,300
------------------------------------------------------------------------------
         2nd           $115,000   $115,000     $115,000     N/A*      $5,750
------------------------------------------------------------------------------
         3rd           $107,000   $121,900     $115,000    $6,900     $6,095
------------------------------------------------------------------------------
         4th           $110,000   $128,800     $115,000    $6,900     $6,440
------------------------------------------------------------------------------
         5th           $140,000   $140,000     $140,000     N/A*      $7,000
------------------------------------------------------------------------------
         6th           $145,000   $148,400     $140,000    $8,400     $7,420
------------------------------------------------------------------------------


* The Benefit Base calculated based on the maximum anniversary value is greater than the Bonus plus the Benefit Base; therefore, the Bonus Base and Benefit Base are increased to the current anniversary value, and the Benefit Base is not increased by the Bonus.

On your 6th contract anniversary, your contract value is $145,000, and your Benefit Base is stepped-up to $148,400 and Bonus Base remains unchanged. Assume your Maximum Annual Withdrawal Percentage is 5%, then your Maximum Annual Withdrawal Amount if you were to start taking withdrawals would be $7,420 (5% of the $148,400 Benefit Base). Therefore, if you do not take any excess withdrawals and begin taking withdrawals as of the 6th contract anniversary, you may take up to $7,420 each year as long as the Covered Person(s) is (are) alive.

EXAMPLE 4 - IMPACT OF WITHDRAWALS IN EXCESS OF MAXIMUM ANNUAL WITHDRAWAL AMOUNT:


Assume you elect MarketLock For Life Plus, and you invest a single Purchase Payment of $100,000 with no additional Purchase Payments and no withdrawals before the 6th contract anniversary. Contract values, Benefit Base values, Bonus Base values, and Bonus amounts are as described in EXAMPLE 3 above. Also assume that during your 7th contract year, after your 6th contract anniversary, your contract value is $107,920 and you make a withdrawal of $11,440. Because the withdrawal is greater than your Maximum Annual Withdrawal Amount ($7,420), this withdrawal includes an Excess Withdrawal. In this case, the amount of the Excess Withdrawal is the total amount of the withdrawal less your Maximum Annual Withdrawal Amount ($11,440 - $7,420), or $4,020. First, we process the portion of your withdrawal that is not the Excess Withdrawal, which is $7,420. Your contract value after this portion of the withdrawal is $100,500
($107,920 - $7,420), but your Benefit Base and Bonus Base are unchanged. Next, we recalculate your Benefit Base, Bonus Base and Bonus by reducing the Benefit Base and Bonus Base by the proportion by which the contract value was reduced by the Excess Withdrawal ($4,020/$100,500 = 4%). The Benefit Base is adjusted to $142,464($148,400 minus 4% of $148,400 equals $5,936). The Bonus Base is adjusted to $134,400 ($140,000 minus 4% of $140,000 equals $5,600). Your new
Bonus is 6% of your new Bonus Base (6% X $134,400), which equals $8,064. Your new Maximum Annual Withdrawal Amount is your Benefit Base multiplied by your Maximum Annual Withdrawal Percentage ($142,464 X 5%), which equals $7,123.20. Therefore, if you do not take additional excess withdrawals, you may take up to $7,123.20 each year as long as the Covered Person(s) is(are) alive.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           APPENDIX B - DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following details the death benefit options payable upon the Continuing Spouse's death. The death benefit we will pay to the new Beneficiary chosen by the Continuing Spouse varies depending on the death benefit option elected by the original owner of the contract, the age of the Continuing Spouse as of the Continuation Date and the Continuing Spouse's date of death.

Capitalized terms used in this Appendix have the same meaning as they have in the prospectus.

The term "Continuation Net Purchase Payment" is used frequently in describing the death benefit payable upon a spousal continuation. We define Continuation Net Purchase Payment as Net Purchase Payments made on or after the Continuation Date. For the purpose of calculating Continuation Net Purchase Payments, the amount that equals the contract value on the Continuation Date, including the Continuation Contribution, is considered a Purchase Payment. If the Continuing Spouse makes no additional Purchase Payments or withdrawals, the Continuation Net Purchase Payments equals the contract value on the Continuation Date, including the Continuation Contribution, if any.

The term "withdrawals" as used in describing the death benefits is defined as withdrawals and the fees and charges applicable to those withdrawals.

THE COMPANY WILL NOT ACCEPT PURCHASE PAYMENTS FROM ANYONE AGE 86 OR OLDER. THEREFORE, THE DEATH BENEFIT CALCULATIONS DESCRIBED BELOW ASSUME THAT NO PURCHASE PAYMENTS ARE RECEIVED ON OR AFTER YOUR 86TH BIRTHDAY.

A.  DEATH BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH

     1.  Standard Death Benefit


          If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greater of:


          a. Contract value; or

          b. Continuation Net Purchase Payments.


          If the Continuing Spouse is age 83-85 on the Continuation Date, then the death benefit will be the greatest of:


          a. Contract value; or

          b. the lesser of:

             (1) Continuation Net Purchase Payments; or

             (2) 125% of the contract value.

          If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit will be equal to the contract value.

     2.  Purchase Payment Accumulation Option

          If the Continuing Spouse is age 74 or younger on the Continuation Date, the death benefit will be the greatest of:

          a. Contract value; or

          b. Continuation Net Purchase Payments, compounded at 3% annual growth rate, to the earlier of the Continuing Spouse's 75th birthday or date of death, reduced for withdrawals after the 75th birthday in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Net Purchase Payments received after the Continuing Spouse's 75th birthday; or

          c. Contract value on the seventh contract anniversary (from the original contract issue date), reduced for withdrawals since the seventh contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Net Purchase Payments received after the seventh contract anniversary.

          If the Continuing Spouse is age 75-82 on the Continuation Date, then the death benefit will be the greatest of:

          a. Contract value; or

          b. Continuation Net Purchase Payments; or


          c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the Continuing Spouse's 83rd birthday. The anniversary value for any year is equal to the contract value on the applicable contract anniversary date, reduced for withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Net Purchase Payments received since that anniversary date.


     3.  Maximum Anniversary Value Option

          If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greatest of:

          a. Contract value; or

          b. Continuation Net Purchase Payments; or

          c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the Continuing Spouse's 83rd birthday. The anniversary value for any year is equal to the contract value on the applicable contract anniversary date after the Continuation Date, reduced for withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Net Purchase Payments received since that anniversary date.


          If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be the Standard Death Benefit described above and the optional enhanced death benefit fee will no longer be deducted as of the Continuation Date.



If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to contract value and the optional enhanced death benefit fee will no longer be deducted as of the Continuation Date.


WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 APPENDIX C - STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES
                                  AND BENEFITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
      PROSPECTUS PROVISION                          AVAILABILITY OR VARIATION                          STATES
--------------------------------------------------------------------------------------------------------------------
 Transfer Privilege                Any transfer over the limit of 15 will incur a $10 transfer   Pennsylvania
                                   fee.                                                          Texas
--------------------------------------------------------------------------------------------------------------------
 Administration Charge             Contract Maintenance Fee is $30.                              New Mexico
                                                                                                 North Dakota
--------------------------------------------------------------------------------------------------------------------
 Administration Charge             Charge will be deducted pro-rata from variable portfolios     Washington
                                   only. If Purchase Payments are allocated among Fixed
                                   Accounts only, no charge will be deducted.
--------------------------------------------------------------------------------------------------------------------
 Amount at Full Surrender          You will receive the benefit of a free withdrawal upon full   Washington
                                   surrender.
--------------------------------------------------------------------------------------------------------------------
 Minimum Contract Value            The Minimum Contract Value is $2,000.                         Texas
--------------------------------------------------------------------------------------------------------------------
 MarketLock For Life Plus          Charge will be deducted pro-rata from variable portfolios     Oregon
                                   only. If Purchase Payments are allocated among Fixed          Texas
                                   Accounts only, no charge will be deducted.                    Washington
--------------------------------------------------------------------------------------------------------------------
 MarketLock For Life Plus          You may elect, the current Maximum Annual Withdrawal Amount   Oregon
                                   to be received monthly
--------------------------------------------------------------------------------------------------------------------
 Free Look                         If you reside in Arizona and are age 65 or older on your      Arizona
                                   Contract Date, the Free Look period is 30 days
--------------------------------------------------------------------------------------------------------------------
 Free Look                         If you reside in California and are age 60 or older on your   California
                                   Contract Date, the Free Look period is 30 days.
--------------------------------------------------------------------------------------------------------------------
 Withdrawals                       The minimum amount that must remain after a partial           Texas
                                   withdrawal is $2000.
--------------------------------------------------------------------------------------------------------------------
 Systematic Withdrawal             Minimum withdrawal amount is $250 per withdrawal or the       Minnesota
                                   penalty free withdrawal amount.                               Oregon
--------------------------------------------------------------------------------------------------------------------
 Death Benefits                    The standard death benefit is only available to contract      Washington
                                   owners or continuing spouses who are age 82 and younger. The
                                   Purchase Payment Accumulation Option death benefit is not
                                   available.
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       We do not deduct premium tax charges when you surrender your  New Mexico
                                   contract or begin the Income Phase.                           Oregon
                                                                                                 Washington
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       We deduct premium tax charges of 0.50% for qualified          California
                                   contracts and 2.35% for non-qualified contracts when you
                                   surrender your contract or begin the Income Phase.
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       We deduct premium tax charges of 0% for qualified contracts   Maine
                                   and 2.0% for non-qualified contracts when you make a
                                   Purchase Payment.
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       We deduct premium tax charges of 0% for qualified contracts   Nevada
                                   and 3.5% for non-qualified contracts when you surrender your contract or begin the Income Phase.
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       For the first $500,000 in the contract, we deduct premium     South Dakota
                                   tax charges of 0% for qualified contracts and 1.25% for
                                   non-qualified contracts when you make a Purchase Payment.
                                   For any amount in excess of $500,000 in the contract, we
                                   deduct front-end premium tax charges of 0% for qualified
                                   contracts and 0.80% for non-qualified contracts when you
                                   make a Purchase Payment.
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       We deduct premium tax charges of 1.0% for qualified           West Virginia
                                   contracts and 1.0% for non-qualified contracts when you
                                   surrender your contract or begin the Income Phase.
--------------------------------------------------------------------------------------------------------------------
 Premium Tax                       We deduct premium tax charges of 0% for qualified contracts   Wyoming
                                   and 1.0% for non-qualified contracts when you make a
                                   Purchase Payment.
--------------------------------------------------------------------------------------------------------------------
 Maximum Issue Age                 We will not issue a contract to anyone age 83 or older on     Washington
                                   the contract issue date.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


   Please forward a copy (without charge) of the Polaris Advisor III Variable Annuity Statement of Additional Information to:


             (Please print or type and fill in all information.)

        ----------------------------------------------------------------
        Name

        ----------------------------------------------------------------
        Address

        ----------------------------------------------------------------
        City/State/Zip

Date:                                 Signed:
-----------------------------------   -----------------------------------

   Return to: AIG SunAmerica Life Assurance Company, Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299
--------------------------------------------------------------------------------

                       STATEMENT OF ADDITIONAL INFORMATION

              FIXED AND VARIABLE GROUP DEFERRED ANNUITY CONTRACTS

                                   ISSUED BY

                     AIG SUNAMERICA LIFE ASSURANCE COMPANY

                               IN CONNECTION WITH


                            VARIABLE SEPARATE ACCOUNT
                      POLARIS ADVISOR III VARIABLE ANNUITY




   This Statement of Additional Information is not a prospectus; it should be read with the prospectus dated February 4, 2008 relating to the annuity contracts described above, a copy of which may be obtained without charge by calling (800) 445-SUN2 or by written request addressed to:


                      AIG SunAmerica Life Assurance Company

                             Annuity Service Center
                                 P.O. Box 54299
                       Los Angeles, California 90054-0299


    THE DATE OF THIS STATEMENT OF ADDITIONAL INFORMATION IS FEBRUARY 4, 2008

                                TABLE OF CONTENTS


                                                                   PAGE
                                                                   ----
Separate Account.................................................    3

General Account..................................................    3

Support Agreement Between the Company and AIG....................    4

Master-Feeder Structure..........................................    4

Performance Data.................................................    4

Annuity Income Payments..........................................    5

Annuity Unit Values..............................................    6

Taxes............................................................    8

Distribution of Contracts........................................   16

Financial Statements.............................................   16

                                SEPARATE ACCOUNT

   Variable Separate Account (the "Separate Account") was originally established by Anchor National Life Insurance Company ("Anchor National") on June 25, 1981, pursuant to the provisions of California law, as a segregated asset account of the Company. The Company has since redomesticated to Arizona. Effective March 1, 2003, Anchor National changed its name to AIG SunAmerica Life Assurance Company (the "Company"). This was a name change only and did not affect the substance of any contract. The Company is a direct wholly owned subsidiary of Sunamerica Life Insurance Company, which is a wholly owned subsidiary of AIG Retirement Services, Inc. (formerly AIG SunAmerica Inc.); a wholly owned subsidiary of American International Group, Inc. ("AIG"). AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's activities include general insurance, life insurance and retirement services, financial services and asset management. The Company is an Arizona-domiciled life insurance company principally engaged in the business of writing variable annuity contracts directed to the market for tax-deferred, long-term savings products. The Separate Account meets the definition of a "Separate Account" under the federal securities laws and is registered with the Securities and Exchange Commission (the "SEC") as a unit investment trust under the Investment Company Act of 1940. This registration does not involve supervision of the management of the Separate Account or the Company by the SEC.

   The assets of the Separate Account are the property of the Company. However, the assets of the Separate Account, equal to its reserves and other contract liabilities, are not chargeable with liabilities arising out of any other business the Company may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains, or losses of the Company.

   The Separate Account is divided into Variable Portfolios, with the assets of each Variable Portfolio invested in the shares of one or more underlying investment portfolios ("Underlying Funds"). The Company does not guarantee the investment performance of the Separate Account, its Variable Portfolios or the Underlying Funds. Values allocated to the Separate Account and the amount of variable Annuity Income Payments will vary with the values of shares of the Underlying Funds, and are also reduced by contract charges.

   The basic objective of a variable annuity contract is to provide variable Annuity Income Payments which will be to some degree responsive to changes in the economic environment, including inflationary forces and changes in rates of return available from various types of investments. The contract is designed to seek to accomplish this objective by providing that variable Annuity Income Payments will reflect the investment performance of the Separate Account with respect to amounts allocated to it both before and after the Annuity Date. Since the Separate Account is always fully invested in shares of the Underlying Funds, its investment performance reflects the investment performance of those entities. The values of such shares held by the Separate Account fluctuate and are subject to the risks of changing economic conditions as well as the risk inherent in the ability of the Underlying Funds' managements to make necessary changes in their funds to anticipate changes in economic conditions. Therefore, the owner bears the entire investment risk that the basic objectives of the contract may not be realized, and that the adverse effects of inflation may not be lessened. There can be no assurance that the aggregate amount of variable Annuity Income Payments will equal or exceed the Purchase Payments made with respect to a particular account for the reasons described above, or because of the premature death of an Annuitant.

   Another important feature of the contract related to its basic objective is the Company's promise that the dollar amount of variable Annuity Income Payments made during the lifetime of the Annuitant will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of expense deductions provided for in the contract (although the Company does not guarantee the amounts of the variable Annuity Income Payments).


                                 GENERAL ACCOUNT

   The General Account is made up of all of the general assets of the Company other than those allocated to the Separate Account or any other segregated asset account of the Company. Assets supporting amounts allocated to the fixed account become part of the Company's general account assets and are available to fund the claims of all classes of customers of the Company, as well as of its creditors. Your contract may offer Fixed Account Guarantee Periods ("FAGP") to which you may allocate certain Purchase Payments or contract value. Available guarantee periods may be for different lengths of time (such as 1,3 or 5 years) and may have different guaranteed interest rates. Accordingly, all of the Company's assets held in the general account will be available to fund the Company's obligations under the contracts as well as such other claims.

   The Company will invest the assets of the general account in the manner chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

                  SUPPORT AGREEMENT BETWEEN THE COMPANY AND AIG

   The Company has a support agreement in effect between the Company and AIG (the "Support Agreement"), pursuant to which AIG has agreed that AIG will cause the Company to maintain a policyholder's surplus of not less than $1,000,000 or such greater amount as shall be sufficient to enable the Company to perform its obligations under any policy issued by it. The Support Agreement also provides that if the Company needs funds not otherwise available to it to make timely payment of its obligations under policies issued by it, AIG will provide such funds at the request of the Company. The Support Agreement is not a direct or indirect guarantee by AIG to any person of any obligations of the Company. AIG may terminate the Support Agreement with respect to outstanding obligations of the Company only under circumstances where the Company attains, without the benefit of the Support Agreement, a financial strength rating equivalent to that held by the Company with the benefit of the Support Agreement. Policyholders have the right to cause the Company to enforce its rights against AIG and, if the Company fails or refuses to take timely action to enforce the Support Agreement or if the Company defaults in any claim or payment owed to such policyholder when due, have the right to enforce the Support Agreement directly against AIG on behalf of the Company.

                            MASTER-FEEDER STRUCTURE

The following Underlying Funds currently do not buy individual securities directly: American Funds Global Growth SAST Portfolio, American Funds Growth SAST Portfolio, American Funds Growth-Income SAST Portfolio, and American Funds Asset Allocation SAST Portfolio (the "Feeder Funds"). Instead, each Feeder Fund invests all of its investment assets in a corresponding "Master Fund" of American Funds Insurance Series(R), managed by Capital Research and Management Company ("Capital Research").

Because each Feeder Fund invests all of its assets in a Master Fund, the investment adviser to the Feeder Funds, AIG SunAmerica Asset Management Company ("AIG SAAMCo") does not provide any portfolio management services for the Feeder Funds. AIG SAAMCo provides those services for the Feeder Funds that are normally provided by a fund's investment adviser with the exception of portfolio management. Such services include, but are not limited to: monitoring the ongoing investment performance of the Master Funds, monitoring the Feeder Funds' other service providers, facilitating the distribution of Master Fund shareholder materials to Feeder Fund shareholders and providing such other services as are necessary or appropriate to the efficient operation of the Feeder Funds with respect to their investment in the corresponding Master Funds. Pursuant to its investment advisory agreement with SunAmerica Series Trust, AIG SAAMCo will provide these services so long as a Feeder Fund is a "feeder fund" investing in a Master Fund.

AIG SAAMCo has contractually agreed to waive 0.60% of its advisory fee for so long as the Feeder Fund is operated as a feeder fund. Under the master-feeder structure, however, each Feeder Fund may withdraw its entire investment from its corresponding Master Fund if the Feeder Fund Board determines that it is in the best interests of the Feeder Fund and its shareholders to do so. If the Portfolio ceases to operate as a "feeder fund," AIG SAAMCo will serve as investment manager for the Feeder Fund.

The terms "Feeder Fund" and "Master Fund" as used in the Prospectus are used for ease of relevant disclosure. There are a number of differences between arrangements commonly referred to as master-feeder funds, and the investments by the Feeder Funds in the Master Funds described in the Prospectus. These differences include the following:

   o Master funds commonly are not registered under the Securities Act of 1933. The Master Funds in which the Feeder Funds invest are registered under the Securities Act of 1933;

   o Master funds commonly sign the feeder funds' registration statement and have certain Securities Act liability with respect to the feeder funds' offering. The Board of Trustees of the Master Funds do not sign the Feeder Funds' registration statement and, therefore, do not incur any liability for the Feeder Funds offering;

   o Advisory fees commonly are assessed by the master fund, but not by the feeder fund. The Master Funds and the Feeder Funds both have investment advisory fees. (However, as described above, AIG SAAMCo's advisory fee is solely attributable to administrative services, not portfolio management. Moreover, AIG SAAMCo has contractually agreed to waive certain Feeder Fund advisory fees for as long as the Feeder Funds invest in a Master Fund); and

   o Master funds commonly sell their shares only to feeder funds. The Master Funds in which the Feeder Funds invest also sell their shares to separate accounts of life insurance companies to fund variable annuity contracts and variable life insurance contracts issued by the companies.

                                PERFORMANCE DATA

   From time to time the Separate Account may advertise the Cash Management Portfolio's "yield" and "effective yield." Both yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the Cash Management Portfolio refers to the net income generated for a contract funded by an investment in the Cash Management Portfolio (which invests in shares of the Cash Management Portfolio of SunAmerica Series Trust) over a seven-day period (which period will be stated in the advertisement). This income is then "annualized." That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly but, when annualized, the income earned by an investment in the Cash Management Portfolio is assumed to be reinvested at the end of each seven day period. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither the yield nor the effective yield takes into consideration the effect of any capital changes that might have occurred during the seven day period, nor do they reflect the impact of premium taxes. The impact of other recurring charges (including the mortality and expense risk charge, distribution expense charge and contract maintenance fee) on both yield figures is, however, reflected in them to the same extent it would affect the yield (or effective yield) for a contract of average size.

   In addition, the Separate Account may advertise "total return" data for the Variable Portfolios (including the Cash Management Portfolio) from the inception of the Separate Account. A Variable Portfolio is a sub-account of the Separate Account which provides for the variable investment options available under the contract. Like the yield figures described above, total return figures are based on historical data and are not intended to indicate future performance. The "total return" is a computed rate of return that, when compounded annually over a stated period of time and applied to a hypothetical initial investment in a Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period (assuming a complete redemption of the contract at the end of the period.) Recurring contract charges are reflected in the total return figures in the same manner as they are reflected in the yield data for contracts funded through the Cash Management Portfolio.

   In calculating hypothetical historical adjusted returns, for periods starting prior to the date the subaccounts were first offered to the public, the total return data for the Variable Portfolios of the Separate Account will be derived from the performance of the corresponding Underlying Funds of Anchor Series Trust, Franklin Templeton Variable Insurance Products Trust, Lord Abbett Series Fund, Inc., SunAmerica Series Trust and Van Kampen Life Investment Trust (Trusts), modified to reflect the charges and expenses as if the Separate Account Variable Portfolio had been in existence since the inception date of each respective Trusts' Underlying Fund. Thus, such performance figures should not be construed to be actual historic performance of the relevant Separate Account Variable Portfolio. Rather, they are intended to indicate the historical performance of the corresponding Underlying Funds of the Trusts, adjusted to provide direct comparability to the performance of the Variable Portfolios after the date the contracts were first offered to the public (which will reflect the effect of fees and charges imposed under the contracts). We commonly refer to these performance calculations as hypothetical adjusted historical returns. The Trusts have served since their inception as underlying investment media for separate accounts of other insurance companies in connection with variable contracts not having the same fee and charge schedules as those imposed under the contracts.

   Performance data for the various Variable Portfolios are computed in the manner described below.

Cash Management Portfolio

   Current yield is computed by first determining the Base Period Return attributable to a hypothetical contract having a balance of one Accumulation Unit at the beginning of a 7 day period using the formula:

      Base Period Return = (EV-SV) / (SV)
   where:
      SV = value of one Accumulation Unit at the start of a 7 day period

      EV = value of one Accumulation Unit at the end of the 7 day period

   The value of the Accumulation Unit at the end of the period (EV) is determined by (1) adding, to the value of the Accumulation Unit at the beginning of the period (SV), the investment income from the Underlying Fund attributed to the Accumulation Unit over the period, and (2) subtracting, from the result, the portion of the annual mortality and expense risk and distribution expense charges allocable to the 7 day period (obtained by multiplying the annually-based charges by the fraction 365/7).

   The current yield is then obtained by annualizing the Base Period Return:

      Current Yield = (Base Period Return) x (365/7)

   The Cash Management Portfolio also quotes an "effective yield" that differs from the current yield given above in that it takes into account the effect of dividend reinvestment in the Underlying Fund. The effective yield, like the current yield, is derived from the Base Period Return over a 7 day period. However, the effective yield accounts for dividend reinvestment by compounding the current yield according to the formula:

      Effective Yield = [(Base Period Return + 1) /365 / 7 - 1]/

   The yield quoted should not be considered a representation of the yield of the Cash Management Portfolio in the future since the yield is not fixed. Actual yields will depend on the type, quality and maturities of the investments held by the Underlying Fund and changes in interest rates on such investments.

   Yield information may be useful in reviewing the performance of the Cash Management Portfolio and for providing a basis for comparison with other investment alternatives. However, the Cash Management Portfolio's yield fluctuates, unlike bank deposits or other investments that typically pay a fixed yield for a stated period of time.

Other Variable Portfolios

   The Variable Portfolios of the Separate Account compute their performance data as "total return".

   These rates of return do not reflect election of additional optional features. The rates of return would be lower if these features were included in the calculations. The total return figures are based on historical data and are not intended to indicate future performance.

   Total return for a Variable Portfolio represents a single computed annual rate of return that, when compounded annually over a specified time period (one, five, and ten years, or since inception) and applied to a hypothetical initial investment in a contract funded by that Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period. The total rate of return (T) is computed so that it satisfies the formula:

      P (1 + T)/n /= ERV

   where:

      P = a hypothetical initial payment of $1,000
      T = average annual total return
      n = number of years

       ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the 1, 5, or
           10 year period as of the end of the period (or fractional portion thereof).

   The total return figures reflect the effect of recurring charges, as discussed herein. Recurring charges are taken into account in a manner similar to that used for the yield computations for the Cash Management Portfolio, described above. As with the Cash Management Portfolio yield figures, total return figures are derived from historical data and are not intended to be a projection of future performance.

Portfolio Allocator Models Performance

   The Separate Account also computes "total return" data for each of the Portfolio Allocator models. Each model is comprised of combination of Variable Portfolios available under the contract using various asset classes based on historical asset class performance.

   Total return for a Portfolio Allocator model represents a single computed annual rate of return that, when compounded annually over a specified time period (one, five, and ten years, or since inception) and applied to a hypothetical investment in a contract, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period. It is assumed that the initial hypothetical investment is made on the model inception date and rebalanced in accordance with the model on each reevaluation date. The model inception date is the date when the model was first offered for investment.

    The formula assumes that: (1) all recurring fees have been charged to the contract owner's accounts; (2) all applicable non-recurring charges are deducted at the beginning of the period in question; and (3) there will be complete redemption at the end of the period in question.

                 P (1+ T) (n)  =  ERV

                 P   =   contract value at the beginning of period n

                 T   =   average annual total return for the period in question

                 n = number of years, either 1-year, 5-year, or 10-year period in question (or fractional period thereof). For a period less than one year, n is equal to 1.

                 ERV = redeemable value (as of the end of the stated period in question) of a hypothetical investment made on the inception date of the model. The initial investment is allocated to the specific portfolios in the applicable model based on the stated percentages applicable during that time and it is reallocated on the reevaluation date of March 31. Ending redeemable value is calculated based on the sum of units and ending unit value of each portfolio at the time of redemption.


                            ANNUITY INCOME PAYMENTS

Initial Monthly Annuity Income Payments

   The initial income payment is determined by applying separately that portion of the contract value allocated to the fixed investment option and the Variable Portfolio(s), less any premium tax, and then applying it to the annuity table specified in the contract for fixed and variable Annuity Income Payments. Those tables are based on a set amount per $1,000 of proceeds applied. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified contracts and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

   The dollars applied are then divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly Annuity Income Payment. In the case of a variable annuity, that amount is divided by the value of an Annuity Unit as of the Annuity Date to establish the number of Annuity Units representing each variable Annuity Income Payment. The number of Annuity Units determined for the first variable Annuity Income Payment remains constant for the second and subsequent monthly variable Annuity Income Payments, assuming that no reallocation of contract values is made.

Subsequent Monthly Payments

   For fixed Annuity Income Payments, the amount of the second and each subsequent monthly Annuity Income Payment is the same as that determined above for the first monthly payment.

   For variable Annuity Income Payments, the amount of the second and each subsequent monthly Annuity Income Payment is determined by multiplying the number of Annuity Units, as determined in connection with the determination of the initial monthly payment, above, by the Annuity Unit value as of the day preceding the date on which each Annuity Income Payment is due.

                               ANNUITY UNIT VALUES

   The value of an Annuity Unit is determined independently for each Variable Portfolio.

   The annuity tables contained in the contract are based on a 3.5% per annum assumed investment rate. If the actual net investment rate experienced by a Variable Portfolio exceed 3.5%, variable Annuity Income Payments derived from allocations to that Variable Portfolio will increase over time. Conversely, if the actual rate is less than 3.5%, variable Annuity Income Payments will decrease over time. If the net investment rate equals 3.5%, the variable Annuity Income Payments will remain constant. If a higher assumed investment rate had been used, the initial monthly payment would be higher, but the actual net investment rate would also have to be higher in order for Annuity Income Payments to increase (or not to decrease).

   The payee receives the value of a fixed number of Annuity Units each month. The value of a fixed number of Annuity Units will reflect the investment performance of the Variable Portfolios elected, and the amount of each Annuity Income Payment will vary accordingly.

   For each Variable Portfolio, the value of an Annuity Unit is determined by multiplying the Annuity Unit value for the preceding month by the Net Investment Factor for the month for which the Annuity Unit value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 3.5% per annum which is assumed in the annuity tables contained in the contract.

Net Investment Factor

   The Net Investment Factor ("NIF") is an index applied to measure the net investment performance of a Variable Portfolio from one day to the next. The NIF may be greater or less than or equal to one; therefore, the value of an Annuity Unit may increase, decrease or remain the same.

   The NIF for any Variable Portfolio for a certain month is determined by dividing (a) by (b) where:

      (a) is the Accumulation Unit value of the Variable Portfolio determined as of the end of that month, and

      (b) is the Accumulation Unit value of the Variable Portfolio determined as of the end of the preceding month.

   The NIF for a Variable Portfolio for a given month is a measure of the net investment performance of the Variable Portfolio from the end of the prior month to the end of the given month. A NIF of 1.000 results from no change in the value of the Variable Portfolio; a NIF greater than 1.000 results from an increase in the value of the Variable Portfolio; and a NIF less than 1.000 results from a decrease in the value of the Variable Portfolio. The NIF is increased (or decreased) in accordance with the increases (or decreases, respectively) in the value of a share of the underlying fund in which the Variable Portfolio invests; it is also reduced by Separate Account asset charges.

Illustrative Example

   Assume that one share of a given Variable Portfolio had an Accumulation Unit value of $11.46 as of the close of the New York Stock Exchange ("NYSE") on the last business day in September; that its Accumulation Unit value had been $11.44 at the close of the NYSE on the last business day at the end of the previous month. The NIF for the month of September is:

      NIF = ($11.46 / $11.44)

      = 1.00174825

Illustrative Example

   The change in Annuity Unit value for a Variable Portfolio from one month to the next is determined in part by multiplying the Annuity Unit value at the prior month end by the NIF for that Variable Portfolio for the new month. In addition, however, the result of that computation must also be multiplied by an additional factor that takes into account, and neutralizes, the assumed investment rate of 3.5 percent per annum upon which the Annuity Income Payment tables are based. For example, if the net investment rate for a Variable Portfolio (reflected in the NIF) were equal to the assumed investment rate, the variable Annuity Income Payments should remain constant (i.e., the Annuity Unit value should not change). The monthly factor that neutralizes the assumed investment rate of 3.5 percent per annum is:

      1 / [(1.035) (1/12)] = 0.99713732

   In the example given above, if the Annuity Unit value for the Variable Portfolio was $10.103523 on the last business day in August, the Annuity Unit value on the last business day in September would have been:

      $10.103523 x 1.00174825 x 0.99713732 = $10.092213

Variable Annuity Income Payments

  Illustrative Example

   Assume that a male owner, P, owns a contract in connection with which P has allocated all of his contract value to a single Variable Portfolio. P is also the sole Annuitant and, at age 60, has elected to annuitize his contract under Option 4, a Life Annuity With 120 Monthly Payments Guaranteed. As of the last valuation preceding the Annuity Date, P's Account was credited with 7543.2456 Accumulation Units each having a value of $15.432655, (i.e., P's account value is equal to 7543.2456 x $15.432655 = $116,412.31). Assume also that the Annuity Unit value for the Variable Portfolio on that same date is $13.256932, and that the Annuity Unit value on the day immediately prior to the second Annuity Income Payment date is $13.327695.

   P's first variable Annuity Income Payment is determined from the annuity rate tables in P's contract, using the information assumed above. From the tables, which supply monthly Annuity Income Payments for each $1,000 of applied contract value, P's first variable Annuity Income Payment is determined by multiplying the monthly factor of $5.21 (Option 4v table, male Annuitant age 60 at the Annuity Date) by the result of dividing P's account value by $1,000:

      First Payment = $5.21 X ($116,412.31/$1,000) = $606.51

   The number of P's Annuity Units (which will be fixed; i.e., it will not change unless he transfers his Annuity Units to Annuity Units of another Variable Portfolio) is also determined at this time and is equal to the amount of the first variable Annuity Income Payment divided by the value of an Annuity Unit on the day immediately prior to annuitization:

      Annuity Units = $606.51/$13.256932 = 45.750404

   P's second variable Annuity Income Payment is determined by multiplying the number of Annuity Units by the Annuity Unit value as of the day immediately prior to the second payment due date:

      Second Payment = 45.750404 X $13.327695 = $609.75

   The third and subsequent variable Annuity Income Payments are computed in a manner similar to the second variable Annuity Income Payment.

   Note that the amount of the first variable Annuity Income Payment depends on the contract value in the relevant Variable Portfolio on the Annuity Date and thus reflects the investment performance of the Variable Portfolio net of fees and charges during the Accumulation Phase. The amount of that payment determines the number of Annuity Units, which will remain constant during the Annuity Phase (assuming no transfers from the Variable Portfolio). The net investment performance of the Variable Portfolio during the Annuity Phase is reflected in continuing changes during this phase in the Annuity Unit value, which determines the amounts of the second and subsequent variable Annuity Income Payments.

                                      TAXES

GENERAL

Note: We have prepared the following information on taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax adviser about your own circumstances.

Section 72 of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC") governs taxation of annuities in general. An owner is not taxed on increases in the value of a contract until distribution occurs, either in the form of a non-annuity distribution or as income payments under the annuity option elected. For a lump-sum payment received as a total surrender (total redemption), the recipient is taxed on the portion of the payment that exceeds the cost basis of the contract. For a payment received as a withdrawal (partial redemption), federal tax liability is determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the contract is withdrawn. A different rule applies to Purchase Payments made (including, if applicable, in the case of a contract issued in exchange for a prior contract) prior to August 14, 1982. Those Purchase Payments are considered withdrawn first for federal income tax purposes, followed by earnings on those Purchase Payments. For Non-qualified contracts, the cost basis is generally the Purchase Payments. The taxable portion of the lump-sum payment is taxed at ordinary income tax rates. Tax penalties may also apply.

If you purchase your contract under a pension plan, a specially sponsored employer program, as an individual retirement annuity, or under an individual retirement account, your contract is referred to as a Qualified Contract. Examples of Qualified plans or arrangements are: Individual Retirement Annuities and Individual Retirement Accounts (IRAs), Roth IRAs, Tax-Sheltered Annuities (also referred to as 403(b) annuities or 403(b) contracts), plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans), pension and profit sharing plans including 401(k) plans, and governmental 457(b) plans. Typically, for employer plans and tax-deductible IRA contributions, you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract. However, you normally will have a cost basis in a Roth IRA, a Roth 403(b) or a Roth 401(k) account, and you may have cost basis in a traditional IRA or in another Qualified Contract.

For annuity payments, the portion of each payment that is in excess of the exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (if any, and adjusted for any period or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludable amount equals the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of Qualified Plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

WITHHOLDING TAX ON DISTRIBUTIONS

Generally, you have not paid any federal taxes on the Purchase Payments used to buy a Qualified contract. As a result, most amounts withdrawn from the contract or received as income payments will be taxable income. Exceptions to this general rule include withdrawals attributable to after-tax Roth IRA, Roth 403(b), and Roth 401(k) contributions. Withdrawals from Roth IRAs are generally treated for federal tax purposes as coming first from the Roth contributions that have already been taxed, and as entirely tax free. Withdrawals from Roth 403(b) and Roth 401(k) accounts, and withdrawals generally from Qualified Contracts, are treated generally as coming pro-rata from amounts that already have been taxed and amounts that are taxed upon withdrawal. Withdrawals from Roth IRA, Roth 403(b) and Roth 401(k) accounts which satisfy certain qualification requirements, including at least five years in a Roth account under the plan or IRA and either attainment of age 59 1/2, death or disability (or, if an IRA for the purchase of a first home), will not be subject to federal income taxation.

The taxable portion of any withdrawal or income payment from a Qualified Contract will be subject to an additional 10% federal penalty tax, under the IRC, except in the following circumstances:

o  after attainment of age 59 1/2;

o  when paid to your beneficiary after you die;

o  after you become disabled (as defined in the IRC) ;

o as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

o payments to employees after separation from service after attainment of age 55 (does not apply to IRAs);

o  dividends paid with respect to stock of a corporation described in IRC
   Section 404(k);

o for payment of medical expenses to the extent such withdrawals do not exceed limitations set by the IRC for deductible amounts paid during the taxable year for medical care;

o payments to alternate payees pursuant to a qualified domestic relations order (does not apply to IRAs);

o for payment of health insurance if you are unemployed and meet certain requirements;

o  distributions from IRAs for higher education expenses;

o  distributions from IRAs for first home purchases;

o amounts distributed from a Code Section 457(b) plan other than amounts representing rollovers from an IRA or employer sponsored plan to which the 10% penalty would otherwise apply.

The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty between September 11, 2001 and December 31, 2007 and payments up to $3,000 per year for health, life and accident insurance by certain retired public safety officers which are federal tax-free.

The Code generally requires the Company (or, in some cases, a plan administrator) to withhold federal tax on the taxable portion of any distribution or withdrawal from a contract. For "eligible rollover distributions" from contracts issued under certain types of Qualified plans, not including IRAs, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" or transferred to another eligible plan in a direct "trustee-to- trustee" transfer. This requirement is mandatory and cannot be waived by the owner. Withholding on other types of distributions, including distributions from IRAs can be waived.

An "eligible rollover distribution" is the taxable portion of any amount received by a covered employee from a traditional IRA or retirement plan qualified under Sections 401 or 403 or, if from a plan of a governmental employer, under Section 457(b) of the Code, or from a tax-sheltered annuity qualified under Section 403(b) of the Code other than (1) substantially equal periodic payments calculated using the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee and his or her designated Beneficiary, or for a specified period of ten years or more; (2) financial hardship withdrawals; and (3) minimum distributions required to be made under the Code. Failure to "roll over" the entire amount of an eligible rollover distribution (including an amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a federal penalty tax on premature withdrawals, described later in this section.

Only (1) the participant, or, (2) in the case of the participant's death, the participant's surviving spouse, or (3) in the case of a domestic relations order, the participant's spouse or ex-spouse may roll over a distribution into a plan of the participant's own. An exception to this rule is that a non-spousal beneficiary may, subject to plan provisions, roll inherited funds from an eligible retirement plan into a Beneficiary IRA. A Beneficiary IRA is an IRA created for the sole purpose of receiving funds inherited by non-spousal beneficiaries of eligible retirement plans. The distribution must be transferred to the Beneficiary IRA in a direct "trustee-to-trustee" transfer. Beneficiary IRAs must meet the distribution requirements relating to IRAs inherited by non-spousal beneficiaries under Code sections 408(a)(6) and (b)(3) and 401(a)(9).

Withdrawals or distributions from a contract other than eligible rollover distributions are also subject to withholding on the taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming 3 withholding exemptions.

DIVERSIFICATION - SEPARATE ACCOUNT INVESTMENTS

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of Non-Qualified variable annuity contracts. These requirements generally do not apply to Qualified Contracts, which are considered "Pension Plan Contracts" for purposes of these Code requirements. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the contract as an annuity contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the contract prior to the receipt of any payments under the contract. The Code contains a safe harbor provision which provides that annuity contracts, such as your contract, meet the diversification requirements if, as of the close of each calendar quarter, the underlying assets meet the diversification standards for a regulated investment company, and no more than 55% of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

The Treasury Department has issued regulations which establish diversification requirements for the investment portfolios underlying variable contracts such as the contracts. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the regulations an investment portfolio will be deemed adequately diversified if (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments. For purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

NON-NATURAL OWNERS

Under Section 72(u) of the Code, the investment earnings on premiums for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to a Contract held by a trust or other entity as an agent for a natural person nor to Contracts held by Qualified Plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

MULTIPLE CONTRACTS

The Code provides that multiple Non-Qualified annuity contracts which are issued within a calendar year to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the federal tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. (However, they may be treated as issued on the issue date of the contract being exchanged, for certain purposes, including for determining whether the contract is an immediate annuity contract.) Owners should consult a tax adviser prior to purchasing more than one Non-qualified annuity contract from the same issuer in any calendar year.

TAX TREATMENT OF ASSIGNMENTS OF QUALIFIED CONTRACTS

Generally, a Qualified contract, including an IRA, may not be assigned or pledged. One exception to this rule is if the assignment is part of a permitted loan program under an employer-sponsored plan or pursuant to a qualified domestic relations order meeting the requirements of the plan or arrangement under which the contract is issued (or, in the case of an IRA, pursuant to a decree of divorce or separation maintenance or a written instrument incident to such decree.)

TAX TREATMENT OF GIFTING, ASSIGNING OR TRANSFERRING OWNERSHIP OF A NON-QUALIFIED CONTRACT

Under IRC Section 72(e)(4)(c), if you transfer ownership of your Non-Qualified Contract to a person other than your spouse (or former spouse if incident to divorce) for less than adequate consideration you will be taxed on the earnings above the purchase payments at the time of transfer. If you transfer ownership of your Non-Qualified Contract and receive payment less than the Contract's value, you will also be liable for the tax on the Contract's value above your purchase payments not previously withdrawn.

The new Contract owner's purchase payments (basis) in the Contract will be increased to reflect the amount included in your taxable income.

FEDERAL WITHDRAWAL RESTRICTIONS FROM QUALIFIED CONTRACTS

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities (TSAs) and certain other Qualified contracts. Withdrawals can only be made when an owner: (1) reaches age 59 1/2 (70 1/2 in the case of Section 457(b) Plans); (2) separates from employment from the employer sponsoring the plan; (3) dies; (4) becomes disabled (as defined in the IRC) (does not apply to section 457(b) plans); or (5) experiences a financial hardship (as defined in the IRC). In the case of hardship, the owner can only withdraw Purchase Payments. Transfers of amounts from one Qualified contract to another investment option under the same plan, or in the case of a 403(b) plan or program, to another contract or account of the same plan type or from a Qualified Plan to a state defined benefit plan to purchase service credits are not considered distributions, and thus are not subject to these withdrawal limitations. Such transfers may, however, be subject to limitations under the annuity contract or Plan. The Department of the Treasury published proposed 403(b) regulations on November 16, 2004. These Treasury regulations, when issued in final form, could affect or limit contractual rights, including but not limited to the right to transfer amounts to another provider.


PARTIAL 1035 EXCHANGES OF NON-QUALIFIED ANNUITIES

Section 1035 of the Code provides that a Non-qualified annuity contract may be exchanged in a tax-free transaction for another Non-qualified annuity contract. Historically, it was generally understood that only the exchange of an entire annuity contract, as opposed to a partial exchange, would be respected by the IRS as a tax-free exchange. In 1998, the U.S. Tax Court ruled that the direct transfer of a portion of an annuity contract into another annuity contract qualified as a tax-free exchange. In 1999, the IRS acquiesced in that Tax Court decision, but stated that it would nonetheless continue to challenge partial exchange transactions under certain circumstances. In Notice 2003-51, published on July 9, 2003, the IRS announced that, pending the publication of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and subsequent withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 24 months of the partial exchange should be treated as an integrated transaction, and thus whether the two contracts should be treated as a single contract to determine the tax treatment of the surrender or withdrawal under Section 72 of the Code. Although Notice 2003-51 and the IRS's acquiescence in the Tax Court decision indicate that the IRS will respect partial exchanges of annuity contracts under certain circumstances, uncertainty remains, and owners should seek their own tax advice regarding such transactions and the tax risks associated with subsequent surrenders or withdrawals.

QUALIFIED PLANS

The contracts offered by this prospectus are designed to be available for use under various types of Qualified plans. Taxation of owners in each Qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners and Beneficiaries are cautioned that benefits under a Qualified plan may be subject to limitations under the IRC and the employer-sponsored plan, in addition to the terms and conditions of the contracts issued pursuant to the plan.

Following are general descriptions of the types of Qualified plans with which the contracts may be used. Such descriptions are not exhaustive and are for general information purposes only. The tax rules regarding Qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a contract issued under a Qualified plan.

Contracts issued pursuant to Qualified plans include special provisions restricting contract provisions that may otherwise be available and described in this prospectus. Generally, contracts issued pursuant to Qualified plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain contractual withdrawal penalties and restrictions may apply to surrenders from Qualified contracts.

(a) Plans of Self-Employed Individuals: "H.R. 10 Plans"

Section 401 of the Code permits self-employed individuals to establish Qualified plans for themselves and their employees, commonly referred to as "H.R. 10" or "Keogh" Plans. Contributions made to the plan for the benefit of the employees will not be included in the gross income of the employees until distributed from the plan. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations and restrictions on these plans, such as: amounts of allowable contributions; form, manner and timing of distributions; vesting and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with an H.R. 10 Plan should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(b) Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, education and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employee until the employee receives distributions from the contract. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code.

One of these limits, on the amount that the employee may contribute on a voluntary basis, is imposed by the annuity contract as well as by the Code. That limit for 2007 is the lesser of 100% of includible compensation or $15,500. The limit may be increased by up to $3,000 for certain employees with at least fifteen years of full-time equivalent service with an eligible employer, and by an additional $5,000 in 2007 for employees age 50 or older, provided that other applicable requirements are satisfied. Total combined employer and employee contributions for 2007 may not exceed the lesser of $45,000 or 100% of compensation. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an Investment.

(c) Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as a traditional "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual's gross income. The ability to deduct an IRA contribution to a traditional IRA is subject to limits based upon income levels, retirement plan participation status, and other factors. The maximum IRA (traditional and/or Roth) contribution for 2007 is the lesser of $4,000 or 100% of compensation. Individuals age 50 or older may be able to contribute an additional $1,000 in 2007. IRAs are subject to limitations on eligibility, contributions, transferability and distributions. Sales of contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of contracts to be qualified as IRAs should obtain competent tax advice as to the tax treatment and suitability of such an investment.

If neither the Owner or the Owner's spouse is covered by an employer retirement plan, the IRA contribution may be fully deductible. If the Owner, or if filing jointly, the Owner or spouse, is covered by an employer retirement plan, the Owner may be entitled to only a partial (reduced) deduction or no deduction at all, depending on adjusted gross income, The rules concerning what constitutes "coverage" are complex and purchasers should consult their tax advisor or Internal Revenue Service Publication 590 for more details. The effect of income on the deduction, is sometimes called the adjusted gross income limitation (AGI limit). A modified AGI at or below a certain threshold level allows a full deduction of contributions regardless of coverage under an employer's plan. If you and your spouse are filing jointly and have a modified AGI of less than $83,000, your contribution may be fully deductible; if your income is between $83,000 and $93,000, your contribution may be partially deductible and if your income is $93,000 or more, your contribution may not be deductible. If you are single and your income is less than $52,000, your contribution may be fully deductible; if your income is between $93,000 and $103,000, your contribution may be partially deductible and if your income is $103,000 or more, your contribution may not be deductible. If you are married filing separately and you lived with your spouse at anytime during the year, and your income exceeds $10,000, none of your contribution may be deductible.

(d) Roth IRAs

Section 408(A) of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Contributions to a Roth IRA are not deductible but distributions are tax-free if certain requirements are satisfied. The maximum IRA (traditional and/or Roth) contribution for 2007 is the lesser of $4,000 or 100% of compensation. Individuals age 50 or older may be able to contribute an additional $1,000 in 2007. Unlike traditional IRAs, to which everyone can contribute even if they cannot deduct the full contribution, Roth IRAs have income limitations on who can establish such a contract. Generally, you can contribute to a Roth IRA if you have taxable compensation and your modified adjusted gross income is less than: $166,000 for married filing jointly or qualifying widow(er), $10,000 for married filing separately and you lived with your spouse at any time during the year, and $114,000 for single, head of household, or married filing separately and you did not live with your spouse at any time during the year. Certain persons may be eligible to convert a traditional IRA into a Roth IRA.

Conversions into Roth IRAs normally require taxes to be paid on any previously untaxed amounts included in the amount converted. If the Contracts are made available for use with Roth IRAs, they may be subject to special requirements imposed by the Internal Revenue Service ("IRS"). Purchasers of the Contracts for this purpose will be provided with such supplementary information as may be required by the IRS or other appropriate agency.

(e) Pension and Profit-Sharing Plans

Section 401(a) of the Code permits certain employers to establish various types of retirement plans, including 401(k) plans, for employees. However, governmental employers may not establish new 401(k) plans. These retirement plans may permit the purchase of the contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be includible in the gross income of the employee until distributed from the plan. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations on all plans on such items as amount of allowable contributions; form, manner and timing of distributions; vesting and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with pension or profit sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(f) Deferred Compensation Plans - Section 457(b)

Under Section 457(b) of the Code, governmental and certain other tax-exempt employers may establish, for the benefit of their employees, deferred compensation plans, which may invest in annuity contracts. The Code, as in the case of employer sponsored retirement plans generally establishes limitations and restrictions on eligibility, contributions and distributions. Under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan. Funds in a non-governmental 457(b) plan remain assets of the employer and are subject to claims by the creditors of the employer. As of January 1, 1999, all 457(b) plans of state and local governments must hold assets and income in a qualifying trust, custodial account, or annuity contract for the exclusive benefit of participants and their Beneficiaries.

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001 AND PENSION PROTECTION ACT OF 2006

For tax years beginning in 2002, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) expanded the range of eligible tax-free rollover distributions that may be made among qualified plans and increased contribution limits applicable to these plans. The changes made to the IRC by EGTRRA were scheduled to expire on December 31, 2010. The Pension Protection Act of 2006 made permanent those provisions of EGTRRA relating to IRAs and employer sponsored plans.

                            DISTRIBUTION OF CONTRACTS

     The contracts are offered on a continuous basis through AIG SunAmerica Capital Services, Inc., located at Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311. AIG SunAmerica Capital Services, Inc. is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers, Inc. The Company and AIG SunAmerica Capital Services, Inc. are each an indirect wholly owned subsidiary of AIG Retirement Services, Inc. No underwriting fees are paid in connection with the distribution of the contracts.


                              FINANCIAL STATEMENTS


     The following financial statements of Variable Separate Account and Consolidated financial statements of AIG SunAmerica Life Assurance Company are incorporated by reference to Form N-4, Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 2 under the Investment Company Act of 1940, File Nos. 333-137873 and 811-03859, filed on April 26, 2007, Accession No.
0000950124-07-002420:

Variable Separate Account

     -   Report of Independent Registered Public Accounting Firm

     -   Statement of Assets and Liabilities as of December 31, 2006

     -   Schedule of Portfolio Investments as of December 31, 2006

     -   Statement of Operations for the year ended December 31, 2006

     - Statement of Changes in Net Assets for the years ended December 31, 2006 and 2005

     -   Notes to Financial Statements

AIG SunAmerica Life Assurance Company

     -   Report of Independent Registered Public Accounting Firm

     -   Consolidated Balance Sheet as of December 31, 2006 and 2005

     - Consolidated Statement of Income and Comprehensive Income for the years ended December 31, 2006, 2005 and 2004

     - Consolidated Statement of Cash Flows for the years ended December 31, 2006, 2005 and 2004

     -   Notes to Consolidated Financial Statements

Consolidated financial statements (unaudited) of AIG SunAmerica Life Assurance Company at September 30, 2007 and December 31, 2006, and for the nine months ended September 30, 2007 and 2006, and financial statements (unaudited) for Variable Separate Account at September 30, 2007 and for the nine months ended September 30, 2007, are included herein.

The Consolidated financial statements of the Company should be considered only as bearing on the ability of the Company to meet its obligation under the contracts.

PricewaterhouseCoopers LLP, 350 South Grand Avenue, Los Angeles, California 90071, serves as the independent registered public accounting firm for the Separate Account and the Company. The audited financial statements referred to above are incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                       Number(s)
                                                                       ---------
Consolidated Balance Sheet (Unaudited) - September 30, 2007 and
   December 31, 2006                                                     1 to 2

Consolidated Statement of Income and Comprehensive Income
   (Unaudited) - Nine Months Ended September 30, 2007 and 2006           3 to 4

Consolidated Statement of Cash Flows (Unaudited) - Nine Months
   Ended September 30, 2007 and 2006                                     5 to 6

Notes to Consolidated Financial Statements (Unaudited)                   7 to 9

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                 September 30,   December 31,
                                                                      2007           2006
                                                                 -------------   ------------
                                                                        (in thousands)
ASSETS
Investments and cash:
   Cash and short-term investments                                $   218,140     $   167,722
   Bonds, notes and redeemable preferred stocks available for sale, at fair value (amortized cost: September 30, 2007,
      $3,776,867; December 31, 2006, $3,946,612)                    3,757,240       3,952,023
   Mortgage loans                                                     449,685         536,357
   Policy loans                                                       153,148         159,222
   Mutual funds                                                        23,165          29,633
   Common stocks available for sale, at fair value (cost:
      September 30, 2007, $20,258; December 31, 2006, $21,701)         19,651          22,006
   Partnerships                                                       237,212             414
   Securities lending collateral, at fair value (cost:
      September 30, 2007, $2,440,257; December 31, 2006,
      $2,110,459)                                                   2,386,037       2,110,459
   Derivative assets, at fair value                                   134,222          93,061
                                                                  -----------     -----------
   Total investments and cash                                       7,378,500       7,070,897
Variable annuity assets held in separate accounts                  30,571,878      27,789,310
Accrued investment income                                              58,372          59,167
Deferred acquisition costs                                          1,510,714       1,456,680
Other deferred expenses                                               263,788         263,613
Income taxes currently receivable from Parent                           5,351              67
Goodwill                                                               14,056          14,056
Other assets                                                           91,803          62,422
                                                                  -----------     -----------
TOTAL ASSETS                                                      $39,894,462     $36,716,212
                                                                  ===========     ===========

          See accompanying notes to consolidated financial statements.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                     CONSOLIDATED BALANCE SHEET (Continued)
                                   (UNAUDITED)

                                                               September 30,   December 31,
                                                                    2007           2006
                                                               -------------   ------------
                                                                      (in thousands)
LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
   Reserves for fixed annuity and fixed accounts of variable
      annuity contracts                                         $ 2,756,739     $ 2,926,124
   Reserves for universal life insurance contracts                1,364,363       1,408,877
   Reserves for guaranteed investment contracts                      41,932          42,647
   Reserves for guaranteed benefits                                  86,025          75,234
   Securities lending payable                                     2,440,257       2,110,459
   Due to affiliates                                                 15,794          23,866
   Other liabilities                                                243,943         231,497
                                                                -----------     -----------
   Total reserves, payables and accrued liabilities               6,949,053       6,818,704
Derivative liabilities, at fair value                                 6,476           2,451
Variable annuity liabilities related to separate accounts        30,571,878      27,789,310
Deferred income taxes                                               341,383         345,376
                                                                -----------     -----------
Total liabilities                                                37,868,790      34,955,841
                                                                -----------     -----------
Shareholder's equity:
   Common stock                                                       3,511           3,511
   Additional paid-in capital                                       934,267         761,664
   Retained earnings                                              1,126,933         992,179
   Accumulated other comprehensive income (loss)                    (39,039)          3,017
                                                                -----------     -----------
   Total shareholder's equity                                     2,025,672       1,760,371
                                                                -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                      $39,894,462     $36,716,212
                                                                ===========     ===========

          See accompanying notes to consolidated financial statements.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
            CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
                                   (UNAUDITED)

                                                           2007       2006
                                                         --------   --------
                                                            (in thousands)
REVENUES
   Fee income:
      Variable annuity policy fees, net of reinsurance   $428,552   $360,012
      Asset management fees                                59,627     59,144
      Universal life insurance policy fees, net of
         reinsurance                                       25,639     26,706
      Surrender charges                                    19,657     20,314
      Other fees                                           10,894     10,628
                                                         --------   --------
   Total fee income                                       544,369    476,804
   Investment income                                      211,451    246,736
   Net realized investment gain (loss)                    (33,389)     1,757
                                                         --------   --------
Total revenues                                            722,431    725,297
                                                         --------   --------
BENEFITS AND EXPENSES
   Interest expense:
      Fixed annuity and fixed accounts of variable
         annuity contracts                                 70,070     82,868
      Universal life insurance contracts                   47,993     49,977
      Guaranteed investment contracts                       2,558      3,732
                                                         --------   --------
   Total interest expense                                 120,621    136,577
   Amortization of bonus interest                          21,219     15,473
   Amortization of deferred acquisition costs and
      other deferred expenses                             158,434    154,392
   Claims on universal life insurance contracts, net
      of reinsurance recoveries                            15,079     15,783
   Guaranteed benefits, net of reinsurance recoveries      29,731     42,050
   General and administrative expenses                    124,686    109,495
   Annual commissions                                      77,693     66,998
                                                         --------   --------
Total benefits and expenses                               547,463    540,768
                                                         --------   --------
PRETAX INCOME                                             174,968    184,529
Income tax expense                                         40,214     31,967
                                                         --------   --------
NET INCOME                                               $134,754   $152,562
                                                         --------   --------

          See accompanying notes to consolidated financial statements.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
      CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME (Continued)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
                                   (UNAUDITED)

                                                      2007       2006
                                                   ---------   --------
                                                      (in thousands)
OTHER COMPREHENSIVE LOSS, NET OF TAX:
Unrealized depreciation of investments - net of
   reclassification and related amortization of
   deferred acquisition costs and other deferred
   expenses                                        $(112,790)  $ (8,646)
Reclassification adjustment for net realized
   (gain) loss included in net income                 46,929     (9,686)
Foreign currency translation adjustments               1,118      1,638
Deferred income tax benefit on above changes          22,687      5,844
                                                   ---------   --------
OTHER COMPREHENSIVE LOSS                             (42,056)   (10,850)
                                                   ---------   --------
COMPREHENSIVE INCOME                               $  92,698   $141,712
                                                   =========   ========

          See accompanying notes to consolidated financial statements.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
                                   (UNAUDITED)

                                                            2007        2006
                                                         ---------   ---------
                                                             (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $ 134,754   $ 152,562
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Interest credited to:
      Fixed annuity and fixed accounts of variable
         annuity contracts                                  70,070      82,868
      Universal life insurance contracts                    47,993      49,977
      Guaranteed investment contracts                        2,558       3,732
   Net realized investment (gain) loss                      33,389      (1,757)
   Amortization of net premium/(accretion of net
      discount) on investments                               1,657       1,924
   Amortization of deferred acquisition costs and
      other expenses                                       179,653     169,865
   Acquisition costs deferred                             (182,758)   (182,044)
   Other expenses deferred                                 (20,107)    (18,716)
   Provision for deferred income taxes                      21,189      24,540
   Change in:
      Accrued investment income                                795       1,966
      Income taxes currently receivable from Parent         (5,284)    (17,650)
      Other assets                                          (3,371)     (2,896)
      Due from/to affiliates                                (8,072)     (4,685)
      Other liabilities                                     (4,194)     34,372
   Other, net                                               (6,505)    (12,623)
                                                         ---------   ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  261,767     281,435
                                                         ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of:
   Bonds, notes and redeemable preferred stocks           (828,657)   (536,647)
   Mortgage loans                                          (27,999)   (159,922)
   Partnerships                                            (66,721)         --
   Derivatives                                             (92,266)    (10,442)
   Other investments, excluding short-term
      investments                                           (5,775)     (4,508)
Sales of:
   Bonds, notes and redeemable preferred stocks            705,431     548,167
   Derivatives                                              40,400       4,200
   Other investments, excluding short-term investments      13,462       3,504
Redemptions and maturities of:
   Bonds, notes and redeemable preferred stocks            274,420     614,386
   Mortgage loans                                          114,739      66,729
   Other investments, excluding short-term investments       6,386       7,626
Change in securities lending collateral                   (334,654)   (996,572)
                                                         ---------   ---------
NET CASH USED IN INVESTING ACTIVITIES                    $(201,234)  $(463,479)
                                                         ---------   ---------

          See accompanying notes to consolidated financial statements.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
                                   (UNAUDITED)

                                                           2007          2006
                                                       -----------   -----------
                                                             (in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Deposits received on:
   Fixed annuity and fixed accounts of variable
      annuity contracts                                $ 1,356,058   $ 1,194,997
   Universal life insurance contracts                       28,089        28,475
Net exchanges from the fixed accounts of variable
   annuity contracts                                    (1,221,999)   (1,116,929)
Withdrawal payments on:
   Fixed annuity and fixed accounts of variable
      annuity contracts                                   (321,769)     (561,537)
   Universal life insurance contracts                      (39,617)      (38,539)
   Guaranteed investment contracts                          (3,186)      (77,668)
Claims and annuity payments, net of reinsurance, on:
   Fixed annuity and fixed accounts of variable
      annuity contracts                                    (71,903)      (62,726)
   Universal life insurance contracts                      (69,677)      (76,276)
Change in securities lending payable                       329,798       996,572
Capital contribution                                         4,091            --
Dividend paid to Parent                                         --       (80,000)
                                                       -----------   -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        (10,115)      206,369
                                                       -----------   -----------
NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS             50,418        24,325
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING
   OF PERIOD                                               167,722       190,066
                                                       -----------   -----------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD       $   218,140   $   214,391
                                                       ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid to Parent                            $    24,309   $    25,077
                                                       ===========   ===========
Non-cash activity:
   Bonus interest and other deferrals credited to
      reserve for annuity contracts                    $    27,013   $    32,078
                                                       ===========   ===========
   Capital contribution of partnerships                $   168,512   $        --
                                                       ===========   ===========

          See accompanying notes to consolidated financial statements.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: AIG SunAmerica Life Assurance Company (the "Company") is a direct wholly owned subsidiary of SunAmerica Life Insurance Company (the "Parent"), which is a wholly owned subsidiary of AIG Retirement Services, Inc. ("AIGRS") (formerly AIG SunAmerica Inc.), a wholly owned subsidiary of American International Group, Inc. ("AIG").

     The Company owns 100% of the outstanding capital stock of its consolidated subsidiary, AIG SunAmerica Asset Management Corp. ("SAAMCo") which in turn has two wholly owned subsidiaries: AIG SunAmerica Capital Services, Inc. ("SACS") and AIG SunAmerica Fund Services, Inc. ("SFS").

     These unaudited condensed consolidated financial statements do not include certain financial information required by U.S. generally accepted accounting principles ("GAAP") for complete financial statements and should be read in conjunction with the audited consolidated financial statements and the related notes for the year ended December 31, 2006. In the opinion of management, these consolidated financial statements contain the normal recurring adjustments necessary for a fair statement of the results presented herein. Certain amounts have been reclassified in the 2006 financial statements to conform to their 2007 presentation.

     INVESTMENTS: In 2007, the Company recorded realized losses of approximately $4,856,000 related to the securities lending collateral investments, primarily from the sale of mortgage-backed bonds held as collateral investments. The Company's ultimate parent, American International Group, Inc. ("AIG"), deposited funds in the collateral pool equal to the losses incurred between August 1 and September 28, 2007, and the Company recorded its allocated portion of such funds as a capital contribution of $4,091,000.

     As of September 30, 2007, the Company's securities lending collateral investments had a net unrealized loss of $54,220,000. AIG has agreed to make additional contributions up to a specified aggregate limit to offset losses incurred by its insurance subsidiaries from securities lending collateral investments.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     On September 19, 2005, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts" ("SOP 05-1"). SOP 05-1 provides guidance on accounting for internal replacements of insurance and investment contracts other than those specifically described in Statement of Financial Accounting Standards ("FAS") No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long Duration Contracts and for Realized Gains and Losses from the Sale of Investments". SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverage that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. Internal replacements that result in a substantially changed contract are accounted for as a termination and a replacement contract. The provisions of SOP 05-1 became effective as of January 1, 2007. The Company's adoption of SOP 05-1 on January 1, 2007 did not have a material effect on the Company's consolidated financial condition or results of operations.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                   (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     On July 13, 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and additional disclosures. The Company's adoption of FIN 48 on January 1, 2007 did not have a material effect on the Company's consolidated financial condition or results of operations.

     FUTURE APPLICATION OF ACCOUNTING STANDARDS

     In September 2006, the FASB issued FAS No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. FAS 157 will be effective January 1, 2008. The Company is currently assessing the effect of implementing this guidance.

     In February 2007, the FASB issued FAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("FAS 159"). FAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. FAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. FAS 159 will be effective January 1, 2008. The Company is currently assessing the effect of implementing this guidance, which depends on the nature and extent of items elected to be measured at fair value, upon initial application of the standard on January 1, 2008.

2.   COMMITMENTS AND CONTINGENT LIABILITIES

     The Company has three agreements outstanding in which it has provided liquidity support for certain short-term securities of municipalities and non-profit organizations by agreeing to purchase such securities in the event there is no other buyer in the short-term marketplace. In return the Company receives a fee. In addition, the Company guarantees the payment of these securities upon redemption. The maximum liability under these guarantees at September 30, 2007 is $84,400,000. Related to each of these agreements are participation agreements with the Parent under which the Parent will share $29,700,000 of these liabilities in exchange for a proportionate percentage of the fees received under these agreements. Two of these commitments are scheduled to expire in the remainder of 2007. The Company's commitments under the third agreement with respect to senior securities are scheduled to expire on October 1, 2009, and those with respect to subordinated securities are scheduled to expire on October 1, 2022. These commitments may be extended beyond their stated maturities. Management does not anticipate any material future losses with respect to these commitments.

     Like many other companies, including financial institutions and brokers, the Company has received subpoenas for information in connection with an ongoing investigation by the Securities and Exchange Commission ("SEC") and the United States Department of Justice ("DOJ") concerning the issuance of guaranteed investment contracts in connection with tax exempt issuances. The Company is cooperating fully with the investigation. The impact of this matter, if any, on the Company's financial position cannot be reasonably estimated at this time.

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                   (UNAUDITED)

2.   COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

     Various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. Based on the current status of pending regulatory examinations and inquiries involving the Company, the Company believes it is not likely that these regulatory examinations or inquiries will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

     In February 2006, AIG reached a resolution of claims and matters under investigation with the DOJ, the SEC, the Office of the New York Attorney General ("NYAG") and the New York State Department of Insurance ("DOI"). The settlements resolved outstanding investigations conducted by the SEC, NYAG and DOI in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers compensation premium taxes and other assessments. As a result of the settlement, the Company obtained temporary permission from the SEC to continue to serve as a depositor for separate accounts, and its registered investment advisor subsidiary, SAAMCo, and its wholly owned distributor, SACS, obtained temporary permission from the SEC to continue to perform their respective investment advisory and distribution services. The Company and its subsidiaries received permanent permission from the SEC in September 2007.

     Various lawsuits against the Company and its subsidiaries have arisen in the ordinary course of business. Except as noted above, contingent liabilities arising from litigation, income taxes and regulatory and other matters are not considered material in relation to the consolidated financial position, results of operations or cash flows of the Company.

3.   SUBSEQUENT EVENT

     Effective December 31, 2007, the Company recorded approximately $74 million of additional amortization of deferred acquisition costs and sales inducements related to changes in actuarial estimates from the conversion to a new system, as well as unlocking future assumptions and experience updates. The impact of these changes also resulted in a decrease in reserves for guaranteed benefits and guaranteed benefits expense of approximately $16 million.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                     AIG SUNAMERICA LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007
                                   UNAUDITED

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007
                                    UNAUDITED

                                    CONTENTS

Statement of Assets and Liabilities, September 30, 2007....................    1
Schedule of Portfolio Investments, September 30, 2007......................   35
Statement of Operations, for the nine months ended September 30, 2007......   37
Statement of Changes in Net Assets, for the nine months ended
   September 30, 2007......................................................   57
Notes to Financial Statements..............................................   77

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)

                                                                            Government
                                                                                and
                                                   Asset        Capital       Quality                     Natural
                                                Allocation   Appreciation      Bond         Growth       Resources
                                                 Portfolio     Portfolio     Portfolio     Portfolio     Portfolio
                                                 (Class 1)     (Class 1)     (Class 1)     (Class 1)     (Class 1)
                                               ------------  ------------  ------------  ------------  ------------
Assets:
   Investments in Trusts, at net asset value   $254,445,546  $686,565,539  $235,561,335  $269,082,659  $215,807,247
                                               ------------  ------------  ------------  ------------  ------------
   Dividends receivable                                   0             0             0             0             0
Liabilities:                                              0             0             0             0             0
                                               ------------  ------------  ------------  ------------  ------------
Net assets:                                    $254,445,546  $686,565,539  $235,561,335  $269,082,659  $215,807,247
                                               ============  ============  ============  ============  ============
   Accumulation units                          $251,681,297  $684,084,218  $233,702,136  $267,797,069  $214,664,189
   Contracts in payout (annuitization) period     2,764,249     2,481,321     1,859,199     1,285,590     1,143,058
                                               ------------  ------------  ------------  ------------  ------------
      Total net assets                         $254,445,546  $686,565,539  $235,561,335  $269,082,659  $215,807,247
                                               ============  ============  ============  ============  ============
Accumulation units outstanding                    9,317,164    13,135,514    13,367,747     6,962,517     3,355,315
                                               ============  ============  ============  ============  ============

                                                                           Government
                                                                               and
                                                  Asset        Capital       Quality
                                                Allocation  Appreciation      Bond         Growth
                                                Portfolio     Portfolio     Portfolio    Portfolio
                                                (Class 2)     (Class 2)     (Class 2)    (Class 2)
                                               -----------  ------------  ------------  -----------
Assets:
   Investments in Trusts, at net asset value   $18,767,886  $137,862,301  $112,540,289  $74,723,055
                                               -----------  ------------  ------------  -----------
   Dividends receivable                                  0             0             0            0
Liabilities:                                             0             0             0            0
                                               -----------  ------------  ------------  -----------
Net assets:                                    $18,767,886  $137,862,301  $112,540,289  $74,723,055
                                               ===========  ============  ============  ===========
   Accumulation units                          $18,714,029  $137,538,949  $112,141,918  $74,597,071
   Contracts in payout (annuitization) period       53,857       323,352       398,371      125,984
                                               -----------  ------------  ------------  -----------
      Total net assets                         $18,767,886  $137,862,301  $112,540,289  $74,723,055
                                               ===========  ============  ============  ===========
Accumulation units outstanding                     696,221     2,583,746     6,381,948    1,951,631
                                               ===========  ============  ============  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                        Government
                                                                                            and
                                                 Natural       Asset        Capital       Quality
                                                Resources    Allocation  Appreciation      Bond         Growth
                                                Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
                                                (Class 2)    (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                               -----------  -----------  ------------  ------------  ------------
Assets:
   Investments in Trusts, at net asset value   $45,378,912  $32,536,984  $525,134,261  $512,323,093  $219,946,773
                                               -----------  -----------  ------------  ------------  ------------
   Dividends receivable                                  0            0             0             0             0
Liabilities:                                             0            0             0             0             0
                                               -----------  -----------  ------------  ------------  ------------
Net assets:                                    $45,378,912  $32,536,984  $525,134,261  $512,323,093  $219,946,773
                                               ===========  ===========  ============  ============  ============
   Accumulation units                          $45,373,443  $32,534,372  $525,013,656  $512,157,029  $219,869,419
   Contracts in payout (annuitization) period        5,469        2,612       120,605       166,064        77,354
                                               -----------  -----------  ------------  ------------  ------------
      Total net assets                         $45,378,912  $32,536,984  $525,134,261  $512,323,093  $219,946,773
                                               ===========  ===========  ============  ============  ============
Accumulation units outstanding                     712,876    1,218,683     9,999,847    29,387,991     5,822,659
                                               ===========  ===========  ============  ============  ============



                                                  Natural     Aggressive    Alliance
                                                 Resources      Growth       Growth       Balanced
                                                 Portfolio    Portfolio     Portfolio     Portfolio
                                                 (Class 3)    (Class 1)     (Class 1)     (Class 1)
                                               ------------  -----------  ------------  ------------
Assets:
   Investments in Trusts, at net asset value   $183,482,134  $90,332,103  $449,724,760  $102,561,031
                                               ------------  -----------  ------------  ------------
   Dividends receivable                                   0            0             0             0
Liabilities:                                              0            0             0             0
                                               ------------  -----------  ------------  ------------
Net assets:                                    $183,482,134  $90,332,103  $449,724,760  $102,561,031
                                               ============  ===========  ============  ============
   Accumulation units                          $183,475,488  $89,666,213  $446,900,576  $101,525,273
   Contracts in payout (annuitization) period         6,646      665,890     2,824,184     1,035,758
                                               ------------  -----------  ------------  ------------
      Total net assets                         $183,482,134  $90,332,103  $449,724,760  $102,561,031
                                               ============  ===========  ============  ============
Accumulation units outstanding                    2,965,579    4,772,172    12,223,703     5,950,812
                                               ============  ===========  ============  ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                Blue Chip     Capital        Cash        Corporate       Davis
                                                  Growth       Growth     Management       Bond      Venture Value
                                                Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
                                                (Class 1)    (Class 1)     (Class 1)     (Class 1)      (Class 1)
                                               -----------  -----------  ------------  ------------  --------------
Assets:
   Investments in Trusts, at net asset value   $17,320,910  $14,641,967  $165,460,160  $148,886,276  $1,228,862,194
                                               -----------  -----------  ------------  ------------  --------------
   Dividends receivable                                  0            0             0             0               0
Liabilities:                                             0            0             0             0               0
                                               -----------  -----------  ------------  ------------  --------------
Net assets:                                    $17,320,910  $14,641,967  $165,460,160  $148,886,276  $1,228,862,194
                                               ===========  ===========  ============  ============  ==============
   Accumulation units                          $17,253,515  $14,577,373  $164,672,110  $147,655,638  $1,224,066,669
   Contracts in payout (annuitization) period       67,395       64,594       788,050     1,230,638       4,795,525
                                               -----------  -----------  ------------  ------------  --------------
      Total net assets                         $17,320,910  $14,641,967  $165,460,160  $148,886,276  $1,228,862,194
                                               ===========  ===========  ============  ============  ==============
Accumulation units outstanding                   2,382,801    1,553,299    12,082,484     8,130,678      29,911,271
                                               ===========  ===========  ============  ============  ==============

                                                "Dogs" of     Emerging        Equity      Fundamental
                                               Wall Street     Markets    Opportunities     Growth
                                                Portfolio     Portfolio     Portfolio      Portfolio
                                                (Class 1)     (Class 1)     (Class 1)      (Class 1)
                                               -----------  ------------  -------------  ------------
Assets:
   Investments in Trusts, at net asset value   $41,626,592  $148,129,905   $90,431,454   $109,311,294
                                               -----------  ------------   -----------   ------------
   Dividends receivable                                  0             0             0              0
Liabilities:                                             0             0             0              0
                                               -----------  ------------   -----------   ------------
Net assets:                                    $41,626,592  $148,129,905   $90,431,454   $109,311,294
                                               ===========  ============   ===========   ============
   Accumulation units                          $41,270,155  $147,859,276   $89,664,936   $108,577,657
   Contracts in payout (annuitization) period      356,437       270,629       766,518        733,637
                                               -----------  ------------   -----------   ------------
      Total net assets                         $41,626,592  $148,129,905   $90,431,454   $109,311,294
                                               ===========  ============   ===========   ============
Accumulation units outstanding                   3,151,209     5,734,352     4,145,972      5,215,350
                                               ===========  ============   ===========   ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)



                                                  Global       Global         Growth        Growth-     High-Yield
                                                   Bond       Equities    Opportunities     Income         Bond
                                                Portfolio     Portfolio     Portfolio      Portfolio     Portfolio
                                                (Class 1)     (Class 1)     (Class 1)      (Class 1)     (Class 1)
                                               -----------  ------------  -------------  ------------  ------------
Assets:
   Investments in Trusts, at net asset value   $69,041,428  $170,054,640   $20,559,370   $394,165,485  $148,710,680
                                               -----------  ------------   -----------   ------------  ------------
   Dividends receivable                                  0             0             0              0             0
Liabilities:                                             0             0             0              0             0
                                               -----------  ------------   -----------   ------------  ------------
Net assets:                                    $69,041,428  $170,054,640   $20,559,370   $394,165,485  $148,710,680
                                               ===========  ============   ===========   ============  ============
   Accumulation units                          $68,846,125  $169,085,080   $20,534,291   $390,662,644  $148,027,996
   Contracts in payout (annuitization) period      195,303       969,560        25,079      3,502,841       682,684
                                               -----------  ------------   -----------   ------------  ------------
      Total net assets                         $69,041,428  $170,054,640   $20,559,370   $394,165,485  $148,710,680
                                               ===========  ============   ===========   ============  ============
Accumulation units outstanding                   3,681,163     6,278,648     3,063,403     11,513,379     7,009,700
                                               ===========  ============   ===========   ============  ============

                                                                                               MFS
                                               International  International    Marsico    Massachusetts
                                                Diversified       Growth       Focused      Investors
                                                  Equities       & Income       Growth        Trust
                                                 Portfolio      Portfolio     Portfolio     Portfolio
                                                 (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                               -------------  -------------  -----------  -------------
Assets:
   Investments in Trusts, at net asset value    $147,792,690   $223,110,787  $52,310,543   $127,906,640
                                                ------------   ------------  -----------   ------------
   Dividends receivable                                    0              0            0              0
Liabilities:                                               0              0            0              0
                                                ------------   ------------  -----------   ------------
Net assets:                                     $147,792,690   $223,110,787  $52,310,543   $127,906,640
                                                ============   ============  ===========   ============
   Accumulation units                           $147,025,871   $221,801,894  $52,243,194   $127,422,779
   Contracts in payout (annuitization) period        766,819      1,308,893       67,349        483,861
                                                ------------   ------------  -----------   ------------
      Total net assets                          $147,792,690   $223,110,787  $52,310,543   $127,906,640
                                                ============   ============  ===========   ============
Accumulation units outstanding                     8,804,002     10,704,262    3,825,349      4,969,850
                                                ============   ============  ===========   ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                 MFS Total     Mid-Cap                                 Telecom
                                                  Return       Growth      Real Estate   Technology    Utility
                                                 Portfolio    Portfolio     Portfolio    Portfolio    Portfolio
                                                 (Class 1)    (Class 1)     (Class 1)    (Class 1)    (Class 1)
                                               ------------  -----------  ------------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value   $390,089,133  $92,231,678  $106,663,304  $20,995,599  $37,901,090
                                               ------------  -----------  ------------  -----------  -----------
   Dividends receivable                                   0            0             0            0            0
Liabilities:                                              0            0             0            0            0
                                               ------------  -----------  ------------  -----------  -----------
Net assets:                                    $390,089,133  $92,231,678  $106,663,304  $20,995,599  $37,901,090
                                               ============  ===========  ============  ===========  ===========
   Accumulation units                          $388,878,352  $91,759,996  $106,169,772  $20,926,246  $37,607,649
   Contracts in payout (annuitization) period     1,210,781      471,682       493,532       69,353      293,441
                                               ------------  -----------  ------------  -----------  -----------
      Total net assets                         $390,089,133  $92,231,678  $106,663,304  $20,995,599  $37,901,090
                                               ============  ===========  ============  ===========  ===========
Accumulation units outstanding                   13,443,833    7,361,752     3,582,270    7,227,931    2,184,037
                                               ============  ===========  ============  ===========  ===========

                                                Worldwide    Aggressive    Alliance
                                               High Income     Growth       Growth      Balanced
                                                Portfolio    Portfolio    Portfolio    Portfolio
                                                (Class 1)    (Class 2)    (Class 2)    (Class 2)
                                               -----------  -----------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value   $46,343,072  $12,597,979  $61,958,754  $16,792,859
                                               -----------  -----------  -----------  -----------
   Dividends receivable                                  0            0            0            0
Liabilities:                                             0            0            0            0
                                               -----------  -----------  -----------  -----------
Net assets:                                    $46,343,072  $12,597,979  $61,958,754  $16,792,859
                                               ===========  ===========  ===========  ===========
   Accumulation units                          $46,012,076  $12,590,987  $61,936,364  $16,779,767
   Contracts in payout (annuitization) period      330,996        6,992       22,390       13,092
                                               -----------  -----------  -----------  -----------
      Total net assets                         $46,343,072  $12,597,979  $61,958,754  $16,792,859
                                               ===========  ===========  ===========  ===========
Accumulation units outstanding                   2,094,115      670,914    1,687,597      981,238
                                               ===========  ===========  ===========  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                     Davis
                                                Blue Chip    Capital       Cash      Corporate      Venture
                                                 Growth      Growth     Management      Bond         Value
                                                Portfolio   Portfolio   Portfolio    Portfolio     Portfolio
                                                (Class 2)   (Class 2)   (Class 2)    (Class 2)     (Class 2)
                                               ----------  ----------  -----------  -----------  ------------
Assets:
   Investments in Trusts, at net asset value   $9,304,231  $5,926,949  $58,602,962  $49,495,621  $196,381,371
                                               ----------  ----------  -----------  -----------  ------------
   Dividends receivable                                 0           0            0            0             0
Liabilities:                                            0           0            0            0             0
                                               ----------  ----------  -----------  -----------  ------------
Net assets:                                    $9,304,231  $5,926,949  $58,602,962  $49,495,621  $196,381,371
                                               ==========  ==========  ===========  ===========  ============
   Accumulation units                          $9,302,261  $5,926,949  $58,429,642  $49,319,133  $195,946,167
   Contracts in payout (annuitization) period       1,970           0      173,320      176,488       435,204
                                               ----------  ----------  -----------  -----------  ------------
      Total net assets                         $9,304,231  $5,926,949  $58,602,962  $49,495,621  $196,381,371
                                               ==========  ==========  ===========  ===========  ============
Accumulation units outstanding                  1,303,078     635,804    4,318,051    2,731,350     4,781,788
                                               ==========  ==========  ===========  ===========  ============


                                                "Dogs" of     Emerging       Equity       Foreign
                                               Wall Street    Markets    Opportunities     Value
                                                Portfolio    Portfolio     Portfolio     Portfolio
                                                (Class 2)    (Class 2)     (Class 2)     (Class 2)
                                               -----------  -----------  -------------  -----------
Assets:
   Investments in Trusts, at net asset value   $15,205,475  $31,381,456   $16,562,006   $79,073,310
                                               -----------  -----------   -----------   -----------
   Dividends receivable                                  0            0             0             0
Liabilities:                                             0            0             0             0
                                               -----------  -----------   -----------   -----------
Net assets:                                    $15,205,475  $31,381,456   $16,562,006   $79,073,310
                                               ===========  ===========   ===========   ===========
   Accumulation units                          $15,204,190  $31,378,778   $16,540,405   $79,032,093
   Contracts in payout (annuitization) period        1,285        2,678        21,601        41,217
                                               -----------  -----------   -----------   -----------
      Total net assets                         $15,205,475  $31,381,456   $16,562,006   $79,073,310
                                               ===========  ===========   ===========   ===========
Accumulation units outstanding                   1,162,815    1,230,848       767,868     3,509,971
                                               ===========  ===========   ===========   ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                               Fundamental     Global       Global        Growth      Growth-
                                                  Growth        Bond       Equities   Opportunities    Income
                                                Portfolio    Portfolio    Portfolio     Portfolio    Portfolio
                                                (Class 2)    (Class 2)    (Class 2)     (Class 2)    (Class 2)
                                               -----------  -----------  -----------  -------------  -----------
Assets:
   Investments in Trusts, at net asset value    $6,782,265  $16,632,309  $19,956,329    $8,847,949   $30,658,606
                                                ----------  -----------  -----------    ----------   -----------
   Dividends receivable                                  0            0            0             0             0
Liabilities:                                             0            0            0             0             0
                                                ----------  -----------  -----------    ----------   -----------
Net assets:                                     $6,782,265  $16,632,309  $19,956,329    $8,847,949   $30,658,606
                                                ==========  ===========  ===========    ==========   ===========
   Accumulation units                           $6,767,266  $16,632,309  $19,874,598    $8,847,949   $30,595,229
   Contracts in payout (annuitization) period       14,999            0       81,731             0        63,377
                                                ----------  -----------  -----------    ----------   -----------
      Total net assets                          $6,782,265  $16,632,309  $19,956,329    $8,847,949   $30,658,606
                                                ==========  ===========  ===========    ==========   ===========
Accumulation units outstanding                     325,788      888,844      740,526     1,332,029       891,174
                                                ==========  ===========  ===========    ==========   ===========

                                                            International  International    Marsico
                                                High-Yield   Diversified      Growth &      Focused
                                                   Bond        Equities       Income         Growth
                                                Portfolio     Portfolio      Portfolio     Portfolio
                                                (Class 2)     (Class 2)      (Class 2)     (Class 2)
                                               -----------  -------------  -------------  -----------
Assets:
   Investments in Trusts, at net asset value   $33,975,789   $61,087,521    $39,316,235   $43,619,553
                                               -----------   -----------    -----------   -----------
   Dividends receivable                                  0             0              0             0
Liabilities:                                             0             0              0             0
                                               -----------   -----------    -----------   -----------
Net assets:                                    $33,975,789   $61,087,521    $39,316,235   $43,619,553
                                               ===========   ===========    ===========   ===========
   Accumulation units                          $33,838,164   $61,054,230    $39,094,653   $43,576,727
   Contracts in payout (annuitization) period      137,625        33,291        221,582        42,826
                                               -----------   -----------    -----------   -----------
      Total net assets                         $33,975,789   $61,087,521    $39,316,235   $43,619,553
                                               ===========   ===========    ===========   ===========
Accumulation units outstanding                   1,621,127     3,675,945      1,889,201     3,222,117
                                               ===========   ===========    ===========   ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                    MFS
                                               Massachusetts
                                                 Investors      MFS Total     Mid-Cap                 Small & Mid
                                                   Trust         Return        Growth    Real Estate   Cap Value
                                                 Portfolio      Portfolio    Portfolio    Portfolio    Portfolio
                                                 (Class 2)      (Class 2)    (Class 2)    (Class 2)    (Class 2)
                                               -------------  ------------  -----------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value    $24,995,865   $126,881,281  $43,360,188  $28,308,581  $49,939,773
                                                -----------   ------------  -----------  -----------  -----------
   Dividends receivable                                   0              0            0            0            0
Liabilities:                                              0              0            0            0            0
                                                -----------   ------------  -----------  -----------  -----------
Net assets:                                     $24,995,865   $126,881,281  $43,360,188  $28,308,581  $49,939,773
                                                ===========   ============  ===========  ===========  ===========
   Accumulation units                           $24,987,201   $126,779,316  $43,339,985  $28,292,551  $49,848,633
   Contracts in payout (annuitization) period         8,664        101,965       20,203       16,030       91,140
                                                -----------   ------------  -----------  -----------  -----------
      Total net assets                          $24,995,865   $126,881,281  $43,360,188  $28,308,581  $49,939,773
                                                ===========   ============  ===========  ===========  ===========
Accumulation units outstanding                      974,693      4,367,177    3,457,212      962,435    2,539,650
                                                ===========   ============  ===========  ===========  ===========



                                                             Telecom    Worldwide    Aggressive
                                               Technology    Utility   High Income     Growth
                                                Portfolio   Portfolio   Portfolio    Portfolio
                                                (Class 2)   (Class 2)   (Class 2)    (Class 3)
                                               ----------  ----------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value   $8,349,341  $5,454,903   $7,035,293  $20,410,721
                                               ----------  ----------   ----------  -----------
   Dividends receivable                                 0           0            0            0
Liabilities:                                            0           0            0            0
                                               ----------  ----------   ----------  -----------
Net assets:                                    $8,349,341  $5,454,903   $7,035,293  $20,410,721
                                               ==========  ==========   ==========  ===========
   Accumulation units                          $8,344,166  $5,451,997   $7,031,209  $20,410,721
   Contracts in payout (annuitization) period       5,175       2,906        4,084            0
                                               ----------  ----------   ----------  -----------
      Total net assets                         $8,349,341  $5,454,903   $7,035,293  $20,410,721
                                               ==========  ==========   ==========  ===========
Accumulation units outstanding                  2,905,903     318,189      321,501    1,096,216
                                               ==========  ==========   ==========  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                             American Funds
                                                 Alliance         Asset      American Funds  American Funds  American Funds
                                                  Growth       Allocation     Global Growth    Growth SAST    Growth-Income
                                                 Portfolio   SAST Portfolio  SAST Portfolio     Portfolio    SAST Portfolio
                                                 (Class 3)      (Class 3)       (Class 3)       (Class 3)       (Class 3)
                                               ------------  --------------  --------------  --------------  --------------
Assets:
   Investments in Trusts, at net asset value   $249,032,883    $12,976,487     $43,880,500     $56,003,512     $55,329,639
                                               ------------    -----------     -----------     -----------     -----------
   Dividends receivable                                   0              0               0               0               0
Liabilities:                                              0              0               0               0               0
                                               ------------    -----------     -----------     -----------     -----------
Net assets:                                    $249,032,883    $12,976,487     $43,880,500     $56,003,512     $55,329,639
                                               ============    ===========     ===========     ===========     ===========
   Accumulation units                          $248,936,825    $12,976,487     $43,877,624     $56,003,512     $55,329,639
   Contracts in payout (annuitization) period        96,058              0           2,876               0               0
                                               ------------    -----------     -----------     -----------     -----------
      Total net assets                         $249,032,883    $12,976,487     $43,880,500     $56,003,512     $55,329,639
                                               ============    ===========     ===========     ===========     ===========
Accumulation units outstanding                    6,937,839      1,135,805       3,611,852       4,601,614       4,806,593
                                               ============    ===========     ===========     ===========     ===========


                                                             Blue Chip     Capital        Cash
                                                 Balanced      Growth      Growth      Management
                                                Portfolio    Portfolio    Portfolio     Portfolio
                                                (Class 3)    (Class 3)    (Class 3)     (Class 3)
                                               -----------  -----------  -----------  ------------
Assets:
   Investments in Trusts, at net asset value   $17,586,560  $15,710,923  $24,292,053  $228,363,908
                                               -----------  -----------  -----------  ------------
   Dividends receivable                                  0            0            0             0
Liabilities:                                             0            0            0             0
                                               -----------  -----------  -----------  ------------
Net assets:                                    $17,586,560  $15,710,923  $24,292,053  $228,363,908
                                               ===========  ===========  ===========  ============
   Accumulation units                          $17,581,327  $15,706,029  $24,286,888  $228,317,327
   Contracts in payout (annuitization) period        5,233        4,894        5,165        46,581
                                               -----------  -----------  -----------  ------------
      Total net assets                         $17,586,560  $15,710,923  $24,292,053  $228,363,908
                                               ===========  ===========  ===========  ============
Accumulation units outstanding                   1,036,145    2,206,363    2,608,786    16,964,156
                                               ===========  ===========  ===========  ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                 Corporate   Davis Venture   "Dogs" of     Emerging        Equity
                                                   Bond          Value      Wall Street     Markets    Opportunities
                                                 Portfolio     Portfolio     Portfolio     Portfolio     Portfolio
                                                 (Class 3)     (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                               ------------  -------------  -----------  ------------  -------------
Assets:
   Investments in Trusts, at net asset value   $327,526,148   $682,705,181  $18,618,353  $144,029,499   $61,836,417
                                               ------------   ------------  -----------  ------------   -----------
   Dividends receivable                                   0              0            0             0             0
Liabilities:                                              0              0            0             0             0
                                               ------------   ------------  -----------  ------------   -----------
Net assets:                                    $327,526,148   $682,705,181  $18,618,353  $144,029,499   $61,836,417
                                               ============   ============  ===========  ============   ===========
   Accumulation units                          $327,463,529   $682,583,470  $18,618,353  $143,997,130   $61,817,135
   Contracts in payout (annuitization) period        62,619        121,711            0        32,369        19,282
                                               ------------   ------------  -----------  ------------   -----------
      Total net assets                         $327,526,148   $682,705,181  $18,618,353  $144,029,499   $61,836,417
                                               ============   ============  ===========  ============   ===========
Accumulation units outstanding                   18,366,335     16,945,537    1,435,843     5,723,825     2,890,831
                                               ============   ============  ===========  ============   ===========

                                                  Foreign    Fundamental                  Global
                                                   Value        Growth    Global Bond    Equities
                                                 Portfolio    Portfolio    Portfolio    Portfolio
                                                 (Class 3)    (Class 3)    (Class 3)    (Class 3)
                                               ------------  -----------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value   $452,709,940  $37,207,855  $66,521,628  $35,365,363
                                               ------------  -----------  -----------  -----------
   Dividends receivable                                   0            0            0            0
Liabilities:                                              0            0            0            0
                                               ------------  -----------  -----------  -----------
Net assets:                                    $452,709,940  $37,207,855  $66,521,628  $35,365,363
                                               ============  ===========  ===========  ===========
   Accumulation units                          $452,485,649  $37,198,561  $66,521,628  $35,365,363
   Contracts in payout (annuitization) period       224,291        9,294            0            0
                                               ------------  -----------  -----------  -----------
      Total net assets                         $452,709,940  $37,207,855  $66,521,628  $35,365,363
                                               ============  ===========  ===========  ===========
Accumulation units outstanding                   20,261,676    1,828,124    3,606,563    1,333,090
                                               ============  ===========  ===========  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                                                                        International  International
                                                   Growth       Growth-     High-Yield   Diversified      Growth &
                                               Opportunities    Income         Bond       Equities         Income
                                                 Portfolio     Portfolio    Portfolio     Portfolio      Portfolio
                                                 (Class 3)     (Class 3)    (Class 3)     (Class 3)      (Class 3)
                                               -------------  -----------  -----------  -------------  -------------
Assets:
   Investments in Trusts, at net asset value    $46,772,164   $24,847,491  $86,979,566   $319,963,480   $205,925,448
                                                -----------   -----------  -----------   ------------   ------------
   Dividends receivable                                   0             0            0              0              0
Liabilities:                                              0             0            0              0              0
                                                -----------   -----------  -----------   ------------   ------------
Net assets:                                     $46,772,164   $24,847,491  $86,979,566   $319,963,480   $205,925,448
                                                ===========   ===========  ===========   ============   ============
   Accumulation units                           $46,766,600   $24,832,581  $86,979,566   $319,853,657   $205,859,299
   Contracts in payout (annuitization) period         5,564        14,910            0        109,823         66,149
                                                -----------   -----------  -----------   ------------   ------------
      Total net assets                          $46,772,164   $24,847,491  $86,979,566   $319,963,480   $205,925,448
                                                ===========   ===========  ===========   ============   ============
Accumulation units outstanding                    7,058,688       728,523    4,188,380     19,388,478     10,077,852
                                                ===========   ===========  ===========   ============   ============

                                                                 MFS
                                                 Marsico    Massachusetts
                                                 Focused      Investors      MFS Total     Mid-Cap
                                                 Growth         Trust         Return        Growth
                                                Portfolio     Portfolio      Portfolio    Portfolio
                                                (Class 3)     (Class 3)      (Class 3)    (Class 3)
                                               -----------  -------------  ------------  -----------
Assets:
   Investments in Trusts, at net asset value   $44,486,048   $55,213,428   $326,490,066  $90,053,704
                                               -----------   -----------   ------------  -----------
   Dividends receivable                                  0             0              0            0
Liabilities:                                             0             0              0            0
                                               -----------   -----------   ------------  -----------
Net assets:                                    $44,486,048   $55,213,428   $326,490,066  $90,053,704
                                               ===========   ===========   ============  ===========
   Accumulation units                          $44,486,048   $55,177,282   $326,434,927  $90,028,646
   Contracts in payout (annuitization) period            0        36,146         55,139       25,058
                                               -----------   -----------   ------------  -----------
      Total net assets                         $44,486,048   $55,213,428   $326,490,066  $90,053,704
                                               ===========   ===========   ============  ===========
Accumulation units outstanding                   3,306,485     2,168,426     11,333,867    7,222,321
                                               ===========   ===========   ============  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                              Small
                                                              Small & Mid    Company                   Telecom
                                                Real Estate    Cap Value      Value      Technology    Utility
                                                 Portfolio     Portfolio    Portfolio    Portfolio    Portfolio
                                                 (Class 3)     (Class 3)    (Class 3)    (Class 3)    (Class 3)
                                               ------------  ------------  -----------  -----------  ----------
Assets:
   Investments in Trusts, at net asset value   $132,684,974  $310,250,429  $55,918,919  $17,836,316  $4,535,428
                                               ------------  ------------  -----------  -----------  ----------
   Dividends receivable                                   0             0            0            0           0
Liabilities:                                              0             0            0            0           0
                                               ------------  ------------  -----------  -----------  ----------
Net assets:                                    $132,684,974  $310,250,429  $55,918,919  $17,836,316  $4,535,428
                                               ============  ============  ===========  ===========  ==========
   Accumulation units                          $132,665,872  $310,150,266  $55,910,781  $17,836,316  $4,535,428
   Contracts in payout (annuitization) period        19,102       100,163        8,138            0           0
                                               ============  ============  ===========  ===========  ==========
      Total net assets                         $132,684,974  $310,250,429  $55,918,919  $17,836,316  $4,535,428
                                               ============  ============  ===========  ===========  ==========
Accumulation units outstanding                    4,621,924    15,943,131    5,474,738    6,246,677     266,533
                                               ============  ============  ===========  ===========  ==========


                                                Worldwide                  Growth and    Strategic
                                               High Income    Comstock       Income        Growth
                                                Portfolio     Portfolio     Portfolio    Portfolio
                                                (Class 3)    (Class II)    (Class II)    (Class II)
                                               -----------  ------------  ------------  -----------
Assets:
   Investments in Trusts, at net asset value    $3,009,610  $364,242,694  $542,048,993  $29,037,248
                                                ----------  ------------  ------------  -----------
   Dividends receivable                                  0             0             0            0
Liabilities:                                             0             0             0            0
                                                ----------  ------------  ------------  -----------
Net assets:                                     $3,009,610  $364,242,694  $542,048,993  $29,037,248
                                                ==========  ============  ============  ===========
   Accumulation units                           $3,009,610  $364,051,402  $541,704,023  $29,035,125
   Contracts in payout (annuitization) period            0       191,292       344,970        2,123
                                                ==========  ============  ============  ===========
      Total net assets                          $3,009,610  $364,242,694  $542,048,993  $29,037,248
                                                ==========  ============  ============  ===========
Accumulation units outstanding                     141,123    25,134,658    33,819,635    2,602,238
                                                ==========  ============  ============  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                Diversified      Equity                              LargeCap
                                               International     Income      Growth      Income        Blend
                                                  Account      Account I     Account     Account      Account
                                                 (Class 1)     (Class 1)    (Class 1)   (Class 1)    (Class 1)
                                               -------------  -----------  ----------  -----------  ----------
Assets:
   Investments in Trusts, at net asset value     $5,392,689   $65,065,896  $1,904,792  $16,716,621  $9,108,938
                                                 ----------   -----------  ----------  -----------  ----------
   Dividends receivable                                   0             0           0            0           0
Liabilities:                                              0             0           0            0           0
                                                 ----------   -----------  ----------  -----------  ----------
Net assets:                                      $5,392,689   $65,065,896  $1,904,792  $16,716,621  $9,108,938
                                                 ==========   ===========  ==========  ===========  ==========
   Accumulation units                            $5,392,689   $65,049,563  $1,904,792  $16,714,448  $9,102,554
   Contracts in payout (annuitization) period             0        16,333           0        2,173       6,384
                                                 ----------   -----------  ----------  -----------  ----------
      Total net assets                           $5,392,689   $65,065,896  $1,904,792  $16,716,621  $9,108,938
                                                 ==========   ===========  ==========  ===========  ==========
Accumulation units outstanding                      590,550     5,778,541     224,740    2,252,680   1,194,361
                                                 ==========   ===========  ==========  ===========  ==========

                                                 MidCap       Money     Mortgage   Real Estate
                                                  Stock      Market    Securities   Securities
                                                 Account     Account     Account     Account
                                                (Class 1)   (Class 1)   (Class 1)   (Class 1)
                                               ----------  ----------  ----------  -----------
Assets:
   Investments in Trusts, at net asset value   $7,358,768  $4,399,208  $9,549,335   $1,552,726
                                               ----------  ----------  ----------   ----------
   Dividends receivable                                 0       4,610           0            0
Liabilities:                                            0           0           0            0
                                               ----------  ----------  ----------   ----------
Net assets:                                    $7,358,768  $4,403,818  $9,549,335   $1,552,726
                                               ==========  ==========  ==========   ==========
   Accumulation units                          $7,357,543  $4,402,747  $9,508,364   $1,552,726
   Contracts in payout (annuitization) period       1,225       1,071      40,971            0
                                               ----------  ----------  ----------   ----------
      Total net assets                         $7,358,768  $4,403,818  $9,549,335   $1,552,726
                                               ==========  ==========  ==========   ==========
Accumulation units outstanding                    672,108     722,443   1,393,237       79,437
                                               ==========  ==========  ==========   ==========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                  SAM           SAM          SAM          SAM
                                                             Conservative  Conservative    Flexible    Strategic
                                               SAM Balanced    Balanced       Growth        Income       Growth
                                                 Portfolio     Portfolio     Portfolio    Portfolio    Portfolio
                                                (Class 1)      (Class 1)     (Class 1)    (Class 1)    (Class 1)
                                               ------------  ------------  ------------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value   $187,281,449   $17,290,023   $81,779,763  $31,272,504  $24,746,565
                                               ------------   -----------   -----------  -----------  -----------
   Dividends receivable                                   0             0             0            0            0
Liabilities:                                              0             0             0            0            0
                                               ------------   -----------   -----------  -----------  -----------
Net assets:                                    $187,281,449   $17,290,023   $81,779,763  $31,272,504  $24,746,565
                                               ============   ===========   ===========  ===========  ===========
   Accumulation units                          $187,169,037   $17,283,333   $81,558,003  $31,236,494  $24,746,565
   Contracts in payout (annuitization) period       112,412         6,690       221,760       36,010            0
                                               ------------   -----------   -----------  -----------  -----------
      Total net assets                         $187,281,449   $17,290,023   $81,779,763  $31,272,504  $24,746,565
                                               ============   ===========   ===========  ===========  ===========
Accumulation units outstanding                   17,169,567     2,246,714     6,945,932    3,646,955    1,894,264
                                               ============   ===========   ===========  ===========  ===========


                                               Short-Term   SmallCap    SmallCap   West Coast
                                                 Income      Growth      Value       Equity
                                                 Account     Account    Account      Account
                                                (Class 1)   (Class 1)  (Class 1)   (Class 1)
                                               ----------  ----------  ---------  -----------
Assets:
   Investments in Trusts, at net asset value   $3,424,502  $1,863,458   $336,313  $32,891,301
                                               ----------  ----------   --------  -----------
   Dividends receivable                                 0           0          0            0
Liabilities:                                            0           0          0            0
                                               ----------  ----------   --------  -----------
Net assets:                                    $3,424,502  $1,863,458   $336,313  $32,891,301
                                               ==========  ==========   ========  ===========
   Accumulation units                          $3,421,125  $1,862,360   $336,313  $32,888,268
   Contracts in payout (annuitization) period       3,377       1,098          0        3,033
                                               ----------  ----------   --------  -----------
      Total net assets                         $3,424,502  $1,863,458   $336,313  $32,891,301
                                               ==========  ==========   ========  ===========
Accumulation units outstanding                    502,226     247,912     31,199    2,402,534
                                               ==========  ==========   ========  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                Diversified      Equity                              LargeCap
                                               International     Income      Growth       Income       Blend
                                                  Account      Account I     Account     Account      Account
                                                 (Class 2)     (Class 2)    (Class 2)   (Class 2)    (Class 2)
                                               -------------  -----------  ----------  -----------  ----------
Assets:
   Investments in Trusts, at net asset value     $5,707,402   $57,910,639  $1,089,969  $12,768,901  $3,425,571
                                                 ----------   -----------  ----------  -----------  ----------
   Dividends receivable                                   0             0           0            0           0
Liabilities:                                              0             0           0            0           0
                                                 ----------   -----------  ----------  -----------  ----------
Net assets:                                      $5,707,402   $57,910,639  $1,089,969  $12,768,901  $3,425,571
                                                 ==========   ===========  ==========  ===========  ==========
   Accumulation units                            $5,707,402   $57,910,018  $1,089,969  $12,765,476  $3,425,571
   Contracts in payout (annuitization) period             0           621           0        3,425           0
                                                 ----------   -----------  ----------  -----------  ----------
      Total net assets                           $5,707,402   $57,910,639  $1,089,969  $12,768,901  $3,425,571
                                                 ==========   ===========  ==========  ===========  ==========
Accumulation units outstanding                      637,366     5,285,081     131,023    1,753,213     459,811
                                                 ==========   ===========  ==========  ===========  ==========

                                                 MidCap       Money     Mortgage   Real Estate
                                                  Stock      Market    Securities   Securities
                                                 Account     Account     Account     Account
                                                (Class 2)   (Class 2)   (Class 2)   (Class 2)
                                               ----------  ----------  ----------  -----------
Assets:
   Investments in Trusts, at net asset value   $3,406,507  $4,374,603  $3,406,230   $1,719,586
                                               ----------  ----------  ----------   ----------
   Dividends receivable                                 0       4,499           0            0
Liabilities:                                            0           0           0            0
                                               ----------  ----------  ----------   ----------
Net assets:                                    $3,406,507  $4,379,102  $3,406,230   $1,719,586
                                               ==========  ==========  ==========   ==========
   Accumulation units                          $3,406,507  $4,379,102  $3,406,230   $1,719,586
   Contracts in payout (annuitization) period           0           0           0            0
                                               ----------  ----------  ----------   ----------
      Total net assets                         $3,406,507  $4,379,102  $3,406,230   $1,719,586
                                               ==========  ==========  ==========   ==========
Accumulation units outstanding                    319,196     735,603     509,712       88,134
                                               ==========  ==========  ==========   ==========

                See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                  SAM           SAM          SAM          SAM
                                                    SAM      Conservative  Conservative   Flexible     Strategic
                                                 Balanced      Balanced       Growth       Income       Growth
                                                 Portfolio     Portfolio     Portfolio    Portfolio    Portfolio
                                                 (Class 2)     (Class 2)     (Class 2)    (Class 2)    (Class 2)
                                               ------------  ------------  ------------  -----------  -----------
Assets:
   Investments in Trusts, at net asset value   $152,393,166   $20,141,758   $72,573,104  $46,590,162  $31,933,256
                                               ------------   -----------   -----------  -----------  -----------
   Dividends receivable                                   0             0             0            0            0
Liabilities:                                              0             0             0            0            0
                                               ------------   -----------   -----------  -----------  -----------
Net assets:                                    $152,393,166   $20,141,758   $72,573,104  $46,590,162  $31,933,256
                                               ============   ===========   ===========  ===========  ===========
   Accumulation units                          $152,319,340   $20,141,758   $72,573,104  $46,532,189  $31,933,256
   Contracts in payout (annuitization) period        73,826             0             0       57,973            0
                                               ------------   -----------   -----------  -----------  -----------
      Total net assets                         $152,393,166   $20,141,758   $72,573,104  $46,590,162  $31,933,256
                                               ============   ===========   ===========  ===========  ===========
Accumulation units outstanding                   14,233,208     2,642,404     6,299,139    5,539,679    2,498,731
                                               ============   ===========   ===========  ===========  ===========

                                                 Short-                             West
                                                  Term     SmallCap   SmallCap      Coast
                                                 Income     Growth      Value      Equity
                                                 Account    Account    Account     Account
                                                (Class 2)  (Class 2)  (Class 2)   (Class 2)
                                               ----------  ---------  ---------  -----------
Assets:
   Investments in Trusts, at net asset value   $2,697,889   $886,200   $258,129  $13,141,657
                                               ----------   --------   --------  -----------
   Dividends receivable                                 0          0          0            0
Liabilities:                                            0          0          0            0
                                               ----------   --------   --------  -----------
Net assets:                                    $2,697,889   $886,200   $258,129  $13,141,657
                                               ==========   ========   ========  ===========
   Accumulation units                          $2,697,889   $886,200   $258,129  $13,141,657
   Contracts in payout (annuitization) period           0          0          0            0
                                               ----------   --------   --------  -----------
      Total net assets                         $2,697,889   $886,200   $258,129  $13,141,657
                                               ==========   ========   ========  ===========
Accumulation units outstanding                    401,145    120,585     24,092      986,615
                                               ==========   ========   ========  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                Columbia                                                    Columbia
                                                  Asset     Columbia       Columbia                          Marsico
                                               Allocation   Large Cap        Small          Columbia         Focused
                                                  Fund,    Value Fund,      Company        High Yield    Equities Fund,
                                                Variable    Variable     Growth Fund,    Fund, Variable     Variable
                                                 Series      Series     Variable Series      Series          Series
                                                (Class A)   (Class A)      (Class A)        (Class A)       (Class A)
                                               ----------  -----------  ---------------  --------------  --------------
Assets:
   Investments in Trusts, at net asset value   $1,451,277   $8,378,257     $4,409,301      $29,388,966     $88,105,260
                                               ----------   ----------     ----------      -----------     -----------
   Dividends receivable                                 0            0              0                0               0
Liabilities:                                            0            0              0                0               0
                                               ----------   ----------     ----------      -----------     -----------
Net assets:                                    $1,451,277   $8,378,257     $4,409,301      $29,388,966     $88,105,260
                                               ==========   ==========     ==========      ===========     ===========
   Accumulation units                          $1,451,277   $8,378,257     $4,409,301      $29,379,980     $88,087,454
   Contracts in payout (annuitization) period           0            0              0            8,986          17,806
                                               ----------   ----------     ----------      -----------     -----------
      Total net assets                         $1,451,277   $8,378,257     $4,409,301      $29,388,966     $88,105,260
                                               ==========   ==========     ==========      ===========     ===========
Accumulation units outstanding                    118,472      597,218        318,809        1,838,451       6,610,473
                                               ==========   ==========     ==========      ===========     ===========

                                                                                                    Columbia
                                                                                                     Marsico
                                                  Columbia         Columbia         Columbia      International
                                                   Marsico       Marsico 21st    Mid Cap Growth   Opportunities
                                                Growth Fund,     Century Fund,   Fund, Variable  Fund, Variable
                                               Variable Series  Variable Series      Series          Series
                                                  (Class A)        (Class A)        (Class A)       (Class B)
                                               ---------------  ---------------  --------------  --------------
Assets:
   Investments in Trusts, at net asset value      $7,813,342       $2,528,721      $2,374,032      $9,317,867
                                                  ----------       ----------      ----------      ----------
   Dividends receivable                                    0                0               0               0
Liabilities:                                               0                0               0               0
                                                  ----------       ----------      ----------      ----------
Net assets:                                       $7,813,342       $2,528,721      $2,374,032      $9,317,867
                                                  ==========       ==========      ==========      ==========
   Accumulation units                             $7,813,342       $2,528,721      $2,374,032      $9,317,867
   Contracts in payout (annuitization) period              0                0               0               0
                                                  ----------       ----------      ----------      ----------
      Total net assets                            $7,813,342       $2,528,721      $2,374,032      $9,317,867
                                                  ==========       ==========      ==========      ==========
Accumulation units outstanding                       642,712          134,521         210,837         408,671
                                                  ==========       ==========      ==========      ==========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                   Asset        Global                      Growth-        Asset
                                                Allocation      Growth        Growth        Income      Allocation
                                                   Fund          Fund          Fund          Fund          Fund
                                                 (Class 2)     (Class 2)     (Class 2)     (Class 2)     (Class 3)
                                               ------------  ------------  ------------  ------------  -----------
Assets:
   Investments in Trusts, at net asset value   $160,685,551  $609,602,670  $892,163,183  $851,161,964  $75,952,756
                                               ------------  ------------  ------------  ------------  -----------
   Dividends receivable                                   0             0             0             0            0
Liabilities:                                              0             0             0             0            0
                                               ------------  ------------  ------------  ------------  -----------
Net assets:                                    $160,685,551  $609,602,670  $892,163,183  $851,161,964  $75,952,756
                                               ============  ============  ============  ============  ===========
   Accumulation units                          $160,591,306  $609,154,625  $891,906,931  $850,742,016  $74,612,007
   Contracts in payout (annuitization) period        94,245       448,045       256,252       419,948    1,340,749
                                               ------------  ------------  ------------  ------------  -----------
      Total net assets                         $160,685,551  $609,602,670  $892,163,183  $851,161,964  $75,952,756
                                               ============  ============  ============  ============  ===========
Accumulation units outstanding                    9,183,575    24,850,400    38,642,063    42,656,159    1,467,442
                                               ============  ============  ============  ============  ===========

                                                   Cash                      Growth-       High-
                                                Management     Growth        Income       Income
                                                   Fund         Fund          Fund       Bond Fund
                                                 (Class 3)    (Class 3)     (Class 3)    (Class 3)
                                               -----------  ------------  ------------  -----------
Assets:
   Investments in Trusts, at net asset value   $18,150,933  $455,960,349  $446,290,221  $30,696,841
                                               -----------  ------------  ------------  -----------
   Dividends receivable                                  0             0             0            0
Liabilities:                                             0             0             0            0
                                               -----------  ------------  ------------  -----------
Net assets:                                    $18,150,933  $455,960,349  $446,290,221  $30,696,841
                                               ===========  ============  ============  ===========
   Accumulation units                          $17,626,235  $442,058,674  $431,769,266  $29,257,093
   Contracts in payout (annuitization) period      524,698    13,901,675    14,520,955    1,439,748
                                               -----------  ------------  ------------  -----------
      Total net assets                         $18,150,933  $455,960,349  $446,290,221  $30,696,841
                                               ===========  ============  ============  ===========
Accumulation units outstanding                     812,287     2,178,897     3,057,600      439,213
                                               ===========  ============  ============  ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                   U.S.                                          BB&T
                                                                Government/                         Mid Cap     Capital
                                               International     AAA-Rated        Growth and         Value      Manager
                                                   Fund       Securities Fund  Income Portfolio    Portfolio  Equity VIF
                                                 (Class 3)       (Class 3)        (Class VC)      (Class VC)   Portfolio
                                               -------------  ---------------  ----------------  -----------  ----------
Assets:
   Investments in Trusts, at net asset value    $125,909,165    $29,245,914      $276,767,080    $91,176,336  $5,073,193
                                                ------------    -----------      ------------    -----------  ----------
   Dividends receivable                                    0              0                 0              0           0
Liabilities:                                               0              0                 0              0           0
                                                ------------    -----------      ------------    -----------  ----------
Net assets:                                     $125,909,165    $29,245,914      $276,767,080    $91,176,336  $5,073,193
                                                ============    ===========      ============    ===========  ==========
   Accumulation units                           $124,156,635    $27,817,302      $276,596,605    $91,091,148  $5,073,193
   Contracts in payout (annuitization) period      1,752,530      1,428,612           170,475         85,188           0
                                                ------------    -----------      ------------    -----------  ----------
      Total net assets                          $125,909,165    $29,245,914      $276,767,080    $91,176,336  $5,073,193
                                                ============    ===========      ============    ===========  ==========
Accumulation units outstanding                     2,150,010        887,991        19,032,519      5,714,012     400,869
                                                ============    ===========      ============    ===========  ==========


                                                  BB&T        BB&T         BB&T     BB&T Special
                                                Large Cap   Large Cap     Mid Cap   Opportunities
                                               Growth VIF      VIF      Growth VIF   Equity VIF
                                                Portfolio   Portfolio    Portfolio    Portfolio
                                               ----------  ----------  -----------  -------------
Assets:
   Investments in Trusts, at net asset value       $ 0     $3,825,133   $4,071,541    $8,594,459
                                                   ---     ----------   ----------    ----------
   Dividends receivable                              0              0            0             0
Liabilities:                                         0              0            0             0
                                                   ---     ----------   ----------    ----------
Net assets:                                        $ 0     $3,825,133   $4,071,541    $8,594,459
                                                   ===     ==========   ==========    ==========
   Accumulation units                              $ 0     $3,825,133   $4,071,541    $8,594,459
   Contracts in payout (annuitization) period        0              0            0             0
                                                   ---     ----------   ----------    ----------
      Total net assets                             $ 0     $3,825,133   $4,071,541    $8,594,459
                                                   ===     ==========   ==========    ==========
Accumulation units outstanding                       0        296,400      293,675       596,226
                                                   ===     ==========   ==========    ==========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                   BB&T         MTB        MTB        MTB Managed        MTB Managed
                                               Total Return  Large Cap  Large Cap  Allocation Fund -  Allocation Fund -
                                                 Bond VIF     Growth      Value       Aggressive        Conservative
                                                 Portfolio    Fund II    Fund II       Growth II          Growth II
                                               ------------  ---------  ---------  -----------------  -----------------
Assets:
   Investments in Trusts, at net asset value    $7,565,017      $218       $204           $215               $209
                                                ----------      ----       ----           ----               ----
   Dividends receivable                                  0         0          0              0                  0
Liabilities:                                             0         0          0              0                  0
                                                ----------      ----       ----           ----               ----
Net assets:                                     $7,565,017      $218       $204           $215               $209
                                                ==========      ====       ====           ====               ====
   Accumulation units                           $7,565,017      $218       $204           $215               $209
   Contracts in payout (annuitization) period            0         0          0              0                  0
                                                ----------      ----       ----           ----               ----
      Total net assets                          $7,565,017      $218       $204           $215               $209
                                                ==========      ====       ====           ====               ====
Accumulation units outstanding                     726,517        20         20             20                 20
                                                ==========      ====       ====           ====               ====

                                                  MTB Managed
                                               Allocation Fund -
                                                   Moderate
                                                   Growth II
                                               -----------------
Assets:
   Investments in Trusts, at net asset value          $212
                                                      ----
   Dividends receivable                                  0
Liabilities:                                             0
                                                      ----
Net assets:                                           $212
                                                      ====
   Accumulation units                                 $212
   Contracts in payout (annuitization) period            0
                                                      ----
      Total net assets                                $212
                                                      ====
Accumulation units outstanding                          20
                                                      ====

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)

                                              Contracts With Total           Contracts With Total           Contracts With Total
                                                Expenses of 1.15               Expenses of 1.30               Expenses of 1.40
                                          ----------------------------   ----------------------------   ----------------------------
                                          Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                              units      acccumulation       units      acccumulation       units      acccumulation
Variable Accounts                          outstanding       units        outstanding       units        outstanding       units
-----------------                         ------------   -------------   ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                   --         $   --           --             $--                --         $   --
   Capital Appreciation Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Government and Quality Bond
      Portfolio (Class 1)                         --             --           --              --                --             --
   Growth Portfolio (Class 1)                     --             --           --              --                --             --
   Natural Resources Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Asset Allocation Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Capital Appreciation Portfolio
      (Class 2)                                   --             --           --              --           159,920          53.63
   Government and Quality Bond
      Portfolio (Class 2)                         --             --           --              --                --             --
   Growth Portfolio (Class 2)                     --             --           --              --                --             --
   Natural Resources Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Asset Allocation Portfolio
      (Class 3)                                   27          11.51           --              --               942          11.49
   Capital Appreciation Portfolio
      (Class 3)                               45,660          13.49           --              --            28,672          13.44
   Government and Quality Bond
      Portfolio (Class 3)                    136,971          10.39           --              --           137,721          10.36
   Growth Portfolio (Class 3)                 21,820          12.28           --              --            21,773          12.26
   Natural Resources Portfolio
      (Class 3)                               24,635          13.91           --              --            33,369          13.89

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                   --         $   --           --             $--                --         $   --
   Alliance Growth Portfolio (Class 1)            --             --           --              --                --             --
   Balanced Portfolio (Class 1)                   --             --           --              --                --             --
   Blue Chip Growth Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Capital Growth Portfolio (Class 1)             --             --           --              --                --             --
   Cash Management Portfolio (Class 1)            --             --           --              --                --             --
   Corporate Bond Portfolio (Class 1)             --             --           --              --                --             --
   Davis Venture Value Portfolio
      (Class 1)                                   --             --           --              --                --             --
   "Dogs" of Wall Street Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Emerging Markets Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Equity Opportunities Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Fundamental Growth Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Global Bond Portfolio (Class 1)                --             --           --              --                --             --
   Global Equities Portfolio (Class 1)            --             --           --              --                --             --
   Growth Opportunities Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Growth-Income Portfolio (Class 1)              --             --           --              --                --             --
   High-Yield Bond Portfolio (Class 1)            --             --           --              --                --             --
   International Diversified Equities
      Portfolio (Class 1)                         --             --           --              --                --             --
   International Growth & Income
      Portfolio (Class 1)                         --             --           --              --                --             --
   Marsico Focused Growth Portfolio
      (Class 1)                                   --             --           --              --                --             --
   MFS Massachusetts Investors Trust
      Portfolio (Class 1)                         --             --           --              --                --             --
   MFS Total Return Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Mid-Cap Growth Portfolio (Class 1)             --             --           --              --                --             --
   Real Estate Portfolio (Class 1)                --             --           --              --                --             --
   Technology Portfolio (Class 1)                 --             --           --              --                --             --
   Telecom Utility Portfolio (Class 1)            --             --           --              --                --             --
   Worldwide High Income Portfolio
      (Class 1)                                   --             --           --              --                --             --
   Aggressive Growth Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Alliance Growth Portfolio (Class 2)            --             --           --              --            32,854          37.29
   Balanced Portfolio (Class 2)                   --             --           --              --                --             --
   Blue Chip Growth Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Capital Growth Portfolio (Class 2)             --             --           --              --                --             --
   Cash Management Portfolio (Class 2)            --             --           --              --                --             --
   Corporate Bond Portfolio (Class 2)             --             --           --              --                --             --
   Davis Venture Value Portfolio
      (Class 2)                                   --             --           --              --           116,432          41.57
   "Dogs" of Wall Street Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Emerging Markets Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Equity Opportunities Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Foreign Value Portfolio (Class 2)              --             --           --              --                --             --
   Fundamental Growth Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Global Bond Portfolio (Class 2)                --             --           --              --                --             --
   Global Equities Portfolio (Class 2)            --             --           --              --            88,639          27.24
   Growth Opportunities Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Growth-Income Portfolio (Class 2)              --             --           --              --                --             --
   High-Yield Bond Portfolio (Class 2)            --             --           --              --                --             --
   International Diversified Equities
      Portfolio (Class 2)                         --             --           --              --                --             --
   International Growth & Income
      Portfolio (Class 2)                         --             --           --              --                --             --
   Marsico Focused Growth Portfolio
      (Class 2)                                   --             --           --              --                --             --
   MFS Massachusetts Investors Trust
      Portfolio (Class 2)                         --             --           --              --                --             --
   MFS Total Return Portfolio (Class 2)           --             --           --              --                --             --
   Mid-Cap Growth Portfolio (Class 2)             --             --           --              --           103,645          12.69
   Real Estate Portfolio (Class 2)                --             --           --              --                --             --
   Small & Mid Cap Value Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Technology Portfolio (Class 2)                 --             --           --              --            62,806           2.90
   Telecom Utility Portfolio (Class 2)            --             --           --              --                --             --
   Worldwide High Income Portfolio
      (Class 2)                                   --             --           --              --                --             --
   Aggressive Growth Portfolio
      (Class 3)                                3,191          12.25           --              --               218          12.21
   Alliance Growth Portfolio (Class 3)        74,884          12.06           --              --            63,278          12.03
   American Funds Asset Allocation
      SAST Portfolio (Class 3)                25,628          11.45           --              --            46,309          11.42
   American Funds Global Growth SAST
      Portfolio (Class 3)                     64,489          12.29           --              --            87,537          12.26
   American Funds Growth SAST
      Portfolio (Class 3)                     49,971          12.17           --              --            58,692          12.14
   American Funds Growth-Income SAST
      Portfolio (Class 3)                     44,839          11.76           --              --            70,704          11.74
   Balanced Portfolio (Class 3)                1,257          11.25           --              --             3,185          11.21
   Blue Chip Growth Portfolio
      (Class 3)                                8,506          12.16           --              --             2,197          12.11
   Capital Growth Portfolio (Class 3)         13,654          12.43           --              --            17,803          12.40
   Cash Management Portfolio (Class 3)        61,465          10.37           --              --             5,540          10.34
   Corporate Bond Portfolio (Class 3)        116,872          10.49           --              --           112,762          10.46
   Davis Venture Value Portfolio
      (Class 3)                               82,418          11.62           --              --           108,728          11.58
   "Dogs" of Wall Street Portfolio
      (Class 3)                                2,105          11.17           --              --               839          11.15
   Emerging Markets Portfolio
      (Class 3)                               25,718          15.93           --              --            27,223          15.90
   Equity Opportunities Portfolio
      (Class 3)                                2,976          11.51           --              --               890          11.48
   Foreign Value Portfolio (Class 3)          18,000          12.75           --              --            25,435          12.69
   Fundamental Growth Portfolio
      (Class 3)                               20,091          12.33           --              --            30,568          12.28
   Global Bond Portfolio (Class 3)            16,671          10.64           --              --            21,281          10.61
   Global Equities Portfolio (Class 3)         8,999          12.66           --              --             2,323          12.63
   Growth Opportunities Portfolio
      (Class 3)                               15,609          12.91           --              --            14,473          12.89
   Growth-Income Portfolio (Class 3)             885          11.82           --              --             2,328          11.81
   High-Yield Bond Portfolio (Class 3)         5,812          10.59           --              --            23,076          10.57
   International Diversified Equities
      Portfolio (Class 3)                     39,606          12.70           --              --            46,680          12.66
   International Growth & Income
      Portfolio (Class 3)                     80,355          12.39           --              --            80,333          12.36
   Marsico Focused Growth Portfolio
      (Class 3)                               20,644          12.55           --              --            11,676          12.50
   MFS Massachusetts Investors Trust
      Portfolio (Class 3)                      1,755          11.92           --              --             1,209          11.89
   MFS Total Return Portfolio
      (Class 3)                               21,523          11.19           --              --             9,910          11.15
   Mid-Cap Growth Portfolio (Class 3)          3,377          12.80           --              --            11,038          12.78
   Real Estate Portfolio (Class 3)            48,870          10.54           --              --            54,307          10.51
   Small & Mid Cap Value Portfolio
      (Class 3)                               60,263          11.82           --              --            54,801          11.79
   Small Company Value Portfolio
      (Class 3)                               34,919          11.15           --              --            43,794          11.12
   Technology Portfolio (Class 3)                470          12.99           --              --               195          12.96

                See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                              Contracts With Total           Contracts With Total           Contracts With Total
                                                Expenses of 1.15               Expenses of 1.30               Expenses of 1.40
                                          ----------------------------   ----------------------------   ----------------------------
                                          Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                              units      acccumulation       units      acccumulation       units      acccumulation
Variable Accounts                          outstanding       units        outstanding       units        outstanding       units
-----------------                         ------------   -------------   ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST (continued):
   Telecom Utility Portfolio (Class 3)         1,055         $12.85               --       $    --            1,598       $ 12.82
   Worldwide High Income Portfolio
      (Class 3)                                3,174          10.87               --            --            1,636         10.82

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                         29,585         $11.18               --       $    --           21,148       $ 11.15
   Growth and Income Portfolio                73,352          11.42               --            --           72,661         11.39
   Strategic Growth Portfolio                    183          12.36               --            --            2,547         12.29

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International Account
      (Class 1)                                   --         $   --               --       $    --          518,556       $  9.14
   Equity Income Account I (Class 1)              --             --               --            --        4,520,977         11.30
   Growth Account (Class 1)                       --             --               --            --          137,146          8.52
   Income Account (Class 1)                       --             --               --            --        1,779,897          7.44
   LargeCap Blend Account (Class 1)               --             --               --            --          622,034          7.68
   MidCap Stock Account (Class 1)                 --             --               --            --          529,131         10.99
   Money Market Account (Class 1)                 --             --               --            --          574,535          6.11
   Mortgage Securities Account
      (Class 1)                                   --             --               --            --        1,031,788          6.89
   Real Estate Securities Account
      (Class 1)                                   --             --               --            --           69,755         19.60
   SAM Balanced Portfolio (Class 1)               --             --               --            --       10,647,665         10.97
   SAM Conservative Balanced Portfolio
      (Class 1)                                   --             --               --            --        1,601,267          7.73
   SAM Conservative Growth Portfolio
      (Class 1)                                   --             --               --            --        3,465,749         11.86
   SAM Flexible Income Portfolio
      (Class 1)                                   --             --               --            --        2,515,922          8.62
   SAM Strategic Growth Portfolio
      (Class 1)                                   --             --               --            --        1,098,796         13.14
   Short-Term Income Account (Class 1)            --             --               --            --          291,095          6.88
   SmallCap Growth Account (Class 1)              --             --               --            --          167,391          7.56
   SmallCap Value Account (Class 1)               --             --               --            --           30,082         10.78
   West Coast Equity Account (Class 1)            --             --               --            --        1,929,327         13.73
   Diversified International Account
      (Class 2)                                   --             --               --            --               --            --
   Equity Income Account I (Class 2)              --             --               --            --               --            --
   Growth Account (Class 2)                       --             --               --            --               --            --
   Income Account (Class 2)                       --             --               --            --               --            --
   LargeCap Blend Account (Class 2)               --             --               --            --               --            --
   MidCap Stock Account (Class 2)                 --             --               --            --               --            --
   Money Market Account (Class 2)                 --             --               --            --               --            --
   Mortgage Securities Account
      (Class 2)                                   --             --               --            --               --            --
   Real Estate Securities Account
      (Class 2)                                   --             --               --            --               --            --
   SAM Balanced Portfolio (Class 2)               --             --               --            --               --            --
   SAM Conservative Balanced Portfolio
      (Class 2)                                   --             --               --            --               --            --
   SAM Conservative Growth Portfolio
      (Class 2)                                   --             --               --            --               --            --
   SAM Flexible Income Portfolio
      (Class 2)                                   --             --               --            --               --            --
   SAM Strategic Growth Portfolio
      (Class 2)                                   --             --               --            --               --            --
   Short-Term Income Account (Class 2)            --             --               --            --               --            --
   SmallCap Growth Account (Class 2)              --             --               --            --               --            --
   SmallCap Value Account (Class 2)               --             --               --            --               --            --
   West Coast Equity Account (Class 2)            --             --               --            --               --            --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                             --         $   --               --       $    --               --            --
   Columbia Large Cap Value Fund,
      Variable Series                             --             --               --            --               --            --
   Columbia Small Company Growth Fund,
      Variable Series                             --             --               --            --               --            --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund, Variable
      Series (Class A)                            --         $   --               --       $    --               --            --
   Columbia Marsico Focused Equities
      Fund, Variable Series (Class A)             --             --               --            --               --            --
   Columbia Marsico Growth Fund,
      Variable Series (Class A)                   --             --               --            --               --            --
   Columbia Marsico 21st Century Fund,
      Variable Series (Class A)                   --             --               --            --               --            --
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)                   --             --               --            --               --            --
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                            --             --               --            --               --            --

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)                --         $   --               --       $    --               --       $    --
   Global Growth Fund (Class 2)                   --             --               --            --               --            --
   Growth Fund (Class 2)                          --             --               --            --               --            --
   Growth-Income Fund (Class 2)                   --             --               --            --               --            --
   Asset Allocation Fund (Class 3)                --             --        1,408,905         51.78           58,537         51.27
   Cash Management Fund (Class 3)                 --             --          806,864         22.35            5,423         22.13
   Growth Fund (Class 3)                          --             --        2,113,805        209.32           65,092        207.26
   Growth-Income Fund (Class 3)                   --             --        2,943,061        146.01          114,539        144.57
   High-Income Bond Fund (Class 3)                --             --          427,063         69.91           12,150         69.22
   International Fund (Class 3)                   --             --        2,087,596         58.58           62,414         58.00
   U.S. Government/AAA-Rated Securities
      Fund (Class 3)                              --             --          860,227         32.95           27,764         32.62

LORD ABBETT SERIES FUND, INC.
   (Class VC):
   Growth and Income Portfolio                29,893         $11.31               --       $    --           49,866       $ 11.25
   Mid Cap Value Portfolio                        --             --               --            --               --            --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                                   --         $   --               --       $    --               --       $    --
   BB&T Large Cap Growth VIF Portfolio            --             --               --            --               --            --
   BB&T Large Cap VIF Portfolio                   --             --               --            --               --            --
   BB&T Mid Cap Growth VIF Portfolio              --             --               --            --               --            --
   BB&T Special Opportunities Equity
      VIF Portfolio                               --             --               --            --               --            --
   BB&T Total Return Bond VIF Portfolio           --             --               --            --               --            --

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                   --         $   --               --       $    --               --       $    --
   MTB Large Cap Value Fund II                    --             --               --            --               --            --
   MTB Managed Allocation Fund -
      Aggressive Growth II                        --             --               --            --               --            --
   MTB Managed Allocation Fund -
      Conservative Growth II                      --             --               --            --               --            --
   MTB Managed Allocation Fund -
      Moderate Growth II                          --             --               --            --               --            --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                          Expenses of 1.52(1)            Expenses of 1.52(2)            Expenses of 1.52(3)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                --   $          --      9,263,621   $       27.31             --   $          --
   Capital Appreciation
      Portfolio (Class 1)                      --              --     12,357,145           53.77        372,043           13.90
   Government and Quality Bond
   Portfolio (Class 1)                         --              --     12,532,807           17.83        308,543           12.18
   Growth Portfolio (Class 1)                  --              --      6,803,942           38.66             --              --
   Natural Resources Portfolio
      (Class 1)                                --              --      3,282,825           64.34             --              --
   Asset Allocation Portfolio
      (Class 2)                           491,265           27.07             --              --             --              --
   Capital Appreciation
   Portfolio (Class 2)                  1,865,798           53.39             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 2)               5,260,311           17.67             --              --             --              --
   Growth Portfolio (Class 2)           1,635,404           38.37             --              --             --              --
   Natural Resources Portfolio
      (Class 2)                           538,744           63.89             --              --             --              --
   Asset Allocation Portfolio
      (Class 3)                            31,894           26.89             --              --             --              --
   Capital Appreciation
      Portfolio (Class 3)               4,797,899           53.17             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 3)              13,694,279           17.59             --              --             --              --
   Growth Portfolio (Class 3)           3,031,904           38.19             --              --             --              --
   Natural Resources Portfolio
      (Class 3)                         1,427,310           63.50             --              --             --              --

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                --   $          --      4,650,807   $       19.03         36,968   $       10.07
   Alliance Growth Portfolio
      (Class 1)                                --              --     11,852,298           37.28        151,648           10.45
   Balanced Portfolio (Class 1)                --              --      5,816,769           17.33         47,787            9.78
   Blue Chip Growth Portfolio
      (Class 1)                                --              --      2,154,865            7.21         87,920            8.77
   Capital Growth Portfolio
      (Class 1)                                --              --      1,443,048            9.44             --              --
   Cash Management Portfolio
      (Class 1)                                --              --     11,806,193           13.72         43,804           10.60
   Corporate Bond Portfolio
      (Class 1)                                --              --      7,853,903           18.32             --              --
   Davis Venture Value Portfolio
      (Class 1)                                --              --     28,724,779           41.57        359,975           14.46
   "Dogs" of Wall Street
      Portfolio (Class 1)                      --              --      3,081,437           13.21             --              --
   Emerging Markets Portfolio
      (Class 1)                                --              --      5,616,833           25.79         18,518           38.62
   Equity Opportunities Portfolio
      (Class 1)                                --              --      4,025,124           21.82             --              --
   Fundamental Growth Portfolio
      (Class 1)                                --              --      5,097,353           21.09         38,665            8.70
   Global Bond Portfolio (Class 1)             --              --      3,479,983           18.93         49,669           12.43
   Global Equities Portfolio
      (Class 1)                                --              --      6,165,165           27.23         24,015           12.51
   Growth Opportunities Portfolio
      (Class 1)                                --              --      2,942,505            6.72             --              --
   Growth-Income Portfolio
      (Class 1)                                --              --     11,038,406           34.88        239,359           11.06
   High-Yield Bond Portfolio
      (Class 1)                                --              --      6,862,556           21.22             --              --
   International Diversified
      Equities Portfolio (Class 1)             --              --      8,682,507           16.79             --              --
   International Growth &
      Income Portfolio (Class 1)               --              --     10,173,818           21.02        215,446           15.07
   Marsico Focused Growth
      Portfolio (Class 1)                      --              --      3,494,806           13.69             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)                --              --      4,775,657           25.91         50,338           12.53
   MFS Total Return Portfolio
      (Class 1)                                --              --     12,527,676           29.39        241,612           13.69
   Mid-Cap Growth Portfolio
      (Class 1)                                --              --      6,730,823           12.69        156,971            7.56
   Real Estate Portfolio (Class 1)             --              --      3,517,448           29.78             --              --
   Technology Portfolio (Class 1)              --              --      6,963,312            2.91             --              --
   Telecom Utility Portfolio
      (Class 1)                                --              --      2,145,871           17.36             --              --
   Worldwide High Income Portfolio
      (Class 1)                                --              --      2,069,059           22.13             --              --
   Aggressive Growth Portfolio
      (Class 2)                           497,869           18.84             --              --             --              --
   Alliance Growth Portfolio
      (Class 2)                         1,370,734           36.79             --              --             --              --
   Balanced Portfolio (Class 2)           772,880           17.16             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 2)                         1,001,317            7.16             --              --             --              --
   Capital Growth Portfolio
      (Class 2)                           460,386            9.36             --              --             --              --
   Cash Management Portfolio
      (Class 2)                         3,616,027           13.60             --              --             --              --
   Corporate Bond Portfolio
      (Class 2)                         2,233,276           18.17             --              --             --              --
   Davis Venture Value Portfolio
      (Class 2)                         3,828,044           41.16             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 2)                           920,553           13.12             --              --             --              --
   Emerging Markets Portfolio
      (Class 2)                           989,999           25.56             --              --             --              --
   Equity Opportunities Portfolio
      (Class 2)                           560,827           21.63             --              --             --              --
   Foreign Value Portfolio
      (Class 2)                         3,169,683           22.56             --              --             --              --
   Fundamental Growth Portfolio
      (Class 2)                           228,639           20.89             --              --             --              --
   Global Bond Portfolio (Class 2)        728,718           18.75             --              --             --              --
   Global Equities Portfolio
      (Class 2)                           415,833           26.99             --              --             --              --
   Growth Opportunities Portfolio
      (Class 2)                         1,002,636            6.67             --              --             --              --
   Growth-Income Portfolio
      (Class 2)                           637,048           34.52             --              --             --              --
   High-Yield Bond Portfolio
      (Class 2)                         1,228,987           21.03             --              --             --              --
   International Diversified
      Equities Portfolio (Class 2)      2,997,978           16.66             --              --             --              --
   International Growth & Income
      Portfolio (Class 2)               1,502,027           20.86             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 2)               2,714,428           13.57             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)           790,294           25.71             --              --             --              --
   MFS Total Return Portfolio
      (Class 2)                         3,428,073           29.13             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 2)                         2,529,090           12.58             --              --             --              --
   Real Estate Portfolio (Class 2)        683,460           29.53             --              --             --              --
   Small & Mid Cap Value Portfolio
      (Class 2)                         2,087,017           19.70             --              --             --              --
   Technology Portfolio (Class 2)       2,207,040            2.88             --              --             --              --
   Telecom Utility Portfolio
      (Class 2)                           220,010           17.21             --              --             --              --
   Worldwide High Income
      Portfolio (Class 2)                 275,975           21.93             --              --             --              --
   Aggressive Growth Portfolio
      (Class 3)                           502,134           18.73             --              --             --              --
   Alliance Growth Portfolio
      (Class 3)                         3,392,648           36.62             --              --             --              --
   American Funds Asset Allocation
      SAST Portfolio (Class 3)            581,462           11.44             --              --             --              --
   American Funds Global Growth
      SAST Portfolio (Class 3)          1,977,311           12.15             --              --             --              --
   American Funds Growth SAST
      Portfolio (Class 3)               2,617,551           12.18             --              --             --              --
   American Funds Growth-Income
      SAST Portfolio (Class 3)          2,806,535           11.52             --              --             --              --
   Balanced Portfolio (Class 3)           480,630           17.07             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 3)                         1,050,648            7.12             --              --             --              --
   Capital Growth Portfolio
      (Class 3)                         1,201,560            9.29             --              --             --              --
   Cash Management Portfolio
      (Class 3)                         7,994,758           13.54             --              --             --              --
   Corporate Bond Portfolio
      (Class 3)                         8,230,207           18.01             --              --             --              --
   Davis Venture Value Portfolio
      (Class 3)                         8,283,114           40.97             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 3)                           642,182           13.04             --              --             --              --
   Emerging Markets Portfolio
      (Class 3)                         2,579,507           25.40             --              --             --              --
   Equity Opportunities Portfolio
      (Class 3)                           934,356           21.51             --              --             --              --
   Foreign Value Portfolio
      (Class 3)                         8,635,050           22.47      2,707,129           22.47             --              --
   Fundamental Growth Portfolio
      (Class 3)                           977,249           20.79             --              --             --              --
   Global Bond Portfolio (Class 3)      1,555,328           18.67             --              --             --              --
   Global Equities Portfolio
      (Class 3)                           460,239           26.80             --              --             --              --
   Growth Opportunities Portfolio
      (Class 3)                         3,155,460            6.62             --              --             --              --
   Growth-Income Portfolio
      (Class 3)                           354,398           34.37             --              --             --              --
   High-Yield Bond Portfolio
      (Class 3)                         1,978,707           20.94             --              --             --              --
   International Diversified
      Equities Portfolio (Class 3)     10,051,249           16.59             --              --             --              --
   International Growth & Income
      Portfolio (Class 3)               4,403,047           20.68             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 3)               2,406,443           13.50             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)         1,186,391           25.59             --              --             --              --
   MFS Total Return Portfolio
      (Class 3)                         5,168,852           28.99             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 3)                         3,916,230           12.51             --              --             --              --
   Real Estate Portfolio (Class 3)      2,218,027           29.38             --              --             --              --
   Small & Mid Cap Value Portfolio
      (Class 3)                         6,376,373           19.62      1,668,191           19.62             --              --
   Small Company Value Portfolio
      (Class 3)                         2,663,007           10.21             --              --             --              --
   Technology Portfolio (Class 3)       3,083,668            2.86             --              --             --              --

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                          Expenses of 1.52(1)            Expenses of 1.52(2)            Expenses of 1.52(3)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST
   (continued):
   Telecom Utility Portfolio
      (Class 3)                           171,115   $       17.14             --   $          --             --   $          --
   Worldwide High Income
      Portfolio (Class 3)                  36,412           21.86             --              --             --              --

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                   7,561,847   $       14.52      9,870,787   $       14.51             --   $          --
   Growth and Income Portfolio         14,228,740           16.10      7,605,436           16.16             --              --
   Strategic Growth Portfolio           1,188,761           11.18        603,701           11.12             --              --

PRINCIPAL VARIABLE CONTRACTS
   FUND, INC.:
   Diversified International
      Account (Class 1)                        --   $          --             --   $          --             --   $          --
   Equity Income Account I
      (Class 1)                                --              --             --              --             --              --
   Growth Account (Class 1)                    --              --             --              --             --              --
   Income Account (Class 1)                    --              --             --              --             --              --
   LargeCap Blend Account
      (Class 1)                                --              --             --              --             --              --
   MidCap Stock Account (Class 1)              --              --             --              --             --              --
   Money Market Account (Class 1)              --              --             --              --             --              --
   Mortgage Securities Account
      (Class 1)                                --              --             --              --             --              --
   Real Estate Securities Account
      (Class 1)                                --              --             --              --             --              --
   SAM Balanced Portfolio
      (Class 1)                           930,179           10.89             --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 1)                      --              --             --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 1)                 683,240           11.72             --              --             --              --
   SAM Flexible Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 1)                           164,018           13.03             --              --             --              --
   Short-Term Income Account
      (Class 1)                                --              --             --              --             --              --
   SmallCap Growth Account
      (Class 1)                                --              --             --              --             --              --
   SmallCap Value Account
      (Class 1)                                --              --             --              --             --              --
   West Coast Equity Account
      (Class 1)                                --              --             --              --             --              --
   Diversified International
      Account (Class 2)                        --              --             --              --             --              --
   Equity Income Account I
      (Class 2)                           335,826           10.60             --              --             --              --
   Growth Account (Class 2)                    --              --             --              --             --              --
   Income Account (Class 2)                    --              --             --              --             --              --
   LargeCap Blend Account
      (Class 2)                                --              --             --              --             --              --
   MidCap Stock Account (Class 2)              --              --             --              --             --              --
   Money Market Account (Class 2)              --              --             --              --             --              --
   Mortgage Securities Account
      (Class 2)                                --              --             --              --             --              --
   Real Estate Securities Account
      (Class 2)                                --              --             --              --             --              --
   SAM Balanced Portfolio
      (Class 2)                         2,041,998           10.75             --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 2)                  29,908           10.56             --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 2)               1,108,075           11.57             --              --             --              --
   SAM Flexible Income Portfolio
      (Class 2)                             1,893           10.39             --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 2)                           484,107           12.87             --              --             --              --
   Short-Term Income Account
      (Class 2)                                --              --             --              --             --              --
   SmallCap Growth Account
      (Class 2)                                --              --             --              --             --              --
   SmallCap Value Account
      (Class 2)                                --              --             --              --             --              --
   West Coast Equity Account
      (Class 2)                                --              --             --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                      52,353           12.27             --              --         52,894           12.27
   Columbia Large Cap Value Fund,
      Variable Series                     433,386           14.06             --              --         89,036           14.06
   Columbia Small Company Growth
      Fund, Variable Series               112,909           13.87             --              --        147,858           13.87

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)           300,243           16.11             --              --        147,845           16.11
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                    837,430           13.35             --              --        321,163           13.35
   Columbia Marsico Growth Fund,
      Variable Series (Class A)           371,973           12.18             --              --        196,003           12.18
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                            56,145           18.86             --              --         50,854           18.86
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)            72,230           11.48             --              --         89,716           11.48
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                    306,666           22.83             --              --         63,998           22.83

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)        196,445   $       17.51      8,491,505   $       17.51             --   $          --
   Global Growth Fund (Class 2)         8,469,839           24.59      7,452,368           24.59             --              --
   Growth Fund (Class 2)               13,737,014           23.15     11,099,265           23.15             --              --
   Growth-Income Fund (Class 2)        14,665,916           20.01     14,412,359           20.01             --              --
   Asset Allocation Fund (Class 3)             --              --             --              --             --              --
   Cash Management Fund (Class 3)              --              --             --              --             --              --
   Growth Fund (Class 3)                       --              --             --              --             --              --
   Growth-Income Fund (Class 3)                --              --             --              --             --              --
   High-Income Bond Fund (Class 3)             --              --             --              --             --              --
   International Fund (Class 3)                --              --             --              --             --              --
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)                --              --             --              --             --              --

LORD ABBETT SERIES FUND, INC.
   (Class VC):
   Growth and Income Portfolio          6,846,543   $       14.60      6,912,382   $       14.60             --   $          --
   Mid Cap Value Portfolio                 28,992           15.97      5,349,660           15.97             --              --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                           192,381   $       12.68             --   $          --             --   $          --
   BB&T Large Cap Growth VIF
      Portfolio                                --              --             --              --             --              --
   BB&T Large Cap VIF Portfolio           135,979           12.98             --              --             --              --
   BB&T Mid Cap Growth VIF
      Portfolio                           153,022           13.89             --              --             --              --
   BB&T Special Opportunities
      Equity VIF Portfolio                347,519           14.44             --              --             --              --
   BB&T Total Return Bond VIF
      Portfolio                           361,898           10.42             --              --             --              --

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                10   $       10.92             --   $          --             --   $          --
   MTB Large Cap Value Fund II                 10           10.20             --              --             --              --
   MTB Managed Allocation Fund -
      Aggressive Growth II                     10           10.79             --              --             --              --
   MTB Managed Allocation Fund -
      Conservative Growth II                   10           10.43             --              --             --              --
   MTB Managed Allocation Fund -
      Moderate Growth II                       10           10.58             --              --             --              --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                          Expenses of 1.52(4)            Expenses of 1.55(5)            Expenses of 1.55(6)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                --   $          --             --   $          --             --   $          --
   Capital Appreciation Portfolio
      (Class 1)                                --              --             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 1)                      --              --             --              --             --              --
   Growth Portfolio (Class 1)                  --              --             --              --             --              --
   Natural Resources Portfolio
      (Class 1)                                --              --             --              --             --              --
   Asset Allocation Portfolio
      (Class 2)                            22,881           27.07             --              --             --              --
   Capital Appreciation Portfolio
      (Class 2)                            46,074           53.85         30,056           53.25         67,676           54.68
   Government and Quality Bond
      Portfolio (Class 2)                 145,241           17.70             --              --             --              --
   Growth Portfolio (Class 2)              35,806           38.37             --              --             --              --
   Natural Resources Portfolio
      (Class 2)                            13,255           64.01             --              --             --              --
   Asset Allocation Portfolio
      (Class 3)                           324,512           26.89            615           11.44             --              --
   Capital Appreciation Portfolio
      (Class 3)                         1,764,040           53.17         19,101           13.42             --              --
   Government and Quality Bond
      Portfolio (Class 3)               5,338,829           17.59         39,534           10.35             --              --
   Growth Portfolio (Class 3)             877,357           38.19          8,841           12.24             --              --
   Natural Resources Portfolio
      (Class 3)                           469,552           63.50         10,638           13.87             --              --

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                --   $          --             --   $          --             --   $          --
   Alliance Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Balanced Portfolio (Class 1)                --              --             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Capital Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Cash Management Portfolio
      (Class 1)                                --              --             --              --             --              --
   Corporate Bond Portfolio
      (Class 1)                                --              --             --              --             --              --
   Davis Venture Value Portfolio
      (Class 1)                                --              --             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 1)                                --              --             --              --             --              --
   Emerging Markets Portfolio
      (Class 1)                                --              --             --              --             --              --
   Equity Opportunities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Fundamental Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Global Bond Portfolio (Class 1)             --              --             --              --             --              --
   Global Equities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Growth Opportunities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Growth-Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   High-Yield Bond Portfolio
      (Class 1)                                --              --             --              --             --              --
   International Diversified
      Equities Portfolio (Class 1)             --              --             --              --             --              --
   International Growth & Income
      Portfolio (Class 1)                      --              --             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 1)                      --              --             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)                --              --             --              --             --              --
   MFS Total Return Portfolio
      (Class 1)                                --              --             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Real Estate Portfolio (Class 1)             --              --             --              --             --              --
   Technology Portfolio (Class 1)              --              --             --              --             --              --
   Telecom Utility Portfolio
      (Class 1)                                --              --             --              --             --              --
   Worldwide High Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   Aggressive Growth Portfolio
      (Class 2)                            11,147           18.84             --              --             --              --
   Alliance Growth Portfolio
      (Class 2)                            21,208           36.79          3,991           36.69         11,181           37.02
   Balanced Portfolio (Class 2)            10,769           17.16             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 2)                            75,267            7.16             --              --             --              --
   Capital Growth Portfolio
      (Class 2)                             9,089            9.36             --              --             --              --
   Cash Management Portfolio
      (Class 2)                           104,139           13.60             --              --             --              --
   Corporate Bond Portfolio
      (Class 2)                            65,788           18.17             --              --             --              --
   Davis Venture Value Portfolio
      (Class 2)                            79,527           41.16         19,105           41.13             --              --
   "Dogs" of Wall Street Portfolio
      (Class 2)                            11,321           13.12             --              --             --              --
   Emerging Markets Portfolio
      (Class 2)                            16,249           25.56             --              --             --              --
   Equity Opportunities Portfolio
      (Class 2)                            37,357           21.63             --              --             --              --
   Foreign Value Portfolio
      (Class 2)                            26,788           22.56             --              --             --              --
   Fundamental Growth Portfolio
      (Class 2)                             7,950           20.89             --              --             --              --
   Global Bond Portfolio (Class 2)         24,013           18.75             --              --             --              --
   Global Equities Portfolio
      (Class 2)                            25,892           26.99         13,381           26.98         41,464           27.09
   Growth Opportunities Portfolio
      (Class 2)                            16,471            6.67             --              --             --              --
   Growth-Income Portfolio
      (Class 2)                            23,722           34.52             --              --             --              --
   High-Yield Bond Portfolio
      (Class 2)                            26,567           21.03             --              --             --              --
   International Diversified
      Equities Portfolio (Class 2)         69,156           16.66             --              --             --              --
   International Growth & Income
      Portfolio (Class 2)                  57,733           20.86             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 2)                      --              --             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)            12,911           25.71             --              --             --              --
   MFS Total Return Portfolio
      (Class 2)                           113,730           29.13             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 2)                            64,460           12.58         40,495           12.57         34,704           12.60
   Real Estate Portfolio (Class 2)         27,385           29.53             --              --             --              --
   Small & Mid Cap Value Portfolio
      (Class 2)                            57,147           19.70             --              --             --              --
   Technology Portfolio (Class 2)          12,436            2.88         33,077            2.88         68,338            2.88
   Telecom Utility Portfolio
      (Class 2)                                --              --             --              --             --              --
   Worldwide High Income Portfolio
      (Class 2)                                --              --             --              --             --              --
   Aggressive Growth Portfolio
      (Class 3)                           211,337           18.73             31           12.18             --              --
   Alliance Growth Portfolio
      (Class 3)                         1,132,580           36.62          6,798           12.01             --              --
   American Funds Asset Allocation
      SAST Portfolio (Class 3)                 --              --         86,462           11.40             --              --
   American Funds Global Growth
      SAST Portfolio (Class 3)             24,581           12.15         94,871           12.24             --              --
   American Funds Growth SAST
      Portfolio (Class 3)                  34,412           12.18         95,520           12.12             --              --
   American Funds Growth-Income
      SAST Portfolio (Class 3)             26,332           11.52         22,910           11.72             --              --
   Balanced Portfolio (Class 3)           192,000           17.07             31           11.21             --              --
   Blue Chip Growth Portfolio
      (Class 3)                           347,480            7.12             31           12.06             --              --
   Capital Growth Portfolio
      (Class 3)                           268,989            9.29          7,342           12.39             --              --
   Cash Management Portfolio
      (Class 3)                         3,217,081           13.54          1,788           10.33             --              --
   Corporate Bond Portfolio
      (Class 3)                         3,464,430           18.01         26,711           10.45             --              --
   Davis Venture Value Portfolio
      (Class 3)                         2,763,976           40.97         69,557           11.57             --              --
   "Dogs" of Wall Street Portfolio
      (Class 3)                           229,149           13.04          1,188           11.16             --              --
   Emerging Markets Portfolio
      (Class 3)                         1,009,287           25.40          8,321           15.87             --              --
   Equity Opportunities Portfolio
      (Class 3)                           844,460           21.51             31           11.46             --              --
   Foreign Value Portfolio
      (Class 3)                         3,048,829           22.47         45,221           12.69             --              --
   Fundamental Growth Portfolio
      (Class 3)                            97,198           20.79         13,235           12.28             --              --
   Global Bond Portfolio (Class 3)        701,784           18.67         12,937           10.60             --              --
   Global Equities Portfolio
      (Class 3)                           298,474           26.80             31           12.57             --              --
   Growth Opportunities Portfolio
      (Class 3)                         1,304,222            6.62          1,516           12.86             --              --
   Growth-Income Portfolio
      (Class 3)                           125,015           34.37             31           11.75             --              --
   High-Yield Bond Portfolio
      (Class 3)                           760,976           20.94          2,950           10.53             --              --
   International Diversified
      Equities Portfolio (Class 3)      2,939,435           16.59         11,884           12.64             --              --
   International Growth & Income
      Portfolio (Class 3)               1,599,677           20.68         23,682           12.34             --              --
   Marsico Focused Growth
      Portfolio (Class 3)                  92,138           13.50          5,903           12.51             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)           295,699           25.59          2,444           11.91             --              --
   MFS Total Return Portfolio
      (Class 3)                         1,965,246           28.99          2,835           11.14             --              --
   Mid-Cap Growth Portfolio
      (Class 3)                         1,031,941           12.51          1,920           12.75             --              --
   Real Estate Portfolio (Class 3)        674,440           29.38         16,425           10.49             --              --
   Small & Mid Cap Value Portfolio
      (Class 3)                         2,612,702           19.62         17,903           11.77             --              --
   Small Company Value Portfolio
      (Class 3)                           768,985           10.21          9,212           11.10             --              --
   Technology Portfolio (Class 3)       1,038,074            2.86          1,645           12.95             --              --

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                          Expenses of 1.52(4)            Expenses of 1.55(5)            Expenses of 1.55(6)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST
   (continued):
   Telecom Utility Portfolio
      (Class 3)                            14,980   $       17.14             31   $       12.79             --   $          --
   Worldwide High Income Portfolio
      (Class 3)                            52,001           21.86             31           10.77             --              --

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                   2,308,373   $       14.62         55,056   $       11.14        129,625   $       14.56
   Growth and Income Portfolio          3,618,809           16.04         21,843           11.37             --              --
   Strategic Growth Portfolio             218,289           11.31             31           12.29             --              --

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International
      Account (Class 1)                        --   $          --         46,456   $        9.07             --   $          --
   Equity Income Account I
      (Class 1)                                --              --        738,672           11.20             --              --
   Growth Account (Class 1)                    --              --         57,157            8.45             --              --
   Income Account (Class 1)                    --              --        287,066            7.38             --              --
   LargeCap Blend Account
      (Class 1)                                --              --        370,667            7.62             --              --
   MidCap Stock Account (Class 1)              --              --         52,393           10.89             --              --
   Money Market Account (Class 1)              --              --        104,137            6.08             --              --
   Mortgage Securities Account
      (Class 1)                                --              --        148,900            6.82             --              --
   Real Estate Securities Account
      (Class 1)                                --              --          7,596           19.17             --              --
   SAM Balanced Portfolio
      (Class 1)                                --              --      2,958,168           10.87             --              --
   SAM Conservative Balanced
      Portfolio (Class 1)                      --              --        409,798            7.66             --              --
   SAM Conservative Growth
      Portfolio (Class 1)                      --              --      1,747,355           11.75             --              --
   SAM Flexible Income Portfolio
      (Class 1)                                --              --        604,282            8.55             --              --
   SAM Strategic Growth Portfolio
      (Class 1)                                --              --        379,220           13.01             --              --
   Short-Term Income Account
      (Class 1)                                --              --         54,504            6.83             --              --
   SmallCap Growth Account
      (Class 1)                                --              --         32,651            7.50             --              --
   SmallCap Value Account
      (Class 1)                                --              --          1,108           10.70             --              --
   West Coast Equity Account
      (Class 1)                                --              --        265,217           13.60             --              --
   Diversified International
      Account (Class 2)                        --              --             --              --        569,783            8.97
   Equity Income Account I
      (Class 2)                                --              --             --              --      4,313,411           11.00
   Growth Account (Class 2)                    --              --             --              --        100,550            8.34
   Income Account (Class 2)                    --              --             --              --      1,481,049            7.30
   LargeCap Blend Account
      (Class 2)                                --              --             --              --        388,417            7.47
   MidCap Stock Account (Class 2)              --              --             --              --        262,727           10.70
   Money Market Account (Class 2)              --              --             --              --        543,813            5.97
   Mortgage Securities Account
      (Class 2)                                --              --             --              --        373,880            6.70
   Real Estate Securities Account
      (Class 2)                                --              --             --              --         75,342           19.57
   SAM Balanced Portfolio
      (Class 2)                                --              --             --              --      8,981,500           10.73
   SAM Conservative Balanced
      Portfolio (Class 2)                      --              --             --              --      2,216,911            7.57
   SAM Conservative Growth
      Portfolio (Class 2)                      --              --             --              --      2,836,399           11.56
   SAM Flexible Income Portfolio
      (Class 2)                                --              --             --              --      4,853,941            8.42
   SAM Strategic Growth Portfolio
      (Class 2)                                --              --             --              --      1,147,914           12.81
   Short-Term Income Account
      (Class 2)                                --              --             --              --        340,395            6.74
   SmallCap Growth Account
      (Class 2)                                --              --             --              --        100,451            7.37
   SmallCap Value Account
      (Class 2)                                --              --             --              --         21,178           10.72
   West Coast Equity Account
      (Class 2)                                --              --             --              --        814,737           13.35

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                          --              --             --              --             --              --
   Columbia Large Cap Value Fund,
      Variable Series                          --              --             --              --             --              --
   Columbia Small Company Growth
      Fund, Variable Series                    --              --             --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)           566,545           16.06             --              --             --              --
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                  2,553,054           13.40             --              --             --              --
   Columbia Marsico Growth Fund,
      Variable Series (Class A)                --              --             --              --             --              --
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                                --              --             --              --             --              --
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)                --              --             --              --             --              --
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                         --              --             --              --             --              --

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)             --   $          --             --   $          --             --   $          --
   Global Growth Fund (Class 2)         3,312,366           24.59             --              --             --              --
   Growth Fund (Class 2)                4,662,109           23.15             --              --             --              --
   Growth-Income Fund (Class 2)         4,254,450           20.01             --              --             --              --
   Asset Allocation Fund (Class 3)             --              --             --              --             --              --
   Cash Management Fund (Class 3)              --              --             --              --             --              --
   Growth Fund (Class 3)                       --              --             --              --             --              --
   Growth-Income Fund (Class 3)                --              --             --              --             --              --
   High-Income Bond Fund (Class 3)             --              --             --              --             --              --
   International Fund (Class 3)                --              --             --              --             --              --
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)                --              --             --              --             --              --

LORD ABBETT SERIES FUND, INC.
   (Class VC):
   Growth and Income Portfolio          1,329,109   $       14.60         15,406   $       11.23             --   $          --
   Mid Cap Value Portfolio                     --              --             --              --             --              --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                           143,932   $       12.68             --   $          --             --   $          --
   BB&T Large Cap Growth VIF
      Portfolio                                --              --             --              --             --              --
   BB&T Large Cap VIF Portfolio            52,817           12.98             --              --             --              --
   BB&T Mid Cap Growth VIF
      Portfolio                            46,495           13.89             --              --             --              --
   BB&T Special Opportunities
      Equity VIF Portfolio                 49,601           14.44             --              --             --              --
   BB&T Total Return Bond VIF
      Portfolio                           222,574           10.42             --              --             --              --

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                --   $          --             --   $          --             --   $          --
   MTB Large Cap Value Fund II                 --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Aggressive Growth II                     --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Conservative Growth II                   --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Moderate Growth II                       --              --             --              --             --              --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                           Expenses of 1.65               Expenses of 1.70              Expenses of 1.72(4)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                --   $          --             --   $          --             --   $          --
   Capital Appreciation Portfolio
      (Class 1)                                --              --             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 1)                      --              --             --              --             --              --
   Growth Portfolio (Class 1)                  --              --             --              --             --              --
   Natural Resources Portfolio
      (Class 1)                                --              --             --              --             --              --
   Asset Allocation Portfolio
      (Class 2)                                --              --             --              --         43,581           26.80
   Capital Appreciation Portfolio
      (Class 2)                                --              --         17,967           54.26         88,204           53.36
   Government and Quality Bond
      Portfolio (Class 2)                      --              --             --              --        168,386           17.49
   Growth Portfolio (Class 2)                  --              --             --              --         42,793           37.97
   Natural Resources Portfolio
      (Class 2)                                --              --             --              --         18,577           63.20
   Asset Allocation Portfolio
      (Class 3)                                30           11.43             --              --        808,885           26.65
   Capital Appreciation Portfolio
      (Class 3)                             3,608           13.36             --              --      2,442,353           52.66
   Government and Quality Bond
      Portfolio (Class 3)                     362           10.32             --              --      7,060,608           17.42
   Growth Portfolio (Class 3)               3,804           12.19             --              --      1,342,878           37.81
   Natural Resources Portfolio
      (Class 3)                               972           13.79             --              --        679,822           62.77

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                --   $          --             --   $          --             --   $          --
   Alliance Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Balanced Portfolio (Class 1)                --              --             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Capital Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Cash Management Portfolio
      (Class 1)                                --              --             --              --             --              --
   Corporate Bond Portfolio
      (Class 1)                                --              --             --              --             --              --
   Davis Venture Value Portfolio
      (Class 1)                                --              --             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 1)                                --              --             --              --             --              --
   Emerging Markets Portfolio
      (Class 1)                                --              --             --              --             --              --
   Equity Opportunities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Fundamental Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Global Bond Portfolio (Class 1)             --              --             --              --             --              --
   Global Equities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Growth Opportunities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Growth-Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   High-Yield Bond Portfolio
      (Class 1)                                --              --             --              --             --              --
   International Diversified
      Equities Portfolio (Class 1)             --              --             --              --             --              --
   International Growth & Income
      Portfolio (Class 1)                      --              --             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 1)                      --              --             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)                --              --             --              --             --              --
   MFS Total Return Portfolio
      (Class 1)                                --              --             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Real Estate Portfolio (Class 1)             --              --             --              --             --              --
   Technology Portfolio (Class 1)              --              --             --              --             --              --
   Telecom Utility Portfolio
      (Class 1)                                --              --             --              --             --              --
   Worldwide High Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   Aggressive Growth Portfolio
      (Class 2)                                --              --             --              --         22,070           18.70
   Alliance Growth Portfolio
      (Class 2)                                --              --          3,369           36.71         39,642           36.43
   Balanced Portfolio (Class 2)                --              --             --              --         32,092           16.99
   Blue Chip Growth Portfolio
      (Class 2)                                --              --             --              --         53,004            7.09
   Capital Growth Portfolio
      (Class 2)                                --              --             --              --         29,562            9.29
   Cash Management Portfolio
      (Class 2)                                --              --             --              --         81,500           13.47
   Corporate Bond Portfolio
      (Class 2)                                --              --             --              --         81,259           17.97
   Davis Venture Value Portfolio
      (Class 2)                                --              --             --              --        123,617           40.68
   "Dogs" of Wall Street Portfolio
      (Class 2)                                --              --             --              --         18,003           13.00
   Emerging Markets Portfolio
      (Class 2)                                --              --             --              --         15,049           25.35
   Equity Opportunities Portfolio
      (Class 2)                                --              --             --              --         30,194           21.45
   Foreign Value Portfolio
      (Class 2)                                --              --             --              --         35,394           22.30
   Fundamental Growth Portfolio
      (Class 2)                                --              --             --              --         27,798           20.72
   Global Bond Portfolio (Class 2)             --              --             --              --         30,038           18.61
   Global Equities Portfolio
      (Class 2)                                --              --          4,156           27.74         27,731           26.79
   Growth Opportunities Portfolio
      (Class 2)                                --              --             --              --         41,764            6.59
   Growth-Income Portfolio
      (Class 2)                                --              --             --              --         65,873           34.23
   High-Yield Bond Portfolio
      (Class 2)                                --              --             --              --         48,115           20.86
   International Diversified
      Equities Portfolio (Class 2)             --              --             --              --        189,151           16.53
   International Growth & Income
      Portfolio (Class 2)                      --              --             --              --         51,480           20.67
   Marsico Focused Growth
      Portfolio (Class 2)                      --              --             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)                --              --             --              --         26,065           25.44
   MFS Total Return Portfolio
      (Class 2)                                --              --             --              --        185,351           28.85
   Mid-Cap Growth Portfolio
      (Class 2)                                --              --         12,535           12.47        107,037           12.43
   Real Estate Portfolio (Class 2)             --              --             --              --         37,117           29.29
   Small & Mid Cap Value Portfolio
      (Class 2)                                --              --             --              --         34,476           19.47
   Technology Portfolio (Class 2)              --              --         43,941            2.85         46,228            2.85
   Telecom Utility Portfolio
      (Class 2)                                --              --             --              --             --              --
   Worldwide High Income Portfolio
      (Class 2)                                --              --             --              --             --              --
   Aggressive Growth Portfolio
      (Class 3)                                26           12.18             --              --        187,847           18.50
   Alliance Growth Portfolio
      (Class 3)                               147           11.98             --              --      1,704,076           36.25
   American Funds Asset Allocation
      SAST Portfolio (Class 3)              4,224           11.39             --              --             27           11.43
   American Funds Global Growth
      SAST Portfolio (Class 3)              6,171           12.22             --              --         43,190           12.14
   American Funds Growth SAST
      Portfolio (Class 3)                  10,479           12.11             --              --         85,156           12.18
   American Funds Growth-Income
      SAST Portfolio (Class 3)              8,043           11.71             --              --         57,914           11.51
   Balanced Portfolio (Class 3)               118           11.17             --              --        250,912           16.88
   Blue Chip Growth Portfolio
      (Class 3)                             5,067           12.04             --              --        508,469            7.03
   Capital Growth Portfolio
      (Class 3)                                30           12.32             --              --        435,160            9.19
   Cash Management Portfolio
      (Class 3)                                30           10.31             --              --      4,295,069           13.40
   Corporate Bond Portfolio
      (Class 3)                               146           10.42             --              --      4,422,324           17.89
   Davis Venture Value Portfolio
      (Class 3)                            11,881           11.55             --              --      4,102,967           40.56
   "Dogs" of Wall Street Portfolio
      (Class 3)                             4,275           11.14             --              --        404,082           12.90
   Emerging Markets Portfolio
      (Class 3)                                46           15.80             --              --      1,238,680           25.11
   Equity Opportunities Portfolio
      (Class 3)                             2,657           11.43             --              --        946,506           21.28
   Foreign Value Portfolio
      (Class 3)                             4,035           12.68             --              --      4,298,658           22.24
   Fundamental Growth Portfolio
      (Class 3)                                30           12.21             --              --        195,029           20.53
   Global Bond Portfolio (Class 3)          1,129           10.59             --              --        898,243           18.43
   Global Equities Portfolio
      (Class 3)                               168           12.53             --              --        438,705           26.54
   Growth Opportunities Portfolio
      (Class 3)                                52           12.84             --              --      1,786,231            6.55
   Growth-Income Portfolio
      (Class 3)                               191           11.74             --              --        169,028           33.99
   High-Yield Bond Portfolio
      (Class 3)                                28           10.49             --              --      1,037,117           20.70
   International Diversified
      Equities Portfolio (Class 3)             60           12.58             --              --      4,459,450           16.41
   International Growth & Income
      Portfolio (Class 3)                   2,900           12.30             --              --      2,499,812           20.51
   Marsico Focused Growth
      Portfolio (Class 3)                      30           12.45             --              --        285,664           13.38
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)                30           11.84             --              --        484,358           25.33
   MFS Total Return Portfolio
      (Class 3)                             1,145           11.13             --              --      3,122,289           28.68
   Mid-Cap Growth Portfolio
      (Class 3)                             5,267           12.75             --              --      1,503,258           12.39
   Real Estate Portfolio (Class 3)          1,070           10.46             --              --      1,051,858           29.06
   Small & Mid Cap Value Portfolio
      (Class 3)                             9,910           11.76             --              --      3,470,363           19.41
   Small Company Value Portfolio
      (Class 3)                             4,059           11.10             --              --      1,089,550           10.18
   Technology Portfolio (Class 3)              26           12.92             --              --      1,284,556            2.83

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                           Expenses of 1.65               Expenses of 1.70              Expenses of 1.72(4)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST
   (continued):
   Telecom Utility Portfolio
      (Class 3)                               417   $       12.77             --   $          --         22,290   $       16.90
   Worldwide High Income Portfolio
      (Class 3)                                28           10.77             --              --         33,630           21.62

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                       1,555   $       11.12        115,751   $       14.39      3,074,328   $       14.51
   Growth and Income Portfolio                 26           11.34             --              --      5,320,317           15.88
   Strategic Growth Portfolio                  30           12.27             --              --        292,804           11.20

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International
      Account (Class 1)                        --   $          --             --   $          --             --   $          --
   Equity Income Account I
      (Class 1)                                --              --             --              --             --              --
   Growth Account (Class 1)                    --              --             --              --             --              --
   Income Account (Class 1)                    --              --             --              --             --              --
   LargeCap Blend Account
      (Class 1)                                --              --             --              --             --              --
   MidCap Stock Account (Class 1)              --              --             --              --             --              --
   Money Market Account (Class 1)              --              --             --              --             --              --
   Mortgage Securities Account
      (Class 1)                                --              --             --              --             --              --
   Real Estate Securities Account
      (Class 1)                                --              --             --              --             --              --
   SAM Balanced Portfolio
      (Class 1)                                --              --             --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 1)                      --              --             --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 1)                      --              --             --              --             --              --
   SAM Flexible Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Short-Term Income Account
      (Class 1)                                --              --             --              --             --              --
   SmallCap Growth Account
      (Class 1)                                --              --             --              --             --              --
   SmallCap Value Account
      (Class 1)                                --              --             --              --             --              --
   West Coast Equity Account
      (Class 1)                                --              --             --              --             --              --
   Diversified International
      Account (Class 2)                        --              --         55,424            8.86             --              --
   Equity Income Account I
      (Class 2)                                --              --        340,840           10.91             --              --
   Growth Account (Class 2)                    --              --         24,643            8.27             --              --
   Income Account (Class 2)                    --              --        179,011            7.24             --              --
   LargeCap Blend Account
      (Class 2)                                --              --         34,005            7.42             --              --
   MidCap Stock Account (Class 2)              --              --         27,147           10.64             --              --
   Money Market Account (Class 2)              --              --        171,104            5.91             --              --
   Mortgage Securities Account
      (Class 2)                                --              --        108,746            6.65             --              --
   Real Estate Securities Account
      (Class 2)                                --              --         11,008           19.24             --              --
   SAM Balanced Portfolio
      (Class 2)                                --              --      2,437,866           10.65             --              --
   SAM Conservative Balanced
      Portfolio (Class 2)                      --              --        287,423            7.52             --              --
   SAM Conservative Growth
      Portfolio (Class 2)                      --              --      2,004,806           11.47             --              --
   SAM Flexible Income Portfolio
      (Class 2)                                --              --        559,920            8.35             --              --
   SAM Strategic Growth Portfolio
      (Class 2)                                --              --        721,908           12.71             --              --
   Short-Term Income Account
      (Class 2)                                --              --         46,800            6.69             --              --
   SmallCap Growth Account
      (Class 2)                                --              --          7,903            7.30             --              --
   SmallCap Value Account
      (Class 2)                                --              --          2,274           10.68             --              --
   West Coast Equity Account
      (Class 2)                                --              --        116,348           13.24             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                          --              --             --              --             --              --
   Columbia Large Cap Value Fund,
      Variable Series                          --              --             --              --             --              --
   Columbia Small Company Growth
      Fund, Variable Series                    --              --             --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)                --              --             --              --        639,603           15.89
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                         --              --             --              --      2,470,317           13.28
   Columbia Marsico Growth Fund,
      Variable Series (Class A)                --              --             --              --             --              --
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                                --              --             --              --             --              --
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)                --              --             --              --             --              --
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                         --              --             --              --             --              --

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)             --   $          --             --   $          --             --   $          --
   Global Growth Fund (Class 2)                --              --             --              --      4,254,887           24.35
   Growth Fund (Class 2)                       --              --             --              --      6,828,679           22.92
   Growth-Income Fund (Class 2)                --              --             --              --      6,718,230           19.80
   Asset Allocation Fund (Class 3)             --              --             --              --             --              --
   Cash Management Fund (Class 3)              --              --             --              --             --              --
   Growth Fund (Class 3)                       --              --             --              --             --              --
   Growth-Income Fund (Class 3)                --              --             --              --             --              --
   High-Income Bond Fund (Class 3)             --              --             --              --             --              --
   International Fund (Class 3)                --              --             --              --             --              --
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)                --              --             --              --             --              --

LORD ABBETT SERIES FUND, INC
   (Class VC):
   Growth and Income Portfolio                 30   $       11.18             --   $          --      1,854,736   $       14.40
   Mid Cap Value Portfolio                     --              --             --              --             --              --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                                --   $          --             --   $          --         25,911   $       12.47
   BB&T Large Cap Growth VIF
      Portfolio                                --              --             --              --             --              --
   BB&T Large Cap VIF Portfolio                --              --             --              --         53,839           12.68
   BB&T Mid Cap Growth VIF
      Portfolio                                --              --             --              --         82,623           13.81
   BB&T Special Opportunities
      Equity VIF Portfolio                     --              --             --              --        101,312           14.40
   BB&T Total Return Bond VIF
      Portfolio                                --              --             --              --         60,106           10.47

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                --   $          --             --   $          --             --   $          --
   MTB Large Cap Value Fund II                 --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Aggressive Growth II                     --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Conservative Growth II                   --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Moderate Growth II                       --              --             --              --             --              --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                          Expenses of 1.77(1)            Expenses of 1.77(2)            Expenses of 1.77(3)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                --   $          --         53,543   $       26.88             --   $          --
   Capital Appreciation Portfolio
      (Class 1)                                --              --        288,800           52.87        117,526           14.30
   Government and Quality Bond
      Portfolio (Class 1)                      --              --        357,959           17.54        168,438           11.98
   Growth Portfolio (Class 1)                  --              --        158,575           38.02             --              --
   Natural Resources Portfolio
      (Class 1)                                --              --         72,490           63.27             --              --
   Asset Allocation Portfolio
      (Class 2)                            99,690           26.68             --              --             --              --
   Capital Appreciation Portfolio
      (Class 2)                           264,094           52.60             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 2)                 750,009           17.42             --              --             --              --
   Growth Portfolio (Class 2)             226,486           37.79             --              --             --              --
   Natural Resources Portfolio
      (Class 2)                           137,137           62.80             --              --             --              --
   Asset Allocation Portfolio
      (Class 3)                            28,686           26.81             --              --             --              --
   Capital Appreciation Portfolio
      (Class 3)                           610,691           52.49             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 3)               2,299,133           17.35             --              --             --              --
   Growth Portfolio (Class 3)             404,969           37.68             --              --             --              --
   Natural Resources Portfolio
      (Class 3)                           228,008           62.70             --              --             --              --

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                --   $          --         69,384   $       18.72         15,013   $        9.90
   Alliance Growth Portfolio
      (Class 1)                                --              --        151,218           36.66         68,539           10.04
   Balanced Portfolio (Class 1)                --              --         64,424           17.04         21,832            9.61
   Blue Chip Growth Portfolio
      (Class 1)                                --              --        120,618            7.08         19,398            8.62
   Capital Growth Portfolio
      (Class 1)                                --              --        110,251            9.28             --              --
   Cash Management Portfolio
      (Class 1)                                --              --        188,997           13.49         43,490           10.51
   Corporate Bond Portfolio
      (Class 1)                                --              --        276,775           18.01             --              --
   Davis Venture Value Portfolio
      (Class 1)                                --              --        670,267           40.87        156,250           14.10
   "Dogs" of Wall Street Portfolio
      (Class 1)                                --              --         69,772           12.99             --              --
   Emerging Markets Portfolio
      (Class 1)                                --              --         94,383           25.37          4,618           38.00
   Equity Opportunities Portfolio
      (Class 1)                                --              --        120,848           21.45             --              --
   Fundamental Growth Portfolio
      (Class 1)                                --              --         63,369           20.74         15,963            8.56
   Global Bond Portfolio (Class 1)             --              --        107,788           18.62         43,723           12.23
   Global Equities Portfolio
      (Class 1)                                --              --         55,617           26.77         33,851           12.30
   Growth Opportunities Portfolio
      (Class 1)                                --              --        120,898            6.61             --              --
   Growth-Income Portfolio
      (Class 1)                                --              --        167,888           34.30         67,726           10.88
   High-Yield Bond Portfolio
      (Class 1)                                --              --        147,144           20.89             --              --
   International Diversified
      Equities Portfolio (Class 1)             --              --        121,495           16.51             --              --
   International Growth & Income
      Portfolio (Class 1)                      --              --        232,572           20.66         82,426           14.83
   Marsico Focused Growth
      Portfolio (Class 1)                      --              --        330,543           13.46             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)                --              --        133,410           25.48         10,445           11.69
   MFS Total Return Portfolio
      (Class 1)                                --              --        615,602           28.91         58,943           13.48
   Mid-Cap Growth Portfolio
      (Class 1)                                --              --        412,161           12.48         61,797            7.44
   Real Estate Portfolio (Class 1)             --              --         64,822           29.28             --              --
   Technology Portfolio (Class 1)              --              --        264,619            2.86             --              --
   Telecom Utility Portfolio
      (Class 1)                                --              --         38,166           17.07             --              --
   Worldwide High Income Portfolio
      (Class 1)                                --              --         25,056           21.81             --              --
   Aggressive Growth Portfolio
      (Class 2)                           136,640           18.56             --              --             --              --
   Alliance Growth Portfolio
      (Class 2)                           188,039           36.19             --              --             --              --
   Balanced Portfolio (Class 2)           149,095           16.92             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 2)                           170,026            7.05             --              --             --              --
   Capital Growth Portfolio
      (Class 2)                           130,475            9.22             --              --             --              --
   Cash Management Portfolio
      (Class 2)                           485,890           13.41             --              --             --              --
   Corporate Bond Portfolio
      (Class 2)                           323,214           17.88             --              --             --              --
   Davis Venture Value Portfolio
      (Class 2)                           583,536           40.52             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 2)                           206,252           12.90             --              --             --              --
   Emerging Markets Portfolio
      (Class 2)                           197,416           25.19             --              --             --              --
   Equity Opportunities Portfolio
      (Class 2)                           136,053           21.32             --              --             --              --
   Foreign Value Portfolio
      (Class 2)                           270,984           22.26             --              --             --              --
   Fundamental Growth Portfolio
      (Class 2)                            58,366           20.59             --              --             --              --
   Global Bond Portfolio (Class 2)         99,727           18.47             --              --             --              --
   Global Equities Portfolio
      (Class 2)                           112,392           26.56             --              --             --              --
   Growth Opportunities Portfolio
      (Class 2)                           263,951            6.56             --              --             --              --
   Growth-Income Portfolio
      (Class 2)                           152,042           34.02             --              --             --              --
   High-Yield Bond Portfolio
      (Class 2)                           276,629           20.71             --              --             --              --
   International Diversified
      Equities Portfolio (Class 2)        365,794           16.39             --              --             --              --
   International Growth & Income
      Portfolio (Class 2)                 264,233           20.56             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 2)                 507,689           13.38             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)           143,276           25.33             --              --             --              --
   MFS Total Return Portfolio
      (Class 2)                           599,575           28.69             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 2)                           505,243           12.38             --              --             --              --
   Real Estate Portfolio (Class 2)        206,157           29.06             --              --             --              --
   Small & Mid Cap Value Portfolio
      (Class 2)                           353,616           19.45             --              --             --              --
   Technology Portfolio (Class 2)         365,653            2.84             --              --             --              --
   Telecom Utility Portfolio
      (Class 2)                            98,179           16.98             --              --             --              --
   Worldwide High Income Portfolio
      (Class 2)                            45,526           21.59             --              --             --              --
   Aggressive Growth Portfolio
      (Class 3)                           138,471           18.49             --              --             --              --
   Alliance Growth Portfolio
      (Class 3)                           425,042           36.13             --              --             --              --
   American Funds Asset Allocation
      SAST Portfolio (Class 3)            351,203           11.41             --              --             --              --
   American Funds Global Growth
      SAST Portfolio (Class 3)          1,235,008           12.12             --              --             --              --
   American Funds Growth SAST
      Portfolio (Class 3)               1,385,197           12.16             --              --             --              --
   American Funds Growth-Income
      SAST Portfolio (Class 3)          1,615,684           11.49             --              --             --              --
   Balanced Portfolio (Class 3)            92,793           16.84             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 3)                           203,481            7.02             --              --             --              --
   Capital Growth Portfolio
      (Class 3)                           622,704            9.25             --              --             --              --
   Cash Management Portfolio
      (Class 3)                           993,706           13.34             --              --             --              --
   Corporate Bond Portfolio
      (Class 3)                         1,586,510           17.79             --              --             --              --
   Davis Venture Value Portfolio
      (Class 3)                         1,157,063           40.42             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 3)                           103,450           12.88             --              --             --              --
   Emerging Markets Portfolio
      (Class 3)                           486,110           25.08             --              --             --              --
   Equity Opportunities Portfolio
      (Class 3)                           106,541           21.23             --              --             --              --
   Foreign Value Portfolio
      (Class 3)                         1,029,704           22.16        112,253           22.16             --              --
   Fundamental Growth Portfolio
      (Class 3)                           463,410           20.50             --              --             --              --
   Global Bond Portfolio (Class 3)        335,489           18.36             --              --             --              --
   Global Equities Portfolio
      (Class 3)                            88,018           26.35             --              --             --              --
   Growth Opportunities Portfolio
      (Class 3)                           663,986            6.54             --              --             --              --
   Growth-Income Portfolio
      (Class 3)                            57,991           33.90             --              --             --              --
   High-Yield Bond Portfolio
      (Class 3)                           302,145           20.65             --              --             --              --
   International Diversified
      Equities Portfolio (Class 3)      1,452,464           16.36             --              --             --              --
   International Growth & Income
      Portfolio (Class 3)               1,186,374           20.47             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 3)                 466,826           13.32             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)           158,143           25.25             --              --             --              --
   MFS Total Return Portfolio
      (Class 3)                           745,641           28.60             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 3)                           592,506           12.34             --              --             --              --
   Real Estate Portfolio (Class 3)        454,111           29.00             --              --             --              --
   Small & Mid Cap Value Portfolio
      (Class 3)                         1,286,353           19.34         57,377           19.34             --              --
   Small Company Value Portfolio
      (Class 3)                           760,203           10.17             --              --             --              --
   Technology Portfolio (Class 3)         497,841            2.83             --              --             --              --

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                          Expenses of 1.77(1)            Expenses of 1.77(2)            Expenses of 1.77(3)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
         Variable Accounts            outstanding       units        outstanding       units        outstanding       units
         -----------------           ------------   -------------   ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST
   (continued):
   Telecom Utility Portfolio
      (Class 3)                            50,160   $       17.09             --   $          --             --   $          --
   Worldwide High Income Portfolio
      (Class 3)                            12,465           21.72             --              --             --              --

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                   1,076,078   $       14.34        471,968   $       14.31             --   $          --
   Growth and Income Portfolio          2,065,798           15.90        360,765           15.92             --              --
   Strategic Growth Portfolio             174,719           11.03         78,513           10.92             --              --

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International
      Account (Class 1)                        --   $          --             --   $          --             --   $          --
   Equity Income Account I
      (Class 1)                                --              --             --              --             --              --
   Growth Account (Class 1)                    --              --             --              --             --              --
   Income Account (Class 1)                    --              --             --              --             --              --
   LargeCap Blend Account
      (Class 1)                                --              --             --              --             --              --
   MidCap Stock Account (Class 1)              --              --             --              --             --              --
   Money Market Account (Class 1)              --              --             --              --             --              --
   Mortgage Securities Account
      (Class 1)                                --              --             --              --             --              --
   Real Estate Securities Account
      (Class 1)                                --              --             --              --             --              --
   SAM Balanced Portfolio
      (Class 1)                           205,909           10.72             --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 1)                      --              --             --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 1)                 117,092           11.59             --              --             --              --
   SAM Flexible Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 1)                            75,524           12.84             --              --             --              --
   Short-Term Income Account
      (Class 1)                                --              --             --              --             --              --
   SmallCap Growth Account
      (Class 1)                                --              --             --              --             --              --
   SmallCap Value Account
      (Class 1)                                --              --             --              --             --              --
   West Coast Equity Account
      (Class 1)                                --              --             --              --             --              --
   Diversified International
      Account (Class 2)                        --              --             --              --             --              --
   Equity Income Account I
      (Class 2)                            22,492           10.59             --              --             --              --
   Growth Account (Class 2)                    --              --             --              --             --              --
   Income Account (Class 2)                    --              --             --              --             --              --
   LargeCap Blend Account
      (Class 2)                                --              --             --              --             --              --
   MidCap Stock Account (Class 2)              --              --             --              --             --              --
   Money Market Account (Class 2)              --              --             --              --             --              --
   Mortgage Securities Account
      (Class 2)                                --              --             --              --             --              --
   Real Estate Securities Account
      (Class 2)                                --              --             --              --             --              --
   SAM Balanced Portfolio
      (Class 2)                           228,188           10.58             --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 2)                  28,455           10.54             --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 2)                  93,682           11.40             --              --             --              --
   SAM Flexible Income Portfolio
      (Class 2)                                10           10.39             --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 2)                            33,285           12.66             --              --             --              --
   Short-Term Income Account
      (Class 2)                                --              --             --              --             --              --
   SmallCap Growth Account
      (Class 2)                                --              --             --              --             --              --
   SmallCap Value Account
      (Class 2)                                --              --             --              --             --              --
   West Coast Equity Account
      (Class 2)                                --              --             --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                         155           12.09             --              --         13,070           12.09
   Columbia Large Cap Value Fund,
      Variable Series                      17,589           13.82             --              --         57,207           13.82
   Columbia Small Company Growth
      Fund, Variable Series                 5,137           13.64             --              --         52,905           13.64

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)            39,160           15.86             --              --         68,374           15.86
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                     99,155           13.13             --              --         98,263           13.13
   Columbia Marsico Growth Fund,
      Variable Series (Class A)            21,776           11.99             --              --         52,960           11.99
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                             1,271           18.56             --              --         26,251           18.56
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)               933           10.53             --              --         47,958           10.53
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                     12,139           22.51             --              --         25,868           22.51

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)         13,171   $       17.29        482,454   $       17.29             --   $          --
   Global Growth Fund (Class 2)           812,744           24.27        256,435           24.27             --              --
   Growth Fund (Class 2)                1,233,470           22.86        402,298           22.86             --              --
   Growth-Income Fund (Class 2)         1,377,896           19.75        565,764           19.75             --              --
   Asset Allocation Fund (Class 3)             --              --             --              --             --              --
   Cash Management Fund (Class 3)              --              --             --              --             --              --
   Growth Fund (Class 3)                       --              --             --              --             --              --
   Growth-Income Fund (Class 3)                --              --             --              --             --              --
   High-Income Bond Fund (Class 3)             --              --             --              --             --              --
   International Fund (Class 3)                --              --             --              --             --              --
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)                --              --             --              --             --              --

LORD ABBETT SERIES FUND, INC
   (Class VC):
   Growth and Income Portfolio          1,391,256   $       14.39        371,973   $       14.39             --   $          --
   Mid Cap Value Portfolio                  1,672           15.75        333,688           15.75             --              --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                            38,589   $       12.57             --   $          --             --   $          --
   BB&T Large Cap Growth VIF
      Portfolio                                --              --             --              --             --              --
   BB&T Large Cap VIF Portfolio            53,659           12.86             --              --             --              --
   BB&T Mid Cap Growth VIF
      Portfolio                            11,477           13.79             --              --             --              --
   BB&T Special Opportunities
      Equity VIF Portfolio                 96,287           14.35             --              --             --              --
   BB&T Total Return Bond VIF
      Portfolio                            81,880           10.36             --              --             --              --

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                10   $       10.83             --   $          --             --   $          --
   MTB Large Cap Value Fund II                 10           10.14             --              --             --              --
   MTB Managed Allocation Fund -
      Aggressive Growth II                     10           10.68             --              --             --              --
   MTB Managed Allocation Fund -
      Conservative Growth II                   10           10.41             --              --             --              --
   MTB Managed Allocation Fund -
      Moderate Growth II                       10           10.54             --              --             --              --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                           Expenses of 1.80               Expenses of 1.95              Expenses of 1.97(4)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                --   $          --             --   $          --             --   $          --
   Capital Appreciation Portfolio
      (Class 1)                                --              --             --              --             --              --
   Government and Quality Bond
      Portfolio (Class 1)                      --              --             --              --             --              --
   Growth Portfolio (Class 1)                  --              --             --              --             --              --
   Natural Resources Portfolio
      (Class 1)                                --              --             --              --             --              --
   Asset Allocation Portfolio
      (Class 2)                                --              --             --              --         38,804           26.38
   Capital Appreciation Portfolio
      (Class 2)                            19,306           52.34          6,447           53.52         18,204           52.67
   Government and Quality Bond
      Portfolio (Class 2)                      --              --             --              --         58,001           17.26
   Growth Portfolio (Class 2)                  --              --             --              --         11,142           37.50
   Natural Resources Portfolio
      (Class 2)                                --              --             --              --          5,163           62.41
   Asset Allocation Portfolio
      (Class 3)                                25           11.38             --              --         19,970           26.32
   Capital Appreciation Portfolio
      (Class 3)                            12,325           13.38             --              --        226,948           51.97
   Government and Quality Bond
      Portfolio (Class 3)                  31,926           10.31             --              --        569,410           17.18
   Growth Portfolio (Class 3)               5,980           12.20             --              --         93,567           37.32
   Natural Resources Portfolio
      (Class 3)                            10,309           13.83             --              --         60,538           62.02

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                --   $          --             --   $          --             --   $          --
   Alliance Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Balanced Portfolio (Class 1)                --              --             --              --             --              --
   Blue Chip Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Capital Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Cash Management Portfolio
      (Class 1)                                --              --             --              --             --              --
   Corporate Bond Portfolio
      (Class 1)                                --              --             --              --             --              --
   Davis Venture Value Portfolio
      (Class 1)                                --              --             --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 1)                                --              --             --              --             --              --
   Emerging Markets Portfolio
      (Class 1)                                --              --             --              --             --              --
   Equity Opportunities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Fundamental Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Global Bond Portfolio (Class 1)             --              --             --              --             --              --
   Global Equities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Growth Opportunities Portfolio
      (Class 1)                                --              --             --              --             --              --
   Growth-Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   High-Yield Bond Portfolio
      (Class 1)                                --              --             --              --             --              --
   International Diversified
      Equities Portfolio (Class 1)             --              --             --              --             --              --
   International Growth & Income
      Portfolio (Class 1)                      --              --             --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 1)                      --              --             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)                --              --             --              --             --              --
   MFS Total Return Portfolio
      (Class 1)                                --              --             --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 1)                                --              --             --              --             --              --
   Real Estate Portfolio (Class 1)             --              --             --              --             --              --
   Technology Portfolio (Class 1)              --              --             --              --             --              --
   Telecom Utility Portfolio
      (Class 1)                                --              --             --              --             --              --
   Worldwide High Income Portfolio
      (Class 1)                                --              --             --              --             --              --
   Aggressive Growth Portfolio
      (Class 2)                                --              --             --              --          3,188           18.40
   Alliance Growth Portfolio
      (Class 2)                             3,659           36.41          2,417           36.19         10,503           35.95
   Balanced Portfolio (Class 2)                --              --             --              --         16,402           16.77
   Blue Chip Growth Portfolio
      (Class 2)                                --              --             --              --          3,464            7.00
   Capital Growth Portfolio
      (Class 2)                                --              --             --              --          6,292            9.15
   Cash Management Portfolio
      (Class 2)                                --              --             --              --         30,495           13.29
   Corporate Bond Portfolio
      (Class 2)                                --              --             --              --         27,813           17.73
   Davis Venture Value Portfolio
      (Class 2)                             6,342           40.48             --              --         25,185           40.14
   "Dogs" of Wall Street Portfolio
      (Class 2)                                --              --             --              --          6,686           12.83
   Emerging Markets Portfolio
      (Class 2)                                --              --             --              --         12,135           24.96
   Equity Opportunities Portfolio
      (Class 2)                                --              --             --              --          3,437           21.10
   Foreign Value Portfolio
      (Class 2)                                --              --             --              --          7,122           21.75
   Fundamental Growth Portfolio
      (Class 2)                                --              --             --              --          3,035           20.38
   Global Bond Portfolio (Class 2)             --              --             --              --          6,348           18.34
   Global Equities Portfolio
      (Class 2)                             4,101           26.65          2,038           26.49          4,899           26.44
   Growth Opportunities Portfolio
      (Class 2)                                --              --             --              --          7,207            6.50
   Growth-Income Portfolio
      (Class 2)                                --              --             --              --         12,489           33.65
   High-Yield Bond Portfolio
      (Class 2)                                --              --             --              --         40,829           20.50
   International Diversified
      Equities Portfolio (Class 2)             --              --             --              --         53,866           16.28
   International Growth & Income
      Portfolio (Class 2)                      --              --             --              --         13,728           20.44
   Marsico Focused Growth
      Portfolio (Class 2)                      --              --             --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)                --              --             --              --          2,147           25.18
   MFS Total Return Portfolio
      (Class 2)                                --              --             --              --         40,448           28.45
   Mid-Cap Growth Portfolio
      (Class 2)                            30,617           12.39          6,056           12.30         23,330           12.27
   Real Estate Portfolio (Class 2)             --              --             --              --          8,316           28.85
   Small & Mid Cap Value Portfolio
      (Class 2)                                --              --             --              --          7,394           19.25
   Technology Portfolio (Class 2)          56,720            2.84            131            2.80          9,533            2.81
   Telecom Utility Portfolio
      (Class 2)                                --              --             --              --             --              --
   Worldwide High Income Portfolio
      (Class 2)                                --              --             --              --             --              --
   Aggressive Growth Portfolio
      (Class 3)                                24           12.17             --              --         40,524           18.27
   Alliance Growth Portfolio
      (Class 3)                            19,253           11.97             --              --        109,169           35.78
   American Funds Asset Allocation
      SAST Portfolio (Class 3)              4,380           11.36             --              --          3,366           11.40
   American Funds Global Growth
      SAST Portfolio (Class 3)             18,418           12.20             --              --          3,069           12.12
   American Funds Growth SAST
      Portfolio (Class 3)                  11,806           12.09             --              --          2,421           12.14
   American Funds Growth-Income
      SAST Portfolio (Class 3)              7,664           11.68             --              --            141           11.47
   Balanced Portfolio (Class 3)                26           11.14             --              --         12,300           16.68
   Blue Chip Growth Portfolio
      (Class 3)                                25           12.03             --              --         43,273            6.96
   Capital Growth Portfolio
      (Class 3)                             3,651           12.27             --              --         11,686            9.10
   Cash Management Portfolio
      (Class 3)                            63,954           10.30             --              --        320,967           13.23
   Corporate Bond Portfolio
      (Class 3)                            31,590           10.41             --              --        268,938           17.65
   Davis Venture Value Portfolio
      (Class 3)                            23,714           11.54             --              --        283,619           40.04
   "Dogs" of Wall Street Portfolio
      (Class 3)                                25           11.10             --              --         48,141           12.74
   Emerging Markets Portfolio
      (Class 3)                             6,933           15.81             --              --        313,371           24.83
   Equity Opportunities Portfolio
      (Class 3)                               199           11.39             --              --         51,981           20.89
   Foreign Value Portfolio
      (Class 3)                             6,045           12.65             --              --        302,599           21.95
   Fundamental Growth Portfolio
      (Class 3)                             6,071           12.22             --              --          6,619           20.03
   Global Bond Portfolio (Class 3)          4,839           10.56             --              --         48,911           18.22
   Global Equities Portfolio
      (Class 3)                                24           12.51             --              --         32,731           26.19
   Growth Opportunities Portfolio
      (Class 3)                             4,369           12.83             --              --        105,063            6.42
   Growth-Income Portfolio
      (Class 3)                               262           11.68             --              --         17,642           33.58
   High-Yield Bond Portfolio
      (Class 3)                             1,162           10.52             --              --         69,267           20.42
   International Diversified
      Equities Portfolio (Class 3)         11,341           12.60             --              --        342,265           16.21
   International Growth & Income
      Portfolio (Class 3)                  20,064           12.30             --              --        144,379           20.24
   Marsico Focused Growth
      Portfolio (Class 3)                     180           12.46             --              --          5,901           13.21
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)                50           11.84             --              --         38,127           25.00
   MFS Total Return Portfolio
      (Class 3)                               388           11.04             --              --        271,419           28.29
   Mid-Cap Growth Portfolio
      (Class 3)                               686           12.65             --              --        147,133           12.23
   Real Estate Portfolio (Class 3)         13,347           10.46             --              --         72,643           28.74
   Small & Mid Cap Value Portfolio
      (Class 3)                            19,133           11.74             --              --        270,402           19.16
   Small Company Value Portfolio
      (Class 3)                             9,152           11.07             --              --         49,292           10.14
   Technology Portfolio (Class 3)              24           12.85             --              --        296,818            2.80

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total           Contracts With Total
                                           Expenses of 1.80               Expenses of 1.95              Expenses of 1.97(4)
                                     ----------------------------   ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST
   (continued):
   Telecom Utility Portfolio
      (Class 3)                             1,928   $       12.75             --   $          --          2,070   $       16.39
   Worldwide High Income Portfolio
      (Class 3)                                27           10.72             --              --            754           21.03

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                       5,653   $       11.11        115,911   $       14.16        282,810   $       14.17
   Growth and Income Portfolio             21,067           11.34             --              --        399,640           15.79
   Strategic Growth Portfolio                  25           12.20             --              --         41,777           11.04

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International
      Account (Class 1)                    25,538   $        8.98             --   $          --             --   $          --
   Equity Income Account I
      (Class 1)                           518,892           11.02             --              --             --              --
   Growth Account (Class 1)                30,437            8.31             --              --             --              --
   Income Account (Class 1)               185,717            7.26             --              --             --              --
   LargeCap Blend Account
      (Class 1)                           201,660            7.49             --              --             --              --
   MidCap Stock Account (Class 1)          90,584           10.73             --              --             --              --
   Money Market Account (Class 1)          43,771            5.94             --              --             --              --
   Mortgage Securities Account
      (Class 1)                           212,549            6.72             --              --             --              --
   Real Estate Securities Account
      (Class 1)                             2,086           19.26             --              --             --              --
   SAM Balanced Portfolio
      (Class 1)                         2,427,646           10.70             --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 1)                 235,649            7.54             --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 1)                 932,496           11.58             --              --             --              --
   SAM Flexible Income Portfolio
      (Class 1)                           526,751            8.40             --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 1)                           176,706           12.84             --              --             --              --
   Short-Term Income Account
      (Class 1)                           156,627            6.70             --              --             --              --
   SmallCap Growth Account
      (Class 1)                            47,870            7.38             --              --             --              --
   SmallCap Value Account
      (Class 1)                                 9           10.48             --              --             --              --
   West Coast Equity Account
      (Class 1)                           207,990           13.40             --              --             --              --
   Diversified International
      Account (Class 2)                        --              --         12,159            8.83             --              --
   Equity Income Account I
      (Class 2)                                --              --        272,502           10.75             --              --
   Growth Account (Class 2)                    --              --          5,830            8.14             --              --
   Income Account (Class 2)                    --              --         93,153            7.13             --              --
   LargeCap Blend Account
      (Class 2)                                --              --         37,389            7.29             --              --
   MidCap Stock Account (Class 2)              --              --         29,322           10.45             --              --
   Money Market Account (Class 2)              --              --         20,686            5.83             --              --
   Mortgage Securities Account
      (Class 2)                                --              --         27,086            6.56             --              --
   Real Estate Securities Account
      (Class 2)                                --              --          1,784           18.71             --              --
   SAM Balanced Portfolio
      (Class 2)                                --              --        543,646           10.48             --              --
   SAM Conservative Balanced
      Portfolio (Class 2)                      --              --         79,697            7.39             --              --
   SAM Conservative Growth
      Portfolio (Class 2)                      --              --        256,168           11.30             --              --
   SAM Flexible Income Portfolio
      (Class 2)                                --              --        123,905            8.25             --              --
   SAM Strategic Growth Portfolio
      (Class 2)                                --              --        111,508           12.54             --              --
   Short-Term Income Account
      (Class 2)                                --              --         13,950            6.59             --              --
   SmallCap Growth Account
      (Class 2)                                --              --         12,231            7.22             --              --
   SmallCap Value Account
      (Class 2)                                --              --            640           10.55             --              --
   West Coast Equity Account
      (Class 2)                                --              --         55,530           13.04             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                          --              --             --              --             --              --
   Columbia Large Cap Value Fund,
      Variable Series                          --              --             --              --             --              --
   Columbia Small Company Growth
      Fund, Variable Series                    --              --             --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)                --              --             --              --         75,987           15.67
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                         --              --             --              --        230,754           13.09
   Columbia Marsico Growth Fund,
      Variable Series (Class A)                --              --             --              --             --              --
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                                --              --             --              --             --              --
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)                --              --             --              --             --              --
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                         --              --             --              --             --              --

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)             --   $          --             --   $          --             --   $          --
   Global Growth Fund (Class 2)                --              --             --              --        291,761           24.04
   Growth Fund (Class 2)                       --              --             --              --        679,228           22.64
   Growth-Income Fund (Class 2)                --              --             --              --        661,544           19.55
   Asset Allocation Fund (Class 3)             --              --             --              --             --              --
   Cash Management Fund (Class 3)              --              --             --              --             --              --
   Growth Fund (Class 3)                       --              --             --              --             --              --
   Growth-Income Fund (Class 3)                --              --             --              --             --              --
   High-Income Bond Fund (Class 3)             --              --             --              --             --              --
   International Fund (Class 3)                --              --             --              --             --              --
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)                --              --             --              --             --              --

LORD ABBETT SERIES FUND, INC
   (Class VC):
   Growth and Income Portfolio              7,735   $       11.22             --   $          --        168,155   $       14.16
   Mid Cap Value Portfolio                     --              --             --              --             --              --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                                --   $          --             --   $          --             29   $       12.29
   BB&T Large Cap Growth VIF
      Portfolio                                --              --             --              --             --              --
   BB&T Large Cap VIF Portfolio                --              --             --              --             55           12.51
   BB&T Mid Cap Growth VIF
      Portfolio                                --              --             --              --             29           13.66
   BB&T Special Opportunities
      Equity VIF Portfolio                     --              --             --              --             29           14.25
   BB&T Total Return Bond VIF
      Portfolio                                --              --             --              --             29           10.20

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                --   $          --             --   $          --             --   $          --
   MTB Large Cap Value Fund II                 --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Aggressive Growth II                     --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Conservative Growth II                   --              --             --              --             --              --
   MTB Managed Allocation Fund -
      Moderate Growth II                       --              --             --              --             --              --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total
                                           Expenses of 2.02               Expenses of 2.05
                                     ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                                --   $          --             --   $          --
   Capital Appreciation Portfolio
      (Class 1)                                --              --             --              --
   Government and Quality Bond
      Portfolio (Class 1)                      --              --             --              --
   Growth Portfolio (Class 1)                  --              --             --              --
   Natural Resources Portfolio
      (Class 1)                                --              --             --              --
   Asset Allocation Portfolio
      (Class 2)                                --              --             --              --
   Capital Appreciation Portfolio
      (Class 2)                                --              --             --              --
   Government and Quality Bond
      Portfolio (Class 2)                      --              --             --              --
   Growth Portfolio (Class 2)                  --              --             --              --
   Natural Resources Portfolio
      (Class 2)                                --              --             --              --
   Asset Allocation Portfolio
      (Class 3)                             3,066           26.68             31           11.37
   Capital Appreciation Portfolio
      (Class 3)                            43,447           52.25          5,103           13.34
   Government and Quality Bond
      Portfolio (Class 3)                  71,344           17.30          7,874           10.28
   Growth Portfolio (Class 3)               8,948           37.55            818           12.14
   Natural Resources Portfolio
      (Class 3)                            18,923           62.43          1,503           13.69

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                                --   $          --             --   $          --
   Alliance Growth Portfolio
      (Class 1)                                --              --             --              --
   Balanced Portfolio (Class 1)                --              --             --              --
   Blue Chip Growth Portfolio
      (Class 1)                                --              --             --              --
   Capital Growth Portfolio
      (Class 1)                                --              --             --              --
   Cash Management Portfolio
      (Class 1)                                --              --             --              --
   Corporate Bond Portfolio
      (Class 1)                                --              --             --              --
   Davis Venture Value Portfolio
      (Class 1)                                --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 1)                                --              --             --              --
   Emerging Markets Portfolio
      (Class 1)                                --              --             --              --
   Equity Opportunities Portfolio
      (Class 1)                                --              --             --              --
   Fundamental Growth Portfolio
      (Class 1)                                --              --             --              --
   Global Bond Portfolio (Class 1)             --              --             --              --
   Global Equities Portfolio
      (Class 1)                                --              --             --              --
   Growth Opportunities Portfolio
      (Class 1)                                --              --             --              --
   Growth-Income Portfolio
      (Class 1)                                --              --             --              --
   High-Yield Bond Portfolio
      (Class 1)                                --              --             --              --
   International Diversified
      Equities Portfolio (Class 1)             --              --             --              --
   International Growth & Income
      Portfolio (Class 1)                      --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 1)                      --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)                --              --             --              --
   MFS Total Return Portfolio
      (Class 1)                                --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 1)                                --              --             --              --
   Real Estate Portfolio (Class 1)             --              --             --              --
   Technology Portfolio (Class 1)              --              --             --              --
   Telecom Utility Portfolio
      (Class 1)                                --              --             --              --
   Worldwide High Income Portfolio
      (Class 1)                                --              --             --              --
   Aggressive Growth Portfolio
      (Class 2)                                --              --             --              --
   Alliance Growth Portfolio
      (Class 2)                                --              --             --              --
   Balanced Portfolio (Class 2)                --              --             --              --
   Blue Chip Growth Portfolio
      (Class 2)                                --              --             --              --
   Capital Growth Portfolio
      (Class 2)                                --              --             --              --
   Cash Management Portfolio
      (Class 2)                                --              --             --              --
   Corporate Bond Portfolio
      (Class 2)                                --              --             --              --
   Davis Venture Value Portfolio
      (Class 2)                                --              --             --              --
   "Dogs" of Wall Street Portfolio
      (Class 2)                                --              --             --              --
   Emerging Markets Portfolio
      (Class 2)                                --              --             --              --
   Equity Opportunities Portfolio
      (Class 2)                                --              --             --              --
   Foreign Value Portfolio
      (Class 2)                                --              --             --              --
   Fundamental Growth Portfolio
      (Class 2)                                --              --             --              --
   Global Bond Portfolio (Class 2)             --              --             --              --
   Global Equities Portfolio
      (Class 2)                                --              --             --              --
   Growth Opportunities Portfolio
      (Class 2)                                --              --             --              --
   Growth-Income Portfolio
      (Class 2)                                --              --             --              --
   High-Yield Bond Portfolio
      (Class 2)                                --              --             --              --
   International Diversified
      Equities Portfolio (Class 2)             --              --             --              --
   International Growth & Income
      Portfolio (Class 2)                      --              --             --              --
   Marsico Focused Growth
      Portfolio (Class 2)                      --              --             --              --
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)                --              --             --              --
   MFS Total Return Portfolio
      (Class 2)                                --              --             --              --
   Mid-Cap Growth Portfolio
      (Class 2)                                --              --             --              --
   Real Estate Portfolio (Class 2)             --              --             --              --
   Small & Mid Cap Value Portfolio
      (Class 2)                                --              --             --              --
   Technology Portfolio (Class 2)              --              --             --              --
   Telecom Utility Portfolio
      (Class 2)                                --              --             --              --
   Worldwide High Income Portfolio
      (Class 2)                                --              --             --              --
   Aggressive Growth Portfolio
      (Class 3)                            12,382           18.42             31           12.10
   Alliance Growth Portfolio
      (Class 3)                             6,732           35.98          3,232           11.90
   American Funds Asset Allocation
      SAST Portfolio (Class 3)             32,713           11.38             31           11.26
   American Funds Global Growth
      SAST Portfolio (Class 3)             52,541           12.09          4,666           12.17
   American Funds Growth SAST
      Portfolio (Class 3)                 249,222           12.13          1,187           12.05
   American Funds Growth-Income
      SAST Portfolio (Class 3)            144,568           11.46          1,259           11.64
   Balanced Portfolio (Class 3)             2,862           16.76             31           11.11
   Blue Chip Growth Portfolio
      (Class 3)                            37,155            6.98             31           12.02
   Capital Growth Portfolio
      (Class 3)                            26,088            9.22            119           12.24
   Cash Management Portfolio
      (Class 3)                             9,767           13.31             31           10.26
   Corporate Bond Portfolio
      (Class 3)                           101,789           17.74          4,056           10.39
   Davis Venture Value Portfolio
      (Class 3)                            51,706           40.26          6,794           11.49
   "Dogs" of Wall Street Portfolio
      (Class 3)                               376           12.85             31           11.00
   Emerging Markets Portfolio
      (Class 3)                            27,566           24.98          1,063           15.76
   Equity Opportunities Portfolio
      (Class 3)                               203           21.07             31           11.35
   Foreign Value Portfolio
      (Class 3)                            26,718           22.05          2,000           12.62
   Fundamental Growth Portfolio
      (Class 3)                            18,436           20.37            188           12.19
   Global Bond Portfolio (Class 3)          7,640           18.28          2,311           10.54
   Global Equities Portfolio
      (Class 3)                             2,007           26.26          1,371           12.52
   Growth Opportunities Portfolio
      (Class 3)                             6,976            6.52            731           12.80
   Growth-Income Portfolio
      (Class 3)                               721           33.64             31           11.65
   High-Yield Bond Portfolio
      (Class 3)                             7,109           20.58             31           10.44
   International Diversified
      Equities Portfolio (Class 3)         32,958           16.32          1,086           12.55
   International Growth & Income
      Portfolio (Class 3)                  35,373           20.41          1,856           12.26
   Marsico Focused Growth
      Portfolio (Class 3)                  10,693           13.28            387           12.39
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)               189           25.12             31           11.81
   MFS Total Return Portfolio
      (Class 3)                            24,588           28.50             31           11.02
   Mid-Cap Growth Portfolio
      (Class 3)                             8,900           12.24             65           12.60
   Real Estate Portfolio (Class 3)         15,791           28.88          1,035           10.42
   Small & Mid Cap Value Portfolio
      (Class 3)                            34,938           19.29          4,422           11.69
   Small Company Value Portfolio
      (Class 3)                            41,769           10.14            796           11.01
   Technology Portfolio (Class 3)          43,329            2.81             31           12.81

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2007
                                  (Unaudited)
                                  (continued)

                                         Contracts With Total           Contracts With Total
                                           Expenses of 2.02               Expenses of 2.05
                                     ----------------------------   ----------------------------
                                     Accumulation   Unit value of   Accumulation   Unit value of
                                         units       accumulation       units       accumulation
Variable Accounts                     outstanding       units        outstanding       units
-----------------                    ------------   -------------   ------------   -------------
SUNAMERICA SERIES TRUST
   (continued):
   Telecom Utility Portfolio
      (Class 3)                               692   $       17.03            197   $       12.67
   Worldwide High Income Portfolio
      (Class 3)                                15           21.55            950           10.73

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                      12,468   $       14.29          1,715   $       11.08
   Growth and Income Portfolio             29,063           15.84          2,118           11.28
   Strategic Growth Portfolio                  33           10.92            825           12.24

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International
      Account (Class 1)                        --   $          --             --   $          --
   Equity Income Account I
      (Class 1)                                --              --             --              --
   Growth Account (Class 1)                    --              --             --              --
   Income Account (Class 1)                    --              --             --              --
   LargeCap Blend Account
      (Class 1)                                --              --             --              --
   MidCap Stock Account (Class 1)              --              --             --              --
   Money Market Account (Class 1)              --              --             --              --
   Mortgage Securities Account
      (Class 1)                                --              --             --              --
   Real Estate Securities Account
      (Class 1)                                --              --             --              --
   SAM Balanced Portfolio
      (Class 1)                                --              --             --              --
   SAM Conservative Balanced
      Portfolio (Class 1)                      --              --             --              --
   SAM Conservative Growth
      Portfolio (Class 1)                      --              --             --              --
   SAM Flexible Income Portfolio
      (Class 1)                                --              --             --              --
   SAM Strategic Growth Portfolio
      (Class 1)                                --              --             --              --
   Short-Term Income Account
      (Class 1)                                --              --             --              --
   SmallCap Growth Account
      (Class 1)                                --              --             --              --
   SmallCap Value Account
      (Class 1)                                --              --             --              --
   West Coast Equity Account
      (Class 1)                                --              --             --              --
   Diversified International
      Account (Class 2)                        --              --             --              --
   Equity Income Account I
      (Class 2)                                10           10.40             --              --
   Growth Account (Class 2)                    --              --             --              --
   Income Account (Class 2)                    --              --             --              --
   LargeCap Blend Account
      (Class 2)                                --              --             --              --
   MidCap Stock Account (Class 2)              --              --             --              --
   Money Market Account (Class 2)              --              --             --              --
   Mortgage Securities Account
      (Class 2)                                --              --             --              --
   Real Estate Securities Account
      (Class 2)                                --              --             --              --
   SAM Balanced Portfolio
      (Class 2)                                10           10.42             --              --
   SAM Conservative Balanced
      Portfolio (Class 2)                      10           10.39             --              --
   SAM Conservative Growth
      Portfolio (Class 2)                       9           11.22             --              --
   SAM Flexible Income Portfolio
      (Class 2)                                10           10.19             --              --
   SAM Strategic Growth Portfolio
      (Class 2)                                 9           12.43             --              --
   Short-Term Income Account
      (Class 2)                                --              --             --              --
   SmallCap Growth Account
      (Class 2)                                --              --             --              --
   SmallCap Value Account
      (Class 2)                                --              --             --              --
   West Coast Equity Account
      (Class 2)                                --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                          --              --             --              --
   Columbia Large Cap Value Fund,
      Variable Series                          --              --             --              --
   Columbia Small Company Growth
      Fund, Variable Series                    --              --             --              --

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)               694           15.80             --              --
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                        337           13.10             --              --
   Columbia Marsico Growth Fund,
      Variable Series (Class A)                --              --             --              --
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                                --              --             --              --
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)                --              --             --              --
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                         --              --             --              --

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)             --   $          --             --   $          --
   Global Growth Fund (Class 2)                --              --             --              --
   Growth Fund (Class 2)                       --              --             --              --
   Growth-Income Fund (Class 2)                --              --             --              --
   Asset Allocation Fund (Class 3)             --              --             --              --
   Cash Management Fund (Class 3)              --              --             --              --
   Growth Fund (Class 3)                       --              --             --              --
   Growth-Income Fund (Class 3)                --              --             --              --
   High-Income Bond Fund (Class 3)             --              --             --              --
   International Fund (Class 3)                --              --             --              --
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)                --              --             --              --

LORD ABBETT SERIES FUND, INC
   (Class VC):
   Growth and Income Portfolio             55,236   $       14.33            199   $       11.12
   Mid Cap Value Portfolio                     --              --             --              --

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                                27   $       12.51             --   $          --
   BB&T Large Cap Growth VIF
      Portfolio                                --              --             --              --
   BB&T Large Cap VIF Portfolio                51           12.77             --              --
   BB&T Mid Cap Growth VIF
      Portfolio                                29           13.71             --              --
   BB&T Special Opportunities
      Equity VIF Portfolio                  1,478           14.27             --              --
   BB&T Total Return Bond VIF
      Portfolio                                30           10.22             --              --

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II                --   $          --             --   $          --
   MTB Large Cap Value Fund II                 --              --             --              --
   MTB Managed Allocation Fund -
      Aggressive Growth II                     --              --             --              --
   MTB Managed Allocation Fund -
      Conservative Growth II                   --              --             --              --
   MTB Managed Allocation Fund -
      Moderate Growth II                       --              --             --              --

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, and Polaris Choice III products.

(2)  Offered in Polaris and Polaris II products.

(3)  Offered in PolarisAmerica product.

(4)  Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies and Polaris Preferred Solution products.

(6)  Offered in WM Diversified Strategies III product.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                        SCHEDULE OF PORTFOLIO INVESTMENTS
                               SEPTEMBER 30, 2007
                                   (Unaudited)

                                                  Net Asset Value      Net Asset
Variable Accounts                      Shares        Per Share           Value           Cost
-----------------                    ----------   ---------------   --------------   ------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio
      (Class 1)                      15,426,590   $         16.49   $  254,445,546   $215,487,934
   Capital Appreciation Portfolio
      (Class 1)                      15,208,173             45.14      686,565,539    579,355,555
   Government and Quality Bond
      Portfolio (Class 1)            16,103,822             14.63      235,561,335    239,140,583
   Growth Portfolio (Class 1)         9,272,173             29.02      269,082,659    267,767,986
   Natural Resources Portfolio
      (Class 1)                       3,245,359             66.50      215,807,247    100,610,939
   Asset Allocation Portfolio
      (Class 2)                       1,139,601             16.47       18,767,886     15,977,963
   Capital Appreciation Portfolio
      (Class 2)                       3,071,902             44.88      137,862,301     92,518,526
   Government and Quality Bond
      Portfolio (Class 2)             7,695,562             14.62      112,540,289    116,814,696
   Growth Portfolio (Class 2)         2,577,056             29.00       74,723,055     62,158,574
   Natural Resources Portfolio
      (Class 2)                         684,264             66.32       45,378,912     25,487,274
   Asset Allocation Portfolio
      (Class 3)                       1,978,617             16.44       32,536,984     29,714,239
   Capital Appreciation Portfolio
      (Class 3)                      11,741,419             44.72      525,134,261    407,712,471
   Government and Quality Bond
      Portfolio (Class 3)            35,081,586             14.60      512,323,093    524,971,947
   Growth Portfolio (Class 3)         7,597,871             28.95      219,946,773    200,664,344
   Natural Resources Portfolio
      (Class 3)                       2,772,940             66.17      183,482,134    130,238,060

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio
      (Class 1)                       6,588,032   $         13.71   $   90,332,103   $ 80,322,736
   Alliance Growth Portfolio
      (Class 1)                      17,921,657             25.09      449,724,760    463,613,240
   Balanced Portfolio (Class 1)       6,402,795             16.02      102,561,031    106,375,895
   Blue Chip Growth Portfolio
      (Class 1)                       2,175,106              7.96       17,320,910     14,379,003
   Capital Growth Portfolio
      (Class 1)                       1,407,192             10.41       14,641,967     10,746,896
   Cash Management Portfolio
      (Class 1)                      14,384,996             11.50      165,460,160    162,658,733
   Corporate Bond Portfolio
      (Class 1)                      12,256,093             12.15      148,886,276    140,634,778
   Davis Venture Value Portfolio
      (Class 1)                      34,956,478             35.15    1,228,862,194    775,949,470
   "Dogs" of Wall Street Portfolio
      (Class 1)                       3,445,424             12.08       41,626,592     33,470,219
   Emerging Markets Portfolio
      (Class 1)                       6,460,879             22.93      148,129,905     72,197,300
   Equity Opportunities Portfolio
      (Class 1)                       4,477,319             20.20       90,431,454     67,843,480
   Fundamental Growth Portfolio
      (Class 1)                       5,976,317             18.29      109,311,294    117,487,035
   Global Bond Portfolio (Class 1)    6,032,796             11.44       69,041,428     66,793,401
   Global Equities Portfolio
      (Class 1)                       9,084,195             18.72      170,054,640    116,871,425
   Growth Opportunities Portfolio
      (Class 1)                       2,761,476              7.45       20,559,370     16,270,057
   Growth-Income Portfolio
      (Class 1)                      13,030,463             30.25      394,165,485    305,615,274
   High-Yield Bond Portfolio
      (Class 1)                      19,437,714              7.65      148,710,680    139,561,425
   International Diversified
      Equities Portfolio (Class 1)   11,733,016             12.60      147,792,690     95,688,430
   International Growth & Income
      Portfolio (Class 1)            11,833,297             18.85      223,110,787    124,327,547
   Marsico Focused Growth
      Portfolio (Class 1)             3,685,307             14.19       52,310,543     37,109,015
   MFS Massachusetts Investors
      Trust Portfolio (Class 1)       8,239,121             15.52      127,906,640    104,129,732
   MFS Total Return Portfolio
      (Class 1)                      20,555,797             18.98      390,089,133    316,518,047
   Mid-Cap Growth Portfolio
      (Class 1)                       8,150,756             11.32       92,231,678     91,197,965
   Real Estate Portfolio (Class 1)    4,600,356             23.19      106,663,304     69,746,358
   Technology Portfolio (Class 1)     6,473,620              3.24       20,995,599     18,213,709
   Telecom Utility Portfolio
      (Class 1)                       3,013,197             12.58       37,901,090     30,938,603
   Worldwide High Income Portfolio
      (Class 1)                       5,765,903              8.04       46,343,072     47,937,472
   Aggressive Growth Portfolio
      (Class 2)                         924,531             13.63       12,597,979      9,244,865
   Alliance Growth Portfolio
      (Class 2)                       2,475,319             25.03       61,958,754     43,471,621
   Balanced Portfolio (Class 2)       1,050,751             15.98       16,792,859     13,887,122
   Blue Chip Growth Portfolio
      (Class 2)                       1,170,506              7.95        9,304,231      6,859,754
   Capital Growth Portfolio
      (Class 2)                         573,496             10.33        5,926,949      3,797,584
   Cash Management Portfolio
      (Class 2)                       5,108,750             11.47       58,602,962     57,186,915
   Corporate Bond Portfolio
      (Class 2)                       4,084,958             12.12       49,495,621     47,343,275
   Davis Venture Value Portfolio
      (Class 2)                       5,601,721             35.06      196,381,371    119,876,898
   "Dogs" of Wall Street Portfolio
      (Class 2)                       1,261,707             12.05       15,205,475     12,042,915
   Emerging Markets Portfolio
      (Class 2)                       1,375,147             22.82       31,381,456     18,353,069
   Equity Opportunities Portfolio
      (Class 2)                         822,326             20.14       16,562,006     11,828,329
   Foreign Value Portfolio
      (Class 2)                       3,462,108             22.84       79,073,310     45,105,346
   Fundamental Growth Portfolio
      (Class 2)                         372,109             18.23        6,782,265      5,002,984
   Global Bond Portfolio (Class 2)    1,461,985             11.38       16,632,309     16,317,075
   Global Equities Portfolio
      (Class 2)                       1,071,288             18.63       19,956,329     13,058,199
   Growth Opportunities Portfolio
      (Class 2)                       1,200,127              7.37        8,847,949      6,307,556
   Growth-Income Portfolio
      (Class 2)                       1,015,941             30.18       30,658,606     21,233,186
   High-Yield Bond Portfolio
      (Class 2)                       4,454,740              7.63       33,975,789     30,665,333
   International Diversified
      Equities Portfolio (Class 2)    4,881,717             12.51       61,087,521     34,920,249
   International Growth & Income
      Portfolio (Class 2)             2,083,739             18.87       39,316,235     22,051,115
   Marsico Focused Growth
      Portfolio (Class 2)             3,100,296             14.07       43,619,553     29,347,697
   MFS Massachusetts Investors
      Trust Portfolio (Class 2)       1,612,844             15.50       24,995,865     16,321,094
   MFS Total Return Portfolio
      (Class 2)                       6,702,537             18.93      126,881,281    104,102,183
   Mid-Cap Growth Portfolio
      (Class 2)                       3,868,415             11.21       43,360,188     30,881,678
   Real Estate Portfolio (Class 2)    1,226,195             23.09       28,308,581     21,004,283
   Small & Mid Cap Value Portfolio
      (Class 2)                       2,599,687             19.21       49,939,773     37,769,755
   Technology Portfolio (Class 2)     2,595,488              3.22        8,349,341      6,605,417
   Telecom Utility Portfolio
      (Class 2)                         434,666             12.55        5,454,903      4,241,463
   Worldwide High Income Portfolio
      (Class 2)                         879,595              8.00        7,035,293      6,501,645
   Aggressive Growth Portfolio
      (Class 3)                       1,505,343             13.56       20,410,721     17,616,953
   Alliance Growth Portfolio
      (Class 3)                       9,979,113             24.96      249,032,883    198,036,657
   American Funds Asset Allocation
      SAST Portfolio (Class 3)        1,119,765             11.59       12,976,487     12,525,301
   American Funds Global Growth
      SAST Portfolio (Class 3)        3,526,502             12.44       43,880,500     41,144,357
   American Funds Growth SAST
      Portfolio (Class 3)             4,544,612             12.32       56,003,512     52,521,207
   American Funds Growth-Income
      SAST Portfolio (Class 3)        4,645,465             11.91       55,329,639     53,133,982
   Balanced Portfolio (Class 3)       1,102,702             15.95       17,586,560     15,322,493
   Blue Chip Growth Portfolio
      (Class 3)                       1,981,620              7.93       15,710,923     13,102,072
   Capital Growth Portfolio
      (Class 3)                       2,358,164             10.30       24,292,053     22,245,905
   Cash Management Portfolio
      (Class 3)                      19,949,173             11.45      228,363,908    222,771,038
   Corporate Bond Portfolio
      (Class 3)                      27,091,369             12.09      327,526,148    320,036,314
   Davis Venture Value Portfolio
      (Class 3)                      19,518,599             34.98      682,705,181    526,830,551
   "Dogs" of Wall Street Portfolio
      (Class 3)                       1,548,015             12.03       18,618,353     16,566,302
   Emerging Markets Portfolio
      (Class 3)                       6,328,396             22.76      144,029,499    103,451,813
   Equity Opportunities Portfolio
      (Class 3)                       3,077,255             20.09       61,836,417     49,564,124
   Foreign Value Portfolio
      (Class 3)                      19,848,652             22.81      452,709,940    294,968,246
   Fundamental Growth Portfolio
      (Class 3)                       2,048,803             18.16       37,207,855     34,573,526
   Global Bond Portfolio (Class 3)    5,867,496             11.34       66,521,628     65,543,451
   Global Equities Portfolio
      (Class 3)                       1,904,264             18.57       35,365,363     26,302,965
   Growth Opportunities Portfolio
      (Class 3)                       6,375,489              7.34       46,772,164     38,350,896
   Growth-Income Portfolio
      (Class 3)                         825,124             30.11       24,847,491     19,598,439
   High-Yield Bond Portfolio
      (Class 3)                      11,426,791              7.61       86,979,566     83,513,674
   International Diversified
      Equities Portfolio (Class 3)   25,621,800             12.49      319,963,480    213,382,294
   International Growth & Income
      Portfolio (Class 3)            10,935,273             18.83      205,925,448    164,376,081

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                        SCHEDULE OF PORTFOLIO INVESTMENTS
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                  Net Asset Value      Net Asset
Variable Accounts                      Shares        Per Share           Value           Cost
-----------------                    ----------   ---------------   --------------   ------------
SUNAMERICA SERIES TRUST
   (continued):
   Marsico Focused Growth
      Portfolio (Class 3)             3,178,075   $         14.00   $   44,486,048   $ 34,576,914
   MFS Massachusetts Investors
      Trust Portfolio (Class 3)       3,570,085             15.47       55,213,428     39,001,645
   MFS Total Return Portfolio
      (Class 3)                      17,281,484             18.89      326,490,066    293,569,680
   Mid-Cap Growth Portfolio
      (Class 3)                       8,074,935             11.15       90,053,704     68,510,672
   Real Estate Portfolio (Class 3)    5,763,565             23.02      132,684,974    124,877,340
   Small & Mid Cap Value Portfolio
      (Class 3)                      16,191,375             19.16      310,250,429    261,683,511
   Small Company Value Portfolio
      (Class 3)                       3,180,470             17.58       55,918,919     56,312,474
   Technology Portfolio (Class 3)     5,571,354              3.20       17,836,316     14,760,846
   Telecom Utility Portfolio
      (Class 3)                         362,115             12.52        4,535,428      4,246,905
   Worldwide High Income Portfolio
      (Class 3)                         377,257              7.98        3,009,610      2,906,581

VAN KAMPEN LIFE INVESTMENT TRUST
   (Class II):
   Comstock Portfolio                24,829,086   $         14.67   $  364,242,694   $303,732,343
   Growth and Income Portfolio       24,661,010             21.98      542,048,993    453,009,126
   Strategic Growth Portfolio           877,789             33.08       29,037,248     21,645,305

PRINCIPAL VARIABLE CONTRACTS FUND,
   INC.:
   Diversified International
      Account (Class 1)                 244,456   $         22.06   $    5,392,689   $  5,067,226
   Equity Income Account I
      (Class 1)                       3,269,643             19.90       65,065,896     53,013,437
   Growth Account (Class 1)             110,295             17.27        1,904,792      1,309,129
   Income Account (Class 1)           1,638,884             10.20       16,716,621     17,301,575
   LargeCap Blend Account
      (Class 1)                         696,935             13.07        9,108,938      6,956,041
   MidCap Stock Account (Class 1)       434,146             16.95        7,358,768      6,616,051
   Money Market Account (Class 1)     4,403,818              1.00        4,403,818      4,403,818
   Mortgage Securities Account
      (Class 1)                         937,128             10.19        9,549,335      9,996,456
   Real Estate Securities Account
      (Class 1)                          71,919             21.59        1,552,726      2,022,735
   SAM Balanced Portfolio
      (Class 1)                       9,739,025             19.23      187,281,449    142,094,373
   SAM Conservative Balanced
      Portfolio (Class 1)             1,327,959             13.02       17,290,023     14,744,558
   SAM Conservative Growth
      Portfolio (Class 1)             3,819,699             21.41       81,779,763     55,766,755
   SAM Flexible Income Portfolio
      (Class 1)                       2,199,192             14.22       31,272,504     29,110,237
   SAM Strategic Growth Portfolio
      (Class 1)                       1,018,796             24.29       24,746,565     16,727,963
   Short-Term Income Account
      (Class 1)                       1,380,848              2.48        3,424,502      3,547,117
   SmallCap Growth Account
      (Class 1)                         155,547             11.98        1,863,458      1,389,394
   SmallCap Value Account
      (Class 1)                          19,737             17.04          336,313        393,495
   West Coast Equity Account
      (Class 1)                       1,292,897             25.44       32,891,301     25,262,115
   Diversified International
      Account (Class 2)                 258,137             22.11        5,707,402      5,436,470
   Equity Income Account I
      (Class 2)                       2,930,700             19.76       57,910,639     49,318,520
   Growth Account (Class 2)              63,113             17.27        1,089,969        765,600
   Income Account (Class 2)           1,259,260             10.14       12,768,901     13,386,062
   LargeCap Blend Account
      (Class 2)                         261,894             13.08        3,425,571      2,774,529
   MidCap Stock Account (Class 2)       202,407             16.83        3,406,507      3,160,972
   Money Market Account (Class 2)     4,379,102              1.00        4,379,102      4,379,102
   Mortgage Securities Account
      (Class 2)                         334,272             10.19        3,406,230      3,554,813
   Real Estate Securities Account
      (Class 2)                          79,574             21.61        1,719,586      2,284,026
   SAM Balanced Portfolio
      (Class 2)                       7,974,525             19.11      152,393,166    120,887,476
   SAM Conservative Balanced
      Portfolio (Class 2)             1,558,960             12.92       20,141,758     18,044,320
   SAM Conservative Growth
      Portfolio (Class 2)             3,411,994             21.27       72,573,104     55,008,554
   SAM Flexible Income Portfolio
      (Class 2)                       3,297,251             14.13       46,590,162     44,337,391
   SAM Strategic Growth Portfolio
      (Class 2)                       1,321,741             24.16       31,933,256     24,567,877
   Short-Term Income Account
      (Class 2)                       1,092,263              2.47        2,697,889      2,790,511
   SmallCap Growth Account
      (Class 2)                          74,097             11.96          886,200        713,502
   SmallCap Value Account
      (Class 2)                          15,148             17.04          258,129        305,092
   West Coast Equity Account
      (Class 2)                         519,433             25.30       13,141,657     10,258,987

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST (Class A):
   Columbia Asset Allocation Fund,
      Variable Series                    94,855   $         15.30   $    1,451,277   $  1,412,934
   Columbia Large Cap Value Fund,
      Variable Series                   429,875             19.49        8,378,257      7,160,306
   Columbia Small Company Growth
      Fund, Variable Series             296,523             14.87        4,409,301      3,358,250

COLUMBIA FUNDS VARIABLE INSURANCE
   TRUST I:
   Columbia High Yield Fund,
      Variable Series (Class A)       2,628,709   $         11.18     $ 29,388,966   $ 27,778,874
   Columbia Marsico Focused
      Equities Fund, Variable
      Series (Class A)                3,862,572             22.81       88,105,260     63,424,544
   Columbia Marsico Growth Fund,
      Variable Series (Class A)         354,186             22.06        7,813,342      5,343,847
   Columbia Marsico 21st Century
      Fund, Variable Series
      (Class A)                         174,635             14.48        2,528,721      1,668,495
   Columbia Mid Cap Growth Fund,
      Variable Series (Class A)         277,665              8.55        2,374,032      2,014,943
   Columbia Marsico International
      Opportunities Fund, Variable
      Series (Class B)                  373,312             24.96        9,317,867      5,770,807

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)    8,304,163   $         19.35   $  160,685,551   $123,480,893
   Global Growth Fund (Class 2)      24,114,030             25.28      609,602,670    446,839,776
   Growth Fund (Class 2)             12,873,928             69.30      892,163,183    671,046,853
   Growth-Income Fund (Class 2)      18,839,353             45.18      851,161,964    667,363,252
   Asset Allocation Fund (Class 3)    3,901,015             19.47       75,952,756     66,487,745
   Cash Management Fund (Class 3)     1,556,684             11.66       18,150,933     18,132,014
   Growth Fund (Class 3)              6,530,512             69.82      455,960,349    395,787,831
   Growth-Income Fund (Class 3)       9,817,207             45.46      446,290,221    401,148,033
   High-Income Bond Fund (Class 3)    2,444,016             12.56       30,696,841     34,172,772
   International Fund (Class 3)       5,095,474             24.71      125,909,165     94,030,060
   U.S. Government/AAA-Rated
      Securities Fund (Class 3)       2,478,467             11.80       29,245,914     31,452,587

LORD ABBETT SERIES FUND, INC.
   (Class VC):
   Growth and Income Portfolio        8,786,257   $         31.50   $  276,767,080   $228,219,430
   Mid Cap Value Portfolio            3,908,116             23.33       91,176,336     71,630,004

BB&T VARIABLE INSURANCE FUNDS:
   BB&T Capital Manager Equity VIF
      Portfolio                         459,112   $         11.05   $    5,073,193   $  5,130,229
   BB&T Large Cap Growth VIF
      Portfolio                               0                --                0              0
   BB&T Large Cap VIF Portfolio         249,519             15.33        3,825,133      4,033,119
   BB&T Mid Cap Growth VIF
      Portfolio                         233,059             17.47        4,071,541      3,699,376
   BB&T Special Opportunities
      Equity VIF Portfolio              530,195             16.21        8,594,459      8,139,553
   BB&T Total Return Bond VIF
      Portfolio                         770,368              9.82        7,565,017      7,527,065

MTB GROUP OF FUNDS:
   MTB Large Cap Growth Fund II              18   $         12.36   $          218   $        198
   MTB Large Cap Value Fund II               16             12.62              204            200
   MTB Managed Allocation Fund -
      Aggressive Growth II                   16             13.07              215            198
   MTB Managed Allocation Fund -
      Conservative Growth II                 19             10.85              209            202
   MTB Managed Allocation Fund -
      Moderate Growth II                     18             11.57              212            199

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)

                                                                   Capital    Government and
                                             Asset Allocation   Appreciation   Quality Bond                     Natural Resources
                                                Portfolio         Portfolio     Portfolio     Growth Portfolio      Portfolio
                                                (Class 1)         (Class 1)     (Class 1)         (Class 1)         (Class 1)
                                             ----------------  -------------  --------------  ----------------  -----------------
Investment income:
   Dividends                                   $  7,114,751    $   2,214,527   $  9,154,140     $  1,848,803      $   2,204,949
                                               ------------    -------------   ------------     ------------      -------------
Expenses:
   Charges for distribution, mortality and
      expense risk                               (3,021,482)      (7,506,049)    (2,836,971)      (3,164,366)        (2,184,262)
                                               ------------    -------------   ------------     ------------      -------------
Net investment income (loss)                      4,093,269       (5,291,522)     6,317,169       (1,315,563)            20,687
                                               ------------    -------------   ------------     ------------      -------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     48,830,673      139,079,841     47,718,368       66,669,907         35,382,006
   Cost of shares sold                          (40,603,559)    (118,645,012)   (47,748,460)     (62,910,008)       (16,877,641)
                                               ------------    -------------   ------------     ------------      -------------
Net realized gains (losses) from securities
   transactions                                   8,227,114       20,434,829        (30,092)       3,759,899         18,504,365
Realized gain distributions                       8,772,276       72,465,587              0       28,098,609          9,683,121
                                               ------------    -------------   ------------     ------------      -------------
Net realized gains (losses)                      16,999,390       92,900,416        (30,092)      31,858,508         28,187,486
                                               ------------    -------------   ------------     ------------      -------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           39,827,387       56,206,239     (2,511,972)      (1,261,333)        89,466,512
   End of period                                 38,957,612      107,209,984     (3,579,248)       1,314,673        115,196,308
                                               ------------    -------------   ------------     ------------      -------------
Change in net unrealized appreciation
   (depreciation) of investments                   (869,775)      51,003,745     (1,067,276)       2,576,006         25,729,796
                                               ------------    -------------   ------------     ------------      -------------
Increase (decrease) in net assets from
   operations                                  $ 20,222,884    $ 138,612,639   $  5,219,801     $ 33,118,951      $  53,937,969
                                               ============    =============   ============     ============      =============

                                                                  Capital    Government and
                                             Asset Allocation  Appreciation   Quality Bond
                                                 Portfolio      Portfolio       Portfolio    Growth Portfolio
                                                 (Class 2)      (Class 2)       (Class 2)        (Class 2)
                                             ----------------  ------------  --------------  ----------------
Investment income:
   Dividends                                    $   494,987    $    288,602   $  4,127,107     $    414,213
                                                -----------    ------------   ------------     ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (217,710)     (1,488,531)    (1,331,739)        (878,681)
                                                -----------    ------------   ------------     ------------
Net investment income (loss)                        277,277      (1,199,929)     2,795,368         (464,468)
                                                -----------    ------------   ------------     ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                      2,328,863      20,772,994     15,584,166       13,070,464
   Cost of shares sold                           (1,870,723)    (13,244,478)   (15,982,395)     (10,053,471)
                                                -----------    ------------   ------------     ------------
Net realized gains (losses) from securities
   transactions                                     458,140       7,528,516       (398,229)       3,016,993
Realized gain distributions                         640,960      14,614,263              0        7,797,916
                                                -----------    ------------   ------------     ------------
Net realized gains (losses)                       1,099,100      22,142,779       (398,229)      10,814,909
                                                -----------    ------------   ------------     ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            2,806,320      39,306,534     (4,144,174)      14,000,343
   End of period                                  2,789,923      45,343,775     (4,274,407)      12,564,481
                                                -----------    ------------   ------------     ------------
Change in net unrealized appreciation
   (depreciation) of investments                    (16,397)      6,037,241       (130,233)      (1,435,862)
                                                -----------    ------------   ------------     ------------
Increase (decrease) in net assets from
   operations                                   $ 1,359,980    $ 26,980,091   $  2,266,906     $  8,914,579
                                                ===========    ============   ============     ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                     Capital    Government and
                                             Natural Resources  Asset Allocation  Appreciation   Quality Bond
                                                 Portfolio          Portfolio      Portfolio      Portfolio     Growth Portfolio
                                                 (Class 2)          (Class 3)      (Class 3)      (Class 3)         (Class 3)
                                             -----------------  ----------------  ------------  --------------  ----------------
Investment income:
   Dividends                                     $   417,764       $   831,699    $    719,459   $ 18,122,385     $  1,024,220
                                                 -----------       -----------    ------------   ------------     ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                  (473,903)         (377,820)     (5,389,836)    (5,316,653)      (2,417,559)
                                                 -----------       -----------    ------------   ------------     ------------
Net investment income (loss)                         (56,139)          453,879      (4,670,377)    12,805,732       (1,393,339)
                                                 -----------       -----------    ------------   ------------     ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                      10,431,155         3,081,848      31,408,853     19,307,448       15,779,943
   Cost of shares sold                            (5,860,192)       (2,705,040)    (23,165,459)   (19,599,293)     (13,490,281)
                                                 -----------       -----------    ------------   ------------     ------------
Net realized gains (losses) from securities
   transactions                                    4,570,963           376,808       8,243,394       (291,845)       2,289,662
   Realized gain distributions                     2,046,511         1,111,925      55,667,584              0       22,778,681
                                                 -----------       -----------    ------------   ------------     ------------
Net realized gains (losses)                        6,617,474         1,488,733      63,910,978       (291,845)      25,068,343
                                                 -----------       -----------    ------------   ------------     ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            15,105,797         2,547,444      79,163,078     (9,296,392)      19,228,053
   End of period                                  19,891,638         2,822,745     117,421,790    (12,648,854)      19,282,429
                                                 -----------       -----------    ------------   ------------     ------------
Change in net unrealized appreciation
   (depreciation) of investments                   4,785,841           275,301      38,258,712     (3,352,462)          54,376
                                                 -----------       -----------    ------------   ------------     ------------
Increase (decrease) in net assets from
   operations                                    $11,347,176       $ 2,217,913    $ 97,499,313   $  9,161,425     $ 23,729,380
                                                 ===========       ===========    ============   ============     ============

                                                Natural
                                               Resources   Aggressive Growth  Alliance Growth     Balanced
                                               Portfolio       Portfolio         Portfolio       Portfolio
                                               (Class 3)       (Class 1)         (Class 1)       (Class 1)
                                             ------------  -----------------  ---------------  ------------
Investment income:
   Dividends                                 $  1,554,389     $          0     $           0   $          0
                                             ------------     ------------     -------------   ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (1,700,739)      (1,144,312)       (5,327,969)    (1,251,653)
                                             ------------     ------------     -------------   ------------
Net investment income (loss)                     (146,350)      (1,144,312)       (5,327,969)    (1,251,653)
                                             ------------     ------------     -------------   ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   16,839,950       31,944,564       128,519,322     24,607,065
   Cost of shares sold                        (11,905,492)     (28,525,748)     (145,263,163)   (26,420,565)
                                             ------------     ------------     -------------   ------------
Net realized gains (losses) from securities
   transactions                                 4,934,458        3,418,816       (16,743,841)    (1,813,500)
   Realized gain distributions                  8,210,288                0                 0              0
                                             ------------     ------------     -------------   ------------
Net realized gains (losses)                    13,144,746        3,418,816       (16,743,841)    (1,813,500)
                                             ------------     ------------     -------------   ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         25,467,708        4,125,812       (89,913,326)   (12,938,481)
   End of period                               53,244,074       10,009,367       (13,888,480)    (3,814,864)
                                             ------------     ------------     -------------   ------------
Change in net unrealized appreciation
   (depreciation) of investments               27,776,366        5,883,555        76,024,846      9,123,617
                                             ------------     ------------     -------------   ------------
Increase (decrease) in net assets from
   operations                                $ 40,774,762     $  8,158,059     $  53,953,036   $  6,058,464
                                             ============     ============     =============   ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                             Blue Chip Growth  Capital Growth  Cash Management  Corporate Bond   Davis Venture
                                                Portfolio         Portfolio       Portfolio        Portfolio    Value Portfolio
                                                (Class 1)         (Class 1)       (Class 1)        (Class 1)       (Class 1)
                                             ----------------  --------------  ---------------  --------------  ---------------
Investment income:
   Dividends                                    $         0     $         0     $           0    $          0    $           0
                                                -----------     -----------     -------------    ------------    -------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (192,798)       (162,541)       (1,827,857)     (1,750,233)     (14,950,350)
                                                -----------     -----------     -------------    ------------    -------------
Net investment income (loss)                       (192,798)       (162,541)       (1,827,857)     (1,750,233)     (14,950,350)
                                                -----------     -----------     -------------    ------------    -------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                      4,415,518       3,462,710       154,955,193      19,076,459      245,435,400
   Cost of shares sold                           (3,911,336)     (2,726,950)     (150,636,714)    (18,254,635)    (161,296,818)
                                                -----------     -----------     -------------    ------------    -------------
Net realized gains (losses) from securities
   transactions                                     504,182         735,760         4,318,479         821,824       84,138,582
Realized gain distributions                               0               0                 0               0                0
                                                -----------     -----------     -------------    ------------    -------------
Net realized gains (losses)                         504,182         735,760         4,318,479         821,824       84,138,582
                                                -----------     -----------     -------------    ------------    -------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            1,177,785       2,448,793         1,503,913       4,234,601      439,047,104
   End of period                                  2,941,907       3,895,071         2,801,427       8,251,498      452,912,724
                                                -----------     -----------     -------------    ------------    -------------
Change in net unrealized appreciation
   (depreciation) of investments                  1,764,122       1,446,278         1,297,514       4,016,897       13,865,620
                                                -----------     -----------     -------------    ------------    -------------
Increase (decrease) in net assets from
   operations                                   $ 2,075,506     $ 2,019,497     $   3,788,136    $  3,088,488    $  83,053,852
                                                ===========     ===========     =============    ============    =============

                                                                                     Equity
                                              "Dogs" of Wall   Emerging Markets  Opportunities    Fundamental
                                             Street Portfolio     Portfolio        Portfolio    Growth Portfolio
                                                 (Class 1)        (Class 1)        (Class 1)       (Class 1)
                                             ----------------  ----------------  -------------  ----------------
Investment income:
   Dividends                                   $          0      $          0    $          0     $          0
                                               ------------      ------------    ------------     ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (547,861)       (1,497,620)     (1,116,245)      (1,299,323)
                                               ------------      ------------    ------------     ------------
Net investment income (loss)                       (547,861)       (1,497,620)     (1,116,245)      (1,299,323)
                                               ------------      ------------    ------------     ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     14,665,556        29,778,352      23,670,713       28,020,108
   Cost of shares sold                          (11,776,414)      (16,838,314)    (18,539,432)     (32,956,614)
                                               ------------      ------------    ------------     ------------
Net realized gains (losses) from securities
   transactions                                   2,889,142        12,940,038       5,131,281       (4,936,506)
Realized gain distributions                               0                 0               0                0
                                               ------------      ------------    ------------     ------------
Net realized gains (losses)                       2,889,142        12,940,038       5,131,281       (4,936,506)
                                               ------------      ------------    ------------     ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            9,868,115        48,841,908      22,458,586      (25,981,736)
   End of period                                  8,156,373        75,932,605      22,587,974       (8,175,741)
                                               ------------      ------------    ------------     ------------
Change in net unrealized appreciation
   (depreciation) of investments                 (1,711,742)       27,090,697         129,388       17,805,995
                                               ------------      ------------    ------------     ------------
Increase (decrease) in net assets from
   operations                                  $    629,539      $ 38,533,115    $  4,144,424     $ 11,570,166
                                               ============      ============    ============     ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                                                               Growth
                                              Global Bond  Global Equities  Opportunities  Growth-Income  High-Yield Bond
                                               Portfolio      Portfolio       Portfolio      Portfolio       Portfolio
                                               (Class 1)      (Class 1)       (Class 1)      (Class 1)       (Class 1)
                                             ------------  ---------------  -------------  -------------  ---------------
Investment income:
   Dividends                                 $          0   $          0     $         0   $          0    $          0
                                             ------------   ------------     -----------   ------------    ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                               (731,847)    (1,964,871)       (231,852)    (4,756,316)     (1,869,768)
                                             ------------   ------------     -----------   ------------    ------------
Net investment income (loss)                     (731,847)    (1,964,871)       (231,852)    (4,756,316)     (1,869,768)
                                             ------------   ------------     -----------   ------------    ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   11,724,179     31,976,513       7,570,205    105,659,368      70,044,732
   Cost of shares sold                        (11,889,075)   (23,430,115)     (6,492,207)   (87,974,020)    (65,212,789)
                                             ------------   ------------     -----------   ------------    ------------
Net realized gains (losses) from securities
   transactions                                  (164,896)     8,546,398       1,077,998     17,685,348       4,831,943
Realized gain distributions                             0              0               0              0               0
                                             ------------   ------------     -----------   ------------    ------------
Net realized gains (losses)                      (164,896)     8,546,398       1,077,998     17,685,348       4,831,943
                                             ------------   ------------     -----------   ------------    ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         (1,771,186)    38,475,420       1,721,578     61,285,687      10,699,345
   End of period                                2,248,027     53,183,215       4,289,313     88,550,211       9,149,255
                                             ------------   ------------     -----------   ------------    ------------
Change in net unrealized appreciation
   (depreciation) of investments                4,019,213     14,707,795       2,567,735     27,264,524      (1,550,090)
                                             ------------   ------------     -----------   ------------    ------------
Increase (decrease) in net assets from
   operations                                $  3,122,470   $ 21,289,322     $ 3,413,881   $ 40,193,556    $  1,412,085
                                             ============   ============     ===========   ============    ============

                                             International
                                              Diversified    International                     MFS Massachusetts
                                               Equities     Growth & Income   Marsico Focused   Investors Trust
                                               Portfolio       Portfolio     Growth Portfolio      Portfolio
                                               (Class 1)       (Class 1)         (Class 1)         (Class 1)
                                             -------------  ---------------  ----------------  -----------------
Investment income:
   Dividends                                 $          0    $          0      $          0      $          0
                                             ------------    ------------      ------------      ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (1,677,645)     (2,610,428)         (626,178)       (1,537,339)
                                             ------------    ------------      ------------      ------------
Net investment income (loss)                   (1,677,645)     (2,610,428)         (626,178)       (1,537,339)
                                             ------------    ------------      ------------      ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   34,879,714      41,662,335        19,254,430        29,278,787
   Cost of shares sold                        (23,502,138)    (24,152,916)      (14,393,569)      (25,471,144)
                                             ------------    ------------      ------------      ------------
Net realized gains (losses) from securities
   transactions                                11,377,576      17,509,419         4,860,861         3,807,643
Realized gain distributions                             0               0                 0                 0
                                             ------------    ------------      ------------      ------------
Net realized gains (losses)                    11,377,576      17,509,419         4,860,861         3,807,643
                                             ------------    ------------      ------------      ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         41,123,150      89,717,001        13,351,440        12,924,298
   End of period                               52,104,260      98,783,240        15,201,528        23,776,908
                                             ------------    ------------      ------------      ------------
Change in net unrealized appreciation
   (depreciation) of investments               10,981,110       9,066,239         1,850,088        10,852,610
                                             ------------    ------------      ------------      ------------
Increase (decrease) in net assets from
   operations                                $ 20,681,041    $ 23,965,230      $  6,084,771      $ 13,122,914
                                             ============    ============      ============      ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                             MFS Total Return  Mid-Cap Growth   Real Estate   Technology  Telecom Utility
                                                Portfolio         Portfolio      Portfolio    Portfolio      Portfolio
                                                (Class 1)         (Class 1)      (Class 1)    (Class 1)      (Class 1)
                                             ----------------  --------------  ------------  -----------  ---------------
Investment income:
   Dividends                                   $          0     $          0   $          0  $         0   $          0
                                               ------------     ------------   ------------  -----------   ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                               (4,753,392)      (1,081,117)    (1,579,556)    (186,831)      (452,274)
                                               ------------     ------------   ------------  -----------   ------------
Net investment income (loss)                     (4,753,392)      (1,081,117)    (1,579,556)    (186,831)      (452,274)
                                               ------------     ------------   ------------  -----------   ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     66,374,098       27,649,907     46,514,358    4,071,759     12,573,128
   Cost of shares sold                          (54,903,998)     (30,030,250)   (28,552,341)  (4,139,998)   (10,634,769)
                                               ------------     ------------   ------------  -----------   ------------
Net realized gains (losses) from securities
   transactions                                  11,470,100       (2,380,343)    17,962,017      (68,239)     1,938,359
Realized gain distributions                               0                0              0            0              0
                                               ------------     ------------   ------------  -----------   ------------
Net realized gains (losses)                      11,470,100       (2,380,343)    17,962,017      (68,239)     1,938,359
                                               ------------     ------------   ------------  -----------   ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           61,452,810      (16,658,157)    61,117,508     (697,862)     3,127,569
   End of period                                 73,571,086        1,033,713     36,916,946    2,781,890      6,962,487
                                               ------------     ------------   ------------  -----------   ------------
Change in net unrealized appreciation
   (depreciation) of investments                 12,118,276       17,691,870    (24,200,562)   3,479,752      3,834,918
                                               ------------     ------------   ------------  -----------   ------------
Increase (decrease) in net assets from
   operations                                  $ 18,834,984     $ 14,230,410   $ (7,818,101) $ 3,224,682   $  5,321,003
                                               ============     ============   ============  ===========   ============

                                              Worldwide High   Aggressive Growth  Alliance Growth    Balanced
                                             Income Portfolio      Portfolio         Portfolio      Portfolio
                                                 (Class 1)         (Class 2)         (Class 2)      (Class 2)
                                             ----------------  -----------------  ---------------  -----------
Investment income:
   Dividends                                   $          0       $         0      $          0    $         0
                                               ------------       -----------      ------------    -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (563,348)         (159,182)         (717,150)      (204,199)
                                               ------------       -----------      ------------    -----------
Net investment income (loss)                       (563,348)         (159,182)         (717,150)      (204,199)
                                               ------------       -----------      ------------    -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     10,226,719         3,650,742        12,632,869      3,069,881
   Cost of shares sold                          (10,853,564)       (2,571,588)       (9,573,658)    (2,600,296)
                                               ------------       -----------      ------------    -----------
Net realized gains (losses) from securities
   transactions                                    (626,845)        1,079,154         3,059,211        469,585
Realized gain distributions                               0                 0                 0              0
                                               ------------       -----------      ------------    -----------
Net realized gains (losses)                        (626,845)        1,079,154         3,059,211        469,585
                                               ------------       -----------      ------------    -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           (4,428,352)        3,318,228        13,734,994      2,257,734
   End of period                                 (1,594,400)        3,353,114        18,487,133      2,905,737
                                               ------------       -----------      ------------    -----------
Change in net unrealized appreciation
   (depreciation) of investments                  2,833,952            34,886         4,752,139        648,003
                                               ------------       -----------      ------------    -----------
Increase (decrease) in net assets from
   operations                                  $  1,643,759       $   954,858      $  7,094,200    $   913,389
                                               ============       ===========      ============    ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                             Blue Chip Growth  Capital Growth  Cash Management  Corporate Bond   Davis Venture
                                                Portfolio         Portfolio       Portfolio        Portfolio    Value Portfolio
                                                (Class 2)         (Class 2)       (Class 2)        (Class 2)       (Class 2)
                                             ----------------  --------------  ---------------  --------------  ---------------
Investment income:
   Dividends                                   $         0       $        0     $          0     $         0     $          0
                                               -----------       ----------     ------------     -----------     ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (112,788)         (66,280)        (656,125)       (582,627)      (2,354,908)
                                               -----------       ----------     ------------     -----------     ------------
Net investment income (loss)                      (112,788)         (66,280)        (656,125)       (582,627)      (2,354,908)
                                               -----------       ----------     ------------     -----------     ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     2,115,485        1,369,689       41,855,517       7,097,893       29,010,740
   Cost of shares sold                          (1,660,684)        (939,497)     (40,602,216)     (6,872,890)     (17,997,153)
                                               -----------       ----------     ------------     -----------     ------------
Net realized gains (losses) from securities
   transactions                                    454,801          430,192        1,253,301         225,003       11,013,587
Realized gain distributions                              0                0                0               0                0
                                               -----------       ----------     ------------     -----------     ------------
Net realized gains (losses)                        454,801          430,192        1,253,301         225,003       11,013,587
                                               -----------       ----------     ------------     -----------     ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           1,607,732        1,686,305          752,130         843,636       72,697,221
   End of period                                 2,444,477        2,129,365        1,416,047       2,152,346       76,504,473
                                               -----------       ----------     ------------     -----------     ------------
Change in net unrealized appreciation
   (depreciation) of investments                   836,745          443,060          663,917       1,308,710        3,807,252
                                               -----------       ----------     ------------     -----------     ------------
Increase (decrease) in net assets from
   operations                                  $ 1,178,758       $  806,972     $  1,261,093     $   951,086     $ 12,465,931
                                               ===========       ==========     ============     ===========     ============

                                                                                     Equity
                                              "Dogs" of Wall   Emerging Markets  Opportunities  Foreign Value
                                             Street Portfolio     Portfolio        Portfolio      Portfolio
                                                 (Class 2)        (Class 2)        (Class 2)      (Class 2)
                                             ----------------  ----------------  -------------  -------------
Investment income:
   Dividends                                   $         0       $          0     $         0   $          0
                                               -----------       ------------     -----------   ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (196,853)          (309,485)       (202,750)      (909,050)
                                               -----------       ------------     -----------   ------------
Net investment income (loss)                      (196,853)          (309,485)       (202,750)      (909,050)
                                               -----------       ------------     -----------   ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     4,040,307          5,977,543       3,516,640     11,800,956
   Cost of shares sold                          (3,165,590)        (3,932,780)     (2,560,426)    (7,030,915)
                                               -----------       ------------     -----------   ------------
Net realized gains (losses) from securities
   transactions                                    874,717          2,044,763         956,214      4,770,041
Realized gain distributions                              0                  0               0              0
                                               -----------       ------------     -----------   ------------
Net realized gains (losses)                        874,717          2,044,763         956,214      4,770,041
                                               -----------       ------------     -----------   ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           3,640,181          6,979,626       4,771,317     28,343,128
   End of period                                 3,162,560         13,028,387       4,733,677     33,967,964
                                               -----------       ------------     -----------   ------------
Change in net unrealized appreciation
   (depreciation) of investments                  (477,621)         6,048,761         (37,640)     5,624,836
                                               -----------       ------------     -----------   ------------
Increase (decrease) in net assets from
   operations                                  $   200,243       $  7,784,039     $   715,824   $  9,485,827
                                               ===========       ============     ===========   ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                 Growth
                                                Fundamental    Global Bond  Global Equities  Opportunities  Growth-Income
                                             Growth Portfolio   Portfolio      Portfolio       Portfolio      Portfolio
                                                 (Class 2)      (Class 2)      (Class 2)       (Class 2)      (Class 2)
                                             ----------------  -----------  ---------------  -------------  -------------
Investment income:
   Dividends                                   $         0     $         0    $         0     $         0    $         0
                                               -----------     -----------    -----------     -----------    -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (80,313)       (189,232)      (224,319)       (100,818)      (369,909)
                                               -----------     -----------    -----------     -----------    -----------
Net investment income (loss)                       (80,313)       (189,232)      (224,319)       (100,818)      (369,909)
                                               -----------     -----------    -----------     -----------    -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     1,478,769       2,593,961      3,645,561       2,349,057      7,455,035
   Cost of shares sold                          (1,171,883)     (2,689,979)    (2,376,522)     (1,847,420)    (5,321,480)
                                               -----------     -----------    -----------     -----------    -----------
Net realized gains (losses) from securities
   transactions                                    306,886         (96,018)     1,269,039         501,637      2,133,555
Realized gain distributions                              0               0              0               0              0
                                               -----------     -----------    -----------     -----------    -----------
Net realized gains (losses)                        306,886         (96,018)     1,269,039         501,637      2,133,555
                                               -----------     -----------    -----------     -----------    -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           1,327,545        (770,541)     5,583,119       1,521,206      8,218,764
   End of period                                 1,779,281         315,234      6,898,130       2,540,393      9,425,420
                                               -----------     -----------    -----------     -----------    -----------
Change in net unrealized appreciation
   (depreciation) of investments                   451,736       1,085,775      1,315,011       1,019,187      1,206,656
                                               -----------     -----------    -----------     -----------    -----------
Increase (decrease) in net assets from
   operations                                  $   678,309     $   800,525    $ 2,359,731     $ 1,420,006    $ 2,970,302
                                               ===========     ===========    ===========     ===========    ===========

                                                                 International     International
                                             High-Yield Bond      Diversified     Growth & Income   Marsico Focused
                                                Portfolio     Equities Portfolio     Portfolio     Growth Portfolio
                                                (Class 2)          (Class 2)         (Class 2)         (Class 2)
                                             ---------------  ------------------  ---------------  ----------------
Investment income:
   Dividends                                   $         0       $         0        $         0      $         0
                                               -----------       -----------        -----------      -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (434,671)         (687,486)          (460,129)        (498,211)
                                               -----------       -----------        -----------      -----------
Net investment income (loss)                      (434,671)         (687,486)          (460,129)        (498,211)
                                               -----------       -----------        -----------      -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    11,017,535        10,218,057          7,723,263        7,711,641
   Cost of shares sold                          (9,986,198)       (6,113,400)        (4,427,921)      (5,549,112)
                                               -----------       -----------        -----------      -----------
Net realized gains (losses) from securities
   transactions                                  1,031,337         4,104,657          3,295,342        2,162,529
Realized gain distributions                              0                 0                  0                0
                                               -----------       -----------        -----------      -----------
Net realized gains (losses)                      1,031,337         4,104,657          3,295,342        2,162,529
                                               -----------       -----------        -----------      -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           3,684,778        21,313,855         16,019,442       11,136,820
   End of period                                 3,310,456        26,167,272         17,265,120       14,271,856
                                               -----------       -----------        -----------      -----------
Change in net unrealized appreciation
   (depreciation) of investments                  (374,322)        4,853,417          1,245,678        3,135,036
                                               -----------       -----------        -----------      -----------
Increase (decrease) in net assets from
   operations                                  $   222,344       $ 8,270,588        $ 4,080,891      $ 4,799,354
                                               ===========       ===========        ===========      ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                             MFS Massachusetts
                                              Investors Trust   MFS Total Return  Mid-Cap Growth  Real Estate  Small & Mid Cap
                                                 Portfolio          Portfolio       Portfolio      Portfolio   Value Portfolio
                                                 (Class 2)          (Class 2)       (Class 2)      (Class 2)      (Class 2)
                                             -----------------  ----------------  --------------  -----------  ---------------
Investment income:
   Dividends                                    $         0       $          0     $         0    $         0    $         0
                                                -----------       ------------     -----------    -----------    -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (292,267)        (1,530,761)       (492,930)      (414,706)      (598,366)
                                                -----------       ------------     -----------    -----------    -----------
Net investment income (loss)                       (292,267)        (1,530,761)       (492,930)      (414,706)      (598,366)
                                                -----------       ------------     -----------    -----------    -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                      4,497,061         18,629,068       8,675,058     12,005,469      9,276,048
   Cost of shares sold                           (3,086,843)       (15,491,351)     (6,631,039)    (8,141,338)    (6,965,053)
                                                -----------       ------------     -----------    -----------    -----------
Net realized gains (losses) from securities
   transactions                                   1,410,218          3,137,717       2,044,019      3,864,131      2,310,995
Realized gain distributions                               0                  0               0              0              0
                                                -----------       ------------     -----------    -----------    -----------
Net realized gains (losses)                       1,410,218          3,137,717       2,044,019      3,864,131      2,310,995
                                                -----------       ------------     -----------    -----------    -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            7,366,719         18,623,674       7,677,170     12,814,984     10,547,295
   End of period                                  8,674,771         22,779,098      12,478,510      7,304,298     12,170,018
                                                -----------       ------------     -----------    -----------    -----------
Change in net unrealized appreciation
   (depreciation) of investments                  1,308,052          4,155,424       4,801,340     (5,510,686)     1,622,723
                                                -----------       ------------     -----------    -----------    -----------
Increase (decrease) in net assets from
   operations                                   $ 2,426,003       $  5,762,380     $ 6,352,429    $(2,061,261)   $ 3,335,352
                                                ===========       ============     ===========    ===========    ===========


                                              Technology  Telecom Utility   Worldwide High   Aggressive Growth
                                              Portfolio      Portfolio     Income Portfolio      Portfolio
                                              (Class 2)      (Class 2)         (Class 2)         (Class 3)
                                             -----------  ---------------  ----------------  -----------------
Investment income:
   Dividends                                 $         0    $         0      $         0        $         0
                                             -----------    -----------      -----------        -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                               (84,047)       (63,844)         (83,143)          (227,101)
                                             -----------    -----------      -----------        -----------
Net investment income (loss)                     (84,047)       (63,844)         (83,143)          (227,101)
                                             -----------    -----------      -----------        -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   2,084,622      2,035,270        1,263,730          5,251,440
   Cost of shares sold                        (1,850,757)    (1,576,250)      (1,187,814)        (4,214,615)
                                             -----------    -----------      -----------        -----------
Net realized gains (losses) from securities
   transactions                                  233,865        459,020           75,916          1,036,825
Realized gain distributions                            0              0                0                  0
                                             -----------    -----------      -----------        -----------
Net realized gains (losses)                      233,865        459,020           75,916          1,036,825
                                             -----------    -----------      -----------        -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           493,030        911,014          299,763          2,435,444
   End of period                               1,743,924      1,213,440          533,648          2,793,768
                                             -----------    -----------      -----------        -----------
Change in net unrealized appreciation
   (depreciation) of investments               1,250,894        302,426          233,885            358,324
                                             -----------    -----------      -----------        -----------
Increase (decrease) in net assets from
   operations                                $ 1,400,712    $   697,602      $   226,658        $ 1,168,048
                                             ===========    ===========      ===========        ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                               American Funds   American Funds  American Funds  American Funds
                                             Alliance Growth  Asset Allocation   Global Growth    Growth SAST    Growth-Income
                                                Portfolio      SAST Portfolio   SAST Portfolio     Portfolio    SAST Portfolio
                                                (Class 3)         (Class 3)        (Class 3)       (Class 3)      (Class 3)
                                             ---------------  ----------------  --------------  --------------  --------------
Investment income:
   Dividends                                  $          0       $   5,069        $        0      $    7,348      $   13,741
                                              ------------       ---------        ----------      ----------      ----------
Expenses:
   Charges for distribution, mortality and
      expense risk                              (2,681,364)        (63,593)         (221,279)       (255,192)       (255,245)
                                              ------------       ---------        ----------      ----------      ----------
Net investment income (loss)                    (2,681,364)        (58,524)         (221,279)       (247,844)       (241,504)
                                              ------------       ---------        ----------      ----------      ----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    13,943,532         120,009           441,344         618,331         284,542
   Cost of shares sold                         (11,399,771)       (111,983)         (399,971)       (573,333)       (269,742)
                                              ------------       ---------        ----------      ----------      ----------
Net realized gains (losses) from securities
   transactions                                  2,543,761           8,026            41,373          44,998          14,800
Realized gain distributions                              0              58                 0             879           1,014
                                              ------------       ---------        ----------      ----------      ----------
Net realized gains (losses)                      2,543,761           8,084            41,373          45,877          15,814
                                              ------------       ---------        ----------      ----------      ----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                          24,184,623           5,935            46,969          14,335          15,022
   End of period                                50,996,226         451,186         2,736,143       3,482,305       2,195,657
                                              ------------       ---------        ----------      ----------      ----------
Change in net unrealized appreciation
   (depreciation) of investments                26,811,603         445,251         2,689,174       3,467,970       2,180,635
                                              ------------       ---------        ----------      ----------      ----------
Increase (decrease) in net assets from
   operations                                 $ 26,674,000       $ 394,811        $2,509,268      $3,266,003      $1,954,945
                                              ============       =========        ==========      ==========      ==========


                                              Balanced    Blue Chip Growth  Capital Growth  Cash Management
                                              Portfolio      Portfolio         Portfolio       Portfolio
                                              (Class 3)      (Class 3)         (Class 3)       (Class 3)
                                             -----------  ----------------  --------------  ---------------
Investment income:
   Dividends                                 $         0    $         0      $         0     $           0
                                             -----------    -----------      -----------     -------------
Expenses:
   Charges for distribution, mortality and
      expense risk                              (195,533)      (154,544)        (110,613)       (2,330,535)
                                             -----------    -----------      -----------     -------------
Net investment income (loss)                    (195,533)      (154,544)        (110,613)       (2,330,535)
                                             -----------    -----------      -----------     -------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   2,230,725      2,436,043        1,579,953       111,028,428
   Cost of shares sold                        (1,958,068)    (2,035,663)      (1,342,028)     (107,771,360)
                                             -----------    -----------      -----------     -------------
Net realized gains (losses) from securities
   transactions                                  272,657        400,380          237,925         3,257,068
Realized gain distributions                            0              0                0                 0
                                             -----------    -----------      -----------     -------------
Net realized gains (losses)                      272,657        400,380          237,925         3,257,068
                                             -----------    -----------      -----------     -------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         1,479,523      1,204,413          412,551         2,297,213
   End of period                               2,264,067      2,608,851        2,046,148         5,592,870
                                             -----------    -----------      -----------     -------------
Change in net unrealized appreciation
   (depreciation) of investments                 784,544      1,404,438        1,633,597         3,295,657
                                             -----------    -----------      -----------     -------------
Increase (decrease) in net assets from
   operations                                $   861,668    $ 1,650,274      $ 1,760,909     $   4,222,190
                                             ===========    ===========      ===========     =============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                                      Equity
                                             Corporate Bond   Davis Venture    "Dogs" of Wall   Emerging Markets  Opportunities
                                               Portfolio     Value Portfolio  Street Portfolio      Portfolio       Portfolio
                                               (Class 3)        (Class 3)        (Class 3)          (Class 3)       (Class 3)
                                             --------------  ---------------  ----------------  ----------------  -------------
Investment income:
   Dividends                                  $         0     $          0      $         0        $         0     $         0
                                              -----------     ------------      -----------        -----------     -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (3,230,747)      (7,540,394)        (229,283)        (1,264,747)       (724,207)
                                              -----------     ------------      -----------        -----------     -----------
Net investment income (loss)                   (3,230,747)      (7,540,394)        (229,283)        (1,264,747)       (724,207)
                                              -----------     ------------      -----------        -----------     -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    8,801,741       21,963,823        4,546,148         10,605,001       7,153,755
   Cost of shares sold                         (8,690,939)     (16,878,019)      (3,904,207)        (8,066,592)     (5,877,099)
                                              -----------     ------------      -----------        -----------     -----------
Net realized gains (losses) from securities
   transactions                                   110,802        5,085,804          641,941          2,538,409       1,276,656
Realized gain distributions                             0                0                0                  0               0
                                              -----------     ------------      -----------        -----------     -----------
Net realized gains (losses)                       110,802        5,085,804          641,941          2,538,409       1,276,656
                                              -----------     ------------      -----------        -----------     -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           (670,853)     115,924,826        2,307,680          9,423,594      10,269,795
   End of period                                7,489,834      155,874,630        2,052,051         40,577,686      12,272,293
                                              -----------     ------------      -----------        -----------     -----------
Change in net unrealized appreciation
   (depreciation) of investments                8,160,687       39,949,804         (255,629)        31,154,092       2,002,498
                                              -----------     ------------      -----------        -----------     -----------
Increase (decrease) in net assets from
   operations                                 $ 5,040,742     $ 37,495,214      $   157,029        $32,427,754     $ 2,554,947
                                              ===========     ============      ===========        ===========     ===========


                                             Foreign Value     Fundamental    Global Bond  Global Equities
                                               Portfolio    Growth Portfolio   Portfolio      Portfolio
                                               (Class 3)       (Class 3)       (Class 3)      (Class 3)
                                             -------------  ----------------  -----------  ---------------
Investment income:
   Dividends                                 $          0     $         0     $         0    $         0
                                             ------------     -----------     -----------    -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (5,078,953)       (162,949)       (642,672)      (375,019)
                                             ------------     -----------     -----------    -----------
Net investment income (loss)                   (5,078,953)       (162,949)       (642,672)      (375,019)
                                             ------------     -----------     -----------    -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   40,834,520       1,646,633       5,505,811      4,738,372
   Cost of shares sold                        (27,345,711)     (1,431,078)     (5,810,051)    (3,532,137)
                                             ------------     -----------     -----------    -----------
Net realized gains (losses) from securities
   transactions                                13,488,809         215,555        (304,240)     1,206,235
Realized gain distributions                             0               0               0              0
                                             ------------     -----------     -----------    -----------
Net realized gains (losses)                    13,488,809         215,555        (304,240)     1,206,235
                                             ------------     -----------     -----------    -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                        115,464,654         588,793      (3,038,471)     6,124,651
   End of period                              157,741,694       2,634,329         978,177      9,062,398
                                             ------------     -----------     -----------    -----------
Change in net unrealized appreciation
   (depreciation) of investments               42,277,040       2,045,536       4,016,648      2,937,747
                                             ------------     -----------     -----------    -----------
Increase (decrease) in net assets from
   operations                                $ 50,686,896     $ 2,098,142     $ 3,069,736    $ 3,768,963
                                             ============     ===========     ===========    ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                            International
                                                Growth                                       Diversified    International
                                             Opportunities  Growth-Income  High-Yield Bond    Equities     Growth & Income
                                               Portfolio      Portfolio       Portfolio       Portfolio       Portfolio
                                               (Class 3)      (Class 3)       (Class 3)       (Class 3)       (Class 3)
                                             -------------  -------------  ---------------  -------------  ---------------
Investment income:
   Dividends                                  $         0    $         0    $          0    $          0     $         0
                                              -----------    -----------    ------------    ------------     -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                               (460,955)      (269,082)     (1,033,952)     (3,358,011)     (1,902,632)
                                              -----------    -----------    ------------    ------------     -----------
Net investment income (loss)                     (460,955)      (269,082)     (1,033,952)     (3,358,011)     (1,902,632)
                                              -----------    -----------    ------------    ------------     -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    3,150,107      3,833,098      24,955,908      17,966,604       8,083,102
   Cost of shares sold                         (2,731,726)    (3,021,903)    (23,860,062)    (12,288,628)     (6,033,607)
                                              -----------    -----------    ------------    ------------     -----------
Net realized gains (losses) from securities
   transactions                                   418,381        811,195       1,095,846       5,677,976       2,049,495
Realized gain distributions                             0              0               0               0               0
                                              -----------    -----------    ------------    ------------     -----------
Net realized gains (losses)                       418,381        811,195       1,095,846       5,677,976       2,049,495
                                              -----------    -----------    ------------    ------------     -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                          1,723,844      3,642,700       3,143,584      68,983,755      25,685,285
   End of period                                8,421,268      5,249,052       3,465,892     106,581,186      41,549,367
                                              -----------    -----------    ------------    ------------     -----------
Change in net unrealized appreciation
   (depreciation) of investments                6,697,424      1,606,352         322,308      37,597,431      15,864,082
                                              -----------    -----------    ------------    ------------     -----------
Increase (decrease) in net assets from
   operations                                 $ 6,654,850    $ 2,148,465    $    384,202    $ 39,917,396     $16,010,945
                                              ===========    ===========    ============    ============     ===========


                                                               MFS Massachusetts
                                              Marsico Focused   Investors Trust   MFS Total Return  Mid-Cap Growth
                                             Growth Portfolio      Portfolio          Portfolio       Portfolio
                                                 (Class 3)         (Class 3)          (Class 3)       (Class 3)
                                             ----------------  -----------------  ----------------  --------------
Investment income:
   Dividends                                   $         0        $         0       $          0     $          0
                                               -----------        -----------       ------------     ------------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (463,171)          (642,584)        (3,676,943)        (967,934)
                                               -----------        -----------       ------------     ------------
Net investment income (loss)                      (463,171)          (642,584)        (3,676,943)        (967,934)
                                               -----------        -----------       ------------     ------------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     5,519,562          6,830,684         17,024,727       11,119,793
   Cost of shares sold                          (4,528,527)        (5,060,806)       (15,401,789)      (8,989,680)
                                               -----------        -----------       ------------     ------------
Net realized gains (losses) from securities
   transactions                                    991,035          1,769,878          1,622,938        2,130,113
Realized gain distributions                              0                  0                  0                0
                                               -----------        -----------       ------------     ------------
Net realized gains (losses)                        991,035          1,769,878          1,622,938        2,130,113
                                               -----------        -----------       ------------     ------------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           5,768,580         12,134,902         18,360,455       10,385,848
   End of period                                 9,909,134         16,211,783         32,920,386       21,543,032
                                               -----------        -----------       ------------     ------------
Change in net unrealized appreciation
   (depreciation) of investments                 4,140,554          4,076,881         14,559,931       11,157,184
                                               -----------        -----------       ------------     ------------
Increase (decrease) in net assets from
   operations                                  $ 4,668,418        $ 5,204,175       $ 12,505,926     $ 12,319,363
                                               ===========        ===========       ============     ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                              Real Estate  Small & Mid Cap   Small Company    Technology  Telecom Utility
                                               Portfolio   Value Portfolio  Value Portfolio   Portfolio      Portfolio
                                               (Class 3)      (Class 3)        (Class 3)      (Class 3)      (Class 3)
                                             ------------  ---------------  ---------------  -----------  ---------------
Investment income:
   Dividends                                 $          0   $          0      $         0    $         0     $       0
                                             ------------   ------------      -----------    -----------     ---------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (1,506,287)    (3,428,842)        (465,374)      (159,191)      (30,230)
                                             ------------   ------------      -----------    -----------     ---------
Net investment income (loss)                   (1,506,287)    (3,428,842)        (465,374)      (159,191)      (30,230)
                                             ------------   ------------      -----------    -----------     ---------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   14,688,274     22,774,619        1,705,930      3,172,708       987,086
   Cost of shares sold                        (12,691,111)   (18,483,529)      (1,615,708)    (2,884,702)     (845,092)
                                             ------------   ------------      -----------    -----------     ---------
Net realized gains (losses) from securities
   transactions                                 1,997,163      4,291,090           90,222        288,006       141,994
Realized gain distributions                             0              0                0              0             0
                                             ------------   ------------      -----------    -----------     ---------
Net realized gains (losses)                     1,997,163      4,291,090           90,222        288,006       141,994
                                             ------------   ------------      -----------    -----------     ---------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         17,067,666     33,355,986          255,252        507,171       102,486
   End of period                                7,807,634     48,566,918         (393,555)     3,075,470       288,523
                                             ------------   ------------      -----------    -----------     ---------
Change in net unrealized appreciation
   (depreciation) of investments               (9,260,032)    15,210,932         (648,807)     2,568,299       186,037
                                             ------------   ------------      -----------    -----------     ---------
Increase (decrease) in net assets from
   operations                                $ (8,769,156)  $ 16,073,180      $(1,023,959)   $ 2,697,114     $ 297,801
                                             ============   ============      ===========    ===========     =========

                                              Worldwide High                          Growth and     Strategic Growth
                                             Income Portfolio  Comstock Portfolio  Income Portfolio     Portfolio
                                                 (Class 3)         (Class II)         (Class II)        (Class II)
                                             ----------------  ------------------  ----------------  ----------------
Investment income:
   Dividends                                    $       0         $  5,953,468       $  6,898,201      $         0
                                                ---------         ------------       ------------      -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (25,641)          (4,433,680)        (6,079,933)        (327,007)
                                                ---------         ------------       ------------      -----------
Net investment income (loss)                      (25,641)           1,519,788            818,268         (327,007)
                                                ---------         ------------       ------------      -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                      460,915           49,240,384         45,067,907        5,150,454
   Cost of shares sold                           (458,620)         (39,763,024)       (35,572,974)      (4,142,808)
                                                ---------         ------------       ------------      -----------
Net realized gains (losses) from securities
   transactions                                     2,295            9,477,360          9,494,933        1,007,646
Realized gain distributions                             0            8,262,305         18,577,931                0
                                                ---------         ------------       ------------      -----------
Net realized gains (losses)                         2,295           17,739,665         28,072,864        1,007,646
                                                ---------         ------------       ------------      -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                             14,487           69,843,114         95,785,356        4,294,500
   End of period                                  103,029           60,510,351         89,039,867        7,391,943
                                                ---------         ------------       ------------      -----------
Change in net unrealized appreciation
   (depreciation) of investments                   88,542           (9,332,763)        (6,745,489)       3,097,443
                                                ---------         ------------       ------------      -----------
Increase (decrease) in net assets from
   operations                                   $  65,196         $  9,926,690       $ 22,145,643      $ 3,778,082
                                                =========         ============       ============      ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                              Diversified
                                             International  Equity Income                                  LargeCap Blend
                                                Account       Account I    Growth Account  Income Account      Account
                                               (Class 1)      (Class 1)      (Class 1)        (Class 1)       (Class 1)
                                             -------------  -------------  --------------  --------------  --------------
Investment income:
   Dividends                                   $ 105,130     $   632,557      $  5,611      $ 1,039,537      $  176,022
                                               ---------     -----------      --------      -----------      ----------
Expenses:
   Charges for distribution, mortality and
   expense risk                                  (44,434)       (698,449)      (18,689)        (179,023)       (102,897)
                                               ---------     -----------      --------      -----------      ----------
Net investment income (loss)                      60,696         (65,892)      (13,078)         860,514          73,125
                                               ---------     -----------      --------      -----------      ----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     342,644       5,065,307       111,400        1,666,104       1,154,484
   Cost of shares sold                          (333,028)     (3,961,121)      (81,911)      (1,716,531)       (881,189)
                                               ---------     -----------      --------      -----------      ----------
Net realized gains (losses) from securities
   transactions                                    9,616       1,104,186        29,489          (50,427)        273,295
Realized gain distributions                      867,414       2,941,693             0           24,290         316,894
                                               ---------     -----------      --------      -----------      ----------
Net realized gains (losses)                      877,030       4,045,879        29,489          (26,137)        590,189
                                               ---------     -----------      --------      -----------      ----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           578,745      11,601,300       330,674          (98,906)      2,113,614
   End of period                                 325,463      12,052,459       595,663         (584,954)      2,152,897
                                               ---------     -----------      --------      -----------      ----------
Change in net unrealized appreciation
   (depreciation) of investments                (253,282)        451,159       264,989         (486,048)         39,283
                                               ---------     -----------      --------      -----------      ----------
Increase (decrease) in net assets from
   operations                                  $ 684,444     $ 4,431,146      $281,400      $   348,329      $  702,597
                                               =========     ===========      ========      ===========      ==========

                                                                           Mortgage
                                             MidCap Stock  Money Market   Securities      Real Estate
                                                Account       Account      Account    Securities Account
                                               (Class 1)     (Class 1)    (Class 1)        (Class 1)
                                             ------------  ------------  -----------  -------------------
Investment income:
   Dividends                                  $   70,033   $   158,691   $   570,790       $  66,322
                                              ----------   -----------   -----------       ---------
Expenses:
   Charges for distribution, mortality and
   expense risk                                  (84,709)      (47,146)     (115,982)        (20,852)
                                              ----------   -----------   -----------       ---------
Net investment income (loss)                     (14,676)      111,545       454,808          45,470
                                              ----------   -----------   -----------       ---------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     929,646     2,654,560     2,450,605         485,455
   Cost of shares sold                          (761,618)   (2,654,560)   (2,559,730)       (711,758)
                                              ----------   -----------   -----------       ---------
Net realized gains (losses) from securities
   transactions                                  168,028             0      (109,125)       (226,303)
Realized gain distributions                      497,053             0             0         807,414
                                              ----------   -----------   -----------       ---------
Net realized gains (losses)                      665,081             0      (109,125)        581,111
                                              ----------   -----------   -----------       ---------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         1,280,208             0      (343,382)        339,407
   End of period                                 742,717             0      (447,121)       (470,009)
                                              ----------   -----------   -----------       ---------
Change in net unrealized appreciation
   (depreciation) of investments                (537,491)            0      (103,739)       (809,416)
                                              ----------   -----------   -----------       ---------
Increase (decrease) in net assets from
   operations                                 $  112,914   $   111,545   $   241,944       $(182,835)
                                              ==========   ===========   ===========       =========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                            SAM Conservative
                                              SAM Balanced      Balanced      SAM Conservative    SAM Flexible     SAM Strategic
                                               Portfolio        Portfolio     Growth Portfolio  Income Portfolio  Growth Portfolio
                                               (Class 1)        (Class 1)         (Class 1)         (Class 1)        (Class 1)
                                             -------------  ----------------  ----------------  ----------------  ----------------
Investment income:
   Dividends                                 $  4,736,547      $   597,920      $ 1,365,794       $ 1,479,622       $   296,052
                                             ------------      -----------      -----------       -----------       -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (2,071,446)        (190,769)        (917,180)         (351,976)         (273,875)
                                             ------------      -----------      -----------       -----------       -----------
Net investment income (loss)                    2,665,101          407,151          448,614         1,127,646            22,177
                                             ------------      -----------      -----------       -----------       -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   17,757,255        1,966,281        7,926,719         3,958,033         2,820,610
   Cost of shares sold                        (13,768,998)      (1,683,358)      (5,554,596)       (3,634,591)       (1,965,388)
                                             ------------      -----------      -----------       -----------       -----------
Net realized gains (losses) from securities
   transactions                                 3,988,257          282,923        2,372,123           323,442           855,222
Realized gain distributions                             0          223,172                0           472,829                 0
                                             ------------      -----------      -----------       -----------       -----------
Net realized gains (losses)                     3,988,257          506,095        2,372,123           796,271           855,222
                                             ------------      -----------      -----------       -----------       -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         38,028,525        2,439,139       21,676,576         2,868,666         6,561,001
   End of period                               45,187,076        2,545,465       26,013,008         2,162,267         8,018,602
                                             ------------      -----------      -----------       -----------       -----------
Change in net unrealized appreciation
   (depreciation) of investments                7,158,551          106,326        4,336,432          (706,399)        1,457,601
                                             ------------      -----------      -----------       -----------       -----------
Increase (decrease) in net assets from
   operations                                $ 13,811,909      $ 1,019,572      $ 7,157,169       $ 1,217,518       $ 2,335,000
                                             ============      ===========      ===========       ===========       ===========


                                               Short-Term    SmallCap Growth   SmallCap Value  West Coast Equity
                                             Income Account      Account           Account          Account
                                                (Class 1)       (Class 1)         (Class 1)        (Class 1)
                                             --------------  ---------------  ---------------  -----------------
Investment income:
   Dividends                                   $ 174,169        $       0        $  5,309         $   230,288
                                               ---------        ---------        --------         -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                               (39,724)         (20,545)         (3,156)           (347,370)
                                               ---------        ---------        --------         -----------
Net investment income (loss)                     134,445          (20,545)          2,153            (117,082)
                                               ---------        ---------        --------         -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     328,625          301,177          10,738           2,658,002
   Cost of shares sold                          (342,327)        (235,360)        (11,374)         (2,024,682)
                                               ---------        ---------        --------         -----------
Net realized gains (losses) from securities
   transactions                                  (13,702)          65,817            (636)            633,320
Realized gain distributions                            0                0          51,494           1,067,075
                                               ---------        ---------        --------         -----------
Net realized gains (losses)                      (13,702)          65,817          50,858           1,700,395
                                               ---------        ---------        --------         -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           (86,408)         352,806           7,040           6,476,070
   End of period                                (122,615)         474,064         (57,182)          7,629,186
                                               ---------        ---------        --------         -----------
Change in net unrealized appreciation
   (depreciation) of investments                 (36,207)         121,258         (64,222)          1,153,116
                                               ---------        ---------        --------         -----------
Increase (decrease) in net assets from
   operations                                  $  84,536        $ 166,530        $(11,211)        $ 2,736,429
                                               =========        =========        ========         ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                              Diversified
                                             International  Equity Income                                  LargeCap Blend
                                                Account       Account I    Growth Account  Income Account     Account
                                               (Class 2)      (Class 2)       (Class 2)       (Class 2)      (Class 2)
                                             -------------  -------------  --------------  --------------  --------------
Investment income:
   Dividends                                  $   113,824    $   403,288      $      0      $   877,468      $  48,962
                                              -----------    -----------      --------      -----------      ---------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (57,569)      (658,084)      (11,589)        (174,691)       (41,010)
                                              -----------    -----------      --------      -----------      ---------
Net investment income (loss)                       56,255       (254,796)      (11,589)         702,777          7,952
                                              -----------    -----------      --------      -----------      ---------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    1,074,510      6,556,805       120,287        4,078,581        578,874
   Cost of shares sold                         (1,108,293)    (5,377,255)      (92,142)      (4,214,955)      (463,707)
                                              -----------    -----------      --------      -----------      ---------
Net realized gains (losses) from securities
   transactions                                   (33,783)     1,179,550        28,145         (136,374)       115,167
Realized gain distributions                     1,094,142      2,563,544             0           21,342        115,875
                                              -----------    -----------      --------      -----------      ---------
Net realized gains (losses)                     1,060,359      3,743,094        28,145         (115,032)       231,042
                                              -----------    -----------      --------      -----------      ---------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            625,840      8,472,184       183,875         (303,152)       631,498
   End of period                                  270,932      8,592,119       324,369         (617,161)       651,042
                                              -----------    -----------      --------      -----------      ---------
Change in net unrealized appreciation
   (depreciation) of investments                 (354,908)       119,935       140,494         (314,009)        19,544
                                              -----------    -----------      --------      -----------      ---------
Increase (decrease) in net assets from
   operations                                 $   761,706    $ 3,608,233      $157,050      $   273,736      $ 258,538
                                              ===========    ===========      ========      ===========      =========

                                                                           Mortgage
                                             MidCap Stock  Money Market   Securities      Real Estate
                                                Account      Account       Account    Securities Account
                                               (Class 2)    (Class 2)     (Class 2)        (Class 2)
                                             ------------  ------------  -----------  ------------------
Investment income:
   Dividends                                  $  24,974    $   117,569   $   231,680      $  65,707
                                              ---------    -----------   -----------      ---------
Expenses:
   Charges for distribution, mortality and
      expense risk                              (46,071)       (41,623)      (53,348)       (25,116)
                                              ---------    -----------   -----------      ---------
Net investment income (loss)                    (21,097)        75,946       178,332         40,591
                                              ---------    -----------   -----------      ---------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    849,808      6,219,589     1,900,563        555,441
   Cost of shares sold                         (727,528)    (6,219,589)   (1,989,506)      (825,000)
                                              ---------    -----------   -----------      ---------
Net realized gains (losses) from securities
   transactions                                 122,280              0       (88,943)      (269,559)
Realized gain distributions                     249,782              0             0        912,628
                                              ---------    -----------   -----------      ---------
Net realized gains (losses)                     372,062              0       (88,943)       643,069
                                              ---------    -----------   -----------      ---------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                          539,214              0      (143,415)       320,947
   End of period                                245,535              0      (148,583)      (564,440)
                                              ---------    -----------   -----------      ---------
Change in net unrealized appreciation
   (depreciation) of investments               (293,679)             0        (5,168)      (885,387)
                                              ---------    -----------   -----------      ---------
Increase (decrease) in net assets from
   operations                                 $  57,286    $    75,946   $    84,221      $(201,727)
                                              =========    ===========   ===========      =========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                           SAM Conservative
                                             SAM Balanced      Balanced      SAM Conservative    SAM Flexible      SAM Strategic
                                               Portfolio       Portfolio     Growth Portfolio  Income Portfolio  Growth Portfolio
                                               (Class 2)       (Class 2)         (Class 2)         (Class 2)        (Class 2)
                                             ------------  ----------------  ----------------  ----------------  ----------------
Investment income:
   Dividends                                 $  3,641,700    $   679,494       $  1,099,582      $  2,218,146      $   280,616
                                             ------------    -----------       ------------      ------------      -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (1,907,632)      (259,123)          (911,913)         (595,648)        (361,553)
                                             ------------    -----------       ------------      ------------      -----------
Net investment income (loss)                    1,734,068        420,371            187,669         1,622,498          (80,937)
                                             ------------    -----------       ------------      ------------      -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   35,672,721      6,822,416         15,165,440        12,386,064        3,999,689
   Cost of shares sold                        (28,562,120)    (6,079,263)       (11,621,193)      (11,595,218)      (3,116,747)
                                             ------------    -----------       ------------      ------------      -----------
Net realized gains (losses) from securities
   transactions                                 7,110,601        743,153          3,544,247           790,846          882,942
Realized gain distributions                             0        273,527                  0           748,519                0
                                             ------------    -----------       ------------      ------------      -----------
Net realized gains (losses)                     7,110,601      1,016,680          3,544,247         1,539,365          882,942
                                             ------------    -----------       ------------      ------------      -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         28,917,287      2,340,163         14,861,439         3,594,852        5,348,143
   End of period                               31,505,690      2,097,438         17,564,550         2,252,771        7,365,379
                                             ------------    -----------       ------------      ------------      -----------
Change in net unrealized appreciation
   (depreciation) of investments                2,588,403       (242,725)         2,703,111        (1,342,081)       2,017,236
                                             ------------    -----------       ------------      ------------      -----------
Increase (decrease) in net assets from
   operations                                $ 11,433,072    $ 1,194,326       $  6,435,027      $  1,819,782      $ 2,819,241
                                             ============    ===========       ============      ============      ===========


                                               Short-Term    SmallCap Growth  SmallCap Value  West Coast Equity
                                             Income Account      Account          Account          Account
                                                (Class 2)       (Class 2)        (Class 2)        (Class 2)
                                             --------------  ---------------  --------------  -----------------
Investment income:
   Dividends                                  $   136,428       $       0        $  5,114        $    66,550
                                              -----------       ---------        --------        -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (34,029)        (11,603)         (2,948)          (164,931)
                                              -----------       ---------        --------        -----------
Net investment income (loss)                      102,399         (11,603)          2,166            (98,381)
                                              -----------       ---------        --------        -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    1,002,187         268,345          54,936          3,060,191
   Cost of shares sold                         (1,028,350)       (213,465)        (60,985)        (2,432,653)
                                              -----------       ---------        --------        -----------
Net realized gains (losses) from securities
   transactions                                   (26,163)         54,880          (6,049)           627,538
Realized gain distributions                             0               0          52,545            479,539
                                              -----------       ---------        --------        -----------
Net realized gains (losses)                       (26,163)         54,880          46,496          1,107,077
                                              -----------       ---------        --------        -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            (78,751)        126,945           9,798          2,773,133
   End of period                                  (92,622)        172,698         (46,963)         2,882,670
                                              -----------       ---------        --------        -----------
Change in net unrealized appreciation
   (depreciation) of investments                  (13,871)         45,753         (56,761)           109,537
                                              -----------       ---------        --------        -----------
Increase (decrease) in net assets from
   operations                                 $    62,365       $  89,030        $ (8,099)       $ 1,118,233
                                              ===========       =========        ========        ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                                                                Columbia Small                   Columbia Marsico
                                              Columbia Asset    Columbia Large  Company Growth   Columbia High   Focused Equities
                                             Allocation Fund,  Cap Value Fund,  Fund, Variable    Yield Fund,     Fund, Variable
                                             Variable Series   Variable Series      Series      Variable Series       Series
                                                (Class A)         (Class A)        (Class A)       (Class A)         (Class A)
                                             ----------------  ---------------  --------------  ---------------  ----------------
Investment income:
   Dividends                                    $  40,213        $  115,758       $        0      $ 1,547,861      $    96,816
                                                ---------        ----------       ----------      -----------      -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (16,296)          (93,442)         (49,877)        (369,154)        (987,442)
                                                ---------        ----------       ----------      -----------      -----------
Net investment income (loss)                       23,917            22,316          (49,877)       1,178,707         (890,626)
                                                ---------        ----------       ----------      -----------      -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                      107,652           612,095          368,547        5,384,776        9,655,685
   Cost of shares sold                           (102,079)         (492,432)        (297,656)      (4,914,330)      (7,298,884)
                                                ---------        ----------       ----------      -----------      -----------
Net realized gains (losses) from securities
   transactions                                     5,573           119,663           70,891          470,446        2,356,801
Realized gain distributions                       134,226           551,369                0                0                0
                                                ---------        ----------       ----------      -----------      -----------
Net realized gains (losses)                       139,799           671,032           70,891          470,446        2,356,801
                                                ---------        ----------       ----------      -----------      -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                             92,030         1,385,858          479,579        2,993,820       16,684,974
   End of period                                   38,343         1,217,951        1,051,051        1,610,092       24,680,716
                                                ---------        ----------       ----------      -----------      -----------
Change in net unrealized appreciation
   (depreciation) of investments                  (53,687)         (167,907)         571,472       (1,383,728)       7,995,742
                                                ---------        ----------       ----------      -----------      -----------
Increase (decrease) in net assets from
   operations                                   $ 110,029        $  525,441       $  592,486      $   265,425      $ 9,461,917
                                                =========        ==========       ==========      ===========      ===========

                                                                                                   Columbia Marsico
                                                               Columbia Marsico                      International
                                             Columbia Marsico    21st Century    Columbia Mid Cap   Opportunities
                                               Growth Fund,     Fund, Variable     Growth Fund,     Fund, Variable
                                              Variable Series       Series        Variable Series       Series
                                                 (Class A)         (Class A)         (Class A)         (Class B)
                                             ----------------  ----------------  ----------------  ----------------
Investment income:
   Dividends                                   $     5,766        $  11,955         $   2,532         $    9,366
                                               -----------        ---------         ---------         ----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (83,104)         (26,980)          (26,717)           (96,502)
                                               -----------        ---------         ---------         ----------
Net investment income (loss)                       (77,338)         (15,025)          (24,185)           (87,136)
                                               -----------        ---------         ---------         ----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                       505,972          141,416           197,215            609,293
   Cost of shares sold                            (360,687)         (90,061)         (150,120)          (390,047)
                                               -----------        ---------         ---------         ----------
Net realized gains (losses) from securities
   transactions                                    145,285           51,355            47,095            219,246
Realized gain distributions                              0          119,751           430,218            340,836
                                               -----------        ---------         ---------         ----------
Net realized gains (losses)                        145,285          171,106           477,313            560,082
                                               -----------        ---------         ---------         ----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                           1,519,574          655,566           463,620          2,647,275
   End of period                                 2,469,495          860,226           359,089          3,547,060
                                               -----------        ---------         ---------         ----------
Change in net unrealized appreciation
   (depreciation) of investments                   949,921          204,660          (104,531)           899,785
                                               -----------        ---------         ---------         ----------
Increase (decrease) in net assets from
   operations                                  $ 1,017,868        $ 360,741         $ 348,597         $1,372,731
                                               ===========        =========         =========         ==========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                             Asset Allocation  Global Growth                Growth-Income  Asset Allocation
                                                   Fund            Fund        Growth Fund       Fund            Fund
                                                (Class 2)        (Class 2)      (Class 2)     (Class 2)       (Class 3)
                                             ----------------  -------------  ------------  -------------  ----------------
Investment income:
   Dividends                                   $   562,651     $  7,158,844   $  1,410,817  $  2,221,035     $   270,247
                                               -----------     ------------   ------------  ------------     -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                              (1,782,340)      (6,727,745)    (9,940,654)   (9,691,104)       (739,432)
                                               -----------     ------------   ------------  ------------     -----------
Net investment income (loss)                    (1,219,689)         431,099     (8,529,837)   (7,470,069)       (469,185)
                                               -----------     ------------   ------------  ------------     -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    12,587,035       46,220,681     79,672,994    69,503,306      10,481,735
   Cost of shares sold                          (9,667,624)     (32,857,832)   (58,394,589)  (54,064,364)     (9,283,658)
                                               -----------     ------------   ------------  ------------     -----------
Net realized gains (losses) from securities
   transactions                                  2,919,411       13,362,849     21,278,405    15,438,942       1,198,077
Realized gain distributions                      5,194,326       23,878,359     58,573,675    26,988,377       2,459,252
                                               -----------     ------------   ------------  ------------     -----------
Net realized gains (losses)                      8,113,737       37,241,208     79,852,080    42,427,319       3,657,329
                                               -----------     ------------   ------------  ------------     -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                          31,031,904      129,525,813    176,233,451   143,255,371       6,107,324
   End of period                                37,204,658      162,762,894    221,116,330   183,798,712       9,465,011
                                               -----------     ------------   ------------  ------------     -----------
Change in net unrealized appreciation
   (depreciation) of investments                 6,172,754       33,237,081     44,882,879    40,543,341       3,357,687
                                               -----------     ------------   ------------  ------------     -----------
Increase (decrease) in net assets from
   operations                                  $13,066,802     $ 70,909,388   $116,205,122  $ 75,500,591     $ 6,545,831
                                               ===========     ============   ============  ============     ===========

                                             Cash Management                Growth-Income  High-Income Bond
                                                   Fund        Growth Fund       Fund            Fund
                                                (Class 3)       (Class 3)     (Class 3)       (Class 3)
                                             ---------------  ------------  -------------  ----------------
Investment income:
   Dividends                                  $    608,518    $    763,021  $  1,224,180     $ 1,765,714
                                              ------------    ------------  ------------     -----------
Expenses:
   Charges for distribution, mortality and
      expense risk                                (177,115)     (4,357,934)   (4,393,813)       (315,609)
                                              ------------    ------------  ------------     -----------
Net investment income (loss)                       431,403      (3,594,913)   (3,169,633)      1,450,105
                                              ------------    ------------  ------------     -----------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                    15,897,093      65,655,141    58,823,975       6,408,473
   Cost of shares sold                         (15,520,458)    (58,908,736)  (54,441,599)     (6,969,959)
                                              ------------    ------------  ------------     -----------
Net realized gains (losses) from securities
   transactions                                    376,635       6,746,405     4,382,376        (561,486)
Realized gain distributions                              0      30,094,816    14,391,583               0
                                              ------------    ------------  ------------     -----------
Net realized gains (losses)                        376,635      36,841,221    18,773,959        (561,486)
                                              ------------    ------------  ------------     -----------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                             340,198      31,117,347    18,463,792      (3,354,153)
   End of period                                    18,919      60,172,518    45,142,188      (3,475,931)
                                              ------------    ------------  ------------     -----------
Change in net unrealized appreciation
   (depreciation) of investments                  (321,279)     29,055,171    26,678,396        (121,778)
                                              ------------    ------------  ------------     -----------
Increase (decrease) in net assets from
   operations                                 $    486,759    $ 62,301,479  $ 42,282,722     $   766,841
                                              ============    ============  ============     ===========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                    U.S.                                            BB&T Capital
                                             International  Government/AAA-Rated     Growth and     Mid Cap Value  Manager Equity
                                                  Fund         Securities Fund    Income Portfolio    Portfolio          VIF
                                               (Class 3)          (Class 3)          (Class VC)       (Class VC)      Portfolio
                                             -------------  --------------------  ----------------  -------------  --------------
Investment income:
   Dividends                                 $    222,469       $ 1,264,809         $          0    $          0     $  45,404
                                             ------------       -----------         ------------    ------------     ---------
Expenses:
   Charges for distribution, mortality and
      expense risk                             (1,186,802)         (297,469)          (2,976,481)     (1,134,760)      (49,316)
                                             ------------       -----------         ------------    ------------     ---------
Net investment income (loss)                     (964,333)          967,340           (2,976,481)     (1,134,760)       (3,912)
                                             ------------       -----------         ------------    ------------     ---------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                   17,190,145         7,287,454           36,575,454      17,510,886       234,895
   Cost of shares sold                        (13,436,849)       (7,968,385)         (29,948,051)    (13,663,071)     (214,324)
                                             ------------       -----------         ------------    ------------     ---------
Net realized gains (losses) from securities
   transactions                                 3,753,296          (680,931)           6,627,403       3,847,815        20,571
Realized gain distributions                     5,910,597                 0                    0               0       485,812
                                             ------------       -----------         ------------    ------------     ---------
Net realized gains (losses)                     9,663,893          (680,931)           6,627,403       3,847,815       506,383
                                             ------------       -----------         ------------    ------------     ---------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                         21,493,635        (2,727,397)          36,946,253      16,499,282       200,268
   End of period                               31,879,105        (2,206,673)          48,547,650      19,546,332       (57,036)
                                             ------------       -----------         ------------    ------------     ---------
Change in net unrealized appreciation
   (depreciation) of investments               10,385,470           520,724           11,601,397       3,047,050      (257,304)
                                             ------------       -----------         ------------    ------------     ---------
Increase (decrease) in net assets from
   operations                                $ 19,085,030       $   807,133         $ 15,252,319    $  5,760,105     $ 245,167
                                             ============       ===========         ============    ============     =========

                                                                                             BB&T Special
                                             BB&T Large Cap   BB&T Large Cap  BB&T Mid Cap  Opportunities
                                               Growth VIF          VIF         Growth VIF     Equity VIF
                                                Portfolio       Portfolio       Portfolio     Portfolio
                                             --------------  ---------------  ------------  -------------
Investment income:
   Dividends                                   $     370        $  54,007      $      44      $       0
                                               ---------        ---------      ---------      ---------
Expenses:
   Charges for distribution, mortality and
      expense risk                                  (424)         (38,520)       (37,021)       (68,979)
                                               ---------        ---------      ---------      ---------
Net investment income (loss)                         (54)          15,487        (36,977)       (68,979)
                                               ---------        ---------      ---------      ---------
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                     270,366          663,774        308,699        346,675
   Cost of shares sold                          (308,658)        (598,771)      (279,779)      (289,840)
                                               ---------        ---------      ---------      ---------
Net realized gains (losses) from securities
   transactions                                  (38,292)          65,003         28,920         56,835
Realized gain distributions                       53,519          407,108        397,590        495,706
                                               ---------        ---------      ---------      ---------
Net realized gains (losses)                       15,227          472,111        426,510        552,541
                                               ---------        ---------      ---------      ---------
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                            10,167          169,457        (31,455)       298,179
   End of period                                       0         (207,986)       372,165        454,906
                                               ---------        ---------      ---------      ---------
Change in net unrealized appreciation
   (depreciation) of investments                 (10,167)        (377,443)       403,620        156,727
                                               ---------        ---------      ---------      ---------
Increase (decrease) in net assets from
   operations                                  $   5,006        $ 110,155      $ 793,153      $ 640,289
                                               =========        =========      =========      =========

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                             STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                   MTB Managed       MTB Managed
                                             BB&T Total Return    MTB Large Cap   MTB Large Cap  Allocation Fund  Allocation Fund -
                                                  Bond VIF           Growth           Value       - Aggressive       Conservative
                                                 Portfolio         Fund II (1)     Fund II (1)    Growth II (1)     Growth II (1)
                                             -----------------  ----------------  -------------  ---------------  -----------------
Investment income:
   Dividends                                     $ 161,724             $ 0             $ 1             $ 0               $ 3
                                                 ---------             ---             ---             ---               ---
Expenses:
   Charges for distribution, mortality and
      expense risk                                 (57,343)             (2)             (1)             (2)               (1)
                                                 ---------             ---             ---             ---               ---
Net investment income (loss)                       104,381              (2)              0              (2)                2
                                                 ---------             ---             ---             ---               ---
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                       355,194               2               1               1                 1
   Cost of shares sold                            (358,589)             (2)             (2)             (2)               (1)
                                                 ---------             ---             ---             ---               ---
Net realized gains (losses) from securities
   transactions                                     (3,395)              0              (1)             (1)                0
Realized gain distributions                              0               0               0               0                 0
                                                 ---------             ---             ---             ---               ---
Net realized gains (losses)                         (3,395)              0              (1)             (1)                0
                                                 ---------             ---             ---             ---               ---
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                              11,886               0               0               0                 0
   End of period                                    37,952              20               4              17                 7
                                                 ---------             ---             ---             ---               ---
Change in net unrealized appreciation
   (depreciation) of investments                    26,066              20               4              17                 7
                                                 ---------             ---             ---             ---               ---
Increase (decrease) in net assets from
   operations                                    $ 127,052             $18             $ 3             $14               $ 9
                                                 =========             ===             ===             ===               ===

                                               MTB Managed
                                             Allocation Fund
                                                - Moderate
                                              Growth II (1)
                                             ---------------
Investment income:
   Dividends                                       $ 0
                                                   ---
Expenses:
   Charges for distribution, mortality and
      expense risk                                  (1)
                                                   ---
Net investment income (loss)                        (1)
                                                   ---
Net realized gains (losses) from securities
   transactions:
   Proceeds from shares sold                         1
   Cost of shares sold                              (1)
                                                   ---
Net realized gains (losses) from securities
   transactions                                      0
Realized gain distributions                          0
                                                   ---
Net realized gains (losses)                          0
                                                   ---
Net unrealized appreciation (depreciation)
   of investments:
   Beginning of period                               0
   End of period                                    13
                                                   ---
Change in net unrealized appreciation
   (depreciation) of investments                    13
                                                   ---
Increase (decrease) in net assets from
   operations                                      $12
                                                   ===

(1)  For the period from February 5, 2007 (inception) to September 30, 2007.

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)

                                                                             Government
                                                   Asset        Capital      and Quality                   Natural       Asset
                                                Allocation    Appreciation      Bond         Growth       Resources    Allocation
                                                 Portfolio     Portfolio      Portfolio     Portfolio     Portfolio    Portfolio
                                                 (Class 1)     (Class 1)      (Class 1)     (Class 1)     (Class 1)    (Class 2)
                                               ------------  -------------  ------------  ------------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  4,093,269  $  (5,291,522) $  6,317,169  $ (1,315,563) $     20,687  $   277,277
   Net realized gains (losses)                   16,999,390     92,900,416       (30,092)   31,858,508    28,187,486    1,099,100
   Change in net unrealized appreciation
      (depreciation) of investments                (869,775)    51,003,745    (1,067,276)    2,576,006    25,729,796      (16,397)
                                               ------------  -------------  ------------  ------------  ------------  -----------
      Increase (decrease) in net assets from
         operations                              20,222,884    138,612,639     5,219,801    33,118,951    53,937,969    1,359,980
                                               ------------  -------------  ------------  ------------  ------------  -----------
From capital transactions:
   Net proceeds from units sold                   1,128,882      2,857,806       487,250     1,077,206       506,173       41,728
   Cost of units redeemed                       (42,510,920)   (98,822,798)  (40,078,049)  (37,346,730)  (23,417,222)  (1,229,600)
   Net transfers                                 (3,168,356)   (24,715,596)   10,695,839   (14,612,315)      635,860      707,000
   Contract maintenance charge                      (70,652)      (188,997)      (58,925)      (70,319)      (38,864)      (1,871)
                                               ------------  -------------  ------------  ------------  ------------  -----------
      Increase (decrease) in net assets from
         capital transactions                   (44,621,046)  (120,869,585)  (28,953,885)  (50,952,158)  (22,314,053)    (482,743)
                                               ------------  -------------  ------------  ------------  ------------  -----------
Increase (decrease) in net assets               (24,398,162)    17,743,054   (23,734,084)  (17,833,207)   31,623,916      877,237
Net assets at beginning of period               278,843,708    668,822,485   259,295,419   286,915,866   184,183,331   17,890,649
                                               ------------  -------------  ------------  ------------  ------------  -----------
Net assets at end of period                    $254,445,546  $ 686,565,539  $235,561,335  $269,082,659  $215,807,247  $18,767,886
                                               ============  =============  ============  ============  ============  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        42,956         61,404        27,814        29,606         8,932        1,583
   Units redeemed                                (1,623,032)    (2,129,302)   (2,290,316)   (1,027,811)     (431,956)     (47,599)
   Units transferred                               (121,198)      (553,269)      611,647      (405,167)      (18,041)      27,132
                                               ------------  -------------  ------------  ------------  ------------  -----------
Increase (decrease) in units outstanding         (1,701,274)    (2,621,167)   (1,650,855)   (1,403,372)     (441,065)     (18,884)
Beginning units                                  11,018,438     15,756,681    15,018,602     8,365,889     3,796,380      715,105
                                               ------------  -------------  ------------  ------------  ------------  -----------
Ending units                                      9,317,164     13,135,514    13,367,747     6,962,517     3,355,315      696,221
                                               ============  =============  ============  ============  ============  ===========


                                                              Government
                                                 Capital      and Quality
                                               Appreciation      Bond         Growth
                                                 Portfolio     Portfolio     Portfolio
                                                 (Class 2)     (Class 2)     (Class 2)
                                               ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (1,199,929) $  2,795,368  $   (464,468)
   Net realized gains (losses)                   22,142,779      (398,229)   10,814,909
   Change in net unrealized appreciation
      (depreciation) of investments               6,037,241      (130,233)   (1,435,862)
                                               ------------  ------------  ------------
      Increase (decrease) in net assets from
         operations                              26,980,091     2,266,906     8,914,579
                                               ------------  ------------  ------------
From capital transactions:
   Net proceeds from units sold                   1,037,569       998,120       711,204
   Cost of units redeemed                       (10,595,064)  (10,778,044)   (7,071,194)
   Net transfers                                 (4,986,479)    3,002,301    (4,046,245)
   Contract maintenance charge                      (13,917)      (11,380)       (7,805)
                                               ------------  ------------  ------------
      Increase (decrease) in net assets from
         capital transactions                   (14,557,891)   (6,789,003)  (10,414,040)
                                               ------------  ------------  ------------
Increase (decrease) in net assets                12,422,200    (4,522,097)   (1,499,461)
Net assets at beginning of period               125,440,101   117,062,386    76,222,516
                                               ------------  ------------  ------------
Net assets at end of period                    $137,862,301  $112,540,289  $ 74,723,055
                                               ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        22,580        57,477        19,589
   Units redeemed                                  (227,217)     (621,299)     (195,861)
   Units transferred                               (109,486)      171,971      (112,723)
                                               ------------  ------------  ------------
Increase (decrease) in units outstanding           (314,123)     (391,851)     (288,995)
Beginning units                                   2,897,869     6,773,799     2,240,626
                                               ------------  ------------  ------------
Ending units                                      2,583,746     6,381,948     1,951,631
                                               ============  ============  ============

                 See accompanying notes to financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                         Government
                                                 Natural        Asset       Capital      and Quality
                                                Resources     Allocation  Appreciation      Bond         Growth
                                                 Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
                                                 (Class 2)    (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                               ------------  -----------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   (56,139)  $   453,879  $ (4,670,377) $ 12,805,732  $ (1,393,339)
   Net realized gains (losses)                   6,617,474     1,488,733    63,910,978      (291,845)   25,068,343
   Change in net unrealized appreciation
      (depreciation) of investments              4,785,841       275,301    38,258,712    (3,352,462)       54,376
                                               ------------  -----------  ------------  ------------  ------------
      Increase (decrease) in net assets from
         operations                             11,347,176     2,217,913    97,499,313     9,161,425    23,729,380
                                               ------------  -----------  ------------  ------------  ------------
From capital transactions:
   Net proceeds from units sold                    192,779     2,384,834    49,408,111    75,230,888    20,103,002
   Cost of units redeemed                       (3,866,637)   (2,179,374)  (27,945,377)  (29,945,540)  (14,794,231)
   Net transfers                                  (964,296)    1,953,933     7,674,663    58,114,762      (336,661)
   Contract maintenance charge                      (3,316)       (2,413)      (44,206)      (41,677)      (24,697)
                                               ------------  -----------  ------------  ------------  ------------
      Increase (decrease) in net assets from
         capital transactions                   (4,641,470)    2,156,980    29,093,191   103,358,433     4,947,413
                                               ------------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets                6,705,706     4,374,893   126,592,504   112,519,858    28,676,793
Net assets at beginning of period               38,673,206    28,162,091   398,541,757   399,803,235   191,269,980
                                               ------------  -----------  ------------  ------------  ------------
Net assets at end of period                    $45,378,912   $32,536,984  $525,134,261  $512,323,093  $219,946,773
                                               ============  ===========  ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        3,353        92,947     1,125,277     4,448,548       582,563
   Units redeemed                                  (71,095)      (85,062)     (601,270)   (1,734,721)     (411,659)
   Units transferred                               (24,143)       76,227       186,911     3,380,359        (8,624)
                                               ------------  -----------  ------------  ------------  ------------
Increase (decrease) in units outstanding           (91,885)       84,112       710,918     6,094,186       162,280
Beginning units                                    804,761     1,134,571     9,288,929    23,293,805     5,660,379
                                               ------------  -----------  ------------  ------------  ------------
Ending units                                       712,876     1,218,683     9,999,847    29,387,991     5,822,659
                                               ============  ===========  ============  ============  ============

                                                  Natural     Aggressive      Alliance
                                                 Resources      Growth        Growth         Balanced
                                                 Portfolio     Portfolio     Portfolio       Portfolio
                                                 (Class 3)     (Class 1)     (Class 1)       (Class 1)
                                               ------------  ------------  --------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   (146,350) $ (1,144,312) $  (5,327,969)  $ (1,251,653)
   Net realized gains (losses)                   13,144,746     3,418,816    (16,743,841)    (1,813,500)
   Change in net unrealized appreciation
      (depreciation) of investments              27,776,366     5,883,555     76,024,846      9,123,617
                                               ------------  ------------  --------------  ------------
      Increase (decrease) in net assets from
         operations                              40,774,762     8,158,059     53,953,036      6,058,464
                                               ------------  ------------  --------------  ------------
From capital transactions:
   Net proceeds from units sold                  27,183,069       536,264      1,652,715      1,102,639
   Cost of units redeemed                        (8,098,461)  (15,738,312)   (75,781,774)   (18,556,165)
   Net transfers                                  6,763,253    (6,459,081)   (41,766,304)    (4,412,922)
   Contract maintenance charge                      (12,249)      (40,100)      (199,054)       (47,089)
                                               ------------  ------------  --------------  ------------
      Increase (decrease) in net assets from
         capital transactions                    25,835,612   (21,701,229)  (116,094,417)   (21,913,537)
                                               ------------  ------------  --------------  ------------
Increase (decrease) in net assets                66,610,374   (13,543,170)   (62,141,381)   (15,855,073)
Net assets at beginning of period               116,871,760   103,875,273    511,866,141    118,416,104
                                               ------------  ------------  --------------  ------------
Net assets at end of period                    $183,482,134  $ 90,332,103  $ 449,724,760   $102,561,031
                                               ============  ============  ==============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       542,235        30,452         48,915         64,923
   Units redeemed                                  (153,636)     (833,489)    (2,211,318)    (1,104,525)
   Units transferred                                115,926      (352,196)    (1,225,693)      (266,107)
                                               ------------  ------------  --------------  ------------
Increase (decrease) in units outstanding            504,525    (1,155,233)    (3,388,096)    (1,305,709)
Beginning units                                   2,461,054     5,927,405     15,611,799      7,256,521
                                               ------------  ------------  --------------  ------------
Ending units                                      2,965,579     4,772,172     12,223,703      5,950,812
                                               ============  ============  ==============  ============

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                Blue Chip     Capital        Cash         Corporate    Davis Venture
                                                 Growth       Growth      Management        Bond          Value
                                                Portfolio    Portfolio     Portfolio      Portfolio      Portfolio
                                                (Class 1)    (Class 1)     (Class 1)      (Class 1)      (Class 1)
                                               -----------  -----------  -------------  ------------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (192,798) $  (162,541) $  (1,827,857) $ (1,750,233) $  (14,950,350)
   Net realized gains (losses)                     504,182      735,760      4,318,479       821,824      84,138,582
   Change in net unrealized appreciation
      (depreciation) of investments              1,764,122    1,446,278      1,297,514     4,016,897      13,865,620
                                               -----------  -----------  -------------  ------------  --------------
      Increase (decrease) in net assets from
         operations                              2,075,506    2,019,497      3,788,136     3,088,488      83,053,852
                                               -----------  -----------  -------------  ------------  --------------
From capital transactions:
   Net proceeds from units sold                     59,389       35,162      2,164,010       682,706       5,424,333
   Cost of units redeemed                       (2,453,909)  (1,750,800)  (109,251,325)  (22,663,860)   (190,400,787)
   Net transfers                                   379,282     (115,776)   141,185,768    11,777,763     (41,562,587)
   Contract maintenance charge                      (4,819)      (3,468)       (53,636)      (31,334)       (375,102)
                                               -----------  -----------  -------------  ------------  --------------
      Increase (decrease) in net assets from
         capital transactions                   (2,020,057)  (1,834,882)    34,044,817   (10,234,725)   (226,914,143)
                                               -----------  -----------  -------------  ------------  --------------
Increase (decrease) in net assets                   55,449      184,615     37,832,953    (7,146,237)   (143,860,291)
Net assets at beginning of period               17,265,461   14,457,352    127,627,207   156,032,513   1,372,722,485
                                               -----------  -----------  -------------  ------------  --------------
Net assets at end of period                    $17,320,910  $14,641,967  $ 165,460,160  $148,886,276  $1,228,862,194
                                               ===========  ===========  =============  ============  ==============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        8,668        3,959        159,978        37,817         133,818
   Units redeemed                                 (366,105)    (203,925)    (8,077,543)   (1,251,981)     (4,742,018)
   Units transferred                                47,085      (16,545)    10,445,708       648,394      (1,029,077)
                                               -----------  -----------  -------------  ------------  --------------
Increase (decrease) in units outstanding          (310,352)    (216,511)     2,528,143      (565,770)     (5,637,277)
Beginning units                                  2,693,153    1,769,810      9,554,341     8,696,448      35,548,548
                                               -----------  -----------  -------------  ------------  --------------
Ending units                                     2,382,801    1,553,299     12,082,484     8,130,678      29,911,271
                                               ===========  ===========  =============  ============  ==============

                                                 "Dogs" of     Emerging        Equity      Fundamental
                                                Wall Street    Markets     Opportunities     Growth
                                                 Portfolio     Portfolio     Portfolio      Portfolio
                                                 (Class 1)     (Class 1)     (Class 1)      (Class 1)
                                               ------------  ------------  -------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   (547,861) $ (1,497,620) $ (1,116,245)  $ (1,299,323)
   Net realized gains (losses)                    2,889,142    12,940,038     5,131,281     (4,936,506)
   Change in net unrealized appreciation
      (depreciation) of investments              (1,711,742)   27,090,697       129,388     17,805,995
                                               ------------  ------------  -------------  ------------
      Increase (decrease) in net assets from
         operations                                 629,539    38,533,115     4,144,424     11,570,166
                                               ------------  ------------  -------------  ------------
From capital transactions:
   Net proceeds from units sold                     131,735       548,378       401,100        503,215
   Cost of units redeemed                        (8,223,994)  (19,183,373)  (16,017,685)   (17,970,797)
   Net transfers                                 (4,571,214)    1,380,957    (6,284,553)    (9,058,563)
   Contract maintenance charge                      (15,044)      (31,194)      (29,103)       (51,718)
                                               ------------  ------------  -------------  ------------
      Increase (decrease) in net assets from
         capital transactions                   (12,678,517)  (17,285,232)  (21,930,241)   (26,577,863)
                                               ------------  ------------  -------------  ------------
Increase (decrease) in net assets               (12,048,978)   21,247,883   (17,785,817)   (15,007,697)
Net assets at beginning of period                53,675,570   126,882,022   108,217,271    124,318,991
                                               ------------  ------------  -------------  ------------
Net assets at end of period                    $ 41,626,592  $148,129,905  $ 90,431,454   $109,311,294
                                               ============  ============  =============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                         9,516        24,946        19,199         25,009
   Units redeemed                                  (620,456)     (881,716)     (761,360)      (916,520)
   Units transferred                               (346,726)        4,968      (301,867)      (466,468)
                                               ------------  ------------  -------------  ------------
Increase (decrease) in units outstanding           (957,666)     (851,802)   (1,044,028)    (1,357,979)
Beginning units                                   4,108,875     6,586,154     5,190,000      6,573,329
                                               ------------  ------------  -------------  ------------
Ending units                                      3,151,209     5,734,352     4,145,972      5,215,350
                                               ============  ============  =============  ============

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)



                                                                Global         Growth        Growth-     High-Yield
                                                Global Bond    Equities    Opportunities     Income         Bond
                                                 Portfolio     Portfolio     Portfolio      Portfolio     Portfolio
                                                 (Class 1)     (Class 1)     (Class 1)      (Class 1)     (Class 1)
                                               ------------  ------------  -------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   (731,847) $ (1,964,871)  $  (231,852)  $ (4,756,316) $ (1,869,768)

   Net realized gains (losses)                     (164,896)    8,546,398     1,077,998     17,685,348     4,831,943
   Change in net unrealized appreciation
      (depreciation) of investments               4,019,213    14,707,795     2,567,735     27,264,524    (1,550,090)
                                               ------------  ------------   -----------   ------------  ------------
      Increase (decrease) in net assets from
         operations                               3,122,470    21,289,322     3,413,881     40,193,556     1,412,085
                                               ------------  ------------   -----------   ------------  ------------
From capital transactions:
   Net proceeds from units sold                     262,947       860,647        87,558      1,923,003       552,035
   Cost of units redeemed                       (10,479,937)  (24,266,893)   (2,836,214)   (67,790,031)  (26,903,917)
   Net transfers                                 10,102,442    (4,741,546)   (1,056,352)   (29,087,488)   (9,476,791)
   Contract maintenance charge                      (12,269)      (51,010)       (5,866)      (137,680)      (34,705)
                                               ------------  ------------   -----------   ------------  ------------
      Increase (decrease) in net assets from
         capital transactions                      (126,817)  (28,198,802)   (3,810,874)   (95,092,196)  (35,863,378)
                                               ------------  ------------   -----------   ------------  ------------
Increase (decrease) in net assets                 2,995,653    (6,909,480)     (396,993)   (54,898,640)  (34,451,293)
Net assets at beginning of period                66,045,775   176,964,120    20,956,363    449,064,125   183,161,973
                                               ------------  ------------   -----------   ------------  ------------
Net assets at end of period                    $ 69,041,428  $170,054,640   $20,559,370   $394,165,485  $148,710,680
                                               ============  ============   ===========   ============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        14,562        33,669        14,397         58,392        25,626
   Units redeemed                                  (582,891)     (959,519)     (463,795)    (2,070,295)   (1,268,372)
   Units transferred                                549,580      (189,661)     (185,103)      (888,484)     (441,665)
                                               ------------  ------------   -----------   ------------  ------------
Increase (decrease) in units outstanding            (18,749)   (1,115,511)     (634,501)    (2,900,387)   (1,684,411)
Beginning units                                   3,699,912     7,394,159     3,697,904     14,413,766     8,694,111
                                               ------------  ------------   -----------   ------------  ------------
Ending units                                      3,681,163     6,278,648     3,063,403     11,513,379     7,009,700
                                               ============  ============   ===========   ============  ============

                                                                                                MFS
                                               International  International     Marsico    Massachusetts
                                                Diversified      Growth &       Focused      Investors
                                                  Equities        Income        Growth         Trust
                                                 Portfolio      Portfolio      Portfolio     Portfolio
                                                 (Class 1)      (Class 1)      (Class 1)     (Class 1)
                                               -------------  -------------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (1,677,645)  $ (2,610,428)  $   (626,178) $ (1,537,339)

   Net realized gains (losses)                   11,377,576     17,509,419      4,860,861     3,807,643
   Change in net unrealized appreciation
      (depreciation) of investments              10,981,110      9,066,239      1,850,088    10,852,610
                                               ------------   ------------   ------------  ------------
      Increase (decrease) in net assets from
         operations                              20,681,041     23,965,230      6,084,771    13,122,914
                                               ------------   ------------   ------------  ------------
From capital transactions:
   Net proceeds from units sold                     538,601        812,550        190,571       486,559
   Cost of units redeemed                       (21,537,768)   (33,860,808)    (6,945,432)  (21,285,404)
   Net transfers                                   (486,440)      (343,268)    (6,730,967)   (6,658,372)
   Contract maintenance charge                      (34,969)       (51,612)       (10,791)      (43,854)
                                               ------------   ------------   ------------  ------------
      Increase (decrease) in net assets from
         capital transactions                   (21,520,576)   (33,443,138)   (13,496,619)  (27,501,071)
                                               ------------   ------------   ------------  ------------
Increase (decrease) in net assets                  (839,535)    (9,477,908)    (7,411,848)  (14,378,157)
Net assets at beginning of period               148,632,225    232,588,695     59,722,391   142,284,797
                                               ------------   ------------   ------------  ------------
Net assets at end of period                    $147,792,690   $223,110,787   $ 52,310,543  $127,906,640
                                               ============   ============   ============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        34,834         39,316         15,329        19,255
   Units redeemed                                (1,392,074)    (1,701,770)      (556,632)     (869,589)
   Units transferred                                (48,580)       (21,049)      (531,811)     (269,793)
                                               ------------   ------------   ------------  ------------
Increase (decrease) in units outstanding         (1,405,820)    (1,683,503)    (1,073,114)   (1,120,127)
Beginning units                                  10,209,822     12,387,765      4,898,463     6,089,977
                                               ------------   ------------   ------------  ------------
Ending units                                      8,804,002     10,704,262      3,825,349     4,969,850
                                               ============   ============   ============  ============

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                 MFS Total      Mid-Cap                                 Telecom
                                                  Return        Growth      Real Estate   Technology    Utility
                                                 Portfolio     Portfolio     Portfolio    Portfolio    Portfolio
                                                 (Class 1)     (Class 1)     (Class 1)    (Class 1)    (Class 1)
                                               ------------  ------------  ------------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (4,753,392) $ (1,081,117) $ (1,579,556) $  (186,831) $  (452,274)

   Net realized gains (losses)                   11,470,100    (2,380,343)   17,962,017      (68,239)   1,938,359
   Change in net unrealized appreciation
      (depreciation) of investments              12,118,276    17,691,870   (24,200,562)   3,479,752    3,834,918
                                               ------------  ------------  ------------  -----------  -----------
      Increase (decrease) in net assets from
         operations                              18,834,984    14,230,410    (7,818,101)   3,224,682    5,321,003
                                               ------------  ------------  ------------  -----------  -----------
From capital transactions:
   Net proceeds from units sold                   2,199,592       251,519       425,912       51,285      154,538
   Cost of units redeemed                       (56,417,420)  (14,279,300)  (19,720,652)  (1,684,945)  (5,859,133)
   Net transfers                                 (4,295,622)   (6,691,744)  (20,173,963)   3,263,243   (2,138,158)
   Contract maintenance charge                     (105,123)      (30,494)      (30,926)      (4,895)     (10,417)
                                               ------------  ------------  ------------  -----------  -----------
      Increase (decrease) in net assets from
         capital transactions                   (58,618,573)  (20,750,019)  (39,499,629)   1,624,688   (7,853,170)
                                               ------------  ------------  ------------  -----------  -----------
Increase (decrease) in net assets               (39,783,589)   (6,519,609)  (47,317,730)   4,849,370   (2,532,167)
Net assets at beginning of period               429,872,722    98,751,287   153,981,034   16,146,229   40,433,257
                                               ------------  ------------  ------------  -----------  -----------
Net assets at end of period                    $390,089,133  $ 92,231,678  $106,663,304  $20,995,599  $37,901,090
                                               ============  ============  ============  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        75,896        25,325        13,145       21,718        9,348
   Units redeemed                                (1,972,295)   (1,226,699)     (626,893)    (655,817)    (362,927)
   Units transferred                               (165,742)     (612,672)     (681,420)   1,139,450     (124,633)
                                               ------------  ------------  ------------  -----------  -----------
Increase (decrease) in units outstanding         (2,062,141)   (1,814,046)   (1,295,168)     505,351     (478,212)
Beginning units                                  15,505,974     9,175,798     4,877,438    6,722,580    2,662,249
                                               ------------  ------------  ------------  -----------  -----------
Ending units                                     13,443,833     7,361,752     3,582,270    7,227,931    2,184,037
                                               ============  ============  ============  ===========  ===========

                                                Worldwide    Aggressive    Alliance
                                               High Income     Growth       Growth      Balanced
                                                Portfolio    Portfolio    Portfolio    Portfolio
                                                (Class 1)    (Class 2)    (Class 2)    (Class 2)
                                               -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (563,348) $  (159,182) $  (717,150) $  (204,199)

   Net realized gains (losses)                    (626,845)   1,079,154    3,059,211      469,585
   Change in net unrealized appreciation
      (depreciation) of investments              2,833,952       34,886    4,752,139      648,003
                                               -----------  -----------  -----------  -----------
      Increase (decrease) in net assets from
         operations                              1,643,759      954,858    7,094,200      913,389
                                               -----------  -----------  -----------  -----------
From capital transactions:
   Net proceeds from units sold                    178,270       76,276      474,622       90,354
   Cost of units redeemed                       (7,768,089)  (1,258,040)  (5,456,002)  (1,742,277)
   Net transfers                                  (372,451)     253,940   (4,756,601)    (435,099)
   Contract maintenance charge                     (11,737)      (1,888)      (8,851)      (2,432)
                                               -----------  -----------  -----------  -----------
      Increase (decrease) in net assets from
         capital transactions                   (7,974,007)    (929,712)  (9,746,832)  (2,089,454)
                                               -----------  -----------  -----------  -----------
Increase (decrease) in net assets               (6,330,248)      25,146   (2,652,632)  (1,176,065)
Net assets at beginning of period               52,673,320   12,572,833   64,611,386   17,968,924
                                               -----------  -----------  -----------  -----------
Net assets at end of period                    $46,343,072  $12,597,979  $61,958,754  $16,792,859
                                               ===========  ===========  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        8,162        4,424       14,112        5,462
   Units redeemed                                 (357,345)     (66,815)    (160,507)    (104,916)
   Units transferred                               (17,876)      11,027     (142,459)     (27,290)
                                               -----------  -----------  -----------  -----------
Increase (decrease) in units outstanding          (367,059)     (51,364)    (288,854)    (126,744)
Beginning units                                  2,461,174      722,278    1,976,451    1,107,982
                                               -----------  -----------  -----------  -----------
Ending units                                     2,094,115      670,914    1,687,597      981,238
                                               ===========  ===========  ===========  ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                       Davis
                                                Blue Chip     Capital       Cash       Corporate      Venture
                                                  Growth      Growth     Management       Bond         Value
                                                Portfolio    Portfolio    Portfolio    Portfolio     Portfolio
                                                (Class 2)    (Class 2)    (Class 2)    (Class 2)     (Class 2)
                                               -----------  ----------  ------------  -----------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (112,788) $  (66,280) $   (656,125) $  (582,627) $ (2,354,908)

   Net realized gains (losses)                     454,801     430,192     1,253,301      225,003    11,013,587
   Change in net unrealized appreciation
      (depreciation) of investments                836,745     443,060       663,917    1,308,710     3,807,252
                                               -----------  ----------  ------------  -----------  ------------
      Increase (decrease) in net assets from
         operations                              1,178,758     806,972     1,261,093      951,086    12,465,931
                                               -----------  ----------  ------------  -----------  ------------
From capital transactions:
   Net proceeds from units sold                     22,599      16,647       960,490      205,494     1,127,133
   Cost of units redeemed                       (1,567,006)   (553,469)  (21,491,722)  (5,232,529)  (17,292,698)
   Net transfers                                  (170,100)    (51,501)   31,968,690    3,070,346    (6,273,335)
   Contract maintenance charge                      (1,321)       (687)       (5,594)      (4,078)      (20,247)
                                               -----------  ----------  ------------  -----------  ------------
      Increase (decrease) in net assets from
         capital transactions                   (1,715,828)   (589,010)   11,431,864   (1,960,767)  (22,459,147)
                                               -----------  ----------  ------------  -----------  ------------
Increase (decrease) in net assets                 (537,070)    217,962    12,692,957   (1,009,681)   (9,993,216)
Net assets at beginning of period                9,841,301   5,708,987    45,910,005   50,505,302   206,374,587
                                               -----------  ----------  ------------  -----------  ------------
Net assets at end of period                    $ 9,304,231  $5,926,949  $ 58,602,962  $49,495,621  $196,381,371
                                               ===========  ==========  ============  ===========  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        3,985       2,092        71,667       11,485        28,447
   Units redeemed                                 (236,059)    (65,806)   (1,600,716)    (292,054)     (433,402)
   Units transferred                               (25,920)     (6,160)    2,386,056      170,727      (158,272)
                                               -----------  ----------  ------------  -----------  ------------
Increase (decrease) in units outstanding          (257,994)    (69,874)      857,007     (109,842)     (563,227)
Beginning units                                  1,561,072     705,678     3,461,044    2,841,192     5,345,015
                                               -----------  ----------  ------------  -----------  ------------
Ending units                                     1,303,078     635,804     4,318,051    2,731,350     4,781,788
                                               ===========  ==========  ============  ===========  ============


                                                "Dogs" of     Emerging       Equity       Foreign
                                               Wall Street    Markets    Opportunities     Value
                                                Portfolio    Portfolio     Portfolio     Portfolio
                                                (Class 2)    (Class 2)     (Class 2)     (Class 2)
                                               -----------  -----------  -------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (196,853) $  (309,485)  $  (202,750)  $  (909,050)

   Net realized gains (losses)                     874,717    2,044,763       956,214     4,770,041
   Change in net unrealized appreciation
      (depreciation) of investments               (477,621)   6,048,761       (37,640)    5,624,836
                                               -----------  -----------   -----------   -----------
      Increase (decrease) in net assets from
         operations                                200,243    7,784,039       715,824     9,485,827
                                               -----------  -----------   -----------   -----------
From capital transactions:
   Net proceeds from units sold                     29,303      107,421        98,826       731,924
   Cost of units redeemed                       (2,319,358)  (1,885,911)   (1,880,844)   (7,261,690)
   Net transfers                                  (752,286)     959,415      (595,735)   (1,101,241)
   Contract maintenance charge                      (1,706)      (2,547)       (2,015)       (7,350)
                                               -----------  -----------   -----------   -----------
      Increase (decrease) in net assets from
         capital transactions                   (3,044,047)    (821,622)   (2,379,768)   (7,638,357)
                                               -----------  -----------   -----------   -----------
Increase (decrease) in net assets               (2,843,804)   6,962,417    (1,663,944)    1,847,470
Net assets at beginning of period               18,049,279   24,419,039    18,225,950    77,225,840
                                               -----------  -----------   -----------   -----------
Net assets at end of period                    $15,205,475  $31,381,456   $16,562,006   $79,073,310
                                               ===========  ===========   ===========   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        2,359        5,161         4,792        34,576
   Units redeemed                                 (175,529)     (85,882)      (89,997)     (339,961)
   Units transferred                               (58,140)      28,840       (29,826)      (53,338)
                                               -----------  -----------   -----------   -----------
Increase (decrease) in units outstanding          (231,310)     (51,881)     (115,031)     (358,723)
Beginning units                                  1,394,125    1,282,729       882,899     3,868,694
                                               -----------  -----------   -----------   -----------
Ending units                                     1,162,815    1,230,848       767,868     3,509,971
                                               ===========  ===========   ===========   ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                               Fundamental                  Global        Growth       Growth-
                                                  Growth    Global Bond    Equities   Opportunities     Income
                                                Portfolio    Portfolio    Portfolio     Portfolio     Portfolio
                                                (Class 2)    (Class 2)    (Class 2)     (Class 2)     (Class 2)
                                               -----------  -----------  -----------  -------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   (80,313) $  (189,232) $  (224,319) $  (100,818)   $  (369,909)

   Net realized gains (losses)                     306,886      (96,018)   1,269,039      501,637      2,133,555
   Change in net unrealized appreciation
      (depreciation) of investments                451,736    1,085,775    1,315,011    1,019,187      1,206,656
                                               -----------  -----------  -----------  -----------    -----------
      Increase (decrease) in net assets from
         operations                                678,309      800,525    2,359,731    1,420,006      2,970,302
                                               -----------  -----------  -----------  -----------    -----------
From capital transactions:
   Net proceeds from units sold                     49,498       64,949      279,946       26,154        125,981
   Cost of units redeemed                         (549,904)  (1,385,161)  (1,445,565)    (820,940)    (2,980,011)
   Net transfers                                  (649,060)     779,239      600,759     (499,414)    (2,413,496)
   Contract maintenance charge                      (1,013)      (1,340)      (1,864)        (896)        (4,361)
                                               -----------  -----------  -----------  -----------    -----------
      Increase (decrease) in net assets from
         capital transactions                   (1,150,479)    (542,313)    (566,724)  (1,295,096)    (5,271,887)
                                               -----------  -----------  -----------  -----------    -----------
Increase (decrease) in net assets                 (472,170)     258,212    1,793,007      124,910     (2,301,585)
Net assets at beginning of period                7,254,435   16,374,097   18,163,322    8,723,039     32,960,191
                                               -----------  -----------  -----------  -----------    -----------
Net assets at end of period                    $ 6,782,265  $16,632,309  $19,956,329  $ 8,847,949    $30,658,606
                                               ===========  ===========  ===========  ===========    ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        2,510        3,654       11,421        4,327          3,851
   Units redeemed                                  (28,376)     (77,996)     (57,345)    (137,119)       (91,669)
   Units transferred                               (34,306)      44,223       24,309      (88,450)       (74,675)
                                               -----------  -----------  -----------  -----------    -----------
Increase (decrease) in units outstanding           (60,172)     (30,119)     (21,615)    (221,242)      (162,493)
Beginning units                                    385,960      918,963      762,141    1,553,271      1,053,667
                                               -----------  -----------  -----------  -----------    -----------
Ending units                                       325,788      888,844      740,526    1,332,029        891,174
                                               ===========  ===========  ===========  ===========    ===========

                                                            International  International    Marsico
                                                High-Yield   Diversified      Growth &      Focused
                                                   Bond        Equities        Income        Growth
                                                Portfolio     Portfolio      Portfolio     Portfolio
                                                (Class 2)     (Class 2)      (Class 2)     (Class 2)
                                               -----------  -------------  -------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (434,671)  $  (687,486)   $  (460,129)  $  (498,211)

   Net realized gains (losses)                   1,031,337     4,104,657      3,295,342     2,162,529
   Change in net unrealized appreciation
      (depreciation) of investments               (374,322)    4,853,417      1,245,678     3,135,036
                                               -----------   -----------    -----------   -----------
      Increase (decrease) in net assets from
         operations                                222,344     8,270,588      4,080,891     4,799,354
                                               -----------   -----------    -----------   -----------
From capital transactions:
   Net proceeds from units sold                     83,351       356,005        276,915       114,864
   Cost of units redeemed                       (4,069,085)   (5,389,582)    (3,378,684)   (3,623,859)
   Net transfers                                (1,406,416)     (306,783)    (1,421,665)   (1,494,908)
   Contract maintenance charge                      (2,705)       (6,624)        (3,097)       (3,464)
                                               -----------   -----------    -----------   -----------
      Increase (decrease) in net assets from
         capital transactions                   (5,394,855)   (5,346,984)    (4,526,531)   (5,007,367)
                                               -----------   -----------    -----------   -----------
Increase (decrease) in net assets               (5,172,511)    2,923,604       (445,640)     (208,013)
Net assets at beginning of period               39,148,300    58,163,917     39,761,875    43,827,566
                                               -----------   -----------    -----------   -----------
Net assets at end of period                    $33,975,789   $61,087,521    $39,316,235   $43,619,553
                                               ===========   ===========    ===========   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        3,900        22,996         13,959         9,349
   Units redeemed                                 (193,677)     (350,579)      (171,866)     (293,694)
   Units transferred                               (66,874)      (26,724)       (72,883)     (120,400)
                                               -----------   -----------    -----------   -----------
Increase (decrease) in units outstanding          (256,651)     (354,307)      (230,790)     (404,745)
Beginning units                                  1,877,778     4,030,252      2,119,991     3,626,862
                                               -----------   -----------    -----------   -----------
Ending units                                     1,621,127     3,675,945      1,889,201     3,222,117
                                               ===========   ===========    ===========   ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                    MFS
                                               Massachusetts
                                                 Investors      MFS Total     Mid-Cap                  Small & Mid
                                                   Trust         Return        Growth     Real Estate   Cap Value
                                                 Portfolio      Portfolio    Portfolio     Portfolio    Portfolio
                                                 (Class 2)      (Class 2)    (Class 2)     (Class 2)    (Class 2)
                                               -------------  ------------  -----------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                 $  (292,267)  $ (1,530,761) $  (492,930) $   (414,706) $  (598,366)

   Net realized gains (losses)                    1,410,218      3,137,717    2,044,019     3,864,131    2,310,995
   Change in net unrealized appreciation
      (depreciation) of investments               1,308,052      4,155,424    4,801,340    (5,510,686)   1,622,723
                                                -----------   ------------  -----------  ------------  -----------
      Increase (decrease) in net assets from
         operations                               2,426,003      5,762,380    6,352,429    (2,061,261)   3,335,352
                                                -----------   ------------  -----------  ------------  -----------
From capital transactions:
   Net proceeds from units sold                     202,004        485,318      209,135        87,950      239,923
   Cost of units redeemed                        (2,507,236)   (10,428,652)  (4,432,917)   (3,451,501)  (4,241,153)
   Net transfers                                 (1,159,160)    (3,394,770)    (525,919)   (4,866,121)   2,070,532
   Contract maintenance charge                       (2,723)       (14,258)      (5,250)       (3,364)      (4,252)
                                                -----------   ------------  -----------  ------------  -----------
      Increase (decrease) in net assets from
         capital transactions                    (3,467,115)   (13,352,362)  (4,754,951)   (8,233,036)  (1,934,950)
                                                -----------   ------------  -----------  ------------  -----------
Increase (decrease) in net assets                (1,041,112)    (7,589,982)   1,597,478   (10,294,297)   1,400,402
Net assets at beginning of period                26,036,977    134,471,263   41,762,710    38,602,878   48,539,371
                                                -----------   ------------  -----------  ------------  -----------
Net assets at end of period                     $24,995,865   $126,881,281  $43,360,188  $ 28,308,581  $49,939,773
                                                ===========   ============  ===========  ============  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                         8,310         17,079       18,898         2,729       12,175
   Units redeemed                                  (104,082)      (365,272)    (382,869)     (110,679)    (214,226)
   Units transferred                                (48,070)      (118,741)     (54,466)     (165,289)     103,627
                                                -----------   ------------  -----------  ------------  -----------
Increase (decrease) in units outstanding           (143,842)      (466,934)    (418,437)     (273,239)     (98,424)
Beginning units                                   1,118,535      4,834,111    3,875,649     1,235,674    2,638,074
                                                -----------   ------------  -----------  ------------  -----------
Ending units                                        974,693      4,367,177    3,457,212       962,435    2,539,650
                                                ===========   ============  ===========  ============  ===========



                                                             Telecom    Worldwide     Aggressive
                                               Technology    Utility   High Income      Growth
                                                Portfolio   Portfolio   Portfolio     Portfolio
                                                (Class 2)   (Class 2)   (Class 2)     (Class 3)
                                               ----------  ----------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (84,047) $  (63,844)  $  (83,143)  $  (227,101)

   Net realized gains (losses)                    233,865     459,020       75,916     1,036,825
   Change in net unrealized appreciation
      (depreciation) of investments             1,250,894     302,426      233,885       358,324
                                               ----------  ----------   ----------   -----------
      Increase (decrease) in net assets from
         operations                             1,400,712     697,602      226,658     1,168,048
                                               ----------  ----------   ----------   -----------
From capital transactions:
   Net proceeds from units sold                    15,621      31,964       54,979     3,613,397
   Cost of units redeemed                        (529,468)   (577,298)    (697,460)     (907,481)
   Net transfers                                  319,216      78,493      242,786        96,982
   Contract maintenance charge                     (1,168)       (621)        (640)       (2,372)
                                               ----------  ----------   ----------   -----------
      Increase (decrease) in net assets from
         capital transactions                    (195,799)   (467,462)    (400,335)    2,800,526
                                               ----------  ----------   ----------   -----------
Increase (decrease) in net assets               1,204,913     230,140     (173,677)    3,968,574
Net assets at beginning of period               7,144,428   5,224,763    7,208,970    16,442,147
                                               ----------  ----------   ----------   -----------
Net assets at end of period                    $8,349,341  $5,454,903   $7,035,293   $20,410,721
                                               ==========  ==========   ==========   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       6,311       1,982        2,547       195,810
   Units redeemed                                (210,375)    (35,787)     (32,432)      (48,989)
   Units transferred                              105,312       4,357       11,188        (1,753)
                                               ----------  ----------   ----------   -----------
Increase (decrease) in units outstanding          (98,752)    (29,448)     (18,697)      145,068
Beginning units                                 3,004,655     347,637      340,198       951,148
                                               ----------  ----------   ----------   -----------
Ending units                                    2,905,903     318,189      321,501     1,096,216
                                               ==========  ==========   ==========   ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                             American
                                                                American        American       American       Funds
                                                 Alliance      Funds Asset        Funds      Funds Growth    Growth-
                                                  Growth       Allocation     Global Growth      SAST      Income SAST
                                                 Portfolio   SAST Portfolio  SAST Portfolio    Portfolio    Portfolio
                                                 (Class 3)      (Class 3)       (Class 3)      (Class 3)    (Class 3)
                                               ------------  --------------  --------------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (2,681,364)  $   (58,524)    $  (221,279)   $  (247,844)  $  (241,504)

   Net realized gains (losses)                    2,543,761         8,084          41,373         45,877        15,814
   Change in net unrealized appreciation
      (depreciation) of investments              26,811,603       445,251       2,689,174      3,467,970     2,180,635
                                               ------------   -----------     -----------    -----------   -----------
      Increase (decrease) in net assets from
         operations                              26,674,000       394,811       2,509,268      3,266,003     1,954,945
                                               ------------   -----------     -----------    -----------   -----------
From capital transactions:
   Net proceeds from units sold                  27,777,919     9,745,438      31,746,787     42,743,818    42,664,336
   Cost of units redeemed                       (12,985,798)     (131,168)       (360,603)      (385,138)     (529,768)
   Net transfers                                 15,551,993     2,476,274       8,005,905      8,885,472     9,651,337
   Contract maintenance charge                      (24,393)           (3)            (51)           (71)          (32)
                                               ------------   -----------     -----------    -----------   -----------
      Increase (decrease) in net assets from
         capital transactions                    30,319,721    12,090,541      39,392,038     51,244,081    51,785,873
                                               ------------   -----------     -----------    -----------   -----------
Increase (decrease) in net assets                56,993,721    12,485,352      41,901,306     54,510,084    53,740,818
Net assets at beginning of period               192,039,162       491,135       1,979,194      1,493,428     1,588,821
                                               ------------   -----------     -----------    -----------   -----------
Net assets at end of period                    $249,032,883   $12,976,487     $43,880,500    $56,003,512   $55,329,639
                                               ============   ===========     ===========    ===========   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       882,466       878,267       2,765,839      3,725,872     3,839,966
   Units redeemed                                  (383,589)      (11,851)        (30,914)       (33,060)      (47,224)
   Units transferred                                486,243       222,696         693,598        768,446       863,610
                                               ------------   -----------     -----------    -----------   -----------
Increase (decrease) in units outstanding            985,120     1,089,112       3,428,523      4,461,258     4,656,352
Beginning units                                   5,952,719        46,693         183,329        140,356       150,241
                                               ------------   -----------     -----------    -----------   -----------
Ending units                                      6,937,839     1,135,805       3,611,852      4,601,614     4,806,593
                                               ============   ===========     ===========    ===========   ===========



                                                             Blue Chip     Capital        Cash
                                                 Balanced      Growth       Growth     Management
                                                Portfolio    Portfolio    Portfolio     Portfolio
                                                (Class 3)    (Class 3)    (Class 3)     (Class 3)
                                               -----------  -----------  -----------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (195,533) $  (154,544) $  (110,613) $ (2,330,535)

   Net realized gains (losses)                     272,657      400,380      237,925     3,257,068
   Change in net unrealized appreciation
      (depreciation) of investments                784,544    1,404,438    1,633,597     3,295,657
                                               -----------  -----------  -----------  ------------
      Increase (decrease) in net assets from
         operations                                861,668    1,650,274    1,760,909     4,222,190
                                               -----------  -----------  -----------  ------------
From capital transactions:
   Net proceeds from units sold                  1,463,860    1,953,550   15,270,527    44,194,650
   Cost of units redeemed                       (1,440,029)  (1,165,800)    (435,152)  (64,032,504)
   Net transfers                                 1,165,299    1,879,157    4,610,059    78,088,728
   Contract maintenance charge                      (1,946)      (1,681)        (361)      (17,291)
                                               -----------  -----------  -----------  ------------
      Increase (decrease) in net assets from
         capital transactions                    1,187,184    2,665,226   19,445,073    58,233,583
                                               -----------  -----------  -----------  ------------
Increase (decrease) in net assets                2,048,852    4,315,500   21,205,982    62,455,773
Net assets at beginning of period               15,537,708   11,395,423    3,086,071   165,908,135
                                               -----------  -----------  -----------  ------------
Net assets at end of period                    $17,586,560  $15,710,923  $24,292,053  $228,363,908
                                               ===========  ===========  ===========  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       89,139      281,647    1,743,068     3,317,278
   Units redeemed                                  (86,906)    (176,483)     (51,676)   (4,802,618)
   Units transferred                                70,419      283,025      532,499     5,881,581
                                               -----------  -----------  -----------  ------------
Increase (decrease) in units outstanding            72,652      388,189    2,223,891     4,396,241
Beginning units                                    963,493    1,818,174      384,895    12,567,915
                                               -----------  -----------  -----------  ------------
Ending units                                     1,036,145    2,206,363    2,608,786    16,964,156
                                               ===========  ===========  ===========  ============

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                 Corporate   Davis Venture   "Dogs" of     Emerging        Equity
                                                   Bond          Value      Wall Street     Markets    Opportunities
                                                 Portfolio     Portfolio     Portfolio     Portfolio     Portfolio
                                                 (Class 3)     (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                               ------------  -------------  -----------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (3,230,747) $ (7,540,394)  $  (229,283) $ (1,264,747) $  (724,207)

   Net realized gains (losses)                      110,802     5,085,804       641,941     2,538,409    1,276,656
   Change in net unrealized appreciation
      (depreciation) of investments               8,160,687    39,949,804      (255,629)   31,154,092    2,002,498
                                               ------------  ------------   -----------  ------------  -----------
      Increase (decrease) in net assets from
         operations                               5,040,742    37,495,214       157,029    32,427,754    2,554,947
                                               ------------  ------------   -----------  ------------  -----------
From capital transactions:
   Net proceeds from units sold                  68,044,553    79,514,051     2,614,037    28,686,975    4,505,176
   Cost of units redeemed                       (16,606,377)  (35,223,615)   (1,769,684)   (5,321,325)  (5,410,004)
   Net transfers                                 45,139,740    40,668,364      (561,345)   11,092,502     (426,510)
   Contract maintenance charge                      (21,291)      (60,043)       (1,743)       (7,559)      (5,641)
                                               ------------  ------------   -----------  ------------  -----------
      Increase (decrease) in net assets from
         capital transactions                    96,556,625    84,898,757       281,265    34,450,593   (1,336,979)
                                               ------------  ------------   -----------  ------------  -----------
Increase (decrease) in net assets               101,597,367   122,393,971       438,294    66,878,347    1,217,968
Net assets at beginning of period               225,928,781   560,311,210    18,180,059    77,151,152   60,618,449
                                               ------------  ------------   -----------  ------------  -----------
Net assets at end of period                    $327,526,148  $682,705,181   $18,618,353  $144,029,499  $61,836,417
                                               ============  ============   ===========  ============  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     3,904,791     2,096,288       200,283     1,361,115      219,225
   Units redeemed                                  (934,379)     (886,827)     (135,119)     (246,862)    (261,240)
   Units transferred                              2,554,540     1,091,371       (42,826)      518,174      (22,017)
                                               ------------  ------------   -----------  ------------  -----------
Increase (decrease) in units outstanding          5,524,952     2,300,832        22,338     1,632,427      (64,032)
Beginning units                                  12,841,383    14,644,705     1,413,505     4,091,398    2,954,863
                                               ------------  ------------   -----------  ------------  -----------
Ending units                                     18,366,335    16,945,537     1,435,843     5,723,825    2,890,831
                                               ============  ============   ===========  ============  ===========

                                                  Foreign    Fundamental                  Global
                                                   Value        Growth    Global Bond    Equities
                                                 Portfolio    Portfolio    Portfolio    Portfolio
                                                 (Class 3)    (Class 3)    (Class 3)    (Class 3)
                                               ------------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (5,078,953) $  (162,949) $  (642,672) $  (375,019)

   Net realized gains (losses)                   13,488,809      215,555     (304,240)   1,206,235
   Change in net unrealized appreciation
      (depreciation) of investments              42,277,040    2,045,536    4,016,648    2,937,747
                                               ------------  -----------  -----------  -----------
      Increase (decrease) in net assets from
         operations                              50,686,896    2,098,142    3,069,736    3,768,963
                                               ------------  -----------  -----------  -----------
From capital transactions:
   Net proceeds from units sold                  29,143,590   24,512,652   12,835,106    6,099,142
   Cost of units redeemed                       (33,555,831)    (628,313)  (3,731,791)  (2,293,196)
   Net transfers                                  7,945,095    6,278,487    7,146,306     (200,689)
   Contract maintenance charge                      (50,945)        (677)      (3,063)      (1,980)
                                               ------------  -----------  -----------  -----------
      Increase (decrease) in net assets from
         capital transactions                     3,481,909   30,162,149   16,246,558    3,603,277
                                               ------------  -----------  -----------  -----------
Increase (decrease) in net assets                54,168,805   32,260,291   19,316,294    7,372,240
Net assets at beginning of period               398,541,135    4,947,564   47,205,334   27,993,123
                                               ------------  -----------  -----------  -----------
Net assets at end of period                    $452,709,940  $37,207,855  $66,521,628  $35,365,363
                                               ============  ===========  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     1,411,597    1,274,327      741,767      247,168
   Units redeemed                                (1,582,289)     (32,422)    (210,359)     (92,060)
   Units transferred                                359,898      321,247      402,836       (7,721)
                                               ------------  -----------  -----------  -----------
Increase (decrease) in units outstanding            189,206    1,563,152      934,244      147,387
Beginning units                                  20,072,470      264,972    2,672,319    1,185,703
                                               ------------  -----------  -----------  -----------
Ending units                                     20,261,676    1,828,124    3,606,563    1,333,090
                                               ============  ===========  ===========  ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                                                                        International  International
                                                   Growth       Growth-     High-Yield   Diversified      Growth &
                                               Opportunities     Income        Bond        Equities        Income
                                                 Portfolio     Portfolio    Portfolio     Portfolio      Portfolio
                                                 (Class 3)     (Class 3)    (Class 3)     (Class 3)      (Class 3)
                                               -------------  -----------  -----------  -------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                 $  (460,955)  $  (269,082) $(1,033,952) $ (3,358,011)  $ (1,902,632)

   Net realized gains (losses)                      418,381       811,195    1,095,846     5,677,976      2,049,495
   Change in net unrealized appreciation
      (depreciation) of investments               6,697,424     1,606,352      322,308    37,597,431     15,864,082
                                                -----------   -----------  -----------  ------------   ------------
      Increase (decrease) in net assets from
         operations                               6,654,850     2,148,465      384,202    39,917,396     16,010,945
                                                -----------   -----------  -----------  ------------   ------------
From capital transactions:
   Net proceeds from units sold                   7,951,398     2,899,097   10,026,963    40,568,858     56,847,907
   Cost of units redeemed                        (1,569,438)   (2,220,081)  (8,861,091)  (18,734,915)    (8,345,458)
   Net transfers                                  5,320,509       687,277    1,499,336     7,718,263     23,860,142
   Contract maintenance charge                       (2,814)       (2,339)      (6,609)      (32,540)       (10,370)
                                                -----------   -----------  -----------  ------------   ------------
      Increase (decrease) in net assets from
         capital transactions                    11,699,655     1,363,954    2,658,599    29,519,666     72,352,221
                                                -----------   -----------  -----------  ------------   ------------
Increase (decrease) in net assets                18,354,505     3,512,419    3,042,801    69,437,062     88,363,166
Net assets at beginning of period                28,417,659    21,335,072   83,936,765   250,526,418    117,562,282
                                                -----------   -----------  -----------  ------------   ------------
Net assets at end of period                     $46,772,164   $24,847,491  $86,979,566  $319,963,480   $205,925,448
                                                ===========   ===========  ===========  ============   ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     1,355,275        90,162      492,683     2,665,516      2,934,840
   Units redeemed                                  (262,649)      (68,102)    (422,935)   (1,223,863)      (425,325)
   Units transferred                                887,732        21,000       69,463       498,779      1,225,694
                                                -----------   -----------  -----------  ------------   ------------
Increase (decrease) in units outstanding          1,980,358        43,060      139,211     1,940,432      3,735,209
Beginning units                                   5,078,330       685,463    4,049,169    17,448,046      6,342,643
                                                -----------   -----------  -----------  ------------   ------------
Ending units                                      7,058,688       728,523    4,188,380    19,388,478     10,077,852
                                                ===========   ===========  ===========  ============   ============

                                                                 MFS
                                                 Marsico    Massachusetts
                                                 Focused      Investors      MFS Total     Mid-Cap
                                                  Growth        Trust         Return        Growth
                                                Portfolio     Portfolio      Portfolio    Portfolio
                                                (Class 3)     (Class 3)      (Class 3)    (Class 3)
                                               -----------  -------------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (463,171)  $  (642,584)  $ (3,676,943) $  (967,934)

   Net realized gains (losses)                     991,035     1,769,878      1,622,938    2,130,113
   Change in net unrealized appreciation
      (depreciation) of investments              4,140,554     4,076,881     14,559,931   11,157,184
                                               -----------   -----------   ------------  -----------
      Increase (decrease) in net assets from
         operations                              4,668,418     5,204,175     12,505,926   12,319,363
                                               -----------   -----------   ------------  -----------
From capital transactions:
   Net proceeds from units sold                  5,613,998     1,721,167     31,171,040    8,981,172
   Cost of units redeemed                       (2,189,375)   (4,483,843)   (19,265,888)  (6,094,765)
   Net transfers                                  (382,442)     (985,855)    23,221,503   (1,831,848)
   Contract maintenance charge                      (2,677)       (6,271)       (27,159)      (9,534)
                                               -----------   -----------   ------------  -----------
      Increase (decrease) in net assets from
         capital transactions                    3,039,504    (3,754,802)    35,099,496    1,045,025
                                               -----------   -----------   ------------  -----------
Increase (decrease) in net assets                7,707,922     1,449,373     47,605,422   13,364,388
Net assets at beginning of period               36,778,126    53,764,055    278,884,644   76,689,316
                                               -----------   -----------   ------------  -----------
Net assets at end of period                    $44,486,048   $55,213,428   $326,490,066  $90,053,704
                                               ===========   ===========   ============  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      460,091        72,091      1,108,720      766,178
   Units redeemed                                 (177,229)     (184,715)      (676,207)    (527,309)
   Units transferred                               (33,928)      (40,949)       816,392     (170,723)
                                               -----------   -----------   ------------  -----------
Increase (decrease) in units outstanding           248,934      (153,573)     1,248,905       68,146
Beginning units                                  3,057,551     2,321,999     10,084,962    7,154,175
                                               -----------   -----------   ------------  -----------
Ending units                                     3,306,485     2,168,426     11,333,867    7,222,321
                                               ===========   ===========   ============  ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                              Small
                                                              Small & Mid    Company                   Telecom
                                                Real Estate    Cap Value      Value      Technology    Utility
                                                 Portfolio     Portfolio    Portfolio    Portfolio    Portfolio
                                                 (Class 3)     (Class 3)    (Class 3)    (Class 3)    (Class 3)
                                               ------------  ------------  -----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (1,506,287) $ (3,428,842) $  (465,374) $  (159,191) $  (30,230)

   Net realized gains (losses)                    1,997,163     4,291,090       90,222      288,006     141,994
   Change in net unrealized appreciation
      (depreciation) of investments              (9,260,032)   15,210,932     (648,807)   2,568,299     186,037
                                               ------------  ------------  -----------  -----------  ----------
      Increase (decrease) in net assets from
         operations                              (8,769,156)   16,073,180   (1,023,959)   2,697,114     297,801
                                               ------------  ------------  -----------  -----------  ----------
From capital transactions:
   Net proceeds from units sold                  35,031,962    46,956,070   24,271,715    1,807,034   1,878,073
   Cost of units redeemed                        (6,311,552)  (20,344,114)  (1,281,099)  (1,085,441)    (82,697)
   Net transfers                                  5,527,597    18,178,650   13,716,075    1,861,421   1,255,895
   Contract maintenance charge                      (10,416)      (30,914)      (1,938)      (2,145)        (99)
                                               ------------  ------------  -----------  -----------  ----------
      Increase (decrease) in net assets from
         capital transactions                    34,237,591    44,759,692   36,704,753    2,580,869   3,051,172
                                               ------------  ------------  -----------  -----------  ----------
Increase (decrease) in net assets                25,468,435    60,832,872   35,680,794    5,277,983   3,348,973
Net assets at beginning of period               107,216,539   249,417,557   20,238,125   12,558,333   1,186,455
                                               ------------  ------------  -----------  -----------  ----------
Net assets at end of period                    $132,684,974  $310,250,429  $55,918,919  $17,836,316  $4,535,428
                                               ============  ============  ===========  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     1,181,295     2,412,420    2,290,695      699,560     114,894
   Units redeemed                                  (205,400)   (1,032,709)    (121,155)    (425,238)     (5,109)
   Units transferred                                173,252       922,253    1,305,682      663,748      77,446
                                               ------------  ------------  -----------  -----------  ----------
Increase (decrease) in units outstanding          1,149,147     2,301,964    3,475,222      938,070     187,231
Beginning units                                   3,472,777    13,641,167    1,999,516    5,308,607      79,302
                                               ------------  ------------  -----------  -----------  ----------
Ending units                                      4,621,924    15,943,131    5,474,738    6,246,677     266,533
                                               ============  ============  ===========  ===========  ==========


                                                Worldwide                  Growth and    Strategic
                                               High Income    Comstock       Income        Growth
                                                Portfolio     Portfolio     Portfolio    Portfolio
                                                (Class 3)    (Class II)    (Class II)    (Class II)
                                               -----------  ------------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (25,641)  $  1,519,788  $    818,268  $  (327,007)

   Net realized gains (losses)                      2,295     17,739,665    28,072,864    1,007,646
   Change in net unrealized appreciation
      (depreciation) of investments                88,542     (9,332,763)   (6,745,489)   3,097,443
                                               ----------   ------------  ------------  -----------
      Increase (decrease) in net assets from
         operations                                65,196      9,926,690    22,145,643    3,778,082
                                               ----------   ------------  ------------  -----------
From capital transactions:
   Net proceeds from units sold                   685,263     13,317,526    52,909,552      400,998
   Cost of units redeemed                        (135,442)   (34,918,253)  (41,835,393)  (2,163,724)
   Net transfers                                  731,905       (668,087)   20,631,650   (1,311,228)
   Contract maintenance charge                        (12)       (63,791)      (73,182)      (4,808)
                                               ----------   ------------  ------------  -----------
      Increase (decrease) in net assets from
         capital transactions                   1,281,714    (22,332,605)   31,632,627   (3,078,762)
                                               ----------   ------------  ------------  -----------
Increase (decrease) in net assets               1,346,910    (12,405,915)   53,778,270      699,320
Net assets at beginning of period               1,662,700    376,648,609   488,270,723   28,337,928
                                               ----------   ------------  ------------  -----------
Net assets at end of period                    $3,009,610   $364,242,694  $542,048,993  $29,037,248
                                               ==========   ============  ============  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      32,606        925,716     3,363,996       38,976
   Units redeemed                                  (6,449)    (2,401,817)   (2,637,692)    (211,474)
   Units transferred                               35,998        (35,319)    1,301,885     (134,932)
                                               ----------   ------------  ------------  -----------
Increase (decrease) in units outstanding           62,155     (1,511,420)    2,028,189     (307,430)
Beginning units                                    78,968     26,646,078    31,791,446    2,909,668
                                               ----------   ------------  ------------  -----------
Ending units                                      141,123     25,134,658    33,819,635    2,602,238
                                               ==========   ============  ============  ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                Diversified      Equity                              LargeCap
                                               International     Income      Growth       Income       Blend
                                                  Account      Account I     Account     Account      Account
                                                 (Class 1)     (Class 1)    (Class 1)   (Class 1)    (Class 1)
                                               -------------  -----------  ----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                 $   60,696    $   (65,892) $  (13,078) $   860,514  $   73,125

   Net realized gains (losses)                     877,030      4,045,879      29,489      (26,137)    590,189
   Change in net unrealized appreciation
      (depreciation) of investments               (253,282)       451,159     264,989     (486,048)     39,283
                                                ----------    -----------  ----------  -----------  ----------
      Increase (decrease) in net assets from
         operations                                684,444      4,431,146     281,400      348,329     702,597
                                                ----------    -----------  ----------  -----------  ----------
From capital transactions:
   Net proceeds from units sold                     56,973      1,198,144       9,876      200,075      90,294
   Cost of units redeemed                         (153,505)    (4,903,218)    (87,364)  (1,052,350)   (735,379)
   Net transfers                                 1,443,133      3,949,322     105,618    1,810,370    (105,629)
   Contract maintenance charge                        (323)        (5,233)       (413)      (1,498)     (1,250)
                                                ----------    -----------  ----------  -----------  ----------
      Increase (decrease) in net assets from
         capital transactions                    1,346,278        239,015      27,717      956,597    (751,964)
                                                ----------    -----------  ----------  -----------  ----------
Increase (decrease) in net assets                2,030,722      4,670,161     309,117    1,304,926     (49,367)
Net assets at beginning of period                3,361,967     60,395,735   1,595,675   15,411,695   9,158,305
                                                ----------    -----------  ----------  -----------  ----------
Net assets at end of period                     $5,392,689    $65,065,896  $1,904,792  $16,716,621  $9,108,938
                                                ==========    ===========  ==========  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        6,868        111,452       1,273       27,435      12,218
   Units redeemed                                  (18,269)      (446,577)    (11,903)    (144,127)    (99,372)
   Units transferred                               171,651        361,121      13,867      247,144     (15,311)
                                                ----------    -----------  ----------  -----------  ----------
Increase (decrease) in units outstanding           160,250         25,996       3,237      130,452    (102,465)
Beginning units                                    430,300      5,752,545     221,503    2,122,228   1,296,826
                                                ----------    -----------  ----------  -----------  ----------
Ending units                                       590,550      5,778,541     224,740    2,252,680   1,194,361
                                                ==========    ===========  ==========  ===========  ==========

                                                 MidCap       Money       Mortgage   Real Estate
                                                  Stock       Market     Securities   Securities
                                                 Account     Account      Account      Account
                                                (Class 1)   (Class 1)    (Class 1)    (Class 1)
                                               ----------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (14,676) $   111,545  $   454,808  $   45,470

   Net realized gains (losses)                    665,081            0     (109,125)    581,111
   Change in net unrealized appreciation
      (depreciation) of investments              (537,491)           0     (103,739)   (809,416)
                                               ----------  -----------  -----------  ----------
      Increase (decrease) in net assets from
         operations                               112,914      111,545      241,944    (182,835)
                                               ----------  -----------  -----------  ----------
From capital transactions:
   Net proceeds from units sold                    26,304      128,610        8,249      80,978
   Cost of units redeemed                        (540,381)  (1,051,011)    (963,624)    (92,816)
   Net transfers                                  287,930    1,550,078   (1,086,548)   (243,783)
   Contract maintenance charge                       (558)      (1,300)      (2,352)       (261)
                                               ----------  -----------  -----------  ----------
      Increase (decrease) in net assets from
         capital transactions                    (226,705)     626,377   (2,044,275)   (255,882)
                                               ----------  -----------  -----------  ----------
Increase (decrease) in net assets                (113,791)     737,922   (1,802,331)   (438,717)
Net assets at beginning of period               7,472,559    3,665,896   11,351,666   1,991,443
                                               ----------  -----------  -----------  ----------
Net assets at end of period                    $7,358,768  $ 4,403,818  $ 9,549,335  $1,552,726
                                               ==========  ===========  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       2,401       21,317        1,172       3,642
   Units redeemed                                 (48,064)    (174,682)    (143,409)     (4,453)
   Units transferred                               24,843      258,914     (160,011)    (13,786)
                                               ----------  -----------  -----------  ----------
Increase (decrease) in units outstanding          (20,820)     105,549     (302,248)    (14,597)
Beginning units                                   692,928      616,894    1,695,485      94,034
                                               ----------  -----------  -----------  ----------
Ending units                                      672,108      722,443    1,393,237      79,437
                                               ==========  ===========  ===========  ==========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                  SAM           SAM          SAM          SAM
                                                    SAM      Conservative  Conservative    Flexible    Strategic
                                                 Balanced      Balanced       Growth        Income       Growth
                                                 Portfolio     Portfolio     Portfolio    Portfolio    Portfolio
                                                 (Class 1)     (Class 1)     (Class 1)    (Class 1)    (Class 1)
                                               ------------  ------------  ------------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  2,665,101  $   407,151   $   448,614   $ 1,127,646  $    22,177

   Net realized gains (losses)                    3,988,257      506,095     2,372,123       796,271      855,222
   Change in net unrealized appreciation
      (depreciation) of investments               7,158,551      106,326     4,336,432      (706,399)   1,457,601
                                               ------------  -----------   -----------   -----------  -----------
      Increase (decrease) in net assets from
         operations                              13,811,909    1,019,572     7,157,169     1,217,518    2,335,000
                                               ------------  -----------   -----------   -----------  -----------
From capital transactions:
   Net proceeds from units sold                     472,437          425       353,757         8,577      220,640
   Cost of units redeemed                       (13,483,265)  (1,256,816)   (5,005,472)   (2,446,851)  (1,687,524)
   Net transfers                                  2,501,609       11,126    (1,335,826)      125,460     (178,459)
   Contract maintenance charge                      (20,140)      (1,310)      (10,290)       (3,735)      (4,156)
                                               ------------  -----------   -----------   -----------  -----------
      Increase (decrease) in net assets from
         capital transactions                   (10,529,359)  (1,246,575)   (5,997,831)   (2,316,549)  (1,649,499)
                                               ------------  -----------   -----------   -----------  -----------
Increase (decrease) in net assets                 3,282,550     (227,003)    1,159,338    (1,099,031)     685,501
Net assets at beginning of period               183,998,899   17,517,026    80,620,425    32,371,535   24,061,064
                                               ------------  -----------   -----------   -----------  -----------
Net assets at end of period                    $187,281,449  $17,290,023   $81,779,763   $31,272,504  $24,746,565
                                               ============  ===========   ===========   ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        46,442           58        31,425         1,142       18,060
   Units redeemed                                (1,291,797)    (168,010)     (448,499)     (290,949)    (137,204)
   Units transferred                                231,841        2,553      (117,821)       15,053      (14,724)
                                               ------------  -----------   -----------   -----------  -----------
Increase (decrease) in units outstanding         (1,013,514)    (165,399)     (534,895)     (274,754)    (133,868)
Beginning units                                  18,183,081    2,412,113     7,480,827     3,921,709    2,028,132
                                               ------------  -----------   -----------   -----------  -----------
Ending units                                     17,169,567    2,246,714     6,945,932     3,646,955    1,894,264
                                               ============  ===========   ===========   ===========  ===========

                                                                                      West
                                               Short-Term   SmallCap    SmallCap     Coast
                                                 Income      Growth      Value       Equity
                                                 Account     Account    Account     Account
                                                (Class 1)   (Class 1)  (Class 1)   (Class 1)
                                               ----------  ----------  ---------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  134,445  $  (20,545) $  2,153   $  (117,082)

   Net realized gains (losses)                    (13,702)     65,817    50,858     1,700,395
   Change in net unrealized appreciation
      (depreciation) of investments               (36,207)    121,258   (64,222)    1,153,116
                                               ----------  ----------  --------   -----------
      Increase (decrease) in net assets from
         operations                                84,536     166,530   (11,211)    2,736,429
                                               ----------  ----------  --------   -----------
From capital transactions:
   Net proceeds from units sold                     7,650          39         0       629,480
   Cost of units redeemed                        (240,649)   (144,149)   (2,887)   (2,142,500)
   Net transfers                                   73,640     (22,648)  133,481     1,007,812
   Contract maintenance charge                       (729)       (246)      (90)       (3,681)
                                               ----------  ----------  --------   -----------
      Increase (decrease) in net assets from
         capital transactions                    (160,088)   (167,004)  130,504      (508,889)
                                               ----------  ----------  --------   -----------
Increase (decrease) in net assets                 (75,552)       (474)  119,293     2,227,540
Net assets at beginning of period               3,500,054   1,863,932   217,020    30,663,761
                                               ----------  ----------  --------   -----------
Net assets at end of period                    $3,424,502  $1,863,458  $336,313   $32,891,301
                                               ==========  ==========  ========   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       1,136           5         0        48,968
   Units redeemed                                 (35,668)    (20,202)     (265)     (163,394)
   Units transferred                               10,778      (3,762)   11,886        78,053
                                               ----------  ----------  --------   -----------
Increase (decrease) in units outstanding          (23,754)    (23,959)   11,621       (36,373)
Beginning units                                   525,980     271,871    19,578     2,438,907
                                               ----------  ----------  --------   -----------
Ending units                                      502,226     247,912    31,199     2,402,534
                                               ==========  ==========  ========   ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)


                                                Diversified      Equity                              LargeCap
                                               International     Income      Growth       Income       Blend
                                                  Account      Account I     Account     Account      Account
                                                 (Class 2)     (Class 2)    (Class 2)   (Class 2)    (Class 2)
                                               -------------  -----------  ----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                 $   56,255    $  (254,796) $  (11,589) $   702,777  $    7,952

   Net realized gains (losses)                   1,060,359      3,743,094      28,145     (115,032)    231,042
   Change in net unrealized appreciation
      (depreciation) of investments               (354,908)       119,935     140,494     (314,009)     19,544
                                                ----------    -----------  ----------  -----------  ----------
      Increase (decrease) in net assets from
         operations                                761,706      3,608,233     157,050      273,736     258,538
                                                ----------    -----------  ----------  -----------  ----------
From capital transactions:
   Net proceeds from units sold                     47,788      3,588,499           0      159,288     168,787
   Cost of units redeemed                         (207,796)    (5,082,394)   (110,286)  (3,626,460)   (424,445)
   Net transfers                                   644,369      4,496,736      85,662      162,991     (51,608)
   Contract maintenance charge                        (305)        (5,865)       (155)      (2,658)       (406)
                                                ----------    -----------  ----------  -----------  ----------
      Increase (decrease) in net assets from
         capital transactions                      484,056      2,996,976     (24,779)  (3,306,839)   (307,672)
                                                ----------    -----------  ----------  -----------  ----------
Increase (decrease) in net assets                1,245,762      6,605,209     132,271   (3,033,103)    (49,134)
Net assets at beginning of period                4,461,640     51,305,430     957,698   15,802,004   3,474,705
                                                ----------    -----------  ----------  -----------  ----------
Net assets at end of period                     $5,707,402    $57,910,639  $1,089,969  $12,768,901  $3,425,571
                                                ==========    ===========  ==========  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        5,845        339,543           0       22,393      23,442
   Units redeemed                                  (25,330)      (475,850)    (14,829)    (502,138)    (59,152)
   Units transferred                                75,661        424,393      10,700       21,961      (7,001)
                                                ----------    -----------  ----------  -----------  ----------
Increase (decrease) in units outstanding            56,176        288,086      (4,129)    (457,784)    (42,711)
Beginning units                                    581,190      4,996,995     135,152    2,210,997     502,522
                                                ----------    -----------  ----------  -----------  ----------
Ending units                                       637,366      5,285,081     131,023    1,753,213     459,811
                                                ==========    ===========  ==========  ===========  ==========

                                                                                        Real
                                                 MidCap       Money       Mortgage     Estate
                                                  Stock       Market     Securities  Securities
                                                 Account     Account      Account      Account
                                                (Class 2)   (Class 2)    (Class 2)    (Class 2)
                                               ----------  -----------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  (21,097) $    75,946  $   178,332  $   40,591

   Net realized gains (losses)                    372,062            0      (88,943)    643,069
   Change in net unrealized appreciation
      (depreciation) of investments              (293,679)           0       (5,168)   (885,387)
                                               ----------  -----------  -----------  ----------
      Increase (decrease) in net assets from
         operations                                57,286       75,946       84,221    (201,727)
                                               ----------  -----------  -----------  ----------
From capital transactions:
   Net proceeds from units sold                    13,305       65,143       14,375      52,225
   Cost of units redeemed                        (665,977)  (4,082,467)  (1,512,499)   (102,554)
   Net transfers                                   75,133    5,596,936     (206,462)   (322,840)
   Contract maintenance charge                       (426)        (646)      (1,919)       (331)
                                               ----------  -----------  -----------  ----------
      Increase (decrease) in net assets from
         capital transactions                    (577,965)   1,578,966   (1,706,505)   (373,500)
                                               ----------  -----------  -----------  ----------
Increase (decrease) in net assets                (520,679)   1,654,912   (1,622,284)   (575,227)
Net assets at beginning of period               3,927,186    2,724,190    5,028,514   2,294,813
                                               ----------  -----------  -----------  ----------
Net assets at end of period                    $3,406,507  $ 4,379,102  $ 3,406,230  $1,719,586
                                               ==========  ===========  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       1,218       11,223        2,186       2,249
   Units redeemed                                 (61,090)    (693,073)    (230,276)     (5,284)
   Units transferred                                6,569      948,878      (30,900)    (16,997)
                                               ----------  -----------  -----------  ----------
Increase (decrease) in units outstanding          (53,303)     267,028     (258,990)    (20,032)
Beginning units                                   372,499      468,575      768,702     108,166
                                               ----------  -----------  -----------  ----------
Ending units                                      319,196      735,603      509,712      88,134
                                               ==========  ===========  ===========  ==========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                  SAM           SAM          SAM           SAM
                                                             Conservative  Conservative    Flexible     Strategic
                                               SAM Balanced    Balanced       Growth        Income        Growth
                                                 Portfolio     Portfolio     Portfolio     Portfolio    Portfolio
                                                 (Class 2)     (Class 2)     (Class 2)     (Class 2)    (Class 2)
                                               ------------  ------------  ------------  ------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  1,734,068  $   420,371   $   187,669   $  1,622,498  $   (80,937)

   Net realized gains (losses)                    7,110,601    1,016,680     3,544,247      1,539,365      882,942
   Change in net unrealized appreciation
      (depreciation) of investments               2,588,403     (242,725)    2,703,111     (1,342,081)   2,017,236
                                               ------------  -----------   -----------   ------------  -----------
      Increase (decrease) in net assets from
         operations                              11,433,072    1,194,326     6,435,027      1,819,782    2,819,241
                                               ------------  -----------   -----------   ------------  -----------
From capital transactions:
   Net proceeds from units sold                   3,445,497      644,553     1,556,678        322,809    1,929,885
   Cost of units redeemed                       (29,782,311)  (5,464,839)   (8,883,543)   (10,577,750)  (2,227,283)
   Net transfers                                    928,297     (496,376)   (2,645,386)      (292,500)     127,548
   Contract maintenance charge                      (21,926)      (3,286)      (10,299)        (9,669)      (4,298)
                                               ------------  -----------   -----------   ------------  -----------
      Increase (decrease) in net assets from
         capital transactions                   (25,430,443)  (5,319,948)   (9,982,550)   (10,557,110)    (174,148)
                                               ------------  -----------   -----------   ------------  -----------
Increase (decrease) in net assets               (13,997,371)  (4,125,622)   (3,547,523)    (8,737,328)   2,645,093
Net assets at beginning of period               166,390,537   24,267,380    76,120,627     55,327,490   29,288,163
                                               ------------  -----------   -----------   ------------  -----------
Net assets at end of period                    $152,393,166  $20,141,758   $72,573,104   $ 46,590,162  $31,933,256
                                               ============  ===========   ===========   ============  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       337,935       63,876       141,331         39,440      157,000
   Units redeemed                                (2,903,626)    (748,233)     (807,609)    (1,284,359)    (183,046)
   Units transferred                                 87,557      (67,353)     (234,532)       (35,718)       7,782
                                               ------------  -----------   -----------   ------------  -----------
Increase (decrease) in units outstanding         (2,478,134)    (751,710)     (900,810)    (1,280,637)     (18,264)
Beginning units                                  16,711,342    3,394,114     7,199,949      6,820,316    2,516,995
                                               ------------  -----------   -----------   ------------  -----------
Ending units                                     14,233,208    2,642,404     6,299,139      5,539,679    2,498,731
                                               ============  ===========   ===========   ============  ===========

                                                                                     West
                                               Short-Term   SmallCap   SmallCap     Coast
                                                 Income      Growth     Value       Equity
                                                 Account    Account    Account     Account
                                                (Class 2)  (Class 2)  (Class 2)   (Class 2)
                                               ----------  ---------  ---------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  102,399  $ (11,603) $  2,166   $   (98,381)

   Net realized gains (losses)                    (26,163)    54,880    46,496     1,107,077
   Change in net unrealized appreciation
      (depreciation) of investments               (13,871)    45,753   (56,761)      109,537
                                               ----------  ---------  --------   -----------
      Increase (decrease) in net assets from
         operations                                62,365     89,030    (8,099)    1,118,233
                                               ----------  ---------  --------   -----------
From capital transactions:
   Net proceeds from units sold                     4,183         20     1,822       386,743
   Cost of units redeemed                        (893,853)  (205,771)  (21,567)   (1,403,356)
   Net transfers                                  365,397      8,537    25,946    (1,360,371)
   Contract maintenance charge                       (593)      (158)      (17)       (1,835)
                                               ----------  ---------  --------   -----------
      Increase (decrease) in net assets from
         capital transactions                    (524,866)  (197,372)    6,184    (2,378,819)
                                               ----------  ---------  --------   -----------
Increase (decrease) in net assets                (462,501)  (108,342)   (1,915)   (1,260,586)
Net assets at beginning of period               3,160,390    994,542   260,044    14,402,243
                                               ----------  ---------  --------   -----------
Net assets at end of period                    $2,697,889  $ 886,200  $258,129   $13,141,657
                                               ==========  =========  ========   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                         636          3       164        30,433
   Units redeemed                                (135,049)   (28,482)   (2,042)     (110,786)
   Units transferred                               55,297      1,128     2,429      (107,276)
                                               ----------  ---------  --------   -----------
Increase (decrease) in units outstanding          (79,116)   (27,351)      551      (187,629)
Beginning units                                   480,261    147,936    23,541     1,174,244
                                               ----------  ---------  --------   -----------
Ending units                                      401,145    120,585    24,092       986,615
                                               ==========  =========  ========   ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                                     Columbia
                                                Columbia                                              Marsico
                                                  Asset      Columbia      Columbia      Columbia     Focused
                                               Allocation   Large Cap   Small Company  High Yield     Equities
                                                  Fund,    Value Fund,   Growth Fund,      Fund,       Fund,
                                                Variable     Variable      Variable      Variable     Variable
                                                 Series       Series        Series        Series       Series
                                                (Class A)   (Class A)     (Class A)     (Class A)    (Class A)
                                               ----------  -----------  -------------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   23,917  $   22,316    $  (49,877)   $ 1,178,707  $  (890,626)

   Net realized gains (losses)                    139,799     671,032        70,891        470,446    2,356,801
   Change in net unrealized appreciation
      (depreciation) of investments               (53,687)   (167,907)      571,472     (1,383,728)   7,995,742
                                               ----------  ----------    ----------    -----------  -----------
      Increase (decrease) in net assets from
         operations                               110,029     525,441       592,486        265,425    9,461,917
                                               ----------  ----------    ----------    -----------  -----------
From capital transactions:
   Net proceeds from units sold                         0     564,812        54,801      1,953,112    7,207,119
   Cost of units redeemed                         (76,975)   (424,779)     (172,875)    (3,358,055)  (6,850,787)
   Net transfers                                   45,029      69,604      (125,987)      (222,040)    (262,353)
   Contract maintenance charge                       (177)       (633)         (269)        (2,371)      (6,361)
                                               ----------  ----------    ----------    -----------  -----------
      Increase (decrease) in net assets from
         capital transactions                     (32,123)    209,004      (244,330)    (1,629,354)      87,618
                                               ----------  ----------    ----------    -----------  -----------
Increase (decrease) in net assets                  77,906     734,445       348,156     (1,363,929)   9,549,535
Net assets at beginning of period               1,373,371   7,643,812     4,061,145     30,752,895   78,555,725
                                               ----------  ----------    ----------    -----------  -----------
Net assets at end of period                    $1,451,277  $8,378,257    $4,409,301    $29,388,966  $88,105,260
                                               ==========  ==========    ==========    ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                           0      41,757         4,339        121,854      592,650
   Units redeemed                                  (6,579)    (31,182)      (13,413)      (209,811)    (561,576)
   Units transferred                                3,659       5,234        (9,814)       (15,988)     (16,723)
                                               ----------  ----------    ----------    -----------  -----------
Increase (decrease) in units outstanding           (2,920)     15,809       (18,888)      (103,945)      14,351
Beginning units                                   121,392     581,409       337,697      1,942,396    6,596,122
                                               ----------  ----------    ----------    -----------  -----------
Ending units                                      118,472     597,218       318,809      1,838,451    6,610,473
                                               ==========  ==========    ==========    ===========  ===========

                                                              Columbia                    Columbia
                                                               Marsico                    Marsico
                                                 Columbia       21st     Columbia Mid  International
                                                  Marsico      Century    Cap Growth   Opportunities
                                               Growth Fund,     Fund,        Fund,         Fund,
                                                 Variable     Variable     Variable       Variable
                                                  Series       Series       Series         Series
                                                 (Class A)    (Class A)    (Class A)     (Class B)
                                               ------------  ----------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                 $  (77,338)  $  (15,025)  $  (24,185)   $  (87,136)

   Net realized gains (losses)                     145,285      171,106      477,313       560,082
   Change in net unrealized appreciation
      (depreciation) of investments                949,921      204,660     (104,531)      899,785
                                                ----------   ----------   ----------    ----------
      Increase (decrease) in net assets from
         operations                              1,017,868      360,741      348,597     1,372,731
                                                ----------   ----------   ----------    ----------
From capital transactions:
   Net proceeds from units sold                    425,736       10,010        2,097       458,925
   Cost of units redeemed                         (315,672)     (85,738)     (79,443)     (352,997)
   Net transfers                                    25,542       91,213      (62,610)     (100,191)
   Contract maintenance charge                        (588)         (98)        (209)         (564)
                                                ----------   ----------   ----------    ----------
      Increase (decrease) in net assets from
         capital transactions                      135,018       15,387     (140,165)        5,173
                                                ----------   ----------   ----------    ----------
Increase (decrease) in net assets                1,152,886      376,128      208,432     1,377,904
Net assets at beginning of period                6,660,456    2,152,593    2,165,600     7,939,963
                                                ----------   ----------   ----------    ----------
Net assets at end of period                     $7,813,342   $2,528,721   $2,374,032    $9,317,867
                                                ==========   ==========   ==========    ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       38,325          572          196        23,046
   Units redeemed                                  (28,466)      (5,029)      (7,692)      (17,498)
   Units transferred                                 2,775        5,495       (5,950)       (4,445)
                                                ----------   ----------   ----------    ----------
Increase (decrease) in units outstanding            12,634        1,038      (13,446)        1,103
Beginning units                                    630,078      133,483      224,283       407,568
                                                ----------   ----------   ----------    ----------
Ending units                                       642,712      134,521      210,837       408,671
                                                ==========   ==========   ==========    ==========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                   Asset                                   Growth-         Asset
                                                Allocation      Global                      Income      Allocation
                                                   Fund       Growth Fund   Growth Fund      Fund          Fund
                                                 (Class 2)     (Class 2)     (Class 2)    (Class 2)      (Class 3)
                                               ------------  ------------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $ (1,219,689) $    431,099  $ (8,529,837) $ (7,470,069) $   (469,185)

   Net realized gains (losses)                    8,113,737    37,241,208    79,852,080    42,427,319     3,657,329
   Change in net unrealized appreciation
      (depreciation) of investments               6,172,754    33,237,081    44,882,879    40,543,341     3,357,687
                                               ------------  ------------  ------------  ------------  ------------
      Increase (decrease) in net assets from
         operations                              13,066,802    70,909,388   116,205,122    75,500,591     6,545,831
                                               ------------  ------------  ------------  ------------  ------------
From capital transactions:
   Net proceeds from units sold                   1,636,504    28,008,996    32,180,009    33,290,065       357,656
   Cost of units redeemed                       (17,671,973)  (47,053,767)  (68,084,881)  (69,089,770)  (10,346,796)
   Net transfers                                 14,491,716    35,271,461    16,902,727    27,081,590     3,360,248
   Contract maintenance charge                      (39,092)      (71,342)     (109,095)     (118,910)      (19,071)
                                               ------------  ------------  ------------  ------------  ------------
      Increase (decrease) in net assets from
         capital transactions                    (1,582,845)   16,155,348   (19,111,240)   (8,837,025)   (6,647,963)
                                               ------------  ------------  ------------  ------------  ------------
Increase (decrease) in net assets                11,483,957    87,064,736    97,093,882    66,663,566      (102,132)
Net assets at beginning of period               149,201,594   522,537,934   795,069,301   784,498,398    76,054,888
                                               ------------  ------------  ------------  ------------  ------------
Net assets at end of period                    $160,685,551  $609,602,670  $892,163,183  $851,161,964  $ 75,952,756
                                               ============  ============  ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        97,137     1,247,277     1,545,400     1,786,118         7,256
   Units redeemed                                (1,051,702)   (2,049,576)   (3,175,817)   (3,632,527)     (208,509)
   Units transferred                                861,567     1,560,469       805,022     1,431,386        67,352
                                               ------------  ------------  ------------  ------------  ------------
Increase (decrease) in units outstanding            (92,998)      758,170      (825,395)     (415,023)     (133,901)
Beginning units                                   9,276,573    24,092,230    39,467,458    43,071,182     1,601,343
                                               ------------  ------------  ------------  ------------  ------------
Ending units                                      9,183,575    24,850,400    38,642,063    42,656,159     1,467,442
                                               ============  ============  ============  ============  ============

                                                   Cash
                                                Management                 Growth-Income  High-Income
                                                   Fund       Growth Fund       Fund       Bond Fund
                                                 (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                               ------------  ------------  -------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $    431,403  $ (3,594,913) $ (3,169,633)  $ 1,450,105

   Net realized gains (losses)                      376,635    36,841,221    18,773,959      (561,486)
   Change in net unrealized appreciation
      (depreciation) of investments                (321,279)   29,055,171    26,678,396      (121,778)
                                               ------------  ------------  ------------   -----------
      Increase (decrease) in net assets from
         operations                                 486,759    62,301,479    42,282,722       766,841
                                               ------------  ------------  ------------   -----------
From capital transactions:
   Net proceeds from units sold                      59,249     1,461,466     1,725,336       126,678
   Cost of units redeemed                       (10,966,761)  (48,770,541)  (49,373,326)   (3,680,980)
   Net transfers                                 10,381,420    (9,959,711)   (5,930,043)       (2,295)
   Contract maintenance charge                       (5,900)     (108,993)     (119,980)       (9,528)
                                               ------------  ------------  ------------   -----------
      Increase (decrease) in net assets from
         capital transactions                      (531,992)  (57,377,779)  (53,698,013)   (3,566,125)
                                               ------------  ------------  ------------   -----------
Increase (decrease) in net assets                   (45,233)    4,923,700   (11,415,291)   (2,799,284)
Net assets at beginning of period                18,196,166   451,036,649   457,705,512    33,496,125
                                               ------------  ------------  ------------   -----------
Net assets at end of period                    $ 18,150,933  $455,960,349  $446,290,221   $30,696,841
                                               ============  ============  ============   ===========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                         2,890         7,656        12,556         1,672
   Units redeemed                                  (498,426)     (253,980)     (356,651)      (52,424)
   Units transferred                                471,444       (51,539)      (42,652)          195
                                               ------------  ------------  ------------   -----------
Increase (decrease) in units outstanding            (24,092)     (297,863)     (386,747)      (50,557)
Beginning units                                     836,379     2,476,760     3,444,347       489,770
                                               ------------  ------------  ------------   -----------
Ending units                                        812,287     2,178,897     3,057,600       439,213
                                               ============  ============  ============   ===========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                    U.S.                                      BB&T
                                                                Government/     Growth and      Mid Cap      Capital
                                               International     AAA-Rated        Income         Value       Manager
                                                    Fund      Securities Fund    Portfolio     Portfolio   Equity VIF
                                                 (Class 3)       (Class 3)      (Class VC)    (Class VC)    Portfolio
                                               -------------  ---------------  ------------  ------------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $   (964,333)    $   967,340    $ (2,976,481) $ (1,134,760) $   (3,912)

   Net realized gains (losses)                    9,663,893        (680,931)      6,627,403     3,847,815     506,383
   Change in net unrealized appreciation
      (depreciation) of investments              10,385,470         520,724      11,601,397     3,047,050    (257,304)
                                               ------------     -----------    ------------  ------------  ----------
      Increase (decrease) in net assets from
         operations                              19,085,030         807,133      15,252,319     5,760,105     245,167
                                               ------------     -----------    ------------  ------------  ----------
From capital transactions:
   Net proceeds from units sold                     660,077          62,521      38,288,416       587,231     754,543
   Cost of units redeemed                       (14,043,217)     (3,760,769)    (22,177,423)  (12,814,832)   (128,776)
   Net transfers                                   (202,073)        186,341        (577,482)     (721,082)    647,748
   Contract maintenance charge                      (27,265)         (8,375)        (37,860)      (26,069)        (61)
                                               ------------     -----------    ------------  ------------  ----------
      Increase (decrease) in net assets from
         capital transactions                   (13,612,478)     (3,520,282)     15,495,651   (12,974,752)  1,273,454
                                               ------------     -----------    ------------  ------------  ----------
Increase (decrease) in net assets                 5,472,552      (2,713,149)     30,747,970    (7,214,647)  1,518,621
Net assets at beginning of period               120,436,613      31,959,063     246,019,110    98,390,983   3,554,572
                                               ------------     -----------    ------------  ------------  ----------
Net assets at end of period                    $125,909,165     $29,245,914    $276,767,080  $ 91,176,336  $5,073,193
                                               ============     ===========    ============  ============  ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        12,428           1,923       2,723,780        37,010      60,931
   Units redeemed                                  (262,446)       (116,081)     (1,575,771)     (799,768)    (10,371)
   Units transferred                                 (4,983)          5,387         (42,264)      (52,301)     52,400
                                               ------------     -----------    ------------  ------------  ----------
Increase (decrease) in units outstanding           (255,001)       (108,771)      1,105,745      (815,059)    102,960
Beginning units                                   2,405,011         996,762      17,926,774     6,529,071     297,909
                                               ------------     -----------    ------------  ------------  ----------
Ending units                                      2,150,010         887,991      19,032,519     5,714,012     400,869
                                               ============     ===========    ============  ============  ==========


                                               BB&T Large               BB&T Mid    BB&T Special
                                               Cap Growth  BB&T Large  Cap Growth  Opportunities
                                                   VIF       Cap VIF       VIF       Equity VIF
                                                Portfolio   Portfolio   Portfolio    Portfolio
                                               ----------  ----------  ----------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $     (54)  $   15,487  $  (36,977)  $  (68,979)

   Net realized gains (losses)                    15,227      472,111     426,510      552,541
   Change in net unrealized appreciation
      (depreciation) of investments              (10,167)    (377,443)    403,620      156,727
                                               ---------   ----------  ----------   ----------
      Increase (decrease) in net assets from
         operations                                5,006      110,155     793,153      640,289
                                               ---------   ----------  ----------   ----------
From capital transactions:
   Net proceeds from units sold                   33,619      888,725     409,462    2,212,504
   Cost of units redeemed                           (183)     (83,184)   (128,472)    (166,965)
   Net transfers                                (263,944)     735,493     654,496    2,559,069
   Contract maintenance charge                        (7)         (56)       (152)        (120)
                                               ---------   ----------  ----------   ----------
      Increase (decrease) in net assets from
         capital transactions                   (230,515)   1,540,978     935,334    4,604,488
                                               ---------   ----------  ----------   ----------
Increase (decrease) in net assets               (225,509)   1,651,133   1,728,487    5,244,777
Net assets at beginning of period                225,509    2,174,000   2,343,054    3,349,682
                                               ---------   ----------  ----------   ----------
Net assets at end of period                    $       0   $3,825,133  $4,071,541   $8,594,459
                                               =========   ==========  ==========   ==========
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      3,094       70,273      34,006      159,632
   Units redeemed                                    (18)      (6,575)    (10,483)     (11,979)
   Units transferred                             (24,368)      58,300      54,722      185,375
                                               ---------   ----------  ----------   ----------
Increase (decrease) in units outstanding         (21,292)     121,998      78,245      333,028
Beginning units                                   21,292      174,402     215,430      263,198
                                               ---------   ----------  ----------   ----------
Ending units                                           0      296,400     293,675      596,226
                                               =========   ==========  ==========   ==========

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2007
                                   (Unaudited)
                                   (continued)

                                                                                           MTB
                                                                                         Managed      MTB Managed    MTB Managed
                                                BB&T Total                   MTB        Allocation     Allocation     Allocation
                                               Return Bond   MTB Large    Large Cap       Fund -        Fund -          Fund -
                                                   VIF       Cap Growth     Value       Aggressive    Conservative     Moderate
                                                Portfolio   Fund II (1)  Fund II (1)  Growth II (1)  Growth II (1)  Growth II (1)
                                               -----------  -----------  -----------  -------------  -------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)                $  104,381      $ (2)        $  0          $ (2)          $  2           $ (1)

   Net realized gains (losses)                     (3,395)        0           (1)           (1)             0              0
   Change in net unrealized appreciation
      (depreciation) of investments                26,066        20            4            17              7             13
                                               ----------      ----         ----          ----           ----           ----
      Increase (decrease) in net assets from
         operations                               127,052        18            3            14              9             12
                                               ----------      ----         ----          ----           ----           ----
From capital transactions:
   Net proceeds from units sold                 1,243,279       200          201           201            200            200
   Cost of units redeemed                        (258,159)        0            0             0              0              0
   Net transfers                                3,382,164         0            0             0              0              0
   Contract maintenance charge                       (186)        0            0             0              0              0
                                               ----------      ----         ----          ----           ----           ----
      Increase (decrease) in net assets from
         capital transactions                   4,367,098       200          201           201            200            200
                                               ----------      ----         ----          ----           ----           ----
Increase (decrease) in net assets               4,494,150       218          204           215            209            212
Net assets at beginning of period               3,070,867         0            0             0              0              0
                                               ----------      ----         ----          ----           ----           ----
Net assets at end of period                    $7,565,017      $218         $204          $215           $209           $212
                                               ==========      ====         ====          ====           ====           ====
ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     121,614        20           20            20             20             20
   Units redeemed                                 (25,173)        0            0             0              0              0
   Units transferred                              329,283         0            0             0              0              0
                                               ----------      ----         ----          ----           ----           ----
Increase (decrease) in units outstanding          425,724        20           20            20             20             20
Beginning units                                   300,793         0            0             0              0              0
                                               ----------      ----         ----          ----           ----           ----
Ending units                                      726,517        20           20            20             20             20
                                               ==========      ====         ====          ====           ====           ====

(1)  For the period from February 5, 2007 (inception) to September 30, 2007.

                 See accompanying notes to financial statements

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   ORGANIZATION

     Variable Separate Account of AIG SunAmerica Life Assurance Company (the "Separate Account") is an investment account of AIG SunAmerica Life Assurance Company, (the "Company"). The Company is a direct wholly owned subsidiary of SunAmerica Life Insurance Company, which is a subsidiary of AIG Retirement Services, Inc., the retirement services and asset management organization within American International Group, Inc. ("AIG"). AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities, financial services, retirement savings and asset management. The Separate Account is registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

     The Separate Account offers the following variable annuity products:
     American Pathway II, Polaris, Polaris II, PolarisAmerica, Polaris Platinum, WM Diversified Strategies, Polaris Protector, Polaris Choice, WM Diversified Strategies III, Polaris Platinum II, Polaris Choice II, Polaris Advisor, Polaris Choice III and Polaris Preferred Solution.

     The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms and financial institutions. The distributor of these contracts is AIG SunAmerica Capital Services, Inc., an affiliate of the Company, except for WM Diversified Strategies and WM Diversified Strategies III, for which the distributor is WM Funds Distributor. No underwriting fees are paid in connection with the distribution of the contracts.

     The Separate Account is composed of a total of 177 variable portfolios of different classes (the "Variable Accounts"). Each of the Variable Accounts is invested solely in the shares of one of the following: (1) the fifteen currently available Class 1, Class 2 and Class 3 investment portfolios of the Anchor Series Trust (the "Anchor Trust"), (2) the ninety currently available Class 1, Class 2 and Class 3 investment portfolios of the SunAmerica Series Trust (the "SunAmerica Trust"), (3) the three currently available Class II investment portfolios of the Van Kampen Life Investment Trust (the "Van Kampen Trust"), (4) the thirty-six currently available Class 1 and Class 2 investment portfolios of the Principal Variable Contracts Fund, Inc. (the "Principal Fund"), (5) the three currently available Class A investment portfolios of the Columbia Funds Variable Insurance Trust (the "Columbia Trust"), (6) the six currently available Class A and Class B investment portfolios of the Columbia Funds Variable Insurance Trust I (the "Columbia Trust I"), (7) the eleven currently available Class 2 and Class 3 investment portfolios of the American Funds Insurance Series (the "American Series"), (8) the two currently available Class VC investment portfolios of the Lord Abbett Series Fund, Inc. (the "Lord Abbett Fund"), (9) the six currently available investment portfolios of the BB&T Variable Insurance Fund (the "BB&T Fund"), or (10) the five currently available investment portfolios of the MTB Group

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   ORGANIZATION (continued)

     of Funds (the "MTB Trust"). The primary difference between the classes of the Variable Accounts is that the Class 2 shares in the Anchor Trust and SunAmerica Trust are subject to 12b-1 fees of 0.15%, the Class 3 shares of the American Series are subject to 12b-1 fees of 0.18%, and the Class 2 shares in the Principal Fund and the American Series, the Class B shares in the Columbia Trust I, the Class II shares in the Van Kampen Trust, the Class 3 shares of the Anchor Series Trust and SunAmerica Trust, and the shares of the MTB Trust are subject to 12b-1 fees of 0.25%, of each classes' average daily net assets, while the Class 1 and Class A shares are not subject to 12b-1 fees. The Class VC shares of the Lord Abbett Fund and the shares of the BB&T Fund are not subject to 12b-1 fees. The Anchor Trust, the SunAmerica Trust, the Van Kampen Trust, the Principal Fund, the Columbia Trust, the Columbia Trust I, the American Series, the Lord Abbett Fund, the BB&T Fund, and the MTB Trust (collectively referred to as the "Trusts") are diversified, open-end investment companies, which retain investment advisers to assist in their investment activities. The Anchor Trust and SunAmerica Trust are affiliated investment companies. Participants may elect to have investments allocated to one of the offered guaranteed-interest funds of the Company (the "General Account"), which are not a part of the Separate Account. The financial statements include balances allocated by the participants to the Variable Accounts and do not include balances allocated to the General Account.

     Effective January 1, 2007, the Separate Account changed its method of determining cost of investments sold by the Trusts from an average cost method to the first-in, first-out method. Management believes that the first-in, first-out method is more commonly used for financial reporting by separate accounts and is a preferable method of accounting. Since investments are stated at net asset value of each of the portfolios of the Trusts, which value their investment securities at fair value, the change has no impact on net assets. The change in method of determining cost of investments sold will result in a reclassification between realized gains and losses and unrealized appreciation and depreciation of investments, beginning January 1, 2007, with no impact on the total increase (decrease) in net assets from operations. Since records of purchases and sales of investments are not readily available for prior periods, it is impracticable to determine the prior periods reclassification between realized gains and losses and unrealized appreciation and depreciation of investments.

     On January 5, 2007, the portfolios of the WM Trust were reorganized into the Principal Fund. On that date, the Variable Accounts that invested in portfolios of the WM Trust, exchanged their shares in the portfolios of the WM Trust, for shares with an equal value in similar portfolios of the Principal Fund. The predecessor and current portfolios before and after the changes are listed below.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   ORGANIZATION (continued)

     Predecessor WM Trust Portfolio
     International Growth Fund
     Equity Income Fund
     Growth Fund
     Income Fund
     Growth & Income Fund
     Mid Cap Stock Fund
     Money Market Fund
     U.S. Government Securities Fund
     REIT Fund
     Balanced Portfolio
     Conservative Balanced Portfolio
     Conservative Growth Portfolio
     Flexible Income Portfolio
     Strategic Growth Portfolio
     Short Term Income Fund
     Small Cap Growth Fund
     Small Cap Value Fund
     West Coast Equity Fund

     Current Principal Fund Portfolio
     Diversified International Account
     Equity Income Account I
     Growth Account
     Income Account
     LargeCap Blend Account
     MidCap Stock Account
     Money Market Account
     Mortgage Securities Account
     Real Estate Securities Account
     SAM Balanced Portfolio
     SAM Conservative Balanced Portfolio
     SAM Conservative Growth Portfolio
     SAM Flexible Income Portfolio
     SAM Strategic Growth Portfolio
     Short-Term Income Account
     SmallCap Growth Account
     SmallCap Value Account
     West Coast Equity Account

     On February 12, 2007, the Large Cap Growth VIF of the BB&T Variable Insurance Funds was merged with and into the Large Cap VIF. On that date, the Variable Accounts that invested in the Large Cap Growth VIF exchanged their shares for shares with an equal value in the Large Cap VIF. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

     On February 12, 2007, the Large Cap Growth VIF transferred all of its assets to the Large Cap VIF in return for shares of the Large Cap VIF. At the same time, the Large Cap VIF assumed all liabilities of the Large Cap Growth VIF. After the transfer, shares of the Large Cap VIF were distributed to shareholders of the Large Cap Growth VIF tax-free in liquidation of the Large Cap Growth VIF. In effect shares of the Large Cap Growth VIF were exchanged at an equal net asset value and on a tax-free basis for shares of the Large Cap VIF.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   ORGANIZATION (continued)

     On May 1, 2007, the Equity Opportunities Portfolio was formerly named Federated American Leaders Portfolio, the Marsico Focused Growth Portfolio was formerly named Marsico Growth Portfolio, the Mid-Cap Growth Portfolio was formerly named MFS Mid-Cap Growth Portfolio, the Balanced Portfolio was formerly named SunAmerica Balanced Portfolio, the Fundamental Growth Portfolio was formerly named Putnam Growth: Voyager Portfolio and the Capital Growth Portfolio was formerly named Goldman Sachs Research Portfolio.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These unaudited condensed financial statements do not include certain financial information required by U.S. generally accepted accounting principals ("GAAP") for complete financial statements and should be read in conjunction with the audited financial statements and the related notes for the year ended December 31, 2006. In the opinion of management, these unaudited financial statements contain the normal recurring adjustments necessary for a fair statement of the results presented herein.

                          PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements


The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:


The following financial statements of Variable Separate Account and consolidated financial statements of AIG SunAmerica Life Assurance Company are incorporated by reference to Form N-4, Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 2 under the Investment Company Act of 1940, File Nos. 333-137873 and 811-03859, filed on April 26, 2007, Accession No.
0000950124-07-002420:

Variable Separate Account

     -   Report of Independent Registered Public Accounting Firm

     -   Statement of Assets and Liabilities as of December 31, 2006

     -   Schedule of Portfolio Investments as of December 31, 2006

     -   Statement of Operations for the year ended December 31, 2006

     - Statement of Changes in Net Assets for the years ended December 31, 2006 and 2005

     -   Notes to Financial Statements

AIG SunAmerica Life Assurance Company

     -   Report of Independent Registered Public Accounting Firm

     -   Consolidated Balance Sheet as of December 31, 2006 and 2005

     - Consolidated Statement of Income and Comprehensive Income for the years ended December 31, 2006, 2005 and 2004

     - Consolidated Statement of Cash Flows for the years ended December 31, 2006, 2005 and 2004

     -   Notes to Consolidated Financial Statements


Consolidated financial statements (unaudited) of AIG SunAmerica Life Assurance Company at September 30, 2007 and December 31, 2006, and for the nine months ended September 30, 2007 and 2006, and financial statements (unaudited) for Variable Separate Account at September 30, 2007 and for the nine months ended September 30, 2007, are included herein.


(b) Exhibits


(1)   Resolutions Establishing Separate Account........................   1
(2)   Custody Agreements...............................................   Not Applicable
(3)   (a)  Form of Distribution Contract...............................   1
      (b)  Form of Selling Agreement...................................   1
(4)   Variable Annuity Contract
      (a)  Individual Variable Annuity Contract........................   6
      (b)  Endorsement.................................................   8
      (c)  Purchase Payment Accumulation Optional Death Benefit
           Endorsement.................................................   8
      (d)  Maximum Anniversary Value Optional Death Benefit
           Endorsement.................................................   8
      (e)  Optional Guaranteed Minimum Withdrawal Benefit Endorsement
           (GMWB with Bonus)...........................................   8
(5)   (a)  Form of Application for Contract............................   8
(6)   Corporate Documents of Depositor
      (a)  Amended and Restated Articles of Incorporation dated
           December 19, 2001...........................................   3
      (b)  Articles of Amendment to the Amended and Restated Articles
           of Incorporation dated September 30, 2002...................   4
      (c)  Amended and Restated By-Laws dated December 19, 2001........   3
(7)   Reinsurance Contract.............................................   Not Applicable
(8)   Material Contracts
      (a)  Form of Anchor Series Trust Fund Participation Agreement....   1
      (b)  Form of SunAmerica Series Trust Fund Participation
           Agreement...................................................   1
      (c)  Form of Lord Abbett Fund Participation Agreement............   3
      (d)  Form of Van Kampen Fund Participation Agreement.............   2
      (e)  Form of American Funds Insurance Series and SunAmerica
           Series Trust Master-Feeder Fund Participation Agreement.....   7
(9)   Opinion of Counsel and Consent of Depositor......................   Filed Herewith

(10)  Consent of Independent Registered Public Accounting Firm.........   Filed Herewith
(11)  Financial Statements Omitted from Item 23........................   Not Applicable
(12)  Initial Capitalization Agreement.................................   Not Applicable
(13)  Other
      (a)  Diagram and Listing of All Persons Directly or Indirectly
           Controlled By or Under Common Control with AIG SunAmerica
           Life Assurance Company, the Depositor of Registrant.........   7
      (b)  Power of Attorney -- AIG SunAmerica Life Assurance Company
           Directors...................................................   8
      (c)  Support Agreement of American International Group, Inc. ....   5


---------------

1 Incorporated by reference to Initial Registration Statement, File Nos.
  333-25473 and 811-03859, filed on April 18, 1997, Accession No.
  0000950148-97-000989.

2 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
  1, File Nos. 333-66114 and 811-03859, filed on October 25, 2001, Accession No. 0000950148-01-502065.

3 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
  1, File Nos. 333-91860 and 811-03589, filed on October 28, 2002, Accession No. 0000898430-02-003844.

4 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No.
  3, File Nos. 333-91860 and 811-03859, filed on April 16, 2003, Accession No. 0000898430-03-002472.

5 Incorporated by reference to Post-Effective Amendment No. 5 and Amendment No.
  7, File Nos. 333-91860 and 811-03859, filed on August 12, 2005, Accession No. 0000950129-05-008155.

6 Incorporated by reference to Post-Effective Amendment No. 25 and Amendment No.
  26, File Nos. 333-65118 and 811-03859, filed on September 21, 2006, Accession No. 0000950124-06-005435.

7 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No.
  2, File Nos. 333-137873 and 811-03859, filed on April 26, 2007, Accession No. 0000950124-07-002420.


8 Incorporated by reference to the Initial Registration Statement, File Nos.
  333-147006 and 811-03859, filed on October 30, 2007, Accession No.
  0000950148-07-000266.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR

(a) The officers and directors of AIG SunAmerica Life Assurance Company, Depositor, are listed below. Their principal business address is 1 SunAmerica Center, Los Angeles, California 90067-6022, unless otherwise noted.


NAME                                                                  POSITION
----                                                                  --------
Jay S. Wintrob                              Director, Chief Executive Officer
Jana W. Greer(1)                            Director and President
Michael J. Akers(2)                         Director and Senior Vice President
N. Scott Gillis(1)                          Director, Senior Vice President and Chief Financial Officer
Christopher J. Swift(3)                     Director
Edwin R. Raquel(1)                          Senior Vice President and Chief Actuary
Christine A. Nixon                          Senior Vice President and Secretary
Stewart R. Polakov(1)                       Senior Vice President and Controller
Mallary L. Reznik                           Senior Vice President and General Counsel
Timothy W. Still(1)                         Senior Vice President
Frank J. Julian(1)                          Vice President and Chief Compliance Officer
Gavin D. Friedman                           Vice President and Deputy General Counsel
William T. Devanney, Jr.(1)                 Vice President
Rodney A. Haviland(1)                       Vice President
Stephen J. Stone(1)                         Vice President
Monica F. Suryapranata(1)                   Vice President and Variable Annuity Product Controller
Edward T. Texeria(1)                        Vice President
Virginia N. Puzon                           Assistant Secretary


---------------

(1) 21650 Oxnard Street, Woodland Hills, CA 91367

(2) 2929 Allen Parkway, Houston, TX 77019

(3) 70 Pine Street, New York, NY 10270

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT


The Registrant is a separate account of AIG SunAmerica Life Assurance Company (Depositor). Depositor is a subsidiary of American International Group, Inc. ("AIG"). For a complete listing and diagram of all persons directly or indirectly controlled by or under common control with the Depositor or Registrant, see Exhibit 13(a). An organizational chart for AIG can be found in Form 10-K, SEC file number 001-08787, Accession Number 0000950123-07-003026 filed March 1, 2007.


ITEM 27.  NUMBER OF CONTRACT OWNERS

SALES OF THIS CONTRACT HAVE NOT YET BEGUN.

ITEM 28.  INDEMNIFICATION

Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

AIG SunAmerica Life Assurance Company

Section 10-851 of the Arizona Corporations and Associations law permits the indemnification of directors, officers, employees and agents of Arizona corporations. Article Eight of the Company's Restated Articles of Incorporation, as amended and restated (the "Articles") and Article Five of the Company's By-Laws ("By-Laws") authorize the indemnification of directors and officers to the full extent permitted by the laws, including the advance of expenses under the procedures set forth therein. In addition, the Company's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by the Company's parent. Reference is made to Section 10-851 of the Arizona Corporations and Associations Law, Article Eight of the Articles, and Article Five of the By-Laws.

Additionally, pursuant to the Distribution Agreement filed as Exhibit 3(a) to this Registration Statement, Depositor has agreed to indemnify and hold harmless AIG SunAmerica Capital Services, Inc. ("Distributor") for damages and expenses arising out of (1) any untrue statement or alleged untrue statement of a material fact contained in materials prepared by Depositor in conjunction with the offer and sale of the contracts, or Depositor's failure to comply with applicable law or other material breach of the Distribution Agreement. Likewise, the Distributor has agreed to indemnify and hold harmless Depositor and its affiliates, including its officers, directors and the separate account, for damages and expenses arising out of any untrue statement or alleged untrue statement of a material fact contained in materials prepared by Distributor in conjunction with the offer and sale of the contracts, or Distributor's failure to comply with applicable law or other material breach of the Distribution Agreement.

Pursuant to the Selling Agreement, a form of which was filed as Exhibit 3(b) to this Registration Statement, Depositor and Distributor are generally indemnified by selling broker/dealers firms from wrongful conduct or omissions in conjunction with the sale of the contracts.

ITEM 29.  PRINCIPAL UNDERWRITER

(a) AIG SunAmerica Capital Services, Inc. acts as distributor for the following investment companies:

    AIG SunAmerica Life Assurance Company -- Variable Separate Account
    AIG SunAmerica Life Assurance Company -- Variable Annuity Account One
    AIG SunAmerica Life Assurance Company -- Variable Annuity Account Two
    AIG SunAmerica Life Assurance Company -- Variable Annuity Account Four
    AIG SunAmerica Life Assurance Company -- Variable Annuity Account Five
    AIG SunAmerica Life Assurance Company -- Variable Annuity Account Seven
    AIG SunAmerica Life Assurance Company -- Variable Annuity Account Nine First SunAmerica Life Insurance Company -- FS Variable Separate Account First SunAmerica Life Insurance Company -- FS Variable Annuity Account One First SunAmerica Life Insurance Company -- FS Variable Annuity Account Two First SunAmerica Life Insurance Company -- FS Variable Annuity Account Five First SunAmerica Life Insurance Company -- FS Variable Annuity Account Nine AIG Series Trust
    SunAmerica Series Trust
    SunAmerica Equity Funds
    SunAmerica Income Funds
    SunAmerica Focused Series, Inc.
    SunAmerica Money Market Funds, Inc.
    SunAmerica Senior Floating Rate Fund, Inc.

(b) Directors, Officers and principal place of business:


    OFFICER/DIRECTORS*    POSITION
    ------------------    --------
    Peter A. Harbeck      Director
    James T. Nichols      Director, President & Chief Executive Officer
    William J. Kuzmich    Director
    Debbie Potash-Turner  Senior Vice President & Chief Financial Officer
    Frank Curran          Controller
    Joseph D. Neary       Chief Compliance Officer
    John T. Genoy         Vice President
    Mallary L. Reznik**   Vice President
    Kathleen S. Stevens   Manager, Compliance
    Christine A. Nixon**  Secretary
    Virginia N. Puzon**   Assistant Secretary


---------------

 * Unless otherwise indicated, the principal business address of AIG SunAmerica Capital Services, Inc. and of each of the above individuals is Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311.

** Principal business address is 1 SunAmerica Center, Los Angeles, California
   90067.

(c) AIG SunAmerica Capital Services, Inc. retains no compensation or commissions from the Registrant.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS

All of the accounts, books, records or other documents required to be kept by
Section 31(a) of the Investment Company Act of 1940 and its rules are maintained by Depositor at 21650 Oxnard Ave., Woodland Hills, California 91367.

ITEM 31.  MANAGEMENT SERVICES

Not Applicable.

ITEM 32.  UNDERTAKINGS

General Representations
-------------------------

The Registrant and its Depositor are relying upon Rule 6c-7 of the Investment Company Act of 1940 with respect to annuity contracts offered as funding vehicles to participants in the Texas Optional Retirement Program, and the provisions of Paragraphs (a) - (d) of the Rule have been complied with.

The Registrant hereby represents that it is relying on the No-Action Letter issued by the Division of Investment Management to the American Council of Life Insurance dated November 28, 1988 (Commission Ref. No. IP-6-88). Registrant has complied with conditions one through four on the No-Action Letter.

Depositor represents that the fees and charges to be deducted under the Contracts described in the prospectus contained in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Depositor in accordance with Section 26(f)(2)(A) of the Investment Company Act of 1940.

Undertakings of the Registrant
--------------------------------

Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

                                   SIGNATURES


As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Separate Account has caused this Pre-Effective Amendment No. 2 and Amendment No. 2 to its Registration Statement on Form N-4 (File No. 333-147006) to be signed on its behalf, in the City of Los Angeles, and State of California, on this 29th day of January, 2008.


                                       VARIABLE SEPARATE ACCOUNT
                                       (Registrant)

                                       By: AIG SUNAMERICA LIFE ASSURANCE COMPANY

                                       By:        /s/ JAY S. WINTROB
                                         ---------------------------------------
                                         JAY S. WINTROB, CHIEF EXECUTIVE OFFICER

                                       By: AIG SUNAMERICA LIFE ASSURANCE COMPANY
                                           (Depositor)

                                       By:        /s/ JAY S. WINTROB
                                         ---------------------------------------
                                         JAY S. WINTROB, CHIEF EXECUTIVE OFFICER

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                           TITLE                               DATE
                    ---------                                           -----                               ----

*JAY S. WINTROB                                           Chief Executive Officer & Director          January 29, 2008
------------------------------------------------            (Principal Executive Officer)
JAY S. WINTROB


*MICHAEL J. AKERS                                          Senior Vice President & Director           January 29, 2008
------------------------------------------------
MICHAEL J. AKERS


*N. SCOTT GILLIS                                                Senior Vice President,                January 29, 2008
------------------------------------------------          Chief Financial Officer & Director
N. SCOTT GILLIS                                             (Principal Financial Officer)


*JANA W. GREER                                                   President & Director                 January 29, 2008
------------------------------------------------
JANA W. GREER


*CHRISTOPHER J. SWIFT                                                  Director                       January 29, 2008
------------------------------------------------
CHRISTOPHER J. SWIFT


*STEWART R. POLAKOV                                       Senior Vice President & Controller          January 29, 2008
------------------------------------------------            (Principal Accounting Officer)
STEWART R. POLAKOV


/s/ MANDA GHAFERI                                                  Attorney-in-Fact                   January 29, 2008
------------------------------------------------
*MANDA GHAFERI

                                 EXHIBIT INDEX



EXHIBIT NO.                             DESCRIPTION
-----------                             -----------
 (9)            Opinion of Counsel and Consent of Depositor
(10)            Consent of Independent Registered Public Accounting Firm